UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
L-1 IDENTITY SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock of L-1 Identity Solutions, Inc., par value $0.001 per share.

(2)	Aggregate number of securities to which transaction applies: 96,094,930 shares of Common Stock, including 2,419,005 options to purchase Common Stock with a per share exercise price less than the per share merger consideration of $12.00 per share, 1,516,564 shares of restricted stock and 104,034 deferred stock units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of (A) 92,055,327 shares of Common Stock multiplied by the merger consideration of $12.00 per share, (B) stock options to purchase 2,419,005 shares of Common Stock multiplied by $4.3362 (which is the difference between $12.00 and the weighted average exercise price of $7.6638 per share for the options having an exercise price of less than the $12.00 per share merger consideration), (C) 1,516,564 restricted stock awards multiplied by the merger consideration of $12.00 per award and (D) 104,034 deferred stock units multiplied by the merger consideration of $12.00 per unit. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00007130 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $1,134,600,389.48

(5)	Total fee paid: $80,897.01
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2010

L-1 IDENTITY SOLUTIONS, INC.
177 Broad Street
Stamford, Connecticut 06901

Dear Stockholder:

We cordially invite you to attend the special meeting of stockholders of L-1 Identity Solutions, Inc. at • on • , 2011, at • , local time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 19, 2010 (as may be amended from time to time), by and among L-1, Safran SA, a French société anonyme, and Laser Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Safran, and to approve the merger contemplated by the merger agreement. Pursuant to the merger agreement, Laser Acquisition Sub will merge with and into L-1, with L-1 surviving the merger and becoming a wholly owned subsidiary of Safran. Further information about the merger and the merger agreement is provided in the proxy statement accompanying this letter.

If the merger is completed, you will be entitled to receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of L-1 common stock you own as of the date of the merger (unless you have properly exercised your appraisal rights with respect to the merger).

After careful consideration, our board of directors, by unanimous vote, approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of L-1’s stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

The proxy statement accompanying this letter provides you with detailed information about the proposed merger and the special meeting of stockholders to vote on the adoption of the merger agreement and approval of the merger. We encourage you to read the entire proxy statement and the merger agreement carefully. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. You may also obtain more information about L-1 from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of stock that you own. The merger cannot be completed unless the merger agreement is adopted and the merger is approved by the affirmative vote (in person or by proxy) of holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. If you fail to vote on the proposal to adopt the merger agreement and approve the merger, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED, EVEN IF YOU DO NOT PLAN ON ATTENDING THE SPECIAL MEETING IN PERSON. ACCORDINGLY, WE URGE YOU TO VOTE BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR YOU MAY VOTE THROUGH THE INTERNET OR BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Robert V. LaPenta
Chairman of the Board, President and
Chief Executive Officer

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2010

L-1 IDENTITY SOLUTIONS, INC.
177 Broad Street
Stamford, Connecticut 06901

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON •, 2011

To Stockholders of L-1 Identity Solutions, Inc.:

Notice is hereby given that a special meeting of stockholders of L-1 Identity Solutions, Inc., a Delaware corporation, will be held at • on • , 2011, at • , local time, for the following purposes:

1. to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 19, 2010 (as may be amended from time to time), by and among L-1, Safran SA, a French société anonyme, and Laser Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Safran, and to approve the merger contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement; and

2. to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

Only stockholders of record of our common stock at the close of business on • , the record date for the special meeting, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection by stockholders of record during business hours at L-1’s executive offices at 177 Broad Street, Stamford, CT 06901 for ten days prior to the date of the special meeting and will also be available at the special meeting.

Your vote is very important, regardless of the number of shares of stock that you own. The adoption of the merger agreement and approval of the merger requires the affirmative vote (in person or by proxy) of holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power present and entitled to vote at the special meeting, whether or not a quorum is present.

Whether or not you plan to attend the special meeting, we urge you to vote your shares by completing, signing, dating and returning the accompanying proxy card as promptly as possible in the postage-paid envelope or to submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement and approve the merger at the time of the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not vote in person at the special meeting, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger, but will not affect the outcome of the vote regarding any adjournment or postponement proposal. Any stockholder attending the special meeting may vote in person even if he or she has already voted by proxy card, telephone or Internet; such vote by ballot will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must provide a legal proxy issued from such bank, broker or other custodian in order to vote your shares in person at the special meeting.

The Company’s stockholders who do not vote in favor of the adoption of the merger agreement and approval of the merger will have the right to seek appraisal of the fair value of their shares of the Company’s common stock if the merger contemplated by the merger agreement is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and they comply with all requirements of Delaware law, which are summarized in greater detail in the accompanying proxy statement.

After careful consideration, our board of directors, by unanimous vote, has approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of the Company’s stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

The accompanying proxy statement is first being mailed to stockholders of the Company on or about • , 2010.

By Order of the Board of Directors,

Mark S. Molina
Executive Vice President, Chief Legal Officer and
Secretary

 • , 2010

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

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PROXY STATEMENT
SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page • .

Unless otherwise indicated or unless the context requires otherwise, all references in this proxy statement to the “Company,” “L-1,” “we,” “our” and “us” refer to L-1 Identity Solutions, Inc. and its subsidiaries; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of September 19, 2010, by and among the Company, Safran and Merger Sub, as may be amended from time to time, a copy of which is attached as Annex A to this proxy statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; and all references to the “SEC” refer to the Securities and Exchange Commission.

Overview of the Merger and the BAE Transaction (pages • and • )

On September 19, 2010, we entered into the Agreement and Plan of Merger by and among the Company, Safran SA (which we refer to in this proxy statement as Safran) and Laser Acquisition Sub Inc., a wholly owned subsidiary of Safran (which we refer to in this proxy statement as Merger Sub). Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into L-1, and L-1 will continue as the surviving corporation and a wholly owned subsidiary of Safran. Upon consummation of the Merger, holders of our common stock will be entitled to receive the per share merger consideration of $12.00 in cash, without interest and less applicable withholding taxes, for each share of common stock issued and outstanding immediately prior to the effective time of the Merger. The Merger Agreement, which is the principal document governing the Merger, is attached as Annex A to this proxy statement, and we encourage you to read the Merger Agreement in its entirety.

In connection with the proposed merger with Safran, on September 19, 2010, we entered into the Purchase Agreement (which we refer to in this proxy statement as the BAE Agreement) by and between L-1 and BAE Systems Information Solutions, Inc. (which we refer to in this proxy statement as BAE), a Virginia corporation and subsidiary of BAE Systems, Inc. (the U.S. affiliate of BAE Systems plc). Upon the terms and subject to the conditions of the BAE Agreement, BAE will acquire L-1’s intelligence services business group (in this proxy statement we refer to the sale of the Company’s intelligence services business pursuant to the terms and subject to the conditions of the BAE Agreement as the BAE Transaction). The closing of the Merger is conditioned on the prior consummation of the BAE Transaction; however, completion of the BAE Transaction is not conditioned on the consummation of the Merger and the BAE Transaction may be completed even if the Merger is not consummated or the Merger Agreement is terminated. The BAE Agreement, which is the principal document governing the BAE Transaction, is attached as Annex B to this proxy statement and we encourage you to read the BAE Agreement in its entirety.

The Parties to the Merger (page • )

L-1 Identity Solutions, Inc.

L-1 Identity Solutions, Inc. protects and secures personal identities and assets. Its identity solutions business group is comprised of the Biometric / Enterprise Access, Secure Credentialing and Enrollment Services divisions. Its intelligence services business group is comprised of McClendon, LLC, SpecTal, LLC and Advanced Concepts, Inc. L-1 has more than 2,200 employees worldwide and is headquartered in Stamford, Connecticut. Our common stock is listed on the New York Stock Exchange under the symbol “ID”.

Safran SA

Safran SA is a France-based, international high-technology group with three core businesses: Aerospace (propulsion and equipment), Defense and Security. Operating worldwide, Safran has 55,000 employees. Safran is listed on the NYSE Euronext Paris under the symbol “SAF”.

Laser Acquisition Sub Inc.

Laser Acquisition Sub Inc. is a Delaware corporation and a wholly owned subsidiary of Safran. It was formed solely for the purpose of effecting the Merger and the transactions contemplated by the Merger Agreement and has not engaged in any business except in furtherance of this purpose and activities incident to its formation.

The Merger and the Closing (page • )

The Agreement and Plan of Merger, dated as of September 19, 2010, by and among L-1, Safran and Merger Sub, provides that, if the Merger Agreement is adopted and the Merger is approved by our stockholders and the other conditions to closing are satisfied or waived, Merger Sub will merge with and into L-1, and L-1 will continue as the surviving corporation and a wholly owned subsidiary of Safran. Upon completion of the Merger, each share of L-1 common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by (i) L-1 as treasury stock, (ii) Safran, Merger Sub, or L-1’s subsidiaries and (iii) stockholders, if any, who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes. As a result of the Merger, the Company will cease to be an independent, publicly-traded company, and you will not own any shares of the surviving corporation.

The Special Meeting (page • )

Date, Time and Place (page • )

The special meeting of our stockholders will be held on • , 2011 at • , at • local time.

Purpose of the Special Meeting (page • )

At the special meeting, you will be asked to consider and vote upon a proposal to (1) adopt the Merger Agreement and approve the Merger, pursuant to which Merger Sub will merge with and into L-1, with L-1 continuing as the surviving corporation and a wholly owned subsidiary of Safran; and (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and approve the Merger.

Record Date and Quorum (page • )

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on • , the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of • , there were • shares of our common stock outstanding and entitled to vote at the special meeting.

The presence at the special meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of our capital stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for purposes of considering the proposals at the special meeting.

Vote Required for Approval (page • )

The adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. A failure to vote your shares of common stock, an abstention or a broker non-vote will have the same effect as voting “AGAINST” the adoption of the Merger Agreement and approval of the Merger at the special meeting. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. A failure to attend the special meeting and vote your shares of common stock or failure to submit a proxy or a broker non-vote will have no effect on the outcome of any vote to adjourn or postpone the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn or postpone the special meeting.

Contemporaneously with the execution of the Merger Agreement, on September 19, 2010, Robert V. LaPenta, Chairman, President and Chief Executive Officer of the Company, and Aston Capital Partners L.P. (which we refer to in this proxy statement as Aston), a private investment fund that is indirectly controlled by Mr. LaPenta and other executive officers of the Company, entered into a voting and support agreement with Safran and Merger Sub. Pursuant to the voting and support agreement, Mr. LaPenta and Aston agreed, among other things, to vote their shares of our common stock in favor of the adoption of the Merger Agreement and approval of the Merger, unless our board of directors changes its recommendation of the Merger to stockholders (in which case, Mr. LaPenta and Aston may vote for or against the Merger). As of November 18, 2010, Mr. LaPenta and Aston together beneficially owned approximately 14.58% of our outstanding common stock. See the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger — Relationships with Aston and Stone Key” for a discussion regarding certain other relationships with Aston.

Voting and Proxies (page • )

Any stockholder of record entitled to vote at the special meeting may submit a proxy by (i) returning the enclosed proxy card by mail, (ii) using the telephone number printed on your proxy card, (iii) using the Internet voting instructions printed on your proxy card or (iv) appearing at the special meeting and voting in person. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the Merger Agreement and the approval of the Merger and “FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If your shares of common stock are held in “street name” and you do not provide your broker, bank or other nominee with instructions, your shares of common stock will not be voted and that will have the same effect as voting “AGAINST” the adoption of the Merger Agreement but will have no effect on the outcome of any vote to adjourn or postpone the special meeting.

Revocability of Proxy (page • )

If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

•	delivering to our Corporate Secretary, at 177 Broad Street, Stamford, Connecticut 06901, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy — you must vote in person at the meeting to revoke a prior proxy);

•	completing, executing and delivering a later dated proxy card; or

•	voting again at a later time by telephone or the Internet prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting.

If you hold your shares through a broker, bank or other nominee, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

Ownership of Common Stock by Directors and Executive Officers (page • )

As of • , the record date for the special meeting, our directors and executive officers beneficially owned, and had the right to vote, in the aggregate, • shares of our common stock (which excludes shares that may be acquired by such persons pursuant to stock option grants but includes shares held by Aston that are deemed to be held beneficially by certain directors and executive officers), which represented approximately • % of the outstanding shares of our common stock as of such date. Our current directors and executive officers have informed us that they intend to vote all their shares of common stock “FOR” the adoption of the Merger Agreement and approval of the Merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Treatment of Stock Options, Other Equity-Based Awards and Long-Term Cash Awards (page • )

Immediately prior to the consummation of the Merger, all outstanding and unvested stock options, restricted stock awards and long-term cash awards will become vested, and upon consummation of the Merger (i) each outstanding stock option will be cancelled in exchange for the right to receive a cash payment equal to the excess, if any, of the $12.00 per share merger consideration over the exercise price of the option, less any applicable withholding taxes, (ii) each outstanding restricted stock award shall be treated in the same manner as all other shares of our common stock in the Merger, (iii) each outstanding deferred stock unit will be cancelled and the holder will be entitled to receive a cash payment equal to the $12.00 per share merger consideration, less any applicable withholding taxes, and (iv) payment will be made with respect to each long-term cash award no later than 10 business days following the consummation of the Merger.

Reasons for the Merger; Recommendation of Our Board of Directors (page • )

After careful consideration, our board of directors, by unanimous vote and upon the recommendation of a special committee of our board of directors established in connection with the Company’s review of strategic alternatives, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of the Company’s stockholders. Our board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors.”

Interests of Certain Persons in the Merger (page • )

In considering the recommendation of our board of directors with respect to the Merger, you should be aware that certain individuals, including our directors and executive officers, may have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. These interests include the accelerated vesting and payment of stock options and other equity-based awards and the accelerated vesting and payment of long-term cash awards held by one executive officer and approximately forty-eight non-executive employees of the Company. In addition, severance benefits will become payable to certain of our executive officers and cash transaction bonuses, which were awarded to one executive officer and approximately thirty non-executive employees of the Company, will become payable. Our board of directors was aware of these differing interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and to recommend that you vote in favor of adopting the Merger Agreement and approving the Merger.

Opinion of Goldman, Sachs & Co. (page • )

Goldman, Sachs & Co. (which we refer to in this proxy statement as Goldman Sachs) delivered its opinion to the Company’s board of directors that, as of September 19, 2010 and based upon and subject to the limitations and assumptions set forth therein, the $12.00 per share in cash to be paid to the holders (other than Safran and its affiliates) of the outstanding shares of common stock of the Company pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated as of September 19, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the Merger or any other matter. Pursuant to the engagement letter between Goldman Sachs and the Company, the Company has agreed to pay Goldman Sachs a fee totaling approximately $11 million, of which approximately $9.4 million will be paid upon the consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain expenses and to indemnify Goldman Sachs against certain liabilities arising out of Goldman Sachs’ engagement.

For a more complete description, see the section of this proxy statement entitled “The Merger — Opinion of Goldman, Sachs & Co.” beginning on page • . See also Annex C to this proxy statement.

Opinion of Stone Key Partners LLC (page • )

At the September 18, 2010 meeting of the Company’s board of directors, Stone Key Partners LLC and the Stone Key securities division of Hudson Partners Securities LLC (which, together, we refer to in this proxy statement as Stone Key) delivered its oral opinion, which was subsequently confirmed in writing, that, as of September 18, 2010, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the $12.00 per share merger consideration was fair, from a financial point of view, to the stockholders of the Company.

The full text of Stone Key’s written opinion is attached as Annex D to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Stone Key. The Stone Key opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Stone Key, is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Stone Key as of the date of the Stone Key opinion. Pursuant to an engagement letter between Stone Key and the Company, the Company has agreed to pay Stone Key a fee totaling approximately $8 million, of which approximately $1.2 million was payable in connection with delivery of its opinion and the remaining portion of which will be paid upon the consummation of the transactions. In addition, the Company has agreed to reimburse Stone Key for certain expenses and to indemnify Stone Key against certain liabilities arising out of Stone Key’s engagement.

Financing of the Merger (page • )

The obligations of Safran and Merger Sub under the Merger Agreement are not subject to a condition regarding Safran’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement. Safran and Merger Sub have represented in the Merger Agreement that Safran has, and as of the closing of the Merger, Safran will have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of its and Merger Sub’s obligations under the Merger Agreement, including payment of the aggregate merger consideration and other cash consideration in respect of equity awards pursuant to the Merger Agreement, and payment of all fees and expenses related to the transactions contemplated by the Merger Agreement and any refinancing of indebtedness of Safran or the Company or their respective subsidiaries in connection with the transactions contemplated by the Merger Agreement.

Governmental and Regulatory Approvals (page • )

Antitrust Clearance.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to in this proxy statement as the HSR Act) and the rules promulgated thereunder by the Federal Trade Commission (which we refer to in this proxy statement as the FTC), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (which we refer to in this proxy statement as the DOJ) and the applicable waiting period has expired or been terminated. L-1 and Safran filed the notification and report forms under the HSR Act with the FTC and the DOJ on • .

CFIUS.  The Merger is also subject to review by the Committee on Foreign Investment in the United States (which we refer to in this proxy statement as CFIUS) under the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 and subsequent amendments (which we refer to in this proxy statement as Exon-Florio), which provides for national security reviews of foreign acquisitions of

U.S. companies that may have an impact on national security. CFIUS notification is voluntary, but provides a means to assure that the President of the United States will not exercise his authority to block the transaction or require divestiture after closing. On • , the Company and Safran submitted a joint voluntary notice to CFIUS.

The transaction will be subject to an initial 30-day review period by CFIUS. The Company expects that because of the nature of the Company’s business and the French government’s ownership stake in Safran, the transaction may be subjected to an additional 45-day investigation period. In certain situations, a report may be sent to the President of the United States, who then has 15 days to decide whether to block the transaction or to take other action. Also, the CFIUS review period may be extended by mutual consent of the parties and CFIUS. During the course of the CFIUS review, Safran and the Company will also work with the Defense Security Service to develop an appropriate structure to mitigate any foreign ownership, control or influence over the operations of the Company in order to comply with the National Industrial Security Program Operating Manual. The U.S. government recognizes that foreign investment can play an important role in maintaining the viability of the U.S. industrial base. Therefore, it is the stated policy of the U.S. government to allow foreign investment consistent with national security interests.

We cannot assure you that an antitrust, CFIUS or other regulatory challenge to the Merger will not be made.

Voting and Support Agreement (page • )

Contemporaneously with the execution of the Merger Agreement, on September 19, 2010, Mr. LaPenta and Aston entered into a voting and support agreement with Safran and Merger Sub. Pursuant to the voting and support agreement, Mr. LaPenta and Aston agreed, among other things, to vote their shares of our common stock in favor of the adoption of the Merger Agreement and approval of the Merger, unless our board of directors changes its recommendation of the Merger to stockholders (in which case, Mr. LaPenta and Aston may vote for or against the Merger). As of November 18, 2010, Mr. LaPenta and Aston together beneficially owned approximately 14.58% of our outstanding common stock. See the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger — Relationships with Aston and Stone Key” for a discussion regarding certain other relationships with Aston.

Material U.S. Federal Income Tax Consequences (page • )

The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, U.S. holders who exchange their shares of our common stock in the Merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in such shares. Such gain or loss will be capital gain or loss if such shares are held as a capital asset in the hands of the U.S. holders and will be long-term capital gain or loss if such shares have a holding period of more than one year at the time the Merger is consummated. See the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences.” You should consult your independent tax advisor as to the particular tax consequences of the Merger to you, including the tax consequences under state, local, foreign or estate and gift tax laws.

Restrictions on Solicitations of Other Offers and Change of Recommendation (pages • and • )

The Merger Agreement provides that, prior to the consummation of the Merger, neither the Company nor any of its subsidiaries will, and each will use best efforts to cause its and their respective officers, directors, employees and representatives not to:

•	initiate, solicit, knowingly encourage, knowingly induce or knowingly take any other action designed to, or which would reasonably be expected to lead to, the making of any Acquisition Proposal (as defined in the Merger Agreement and described in the section of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitations of Other Offers”); or

•	participate or engage in any negotiations or discussions with, or furnish any material nonpublic information to, any person or take action to knowingly facilitate any inquiries relating to, or making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal.

Notwithstanding these restrictions, the Merger Agreement provides that if, at any time prior to adoption of the Merger Agreement and approval of the Merger by our stockholders, the Company receives an unsolicited, bona fide written Acquisition Proposal made after the date of the Merger Agreement in circumstances not involving a breach of the Merger Agreement by the Company, the Company and our board of directors may engage in negotiations or substantive discussions with, and furnish any information and other access to, any person making such Acquisition Proposal and such person’s representatives or potential sources of financing if our board of directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, that:

•	such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement and described in the section of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitations of Other Offers”); and

•	the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable law.

The Merger Agreement also contains restrictions on the ability of our board of directors to withhold, withdraw, modify or amend its recommendation that our stockholders adopt the Merger Agreement and approve the Merger, and on the ability of our board of directors to recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Acquisition Proposal, in each case, subject to certain exceptions. See the section of this proxy statement entitled “The Merger Agreement — Change of Recommendation” for a description of these restrictions and exceptions. Under the terms of the Merger Agreement, we are obligated to hold the stockholders meeting and submit the Merger Agreement and Merger for adoption and approval by our stockholders at that meeting, even if our board of directors has changed its recommendation or an Acquisition Proposal has been received, disclosed or commenced.

Conditions to the Completion of the Merger (page • )

Conditions to Each Party’s Obligations.  The obligations of the Company, Safran and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions at or prior to the closing of the Merger:

•	approval of the Merger Agreement by the holders of a majority of the outstanding shares of our common stock;

•	absence of any injunction, law, judgment, order, decree or ruling in effect which seeks to or has the effect of enjoining or otherwise prohibiting the consummation of the Merger (unless vacated, terminated or withdrawn) or making the consummation of the Merger illegal;

•	expiration or termination of any waiting period (including any extension) applicable to the consummation of the Merger under the HSR Act;

•	receipt by Safran and the Company of written confirmation by CFIUS of the completion of the review, and if applicable, investigation process, under Exon-Florio and CFIUS’s determination that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement and the BAE Agreement; and

•	the expiration of a 35 trading day notice period under the terms governing the Company’s convertible notes.

Conditions to Safran’s and Merger Sub’s Obligations.  Safran’s and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction (or waiver by Safran and Merger Sub, if permissible under applicable law) of additional conditions at or prior to the closing of the Merger, including, among other things:

•	the representations and warranties made by the Company contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and the closing of the Merger, subject to certain materiality thresholds;

•	the Company’s performance in all material respects of all of its material obligations under the Merger Agreement to be performed by it at or prior to the closing of the Merger;

•	the absence of a Company Material Adverse Effect (as defined in the Merger Agreement and described in the section of this proxy statement entitled “The Merger Agreement — Company Material Adverse Effect Definition”) since the date of the Merger Agreement;

•	the receipt by the Company of the purchase price to be paid by BAE to the Company in connection with the closing of the BAE Transaction (for a discussion of the BAE Agreement and the BAE Transaction, see the section of this proxy statement entitled “The Merger — BAE Agreement”);

•	completion of the novation, assignment, termination or expiration of certain of the Company’s contracts involving classified information; and

•	subject to certain exceptions, no contracts, assets or liabilities from the Intel Companies (as defined below) having been assigned or novated to the Company or its subsidiaries (other than the Intel Companies).

Conditions to the Company’s Obligations.  The Company’s obligations to consummate the Merger are subject to the satisfaction (or waiver by the Company, if permissible under applicable law), of additional conditions at or prior to the closing of the Merger, including, among other things:

•	the representations and warranties made by Safran and Merger Sub contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and the closing of the Merger, subject to certain materiality thresholds; and

•	Safran’s and Merger Sub’s performance in all material respects of all material obligations required to be performed by each of them under the Merger Agreement at or prior to the closing of the Merger.

Termination of the Merger Agreement (page • )

The Company and Safran may agree to terminate the Merger Agreement without completing the Merger at any time, even after our stockholders have adopted the Merger Agreement. The Merger Agreement may also be terminated in certain other circumstances, including:

•	by either the Company or Safran if:

•	the Merger has not been consummated on or prior to June 19, 2011 (or, at the parties’ election under certain circumstances, September 19, 2011);

•	any injunction, law, judgment, order, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the Merger has become final and non-appealable;

•	the BAE Agreement has been terminated in accordance with its terms, subject to the Company’s ability to exercise certain substitution rights relating to the sale of the Company’s intelligence services business, which rights are described in the section of this proxy statement entitled “The Merger Agreement — Certain Substitution Rights in Connection with the Sale of the Transferred Intel Companies;”

•	the Company’s stockholders do not approve the Merger Agreement at the special meeting; or

•	the other party has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would result in a failure of a closing condition to the obligations of the terminating party and which breach has not been waived and is incapable of being cured, or is not cured, within 45 days following receipt of written notice of such breach by the party seeking to terminate (so long as the party seeking to terminate the agreement has not materially breached any of its material obligations under the Merger Agreement); or

•	by Safran if:

•	the Company’s board of directors has changed its recommendation of the Merger or the Merger Agreement, or has recommended, adopted or approved, or publicly proposed to recommend, adopt or approve, any Acquisition Proposal;

•	the Company has breached its obligations under the Merger Agreement by failing to (i) call the stockholders meeting, (ii) mail this proxy statement in accordance with the terms of the Merger

Agreement or (iii) include in this proxy statement the board of directors’ recommendation that the stockholders adopt and approve the Merger Agreement and the Merger; or

•	the Company has violated or breached in any material respect any of its material obligations described in the sections of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitations of Other Offers” or “The Merger Agreement — Change of Recommendation.”

Termination Fees and Reimbursement of Expenses (page • )

The Company has agreed to pay Safran a termination fee of $25,000,000 in cash (minus any amounts paid by the Company in connection with the reimbursement of expenses described below) if:

•	prior to the special meeting, the Merger Agreement is terminated by Safran pursuant to its termination rights related to the board of directors’ change of recommendation or breach of the Company’s obligations regarding the stockholders special meeting, the proxy statement or the non-solicitation obligations described above; or

•	each of the following has occurred:

•	(a) Safran terminates the Merger Agreement pursuant to its termination rights related to the Company’s breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would result in a failure of a condition to Safran’s and Merger Sub’s obligations to consummate the Merger; (b) either Safran or the Company terminates the Merger Agreement as a result of the Merger failing to be consummated on or prior to June 19, 2011 (or, under certain circumstances, September 19, 2011) or (c) the stockholders do not approve the Merger at the special meeting;

•	an Acquisition Proposal is publicly announced (prior to the special meeting, in the case of clause (c) above); and

•	within nine months after termination of the Merger Agreement, the Company enters into (and subsequently consummates) an agreement providing for a qualifying Acquisition Proposal.

The Company is required to reimburse up to $12,500,000 of Safran’s documented out-of-pocket fees and expenses in connection with the Merger Agreement and the Merger if:

•	either Safran or the Company terminates the Merger Agreement as a result of the Merger failing to be consummated on or prior to June 19, 2011 (or, under certain circumstances, September 19, 2011), and at the time of termination all conditions related to regulatory approvals have been satisfied; or

•	the BAE Agreement is terminated (subject to the Company’s substitution rights relating to the sale of the Company’s intelligence services business, which are discussed in the section of this proxy statement entitled “The Merger Agreement — Certain Substitution Rights in Connection with the Sale of the Transferred Intel Companies”).

Safran has agreed to pay the Company a termination fee of $75,000,000 in cash if the Merger Agreement is terminated and all conditions to the consummation of the Merger have been satisfied, other than those conditions related to regulatory approvals and those to be satisfied at or immediately prior to the closing.

BAE Agreement (page • )

On September 19, 2010, simultaneously with the execution of the Merger Agreement, the Company entered into the BAE Agreement, pursuant to which, subject to the terms and conditions of the BAE Agreement, BAE will acquire the Company’s intelligence services business group through the acquisition of the outstanding capital stock and membership interests of McClendon, LLC, SpecTal, LLC and Advanced Concepts, Inc. (which we collectively refer to in this proxy statement as the Transferred Intel Companies and which, together with Patriot, LLC, an entity in which Advanced Concepts, Inc. owns a 49% equity interest, we collectively refer to as the Intel Companies) for a purchase price of $295,833,000 in cash and approximately $7,291,000 of certain assumed obligations related to the payments to officers and employees of the Transferred Intel Companies under the Intel Companies Special Employee Plan to be adopted in connection with the BAE Transaction.

The proposed sale to BAE is subject to the terms and conditions set forth in the BAE Agreement, which is attached as Annex B to this proxy statement. These conditions include, among other things, (i) the expiration or termination of the applicable waiting periods related to the BAE Transaction under the HSR Act (termination of the applicable waiting period was granted on November 3, 2010); (ii) termination or expiration of the CFIUS review period for the BAE Transaction; (iii) no Business Material Adverse Effect (as defined in the BAE Agreement and described in the section of this proxy statement entitled “The Merger — BAE Agreement”) having occurred since September 19, 2010, the date of the BAE Agreement; (iv) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the Company and BAE, respectively, and compliance by the Company and BAE with their respective obligations under the BAE Agreement; (v) the completion of certain actions in respect of organizational conflict of interest provisions under certain contracts of the intelligence services business; (vi) no law or judgment prohibiting the BAE Transaction; and (vii) other customary conditions.

The closing of the Merger is conditioned on the prior completion of the BAE Transaction; however, the BAE Transaction is not conditioned on the consummation of the Merger, and the BAE Transaction may be completed even if the Merger is not consummated or the Merger Agreement is terminated. Taking into account the required governmental and regulatory approvals described above, we expect that the BAE Transaction will close a period of time in advance of consummation of the Merger.

Procedure for Receiving the Merger Consideration (page • )

As soon as practicable after the effective time of the Merger, a paying agent designated by Safran (and reasonably acceptable to the Company) will mail a letter of transmittal and instructions to all Company stockholders, to the extent deemed necessary or appropriate by the paying agent. The letter of transmittal and instructions will tell you how to surrender your certificates of common stock in exchange for the merger consideration, without interest and less applicable withholding taxes. The paying agent will provide stockholders with the consideration due pursuant to the Merger Agreement as soon as practicable following the receipt of your certificates of common stock in accordance with the instructions set forth in the letter of transmittal. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Appraisal Rights (page • )

Under Delaware law, if the Merger is completed, holders of shares of our common stock who do not vote in favor of adopting the Merger Agreement and approving the Merger will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery, but only if they comply with all requirements of Delaware law (including Section 262 of the General Corporation Law of the State of Delaware (which we refer to in this proxy statement as the DGCL), the text of which is attached as Annex E to, and the terms of which are summarized in, this proxy statement). This appraisal amount could be more than, the same as or less than the $12.00 per share merger consideration pursuant to the terms of the Merger Agreement. Any holder of common stock intending to exercise appraisal rights must, among other things, submit a written demand for an appraisal to the Company prior to the vote of stockholders on the adoption of the Merger Agreement and approval of the Merger and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement and approval of the Merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL.

Market Price of the Company Common Stock (page • )

Our common stock is listed on the New York Stock Exchange under the trading symbol “ID”. The closing sale price of our common stock on the New York Stock Exchange on September 17, 2010, the last trading day prior to announcement of the execution of the Merger Agreement, was $9.70 per share. The closing sale price of our common stock on the New York Stock Exchange was $7.23 on January 5, 2010, the trading day prior to our public announcement of the strategic alternatives review process. On • , which is the most recent practicable date prior to the date of this proxy statement, the closing sale price of our common stock was $ •  per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions you may have regarding the special meeting, the Merger Agreement and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page • .

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Safran pursuant to the Merger Agreement. If the Merger Agreement is adopted and the Merger is approved by the Company’s stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Safran, will merge with and into the Company. Prior to the consummation of the Merger (and as a condition to the consummation of the Merger), the Company will sell its intelligence services business group to BAE pursuant to the terms and subject to the conditions set forth in the BAE Agreement. Upon consummation of the Merger, the Company will be the surviving corporation in the Merger and will be a wholly owned subsidiary of Safran. After the Merger, shares of the Company’s common stock will not be publicly traded.

Q:	What will I receive for my shares of the Company’s common stock in the Merger?

A:	Upon consummation of the Merger, you will receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own at the effective time of the Merger (unless you have properly demanded and perfected your appraisal rights under Delaware law, in which case any consideration that you receive will be determined by the Delaware Court of Chancery). Upon consummation of the Merger, you will no longer own shares in L-1, nor will you be entitled to receive any shares in Safran or the surviving corporation.

See the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences” for a description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and foreign taxes.

Q:	How does the merger consideration compare to the market price of the common stock prior to announcement of the Merger?

A:	The per share merger consideration of $12.00 in cash, without interest and less applicable withholding taxes, contemplated to be received by the holders of our common stock pursuant to the Merger Agreement represents a premium to historic trading prices, including (i) a premium of 66% over the closing sale price of $7.23 on the New York Stock Exchange on January 5, 2010, the trading day prior to our public announcement of the strategic alternatives review process and (ii) a premium of approximately 24% over the closing sale price of $9.70 on the New York Stock Exchange on September 17, 2010, the last trading day prior to announcement of the Merger Agreement.

Q:	How will the Company’s stock options, other equity-based awards and long-term cash awards be treated in the Merger?

A:	Pursuant to the Merger Agreement, immediately prior to the consummation of the Merger, all outstanding and unvested stock options, restricted stock awards and long-term cash awards will become vested, and upon consummation of the Merger (i) each outstanding stock option will be cancelled in exchange for the right to receive a cash payment equal to the excess, if any, of the $12.00 per share merger consideration over the exercise price of the option, less any applicable withholding taxes, (ii) each outstanding restricted stock award shall be treated in the same manner as all other shares of common stock in the Merger, (iii) each outstanding deferred stock unit will be cancelled and the holder will be entitled to receive a cash payment equal to the $12.00 per share merger consideration, less any applicable withholding taxes, and (iv) payment will be made with respect to each long-term cash award no later than 10 business days following the consummation of the Merger.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at • on • , 2011 at • local time.

Q:	Are all stockholders of the Company as of the record date entitled to vote at the special meeting?

A:	Yes. All stockholders who own shares of our common stock at the close of business on • , the record date for the special meeting, will be entitled to receive notice of the special meeting and to vote (in person or by proxy) the shares of our common stock that they hold on that date at the special meeting, or any adjournments or postponements of the special meeting.

Q:	What matters am I being asked to vote on at the special meeting?

A:	You are being asked to vote:

• “FOR” or “AGAINST” the adoption of the Merger Agreement and the approval of the Merger; and

• “FOR” or “AGAINST” the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and approve the Merger.

The sale of the Company’s intelligence services business group to BAE does not require a vote of the Company’s stockholders. For a discussion of the BAE Transaction, see the section of this proxy statement entitled “The Merger — BAE Agreement.”

Q:	What vote of the Company’s stockholders is required to adopt the Merger Agreement?

A:	For us to complete the Merger, a majority of the outstanding shares of our common stock at the close of business on the record date must vote “FOR” the adoption of the Merger Agreement and approval of the Merger, with each share having a single vote.

Because the affirmative vote required to adopt the Merger Agreement is based upon the total number of shares of outstanding common stock, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Mr. LaPenta and Aston entered into a voting and support agreement, which is described in more detail in the section entitled “The Special Meeting — Vote Required for Approval,” pursuant to which Mr. LaPenta and Aston agreed, among other things, to vote their shares of our common stock in favor of the adoption of the Merger Agreement and approval of the Merger, unless our board of directors changes its recommendation of the Merger to stockholders (in which case, Mr. LaPenta and Aston may vote for or against the Merger). As of November 18, 2010, Mr. LaPenta and Aston together beneficially owned approximately 14.58% of our outstanding common stock.

Q:	What vote of the Company’s stockholders is required to adjourn or postpone the special meeting?

A:	Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. A failure to attend the special meeting and vote your shares of common stock or failure to submit a proxy or a broker non-vote, will have no effect on the outcome of any vote to adjourn or postpone the special meeting. However, an abstention will have the same effect as voting “AGAINST” any proposal to adjourn or postpone the special meeting.

Q:	Does the board of directors recommend that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement and the approval of the Merger?

A:	Yes. After careful consideration and upon the recommendation of a special committee of the board of directors established in connection with the Company’s review of strategic alternatives, the board of directors of the Company, by a unanimous vote of the directors, recommends that you vote:

• “FOR” the adoption of the Merger Agreement and approval of the Merger. You should read the section entitled “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” of this proxy statement for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the Merger Agreement and approval of the Merger; and

• “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and approve the Merger.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:	In considering the recommendation of our board of directors with respect to the Merger, you should be aware that our directors and executive officers, and certain other persons, may have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. These interests include the accelerated vesting and payment of stock options and other equity-based awards and the accelerated vesting and payment of long-term cash awards held by one executive officer and approximately forty-eight non-executive employees of the Company. In addition, severance benefits will become payable to certain of our executive officers and cash transaction bonuses, which were awarded to one executive officer and approximately thirty non-executive employees of the Company, will become payable. See the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger.” Our board of directors was aware of these differing interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and to recommend that you vote in favor of adopting the Merger Agreement and approving the Merger.

Q:	What effects will the proposed Merger have on the Company?

A:	Upon consummation of the proposed Merger, L-1 will cease to be a publicly traded company and will become wholly owned by Safran. You will no longer have any interest in the future earnings or growth, if any, of the Company. Following consummation of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the Exchange Act) will be terminated upon application to the SEC. In addition, upon completion of the proposed Merger, shares of L-1 common stock will no longer be listed on the New York Stock Exchange, or any other stock exchange or quotation system.

Q:	What happens if the BAE Transaction is not completed?

A:	Since the Merger is conditioned on the closing of the BAE Transaction, if the BAE Transaction is not completed for any reason and a substitute transaction is not implemented pursuant to the terms of the Merger Agreement, the Merger will not be consummated and you will not receive any payment for your shares of the Company’s common stock in connection with the Merger. Instead, the Company will remain an independent public company and its common stock will continue to be listed and traded on the New York Stock Exchange. For a discussion of the BAE Transaction, see the section of this proxy statement entitled “The Merger — BAE Agreement.”

Q:	What happens if the Merger is not consummated?

A:	If the Merger Agreement is not adopted and the Merger is not approved by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, L-1 will remain an independent public company and our common stock will continue to be listed and traded on the New York Stock Exchange. Completion of the BAE Transaction is not conditioned on the Merger, and this sale may be completed even if the Merger is not completed or the Merger Agreement is terminated. If the Merger Agreement is terminated, under specified circumstances, L-1 may be required to pay Safran a termination fee or reimburse Safran for its out-of-pocket expenses. Safran may be required to pay L-1 a termination fee under certain circumstances. See the section of this proxy statement entitled “The Merger Agreement — Termination Fees and Reimbursement of Expenses.”

Q:	How do I vote my shares without attending the special meeting?

A:	You may vote without attending the special meeting by:

• completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

• using the telephone number printed on your proxy card;

• using the Internet voting instructions printed on your proxy card; or

• if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

Q:	How do I vote my shares in person at the special meeting?

A:	If you hold shares in your name as a stockholder of record, you may attend the special meeting and vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you decide to vote in person, please bring proof of identification with you to the special meeting. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted if you later decide not to attend.

If you hold shares in “street name” through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares following the procedure provided by your broker, bank or other nominee. Without instructions, your shares will not be voted, which will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement and approval of the Merger, but will have no effect on the proposal to adjourn or postpone the special meeting if necessary or appropriate, to solicit additional proxies.

Q:	Can I revoke or change my vote?

A:	Yes. If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by: (i) delivering to our Secretary, at 177 Broad Street, Stamford, Connecticut 06901, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked; (ii) attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy — you must vote in person at the meeting to change or revoke a prior proxy); (iii) completing, executing and delivering a later dated proxy card; or (iv) voting again at a later time by telephone or the Internet prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting. Simply attending the special meeting will not revoke your proxy. If you hold your shares through a broker, bank, or other nominee, follow the directions received from your broker, bank or other nominee to change or revoke your instructions.

Q:	What does it mean if I get more than one proxy card or vote instruction form?

A:	If your shares are registered differently and are in more than one account, you may receive more than one proxy card or vote instruction form. Please complete, sign, date and return all of the proxy cards and vote instruction forms you receive regarding the special meeting (or submit your proxy for all shares by telephone or the Internet) to ensure that all of your shares are voted.

Q:	When should I send my proxy card?

A:	You should send your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. You can also attend the special meeting and vote. Do NOT return your stock certificate(s) with your proxy card.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If your shares of common stock are held in “street name” and you do not provide your broker, bank or other nominee with instructions, your shares of common stock will not be voted and that will have the same effect as voting “AGAINST” the adoption of the Merger Agreement but will have no effect on the outcome of any vote to adjourn or postpone the special meeting.

Q:	Are appraisal rights available?

A:	Yes. As a holder of common stock of the Company, you are entitled to appraisal rights under Delaware law if you do not vote in favor of adoption of the Merger Agreement and approval of the Merger and you have properly demanded and perfected your appraisal rights under Delaware law. See the section of this proxy statement entitled “Appraisal Rights.”

Q:	When do you expect the Merger to be completed?

A:	We anticipate that the Merger will be completed by the end of the first quarter of 2011, assuming satisfaction or waiver of all of the conditions to the Merger. However, the Merger is subject to various regulatory approvals and other conditions, and it is possible that factors outside the control of Safran and the Company could result in the Merger being completed at a later time, an earlier time or not at all. In addition, there may be a substantial amount of time between the date of the special meeting and completion of the Merger.

Q:	If the Merger is completed, when can I expect to receive the merger consideration for my shares of common stock?

A:	Promptly after the completion of the Merger, you will be sent a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration. You should not send your common stock certificates to us or anyone else until you receive these instructions.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. Additional solicitations may be made by telephone, facsimile or other contact by certain directors, officers or employees of the Company, none of whom will receive additional compensation therefor, and by our proxy solicitor, as described below.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay Morrow & Co., LLC a fee of approximately $25,000. The Company has also agreed to reimburse Morrow & Co., LLC for out-of-pocket expenses and to indemnify them against certain losses arising out of their proxy solicitation services.

Q:	Should I send in my stock certificates now?

A:	No. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration in respect of your shares of our common stock. You should use the letter of transmittal to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the Merger.

Q:	Is the Merger expected to be taxable to me?

A:	Yes. The exchange of shares of common stock for cash pursuant to the Merger Agreement generally will be a taxable transaction to U.S. holders (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the Merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and your adjusted tax basis in such shares.

See the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your independent tax advisor as to the particular tax consequences of the Merger to you, including the tax consequences under state, local, foreign and other tax laws.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $12.00 per share in cash, without interest and less applicable withholding taxes, to be received by our stockholders in the Merger. In order to receive the $12.00 per share, without interest and less applicable withholding taxes, you must hold your shares through completion of the Merger.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Stockholders Call: (877) 366-1578
Banks and Brokers Call: (203) 658-9400

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements include, among others, information concerning the possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and the BAE Transaction and other information relating to the Merger and the BAE Transaction. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Proxy Statement Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “The Merger — Certain Forecasts,” “The Merger — Governmental and Regulatory Approvals,” “The Merger — Opinion of Goldman, Sachs & Co.,” and “The Merger — Opinion of Stone Key Partners LLC.” Forward-looking statements can be identified by words such as “believes,” “expects,” “predicts,” “estimates,” “anticipates,” “continues,” “contemplates,” “projects,” “intends,” “may,” “will,” “could,” “should” or “would” or similar expressions, or by discussion of competitive strengths or strategy that involve risks and uncertainties. These statements, which are based on information currently available to us, are not guarantees of future performance, actual outcomes or developments and may involve risks and uncertainties that could cause our actual outcomes, developments, growth, results of operations, performance and business prospects and opportunities to materially differ from those expressed in, or implied by, these statements. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the BAE Agreement;

•	the outcome of any legal proceeding that has been or may be instituted against L-1 and others relating to the Merger Agreement or the BAE Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval, the failure to obtain regulatory approvals or the failure to satisfy other conditions to consummation of the Merger, including the failure to consummate the BAE Transaction;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transactions disrupt current business plans and operations and the potential difficulties in attracting and retaining employees as a result of the Merger or the BAE Transaction;

•	business uncertainty and contractual restrictions during the pendency of the Merger and the BAE Transaction;

•	the diversion of management’s attention from ongoing business concerns;

•	the risk of loss of senior management;

•	the effect of the announcement of the Merger and the BAE Transaction on our customer and supplier relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger and the BAE Transaction;

•	the timing of the completion of the Merger and the BAE Transaction and the impact of the Merger and the BAE Transaction on our indebtedness, capital resources, cash requirements, profitability, management resources and liquidity;

•	risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over applicable periods), industry performance and the regulatory environment;

•	the effects of a recession in the United States or other parts of the world and general downturn in the economy, including the illiquidity in the debt / capital markets; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Forms 8-K, 10-Q and 10-K. See the section of this proxy statement entitled “Where You Can Find More Information.”

The forward-looking statements contained in this proxy statement speak only as of the date on which such statements were made and we undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We do not assume responsibility for the accuracy and completeness of forward-looking statements. Any or all of the forward-looking statements contained in this proxy statement and in any other public statements that are made may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed above and under the caption “Risk Factors” of our most recent filings on Forms 10-Q and 10-K. We caution that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results or outcomes to differ materially from those expressed or implied by any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur.

THE PARTIES TO THE MERGER

L-1 Identity Solutions, Inc.

177 Broad Street
Stamford, Connecticut 06901
(203) 504-1109

L-1 Identity Solutions, Inc. protects and secures personal identities and assets. Its identity solutions business group is comprised of the Biometric / Enterprise Access, Secure Credentialing and Enrollment Services divisions. Its intelligence services business group is comprised of McClendon, LLC, SpecTal, LLC and Advanced Concepts, Inc. L-1 has more than 2,200 employees worldwide and is headquartered in Stamford, Connecticut.

For more information about us, please visit our website http://www.L1id.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also the section of this proxy statement entitled “Where You Can Find More Information” beginning on page • . Our common stock is publicly traded on the New York Stock Exchange under the trading symbol “ID”.

Safran SA

2, boulevard du Général Martial Valin
75724 Paris Cedex 15
France
+33 14 0 60 84 28

Safran is a France-based international high-technology group with three core businesses: Aerospace (propulsion and equipment), Defense and Security. Operating worldwide, Safran has 55,000 employees. Safran is listed on the NYSE Euronext Paris under the symbol “SAF”.

Laser Acquisition Sub Inc.

c/o Safran USA, Inc.
2850 Safran Drive
Grand Prairie, Texas 75052
(972) 606-7108

Merger Sub is a wholly owned subsidiary of Safran and is a Delaware corporation. It was formed solely for the purpose of effecting the Merger and the other transactions contemplated by the Merger Agreement and has not engaged in any business except in furtherance of this purpose and activities incident to its formation.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on • , 2011 at • local time, at • , or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger (and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and approve the Merger). Stockholders holding a majority of our issued and outstanding common stock at the close of business on the record date must vote to adopt the Merger Agreement and approve the Merger in order for the Merger to occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Board of Directors Recommendation

After careful consideration, our board of directors, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of the Company’s stockholders. Our board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors.”

Record Date and Quorum

We have fixed the close of business on • as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On • , there were • shares of our common stock entitled to be voted at the special meeting. Each share of common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the special meeting.

The presence at the special meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of our capital stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for purposes of considering the proposals at the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting stockholders have abstained and broker non-votes will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Vote Required for Approval

The adoption of the Merger Agreement and approval of the Merger requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date. For the proposal to adopt the Merger Agreement and approve the Merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the Merger Agreement and approve the Merger, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger.

Brokers, banks or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” approval and adoption of the Merger Agreement.

Contemporaneously with the execution of the Merger Agreement, on September 19, 2010, Mr. LaPenta and Aston entered into a voting and support agreement with Safran and Merger Sub, which is described in more detail below. Pursuant to the voting and support agreement, Mr. LaPenta and Aston agreed, among other things, to vote their shares of our common stock in favor of the adoption of the Merger Agreement and approval of the Merger, unless our board of directors changes its recommendation of the Merger to stockholders (in which case, Mr. LaPenta and Aston may vote for or against the Merger). As of November 18, 2010, Mr. LaPenta and Aston together beneficially owned approximately 14.58% of our outstanding common stock. See the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger — Relationships with Aston and Stone Key” for a discussion regarding certain other relationships with Aston.

Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of any vote to adjourn or postpone the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn or postpone the special meeting.

As of • , the record date for the special meeting, our current directors and executive officers beneficially owned, and had the right to vote, in the aggregate, • shares of our common stock (which excludes shares that may be acquired by such persons pursuant to stock option grants but includes shares held by Aston that are deemed to be held beneficially by certain directors and executive officers), which represented approximately • % of the outstanding shares of our common stock. Our current directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the Merger Agreement and approval of the Merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

In order for your shares of common stock to be included in the vote, if you are a stockholder of record, you must either have your shares voted by returning the enclosed proxy card or by authorizing your proxy or voting instructions by telephone or Internet or voting in person at the special meeting.

Record holders may vote or cause their shares of common stock to be voted by proxy using one of the following methods:

•	completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	appearing and voting in person by ballot at the special meeting.

If you hold your shares in “street name,” you may vote or cause shares of common stock to be voted by proxy by following the instructions and procedures provided by your broker, bank or other nominee.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and approval of the Merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you abstain, your shares of common stock will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business; however, your shares will not be counted as votes cast or shares voting on the proposals. If you abstain, it will have the same effect as a vote “AGAINST” the proposals.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or other nominee to vote your shares, it has the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger but will have no effect on the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

•	delivering to our Corporate Secretary, at 177 Broad Street, Stamford, Connecticut 06901, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy — you must vote in person at the meeting to change or revoke a prior proxy);

•	completing, executing and delivering a later dated proxy card; or

•	voting again at a later time by telephone or the Internet prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting.

If you hold your shares through a broker, bank, or other nominee, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU THAT WILL ENABLE YOU TO RECEIVE THE MERGER CONSIDERATION IN EXCHANGE FOR YOUR L-1 STOCK CERTIFICATES.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting, provided that if the adjournment is for 30 days or more, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the by-laws of the Company will be given to each stockholder of record entitled to notice of and to vote at the meeting. Whether or not a quorum exists, holders of a majority of the common stock present in person or represented by proxy at the special meeting and entitled to vote may adjourn or postpone the special meeting at any time. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Dissent From the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See the section of this proxy statement entitled “Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, reproduced in its entirety as Annex E to this proxy statement. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. In addition, we have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and we estimate that we will pay Morrow & Co., LLC a fee of approximately $25,000. We also have agreed to reimburse Morrow & Co., LLC for out of pocket expenses and to indemnify them against certain losses arising out of their proxy soliciting services. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of our shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

Questions and Additional Information

If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Stockholders Call: (877) 366-1578
Banks and Brokers Call: (203) 658-9400

THE MERGER

Background of the Merger

As part of the ongoing evaluation of business and strategic planning, the Company’s board of directors, from time to time has discussed and reviewed strategic goals and alternatives. These reviews have included consideration of potential transactions and business combinations, as well as the Company’s standalone business plans and prospects. The Company also has made several acquisitions in recent years, including the acquisition of the assets of Retica Systems, Inc. in 2010, the acquisition of Bioscrypt Inc. and the ID Systems business of Digimarc Corporation in 2008 and the acquisition of Advanced Concepts, Inc., McClendon Corporation and ComnetiX Inc. in 2007.

On January 6, 2010, as part of the Company’s press release announcing preliminary results for the fourth quarter and full year ended December 31, 2009, the Company announced that one of its strategic goals and objectives for 2010 was to explore strategic alternatives to enhance stockholder value.

On February 9, 2010, the board of directors met with representatives of various investment banks, including representatives of Goldman, Sachs & Co. (which we refer to in this proxy statement as Goldman Sachs) and Stone Key Partners LLC and the Stone Key Securities division of Hudson Partners Securities LLC (which together we refer to in this proxy statement as Stone Key) to identify financial advisors to assist in the strategic alternatives process. During these meetings, representatives of the financial advisors each separately discussed with the board of directors certain market trends and certain strategic alternatives potentially available to the Company to enhance stockholder value. Representatives of Goldman Sachs and Stone Key also discussed potential processes to ascertain third party interest in an acquisition of the Company, including a publicly announced auction process, noting that certain potential buyers may not be interested in acquiring the Company in its entirety, and, accordingly, a sale of the

Company in two or more parts might need to be considered. The financial advisors and the board of directors also discussed preliminary lists of potential buyers of the whole Company, as well as potential buyers of selected parts of the Company.

The board of directors discussed the presentations made by the various investment banks at a telephonic meeting on February 10, 2010. Also on February 10, 2010, as part of the Company’s 2009 earnings release and conference call, the Company reported, among other things, that the Company was in the process of exploring strategic alternatives, including the potential sale of the Company.

At a telephonic meeting on February 24, 2010, the board of directors approved the engagement of each of Goldman Sachs and Stone Key (which together we refer to in this proxy statement as the financial advisors) as the Company’s financial advisors in connection with the Company’s exploration of strategic alternatives to enhance stockholder value, including the possible sale of all or a portion of the common stock or assets of the Company. Prior to approving the engagement of Stone Key, the board of directors considered and evaluated certain relationships among officers of Stone Key, the Company and Aston (see the section of this proxy statement entitled “— Interests of Certain Persons in the Merger — Relationships with Aston and Stone Key”).

Following the Company’s public announcements regarding its exploration of strategic alternatives, representatives of Safran contacted the Company to request that Safran be included in such process. From time to time in prior years, representatives of Safran and the Company had discussed in general terms potential transactions involving the Company and Safran, but had not discussed any particular terms or transactions. On February 25, 2010, representatives of the Company (including Robert V. LaPenta, Chairman of the Board, President and Chief Executive Officer) met with representatives of Safran and its representatives to discuss Safran’s request to be included in the Company’s strategic alternatives process.

On February 26, 2010, the Company entered into an engagement letter with Goldman Sachs and, on February 28, 2010, the Company entered into an engagement letter with Stone Key, to act as financial advisors to the Company in connection with the strategic alternatives process (including a potential sale of the Company). On March 1, 2010, the Company publicly announced that it had retained Goldman Sachs and Stone Key in such capacity.

During March 2010, representatives of the financial advisors discussed with members of management the potential process for an auction of the Company and / or its business divisions. During this time, representatives of the financial advisors met with members of the Company’s management to discuss and commence the process of gathering due diligence materials to be made available to potential buyers. The financial advisors also assisted the Company’s management in preparing confidential marketing materials that would be provided to potential buyers.

On March 24, 2010, following approval by the board of directors, the Company engaged Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to in this proxy statement as Skadden) as legal counsel to the Company in connection with its exploration of strategic alternatives.

On April 6, 2010, representatives of the financial advisors and Skadden discussed with members of Company management the potential process and timeline for an auction of the Company, including the potential buyers identified by management and the financial advisors that might be contacted in connection with such process. The working group acknowledged that, for a variety of reasons, certain potential buyers may only be interested in an acquisition of the Company’s intelligence services business group, while others may only be interested in the Company’s identity solutions business group. In this regard, representatives of the financial advisors also discussed with members of management various structures and the process for a potential sale of the Company, including the sale of the whole Company to a single party and a “multi-buyer” transaction structure whereby the Company’s intelligence services business group would be sold to one party simultaneously with or preceding a sale of the Company’s identity solutions business group to another party. In addition, representatives of the financial advisors identified approximately 100 potential strategic and financial buyers that may be interested in an acquisition of all or a portion of the Company.

Beginning on April 8, 2010, at the direction of the Company’s management, representatives of the financial advisors contacted the approximately 100 potential strategic and financial buyers and subsequently distributed a form of confidentiality agreement, together with certain publicly available information about the Company, to approximately 70 parties that indicated potential interest in acquiring the Company or one of its business groups. Over the next several weeks, confidentiality agreements were negotiated with the various potential buyers and, ultimately, over 50 potential buyers executed confidentiality agreements with the Company, including Safran (confidentiality agreement executed on May 19, 2010) and BAE (confidentiality agreement executed on May 21, 2010). Upon executing a confidentiality agreement, each potential buyer was provided with confidential marketing materials regarding the Company, including certain financial projections prepared by the management of the Company with respect to the Company and each of the identity solutions and intelligence services business groups.

On April 9, 2010 and April 19, 2010, at telephonic meetings of the board of directors, Mr. LaPenta provided updates to the board of directors regarding the Company’s strategic alternatives process.

On May 5, 2010, the board of directors held a regularly scheduled meeting with representatives of the financial advisors and Skadden attending. Representatives of the financial advisors and Skadden reviewed the current status of the Company’s exploration of strategic alternatives, including the various parties that had expressed interest in a potential transaction involving all or a portion of the Company and the status of the confidentiality agreements that were being negotiated with potential buyers. Representatives of Skadden also addressed various regulatory considerations in connection with a potential sale of the Company. At the conclusion of this meeting, the board of directors determined to establish a special committee of the board of directors (which we refer to in this proxy statement as the special committee) to oversee the strategic alternatives process and to report to the board of directors with respect thereto. The special committee was initially comprised Messrs. Nessen, Lawler and Gudis and, on May 13, 2010, Mr. Rose was added as a member of the committee (each of Messrs. Nessen, Lawler, Gudis and Rose are “independent” under the NYSE’s listing standards). Each member of the special committee is entitled to a fee of $2,000 per meeting of the special committee, which is in addition to the other board of director fees such members are entitled to receive. As of the date of this proxy statement, the special committee has held approximately fifty meetings.

Beginning in May 2010, the special committee met regularly in respect of the strategic alternatives process. On May 24, 2010, the special committee engaged Steptoe & Johnson LLP (which we refer to in this proxy statement as Steptoe) as legal counsel to the special committee.

From May 18, 2010 through June 3, 2010, 15 potential buyers (each of which had executed a confidentiality agreement with the Company) attended summary presentations by Mr. LaPenta and other members of senior management regarding the Company’s businesses.

On May 19, 2010, at a telephonic meeting of the board of directors, Mr. LaPenta provided an update on the Company’s exploration of strategic alternatives, including the number and identity of parties that had entered into, or were in discussions to enter into, a confidentiality agreement with the Company.

Beginning on May 28, 2010, at the direction of the Company’s management and following review and comment by management and the Company’s advisors, a bid instruction letter was distributed by the financial advisors to 44 potential strategic and financial buyers. The bid instruction letter requested preliminary, non-binding indications of interest regarding the potential acquisition of 100% of the Company in a single transaction, or the acquisition of either of the Company’s identity solutions business group or intelligence services business group, by June 8, 2010.

On June 1, 2010, at a telephonic meeting of the board of directors, Mr. LaPenta provided an update on the strategic alternatives review process. In addition, throughout the month of June, the special committee continued to hold regular meetings with representatives of Steptoe regarding the strategic alternatives review process. Beginning in June 2010, representatives of Skadden and Steptoe were also in frequent contact regarding the process, which matters were reported to the special committee by Steptoe.

On June 8 and 9, 2010, the Company received initial indications of interest from thirteen companies pursuant to the May 28, 2010 bid instruction letter. The responses included one indication of interest which contemplated the acquisition of the entire Company, seven of which contemplated an acquisition of the Company’s intelligence services business group and four of which (including an indication of interest from Safran) contemplated an acquisition of the Company’s identity solutions business group. An additional indication of interest in respect of the intelligence services business group was also received the following week. BAE did not submit an initial indication of interest during this time.

On June 10, 2010, the board of directors held a telephonic meeting with representatives of the financial advisors and Skadden at which, among other things, representatives of the financial advisors reviewed the terms of the initial indications of interest that had been received. At this meeting, the board of directors also adopted resolutions specifying the authority and duties of the special committee, which included evaluating and recommending or rejecting potential transactions resulting from the Company’s exploration of strategic alternatives (including a potential sale of the Company) and updating the board of directors with respect to the strategic alternatives process.

During mid to late June 2010, representatives of the financial advisors engaged with the parties that had submitted initial indications of interest to clarify the terms of the submissions. At the direction of the Company’s board of directors, the representatives of the financial advisors also contacted a number of other potential buyers that had not submitted initial indications of interest to assess interest in a potential transaction involving the Company. During this time, Company management and the financial advisors discussed which of the potential buyers might be invited to conduct a due diligence review of the Company and attend presentations by management based on the terms of the initial indications of interest and the subsequent discussions between the Company’s financial advisors and the applicable potential buyers. Also during this time, representatives of Skadden engaged in a number of discussions with the financial advisors regarding key considerations implicated by a “multi-buyer” transaction structure providing for a sale of the entire Company in two separate transactions, including, among other things, conditionality, the process and documentation for concurrent auctions of the two business groups and the key transaction terms expected to require negotiation between a buyer of the identity solutions business group and a buyer of the intelligence services business group in such a multi-buyer transaction structure. Representatives of Skadden also worked with management and the financial advisors to prepare auction drafts of the alternative versions of the transaction agreements that would be delivered to the potential buyers, consisting of: (i) a draft merger agreement providing for a sale of the entire company, (ii) a draft purchase agreement providing for a sale of the stock and membership interests of McClendon, LLC, SpecTal, LLC and Advanced Concepts, Inc. (the Company’s subsidiaries comprising the intelligence services business group) and (iii) a draft merger agreement providing for a sale of the Company following the consummation of the sale of the intelligence services business group (with the closing of the sale of “remainco” conditioned on the prior or concurrent closing of the sale of the intelligence services business group). The Skadden team also prepared a term sheet for distribution to potential buyers of the identity solutions or intelligence services business groups outlining the key terms of the relationship between such buyers in a multi-buyer transaction structure.

On June 21, 2010, at a telephonic meeting of the board of directors, members of the board of directors, management and representatives of the Company’s advisors discussed the status of the strategic alternatives process, the management presentations being prepared and the scope of the due diligence review to be undertaken as part of the potential buyers’ evaluation of a possible transaction involving the Company. The group also discussed each of the potential buyers and potential multi-buyer transaction structures for a sale of the intelligence services business group to one party simultaneously with, or preceding, the sale of the Company’s identity solutions business group to another party.

From June 28, 2010 through July 9, 2010, management presentations were conducted for nine of the parties that had submitted initial indications of interest for all or a portion of the Company (including Safran). During this period, these potential buyers (each of which had previously executed a confidentiality agreement) were also granted access to an online data room containing non-public information about the Company. Subsequent to the management presentations, the potential buyer that had previously expressed an interest in an acquisition of the entire Company communicated to the financial advisors that it no longer wished to pursue a whole-company transaction, but that it was interested in a potential acquisition of only the identity solutions business group.

On July 1, 2010, at a telephonic meeting, the board of directors received an update from Mr. LaPenta on the strategic alternatives process and the management presentations that had taken place to date.

On July 2, 2010, the special committee held a telephonic meeting to discuss, among other things, recent developments with respect to the strategic alternatives process and certain amounts that would become payable to executive officers of the Company upon a change of control of the Company under pre-existing contracts with such executives. Representatives of Steptoe advised the special committee.

On July 3, 2010, at the direction of the Company’s management and following discussions with representatives of Steptoe, representatives of the financial advisors distributed the applicable forms of the auction draft transaction agreements and multi-buyer term sheets to the four potential buyers interested in the Company’s identity solutions business group (including Safran) and the five potential buyers interested in the Company’s intelligence services business group.

On July 6, 2010, the board of directors held a telephonic meeting, with representatives of the financial advisors and Skadden attending. The board of directors received an update on the current status of the process, including the management presentations conducted to date and the draft transaction agreements that had been distributed to the potential buyers. Representatives of Skadden also reviewed with the board of directors their fiduciary duties in connection with the strategic alternatives process.

During early July 2010, at the direction of the Company’s management, representatives of Skadden and the financial advisors held calls with certain potential buyers, including Safran, to discuss the proposed multi-buyer transaction structure (including the matters addressed by the term sheet that had previously been distributed) and to answer questions from the potential buyers. In addition, throughout July and early August 2010, the potential buyers continued their due diligence review of the Company, and certain potential buyers were given access to hard copy data rooms containing additional due diligence information. During this time, certain of the potential buyers communicated to the financial advisors that they were no longer interested in pursuing a possible transaction.

On July 26, 2010, following review and comment by management, Skadden, Steptoe and the financial advisors, and at the direction of the Company’s management, a final bid instruction letter was distributed to (i) the three potential buyers that continued to be interested in an acquisition of the Company’s identity solutions business group (including Safran) and (ii) the three potential buyers that continued to be interested in an acquisition of the Company’s intelligence services business group. The final bid instruction letter requested that each potential buyer submit, by August 10, 2010, a final written proposal for the potential acquisition of the applicable business group, together with a markup of the relevant transaction documents that had previously been delivered to the parties. Representatives of the financial advisors also communicated to the potential buyers that they were invited to submit markups of the applicable transaction documents prior to the final bid deadline with a view to receiving (and revising their markups in response to) feedback from the Company and Skadden regarding such markup. Subsequent to the distribution of the final bid instruction letter, two of the potential buyers that had previously expressed an interest in an acquisition of the Company’s identity solutions business group, and one of the potential buyers that had previously expressed an interest in an acquisition of the Company’s intelligence services business group, indicated that they were no longer interested in a potential transaction.

On July 27, 2010, the board of directors held a meeting at the Company’s corporate headquarters in Stamford, Connecticut. During this meeting, members of management reviewed with the board of directors several ordinary course business matters, including the Company’s second quarter financial results. Mr. LaPenta also provided an update to the board of directors as to the strategic alternatives review process and the current status of discussions with the potential buyers.

On July 28, 2010, the special committee held a meeting at the offices of Steptoe in New York City, with representatives of Steptoe, the financial advisors and Skadden in attendance. The group discussed, among other things, the current status of discussions with potential buyers, as well as the proposed structures for the sale of the Company’s intelligence services business group and identity solutions business group in a multi-buyer transaction. The financial advisors also discussed their preliminary financial analyses of certain strategic alternatives potentially available to the Company.

On July 29, 2010, the Company engaged McDermott, Will & Emery (which we refer to in this proxy statement as McDermott) as outside antitrust counsel to the Company in connection with the strategic alternatives review process.

On July 30, 2010, representatives of Safran delivered a markup of the merger agreement providing for the sale of the Company’s identity solutions business group that had previously been distributed to potential buyers of that business group.

On August 3 and 5, 2010, the Company provided revised projections prepared by the Company’s management to the potential buyers, which projections included revised earnings before interest, taxes, depreciation and amortization, or EBITDA, figures for 2010. The 2010 EBITDA figures were revised to reflect the Company’s actual results for the six-month period ended June 30, 2010, which were contained in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 that was filed with the SEC on July 27, 2010.

On August 5, 2010, representatives of Skadden discussed the terms of the markup submitted by Safran with representatives of Weil, Gotshal & Manges LLP (which we refer to in this proxy statement as Weil) and Kaye Scholer LLP, outside counsel to Safran. The Skadden team clarified certain aspects of the proposed multi-buyer transaction structure and identified certain aspects of Safran’s markup that should be improved in order to make Safran’s markup (and, accordingly, Safran’s forthcoming acquisition proposal) more attractive to the Company, including, among other things, matters relating to termination fees and efforts to obtain regulatory approvals.

On August 6, 2010, a potential financial buyer that had expressed interest in the intelligence services business group (which we refer to in this proxy statement as Bidder X) submitted a markup of the purchase agreement for the acquisition of the intelligence services business group. On August 9, 2010, representatives of Skadden discussed the terms of this markup with Bidder X and its outside counsel.

On August 10, 2010, Safran submitted a final bid for the acquisition of the identity solutions business group, together with a markup of the merger agreement that had been revised from the markup previously submitted on July 30, 2010, including to incorporate certain of the August 5th discussions among the parties’ respective outside counsel. Safran’s final bid contemplated an acquisition of the identity solutions business group at an enterprise value of $1.225 billion. Among other things, Safran’s final bid indicated that Safran would require Mr. LaPenta and Aston Capital Partners L.P. (which we refer to in this proxy statement as Aston) sign a voting and support agreement with respect to the transaction with Safran (see the section of this proxy statement entitled “— Interests of Certain Persons in the Merger — Relationships with Aston and Stone Key” for information regarding Aston). Safran’s final bid also included a request that the Company enter into an exclusivity agreement with respect to the identity solutions business group. Also on August 10, 2010, Bidder X and another potential financial buyer for the intelligence services business group (which we refer to in this proxy statement as Bidder Y) submitted final bids for the acquisition of the intelligence services business group, together with markups of the auction draft purchase agreement for that business group. Bidder X’s markup had been revised from the August 9th markup previously submitted, including to incorporate certain of the August 9th discussions between Bidder X’s counsel and representatives of Skadden.

On August 11, 2010, the special committee held a meeting at the offices of Steptoe in New York City, with representatives of Steptoe, the financial advisors and Skadden in attendance. The group reviewed and discussed the final bids that had been received the prior evening. Following the special committee meeting, the board of directors held a telephonic meeting, including representatives of the financial advisors, Skadden and Steptoe. Representatives of the financial advisors provided an update to the board of directors regarding the final bids received the prior evening. The financial advisors discussed their preliminary financial analyses of a potential sale of the Company assuming separate sales of the intelligence services business group and of the identity solutions business group. At the conclusion of the meeting, the board of directors authorized the financial advisors and Skadden to revert to Safran and the potential buyers of the intelligence services business group to work to improve the terms of the bids submitted.

On August 12, 2010, the special committee held another meeting at the offices of Steptoe, with representatives of Steptoe in attendance. The special committee continued discussions of the final bids that were submitted and also reviewed other potential strategic alternatives, including (i) continuing to operate the Company on a standalone basis, (ii) selling only the intelligence services business group and using the proceeds to reduce the Company’s outstanding indebtedness and (iii) refinancing the Company’s existing debt. The special committee continued to hold regular meetings in respect of the strategic alternatives process throughout August.

From August 12, 2010 through August 20, 2010, representatives of Skadden exchanged draft term sheets with Safran, Bidder X and Bidder Y regarding certain key issues raised by each potential buyer’s markup of the applicable transaction agreement. Principal issues under discussion included financial terms, whether the closing of the sale of the intelligence services group would be conditioned on the closing of the identity solutions business group, the extent of efforts required by the parties to obtain regulatory approvals, termination rights, termination fees and, in the case of Bidder X and Bidder Y, provisions related to buyer financing. During this period, at the direction of the Company’s board of directors, representatives of the Company’s financial advisors also contacted other parties that were believed to be potentially interested in the identity solutions business group or intelligence services business group, including BAE and an additional potential financial buyer that had not previously submitted an indication of interest (which we refer to in this proxy statement as Bidder Z). Also, during this time, each of Safran, Bidder X, Bidder Y and their respective advisors continued their due diligence efforts, which included, from time to time, discussions with representatives of the Company and its financial and legal advisors.

On August 17, 2010, Safran submitted a revised final bid which, among other things, provided for an increase in Safran’s proposed purchase price to an enterprise valuation for the identity solutions business group of $1.275 billion and certain improved terms (including in respect of regulatory approvals and termination fees). The revised proposal letter reiterated Safran’s exclusivity and voting and support agreement requests.

On August 18, 2010, the special committee held a telephonic meeting, with representatives of Steptoe, Skadden and the financial advisors in attendance. The group reviewed the terms of Safran’s revised final bid and the ongoing discussions with Safran. Representatives of the financial advisors also updated the special committee on ongoing discussions with potential buyers of the intelligence services business group and noted that Bidders X and Y had not submitted revised financial terms from the bids that they had previously submitted.

On the morning of August 19, 2010, the Company issued a press release providing an update on the strategic alternatives process. The press release disclosed that the Company had received bids from several interested parties and that the Company continued to evaluate the various proposals. Later that morning, the board of directors held a telephonic meeting with representatives of the financial advisors, Skadden and Steptoe in attendance. Representatives of the financial advisors provided an update to the board of directors regarding Safran (including the terms of its revised August 17th bid), as well as discussions with the potential buyers for the intelligence services business group. Among other things, the board of directors discussed entering into an exclusivity agreement with Safran with respect to the identity solutions business group and, after weighing the advantages and disadvantages of such an agreement and discussing other parties that may potentially be interested in the identity solutions business group, the board of directors authorized management to enter into an exclusivity agreement with Safran.

Also on August 19, 2010, following a series of discussions with representatives of Stone Key, BAE communicated an interest in a potential acquisition of the Company’s intelligence services business group and was given access to the online data room to conduct due diligence in respect of the intelligence services business group. Representatives of BAE communicated to representatives of Stone Key that, subject to due diligence, BAE may be willing to consider a purchase price for the intelligence services business group of at least $300,000,000. A draft purchase agreement for the acquisition of the intelligence services business group was sent to BAE on August 20, 2010. Also on August 20, 2010, following discussions between representatives of Bidder Z and representatives of Stone Key, Bidder Z was given access to the online data room and a draft purchase agreement for the intelligence services business group was delivered to Bidder Z. In addition, representatives of Skadden sent a draft exclusivity agreement with respect to the Company’s identity solutions business group to Weil as counsel to Safran.

On August 21, 2010, representatives of Skadden delivered a revised draft merger agreement to Weil incorporating certain terms that had been addressed by the parties during the exchange of term sheets. Representatives of Skadden and Weil also exchanged drafts of the proposed exclusivity agreement. An exclusivity agreement providing for a period of exclusive negotiations through September 3, 2010 was executed by the Company and Safran later that day.

From August 21, 2010 through August 23, 2010, representatives of Skadden and the financial advisors continued to exchange term sheets with Bidder Y in respect of Bidder Y’s previously submitted bid for the intelligence services group and continued ongoing discussions with BAE, Bidder X and Bidder Z. In addition, during this time the Company’s management, with the assistance of the Company’s financial and legal advisors, began exploring the possibility of spinning-off the Company’s intelligence services business group in conjunction with a sale of the remaining Company to Safran.

On August 23, 2010, the special committee held a telephonic meeting with representatives of Steptoe in attendance to review various matters related to the strategic alternatives process. That afternoon, the board of directors also held a telephonic meeting with representatives of the financial advisors, Skadden and Steptoe attending. The Company’s advisors provided an update to the board of directors regarding Safran and the potential intelligence services buyers. The board of directors discussed a request from Bidder Y for a period of exclusive negotiations in respect of the intelligence services business group. After weighing the advantages and disadvantages of exclusivity, including a discussion of the other parties that may potentially be interested in acquiring the intelligence services business group (including the status of BAE and Bidders X and Z), the board of directors determined not to enter into an exclusivity agreement with Bidder Y at that time. Also at the meeting, members of management discussed with the board of directors certain projections prepared by management that had previously been distributed to potential buyers and the possible need to deliver revised projections with respect to certain forecasted metrics for the 2013 and 2014 fiscal years reflecting management’s best estimates and current views concerning, among other things, growth rates in future years, competition in the industry, various contracts that were to come up for re-compete and other revised business expectations. After subsequent discussion among the board of directors and the special committee, the revised projections prepared by management were distributed to Safran on August 30, 2010. Following the meeting of the board of directors, the special committee held an additional telephonic meeting with representatives of Steptoe to review the various matters that had been discussed at the meeting of the board of directors.

On August 23 and 24, 2010, representatives of Skadden and Weil continued to discuss the terms of the draft merger agreement.

On August 24, 2010, the special committee held a telephonic meeting, with representatives of Steptoe and the financial advisors in attendance. The special committee discussed potential strategic alternatives available to the Company (including the potential sale transactions contemplated by ongoing discussions with bidders). The special committee reconvened with representatives of Steptoe later that evening and on August 25, 2010 to continue their discussions.

On August 25, 2010, representatives of Weil delivered a further revised draft of the merger agreement to Skadden. Also on August 25, 2010, representatives of the Company, Safran and their respective regulatory counsel had a meeting with the Defense Security Service to discuss matters regarding a potential acquisition of the Company by Safran, including the regulatory review process that would be implicated as a result of Safran being a non-U.S. entity.

Also on August 25, 2010, Bidder Y contacted the financial advisors to communicate Bidder Y’s intention to reduce its proposed purchase price on account of the absence of a working capital adjustment with respect to the intelligence services business group, as had been discussed during the exchange of term sheets with Bidder Y.

On August 26, 2010, representatives of Skadden discussed with representatives of Crowell & Moring LLP (which we refer to in this proxy statement as Crowell), outside counsel to BAE, aspects of the draft purchase agreement that had previously been provided to BAE.

Also on August 26, 2010, the special committee held a telephonic meeting, with representatives of Steptoe and the financial advisors in attendance. The special committee discussed potential strategic alternatives available to the Company. Representatives of the financial advisors also provided an update regarding Safran and the potential intelligence services buyers and discussed their preliminary financial analysis of a potential sale of the Company and a potential spin-off of the Company’s intelligence services business group.

On August 27, 2010, the special committee held a telephonic meeting, with representatives of Steptoe in attendance. Representatives of the financial advisors and Skadden were invited to join the latter portion of the meeting. The Company’s advisors updated the special committee as to the status of negotiations with Safran and the potential intelligence services buyers. Representatives of Skadden also reviewed with the special committee certain matters regarding the BAE purchase agreement that had been raised by Crowell on behalf of BAE. At the meeting, representatives of the financial advisors also reported that Bidder Y had resubmitted its prior request for an exclusivity agreement with respect to the intelligence services business group and that Bidder Y stated that it was not willing to engage in further discussions without exclusivity. Following an extended discussion (including a review of the other parties that were potentially interested in the intelligence services business group, including BAE), the special committee determined to recommend that the Company not enter into an exclusivity agreement with Bidder Y at that time in order to give other potentially interested parties more time to submit their bids. After the meeting, at the direction of the special committee, representatives of Goldman Sachs relayed this determination to Bidder Y and, in response, Bidder Y subsequently notified the Company in writing that that it was no longer interested in pursuing a potential transaction involving the Company.

On August 29, 2010, representatives of Skadden sent a revised draft of the merger agreement to Weil and, on August 30, 2010, engaged in discussions with representatives of Weil regarding the draft.

On August 30, 2010, the special committee met telephonically, with representatives of Steptoe, the financial advisors and Skadden in attendance. Following an update regarding Safran and the potential intelligence services buyers, representatives of the financial advisors separately discussed with the special committee their preliminary financial analyses of a potential transaction with Safran (using illustrative purchase prices for the intelligence services business group) and a potential spin-off of the intelligence services business group in lieu of a sale to a third party, and the group discussed certain financial analyses in respect of this scenario.

On August 31, 2010, the board of directors held a telephonic meeting, with representatives of the financial advisors, Skadden and Steptoe in attendance. Representatives of the financial advisors reported on their discussions with Safran’s financial advisors, including the possibility of a spin-off of the intelligence services business group in lieu of a sale to a third party and the possibility of entering into and announcing an acquisition agreement with Safran without a definitive agreement for the disposition of the intelligence services business group in place at the time of such announcement. At this meeting, representatives of the financial advisors also reviewed with the full board of directors the preliminary financial analyses that had been discussed with the special committee the prior day. Following the board of directors meeting, the special committee held a telephonic meeting with representatives of Steptoe to review the current status of discussions with Safran and the potential intelligence services buyers.

Also on August 31, 2010, BAE submitted an indication of interest to Stone Key in respect of the intelligence services business group, with a proposed purchase price of $305,000,000 (on a cash and debt-free basis, subject to the inclusion of certain indemnification provisions in the draft purchase agreement and inclusive of certain assumed obligations). On September 1, 2010, representatives of the financial advisors and Skadden met with management of BAE at the offices of Stone Key in Greenwich, Connecticut. At this meeting, the group discussed BAE’s proposal, including the purchase price for the acquisition, the applicable adjustments to the purchase price and certain obligations to be assumed by BAE as part of the transaction. The parties also discussed certain aspects of the draft purchase agreement, including, among other things, indemnification rights, allocation of liabilities, conditionality and certain matters related to employees of the Transferred Intel Companies and, as a result of such discussions, representatives of BAE indicated a revised total purchase price of $303,000,000 (inclusive of certain assumed obligations). Following the meeting with BAE, the special committee and, thereafter, the board of directors, convened telephonic meetings to receive an update from the Company’s financial and legal advisors regarding the day’s meetings with BAE and the terms of BAE’s proposal.

Later in the evening of September 1, 2010, representatives of Weil sent a revised merger agreement to Skadden.

Throughout the first two weeks of September, the special committee met frequently (with representatives of Steptoe in attendance for all meetings and representatives of the financial advisors and Skadden in attendance for certain meetings) to discuss the status of discussions with Safran and BAE and related matters. During this period, the board of directors also held three meetings to discuss similar matters, with representatives of the financial advisors, Skadden and Steptoe in attendance.

On September 2, 2010, BAE submitted a markup of the draft purchase agreement for the acquisition of the intelligence services business group.

On September 3, 2010, following approval by the board of directors, the Company extended its exclusivity agreement with Safran through September 10, 2010. The exclusivity agreement was further extended on September 10, 2010 through September 17, 2010 following approval by the board of directors. On September 4, 2010, in connection with negotiations between Safran and the Company to finalize the price per share merger consideration, Goldman delivered to Safran and its advisors an estimate provided by the Company of net debt of $464,800,000 as of December 31, 2010, before the payment of transaction costs, which assumed that the Merger and BAE Transaction would not have occurred prior to January 1, 2011, and included other assumptions regarding operating results and cash flows.

Throughout early September 2010, the Company, BAE and their respective counsel continued to negotiate the terms of the intelligence services business group purchase agreement, and the Company, Safran and their respective counsel continued to negotiate the merger agreement and the voting and support agreement in respect of the acquisition of the Company’s identity solutions business group. During this time, representatives of the Company’s financial advisors also engaged in discussions with representatives of Safran’s financial advisors concerning the price per share of Company common stock to be paid by Safran in the proposed merger (previously, Safran had proposed a purchase price for the identity solutions group on an enterprise value basis). Also during this time, each of BAE, Safran and their respective representatives and advisors continued their due diligence efforts, which included, from time to time, discussions with representatives of the Company and its financial and legal advisors.

During the first two weeks of September, the Company, BAE, certain members of senior management of the intelligence services business group and their respective counsel negotiated the terms of a retention and bonus plan for a group of certain intelligence services business group employees and severance arrangements and non-competition agreements for three senior members of the intelligence services business group.

On September 9, 2010, upon the approval of each of Safran and BAE, representatives of Skadden provided Weil with selected portions of the BAE purchase agreement and provided Crowell with certain portions of the Safran merger agreement (including, among others, closing conditions), in each case, on a “no-names” basis. On September 13, 2010, the Company, Safran and BAE entered into a Co-Buyer Disclosure Agreement, pursuant to which the identities of Safran and BAE were disclosed to one another and, in accordance with the terms of the Co-Buyer Disclosure Agreement, Skadden delivered to representatives of Weil the current draft of the BAE purchase agreement and delivered to representatives of Crowell the current draft of the Safran merger agreement.

From September 14 through September 16, 2010, the Company, BAE and their respective counsel continued to negotiate the terms of the intelligence services business group purchase agreement, and the Company, Safran and their respective counsel continued to negotiate the terms of the identity solutions merger agreement. During this time, the parties discussed various matters including, among other things, the allocation of liabilities between Safran and BAE. In addition, representatives of Safran, the Company and their respective financial advisors continued their discussions in respect of the “translation” of Safran’s proposed identity solutions enterprise value into a price per share of Company common stock.

During the same period, the special committee continued to hold regular telephonic meetings (with representatives of Steptoe and, in certain cases, the financial advisors and Skadden, in attendance), to discuss, among other things, the status of discussions with Safran and BAE. On September 15, 2010, the board of directors held a telephonic meeting with representatives of the financial advisors, Skadden and Steptoe. The group discussed the status of discussions with Safran and BAE and the price per share contemplated by a combined BAE and Safran transaction. The group also discussed potential alternatives that may be available to the Company if the Company were not able to reach final agreement on a transaction with either Safran or BAE on terms that the board of directors determined to be favorable to the Company’s stockholders.

As of the close of business on September 16, 2010, BAE and the Company had resolved the principal open items in the BAE purchase agreement, other than with respect to the allocation of certain liabilities between BAE and Safran. During the evening of September 16, 2010, representatives of Skadden and the financial advisors engaged with BAE management and representatives of Crowell and reached a proposed compromise position in respect of such liability allocation matters (subject to the agreement of Safran).

With respect to the Safran merger agreement, discussions regarding purchase price and certain open matters in the draft merger agreement continued among Safran, the Company and their respective financial and legal advisors through the evening of September 16, 2010. During the late morning of September 17, 2010, representatives of Safran delivered a package of compromise positions with respect to key open items in the draft merger agreement (including certain regulatory and employment matters), and a proposed per share price of $11.93. Also during the morning of September 17, 2010, representatives of BAE confirmed a purchase price for the intelligence services business group of $303,000,000 (comprising $295,833,000 in cash and approximately $7,291,000 of certain assumed obligations related to payments to officers and employees of the Transferred Intel Companies under the Intel Companies Special Employee Plan to be adopted in connection with the BAE Transaction (see the section of this proxy statement entitled “— BAE Agreement — Representations and Warranties, Termination Rights, Covenants and Certain Employee Matters”)), on a cash and debt-free basis and subject to certain adjustments, and representatives of the Company’s financial advisors communicated this purchase price to representatives of Safran. Representatives of Skadden continued to engage with representatives of Weil throughout the day on September 17, 2010, during which time all remaining key open items in the Safran merger agreement (other than purchase price) were resolved, including matters relating to the allocation of liabilities between Safran and BAE. During this time, Company management and representatives of the Company’s financial advisors also had a number of discussions with Safran management and representatives of Safran’s financial advisors. At the conclusion of these discussions, Safran agreed to increase its proposed purchase price for the acquisition of the Company (following the sale of the intelligence services business group) to $11.97 per share of Company common stock and, during further discussions on the morning of September 18, 2010, Safran agreed to proposed merger consideration of $12.00 per share in cash, which price assumed the Company’s receipt of net proceeds to be paid by BAE for the intelligence services business group pursuant to BAE’s proposal.

On the afternoon of September 18, 2010, the special committee held a telephonic meeting, with representatives of Steptoe, the financial advisors and Skadden in attendance. The Company’s advisors updated the special committee as to the status of discussions with Safran and BAE and reviewed the proposed terms of the BAE purchase agreement and the Safran merger agreement. Representatives of Goldman Sachs and Stone Key made separate presentations with respect to their financial analyses of Safran’s proposed merger consideration of $12.00 per share in cash. Representatives of Skadden then addressed the status of negotiations and the key terms of the proposed agreements. Later that evening, the special committee held another telephonic meeting, with representatives of Steptoe in attendance, and unanimously resolved to recommend that the full board of directors consider and approve the execution, delivery, performance and consummation of the Safran merger agreement and BAE purchase agreement and the transactions contemplated thereby as advisable and in the best interests of the Company and its stockholders.

Following the special committee meeting, on the evening of September 18, 2010, the board of directors held a telephonic meeting. Representatives of the financial advisors, Skadden, McDermott and Steptoe were also in attendance. At the meeting, representatives of Goldman Sachs and Stone Key each made presentations as to their financial analyses with respect to Safran’s proposed merger consideration of $12.00 per share in cash (which presentations had been shared with the special committee earlier in the day and circulated to the full board of directors prior to the meeting). Each of Goldman Sachs and Stone Key then separately delivered to the board of directors its oral opinion, which was subsequently confirmed in writing, dated September 19, 2010, in the case of Goldman Sachs, and dated September 18, 2010, in the case of Stone Key, that, as of such date, and based on and subject to the various limitations and assumptions described in the applicable opinion, the $12.00 per share in cash to be paid to the holders (other than Safran and its affiliates) of the outstanding shares of common stock of the Company pursuant to the merger agreement was fair from a financial point of view to such holders (copies of the written opinions of Goldman Sachs and Stone Key are attached to this proxy statement as Annex C and Annex D, respectively). The board of directors then discussed with Company management and representatives of the financial advisors and legal counsel the proposed transactions with each of Safran and BAE, and representatives of Skadden reviewed the terms of the proposed Safran merger agreement and BAE purchase agreement (including the matters that had been reviewed with the special committee earlier in the day). In addition, representatives of Skadden again reviewed with the board of directors its fiduciary duties in connection with the review and, if applicable, approval of the proposed transactions. The group also discussed certain risks associated with the Safran merger and the BAE transaction and the rationale for entering into the proposed transactions, including a discussion of the factors described in the section of this proxy statement entitled “— Reasons for the Merger; Recommendation of Our Board of Directors.”

After careful consideration, the board of directors, upon the unanimous recommendation by the special committee, unanimously voted to adopt resolutions approving and declaring advisable the execution, delivery and performance of the Safran merger agreement and the BAE purchase agreement and the transactions contemplated thereby (including the Safran merger), and determined that the merger agreement, the purchase agreement and the transactions contemplated thereby (including the Safran merger) were advisable and in the best interests of the Company’s stockholders.

Through the night of September 18, 2010 and into the morning of September 19, 2010, the parties worked to finalize the terms of the Safran merger agreement and the BAE purchase agreement in accordance with the terms discussed with the board of directors and, in the afternoon of September 19, 2010, the parties executed and delivered the Safran merger agreement, the voting and support agreement, the BAE purchase agreement and certain related documents. Prior to the open of trading in the European securities markets and the NYSE on September 20, 2010, each of the Company, Safran and BAE issued press releases announcing the transactions.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors, with the advice and assistance of our management and legal and financial advisors, at a meeting on September 18, 2010, carefully evaluated the proposed Merger, including the terms and conditions of the Merger Agreement and the BAE Agreement. Our board of directors unanimously (i) determined that the Merger Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the Merger and (iii) resolved to recommend the adoption of the Merger Agreement and approval of the Merger to our stockholders.

In the course of reaching its determination, our board of directors consulted with our management and its legal and financial advisors and considered a number of substantive factors and potential benefits of the Merger. Our board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed Merger:

•	the board of directors’ familiarity with the Company’s business, operations, assets, properties, business strategy and competitive position and the nature of the industries in which the Company operates, industry trends, and economic and market conditions, both on a historical and on a prospective basis;

•	the financial condition and prospects of the Company, as well as the risks involved in achieving those prospects and the risks and uncertainties associated with operating the Company’s business, including:

•	risks described in the Company’s filings with the SEC;

•	certain macroeconomic factors, including the impact of potential budget cuts and delays in key defense and homeland security programs, shortfalls in state and local government funding and the material impact of the global economic downturn, and how these factors could impact the Company; and

•	the Company’s current financial plan, including the risks associated with achieving and executing upon the Company’s business plan, in particular the risks of slower adoption of the Company’s new products and services, delays in the awarding of certain contracts and increased pressure from competitors;

•	the fact that the Company conducted an extensive and thorough strategic alternatives review process that was first publicly-disclosed in January 2010 and included the assistance of Goldman Sachs and Stone Key beginning in March 2010;

•	the board of directors’ belief that, after consideration of potential alternatives, the Merger is expected to provide greater benefits to the Company’s stockholders than the range of possible alternatives to the sale of the Company, including continuing to operate the Company on a standalone basis, the sale or other disposition of one or more of the Company’s businesses without a sale of the whole Company and other strategic alternatives;

•	the board of directors’ assessment, after discussions with the Company’s management and advisors, of the risks of remaining an independent company and the prospects of the Company going forward as an independent entity, including the risks that the Company would not be in compliance with the financial covenants contained in the Company’s credit agreement and would need to refinance its debt on a long-term basis;

•	the fact that the $12.00 per share merger consideration contemplated to be received by the Company’s stockholders in connection with the Merger represents a premium to historic trading prices, including (i) a premium of 66% over the closing sale price of $7.23 on the New York Stock Exchange on January 5, 2010, the trading day prior to the Company’s public announcement of its strategic alternatives review process and (ii) a premium of approximately 24% over the closing sale price of $9.70 on the New York Stock Exchange on September 17, 2010, the last trading day prior to announcement of the Merger;

•	(i) the financial analysis presented by Goldman Sachs, as well as the oral opinion of Goldman Sachs, which was later confirmed in writing, that, as of September 19, 2010, and based upon and subject to the limitations and assumptions set forth therein, the $12.00 per share in cash to be paid to the holders (other than Safran and its affiliates) of the outstanding shares of common stock of the Company pursuant to the Merger Agreement was fair from a financial point of view to such holders; and (ii) Stone Key’s opinion that, as of September 18, 2010, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the $12.00 per share in cash to be received by holders of our common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders;

•	the form of consideration to be paid to holders of shares in the Merger is cash, which will provide certainty of value and immediate liquidity to the Company’s stockholders;

•	the board of director’s review, with the Company’s advisors, of the structure of the Merger and the BAE Transaction, and the financial and other terms of the Merger Agreement and the BAE Agreement. In particular, the board of director considered the following specific aspects of the Merger Agreement, among others:

•	the ability of the board of directors to withdraw or modify its recommendation of the Merger or the Merger Agreement, or recommend, adopt or approve an Acquisition Proposal, upon receipt of a Superior Proposal or upon the occurrence of an Intervening Event (as such terms are defined in the Merger Agreement and described in the sections of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitations of Other Offers” and “The Merger Agreement — Change of Recommendation”), in each case, if the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties and subject to payment of a termination fee of $25,000,000 to Safran (as discussed in the section of this proxy statement entitled “The Merger Agreement — Termination Fees and Reimbursement of Expenses”);

•	the circumstances under which the termination fee is payable by the Company to Safran and the size of such termination fee, which the board of directors views as reasonable in light of the size and benefits of the Merger and not preclusive of a Superior Proposal, if one were to emerge;

•	the circumstances under which a termination fee is payable by Safran to the Company and the size of such termination fee (see the section of this proxy statement entitled “The Merger Agreement — Termination Fees and Reimbursement of Expenses”);

•	the Company’s ability to engage in negotiations with, and provide information to, a third party that makes an unsolicited written Acquisition Proposal, if the board of directors determines in good faith, after consultation with its outside legal and financial advisors, that such proposal constitutes or could reasonably be expected to result in a Superior Proposal, if the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties;

•	the fact that there are no financing conditions to the completion of the Merger; and

•	the requirement that the Company obtain stockholder approval as a condition to completion of the Merger;

•	the fact that Safran and BAE committed to providing employees who remain employed following the applicable transaction with the continuation of certain benefits and salary; and

•	the fact that the special committee of the board of directors considered and reviewed the terms of the Merger Agreement and the BAE Agreement, evaluated the transactions independently from the Company’s management and recommended such transactions to the board of directors.

In addition, the board of directors was aware of and considered the interests that certain individuals, including our directors and executive officers, may have with respect to the Merger that may differ from, or may be in addition to, their interests as stockholders of the Company, as described in the section of this proxy statement entitled “— Interests of Certain Persons in the Merger.”

Our board of directors also considered potential risks or negative factors relating to the Merger and the BAE Transaction, including but not limited to the following:

•	the risks and contingencies relating to the announcement and pendency of the Merger and the BAE Transaction and the risks and costs to the Company if the BAE Transaction and / or the Merger do not close or such closings are not timely, including the effect of an announcement of termination of either or both transactions on the trading price of our common stock, operating results and our relationships with customers, suppliers and employees;

•	our ability to attract and retain key personnel and the risk of diverting management focus and employee resources from operational matters during the pendency of the Merger and the BAE Transaction;

•	the possible disruption to the Company’s business that may result from the announcement of the Merger and the BAE Transaction;

•	the risks associated with various provisions of the Merger Agreement and the BAE Agreement, including:

•	the fact that the Merger Agreement and the BAE Agreement contain certain limitations (subject to the consent of the applicable buyer) regarding the operation of the Company’s business during the period between the signing of the agreement and completion of the Merger or BAE Transaction, as applicable;

•	the fact that the closing of the Merger is conditioned upon the closing of the BAE Transaction;

•	the risk that the Company might not receive the necessary regulatory approvals and clearances; and

•	the requirement that under the Merger Agreement the Company must submit the Merger Agreement and the Merger to a vote of the Company’s stockholders even if the Company receives a Superior Proposal by a third party, and the requirement that the Company must pay to Safran a termination fee of $25,000,000 if the Merger Agreement is terminated under certain circumstances, which might discourage other parties potentially interested in an acquisition of, or combination with, the Company from pursuing that opportunity. See the sections of this proxy statement entitled “The Merger Agreement — Stockholders Meeting; Proxy Statement” and “The Merger Agreement — Termination Fees and Reimbursement of Expenses,” respectively. The Company’s board of directors, after consultation with its legal and financial advisors, believed that the termination fee payable by the Company in such circumstance was reasonable in light of the size and benefits of the Merger and not preclusive of a Superior Proposal, if one were to emerge; and

•	the fact that if the Merger is consummated, the Company will no longer exist as an independent company and the Company’s stockholders will no longer participate in the company’s future earnings and growth.

The foregoing discussion summarizes certain material factors considered by the board of directors in its consideration of the Merger. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. Our board of directors concluded that the potentially negative factors associated with the Merger Agreement and BAE Agreement were substantially outweighed by the opportunity for the Company’s stockholders to realize a premium on the value of their shares of common stock and to monetize their investment in the Company. Accordingly, our board of directors, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of the Company’s stockholders.

Our board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Goldman, Sachs & Co.

Goldman Sachs delivered its opinion to the Company’s board of directors that, as of September 19, 2010 and based upon and subject to the limitations and assumptions set forth therein, the $12.00 per share merger consideration to be paid in cash to the holders (other than Safran and its affiliates) of the outstanding shares of common stock of the Company pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 19, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	the BAE Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management in late August 2010, as approved by the Company for use by Goldman Sachs (which are referred to in this proxy statement as the Forecasts).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of common stock of the Company, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the defense industry and in other industries, and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, and Goldman Sachs does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the Company’s board of directors’ consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and the BAE Transaction will be obtained without any adverse effect on the expected benefits of the Merger and the BAE Transaction in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the Merger and the BAE Transaction will be consummated on the terms set forth in the Merger Agreement and the BAE Agreement without the waiver or modification of any term or condition of the Merger Agreement or the BAE Agreement, the effect of which would be in any way meaningful to its analysis.

In addition, Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the Merger or the BAE Transaction, or the relative merits of the Merger or the BAE Transaction as compared to any strategic alternatives that may be available to the Company, nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of September 19, 2010, to the holders (other than Safran and its affiliates) of the outstanding shares of common stock of the Company of the $12.00 per share merger consideration to be paid in cash to such holders pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement, the BAE Agreement, the Merger, the BAE Transaction, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or the BAE Agreement or entered into or amended in connection with the Merger or the BAE Transaction, or the impact thereof on the Company, Safran or BAE or the fairness of the BAE Transaction, or the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger or the BAE Transaction, whether relative to the $12.00 per share merger consideration to be paid to the holders (other than Safran and its affiliates) of the outstanding shares of common stock of the Company pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the Merger or the BAE Transaction or any transaction entered into in connection therewith on the solvency or viability of the Company, Safran or BAE or the ability of the Company, Safran or BAE to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and the opinion expressed herein were provided for the information and assistance of the board of directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of common stock of the Company should vote with respect to the Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 17, 2010 and is not necessarily indicative of current market conditions.

Premia Paid Analysis

Goldman Sachs analyzed the $12.00 per share merger consideration to be paid in cash to the holders of the outstanding shares of common stock of the Company pursuant to the Merger Agreement in relation to the closing price of the shares of common stock of the Company on January 5, 2010, the day before the Company announced its intention to consider strategic alternatives, and the closing price of the shares on September 17, 2010, the last trading day prior to the delivery of Goldman Sachs’ opinion. This analysis was undertaken to assist the Company’s board of directors in understanding how the $12.00 per share merger consideration compared to recent historical market prices of the Company’s common stock. The $12.00 per share merger consideration reflected a premium of 24% over the September 17, 2010 market price of $9.70 per share of the common stock of the Company and a 66% premium over the January 4, 2010 market price of $7.23 per share of the common stock of the Company.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the personal identity security and technology industry:

•	American Science & Engineering, Inc.;

•	Cogent, Inc. (market data as of August 27, 2010, the last trading day prior to Cogent’s announcement of a transaction with 3M);

•	OSI Systems, Inc.;

•	Smiths Group plc; and

•	Zebra Technologies Corp. (which we collectively refer to in this proxy statement as the Selected Companies).

Although none of the Selected Companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for the purposes of analysis may be considered similar to certain operations of the Company.

With respect to the Company, Goldman Sachs first calculated the following multiples:

•	enterprise value (which we refer to in this proxy statement as EV), which is the market value of common equity on a diluted basis (including outstanding warrants, options and restricted stock) plus the par value of total debt (including convertible debt), preferred equity and minority interest less cash and cash equivalents per the latest publicly available financial statements, as a multiple of the last twelve months’ (which we refer to in this proxy statement as LTM) estimated fiscal year earnings before interest, taxes, depreciation and amortization (which we refer to in this proxy statement as EBITDA); and

•	EV as a multiple of estimated 2011 EBITDA.

With respect to the Selected Companies, Goldman Sachs calculated the following multiples:

•	EV as a multiple of LTM EBITDA;

•	EV as a multiple of estimated 2011 EBITDA; and

•	average of EV as a multiple of forward year estimated EBITDA for the one-year, two-year, three-year and five-year periods ended September 17, 2010.

The calculations for the Company were generated based on market data available as of January 5, 2010 and September 17, 2010, the $12.00 per share merger consideration to be paid pursuant to the Merger Agreement, the Forecasts and estimates from the Institutional Brokers’ Estimate System (which we refer to in this proxy statement as IBES). Calculations based on the January 5, 2010 and September 17, 2010 data used figures for net debt of the Company of $465,000,000 as of June 30, 2010 per the Company’s public filings. Calculations based on the $12.00 per share merger consideration to be paid pursuant to the Merger Agreement used figures for net debt of $479,000,000 as of June 30, 2010, gross of $11,200,000 of unamortized discount in respect of the Company’s $175,000,000 Convertible Notes and $2,600,000 of original issue discount in respect of the Company’s Senior Secured Term Loan. The calculations for each of the Selected Companies were generated based on market data available as of September 17, 2010 (and for Cogent Inc., as of August 27, 2010) and estimates from IBES. Goldman Sachs computed the current, one-year, two-year, three-year and five-year averages for the Selected Companies as a group.

The results of Goldman Sachs’ EV/LTM EBITDA analysis (for the Company and Selected Companies) are shown in the table below.

EV/LTM EBITDA

Company (at $12.00 per share)	22.2	x
Company (at September 17, 2010)	19.0	x
Company (at January 5, 2010)	15.8	x
Selected Companies
Current	9.7	x
1-Year Average	9.8	x
2-Year Average	8.6	x
3-Year Average	9.7	x
5-Year Average	11.3	x

The results of Goldman Sachs’ EV / 2011E EBITDA analysis (for the Company and Selected Companies) are shown in the table below.

EV/2011E EBITDA

Company (at $12.00 per share (IBES))	14.2	x
Company (at $12.00 per share (Forecasts))	12.7	x
Company (at September 17, 2010 (IBES))	12.1	x
Company (at September 17, 2010 (Forecasts))	10.9	x
Company (at January 5, 2010 (IBES))	10.1	x
Company (at January 5, 2010 (Forecasts))	9.1	x
Selected Companies
Current	8.1	x

The results of Goldman Sachs’ EV / forward year EBITDA analysis (for the Selected Companies) are shown in the table below:

EV/FORWARD YEAR EBITDA

Selected Companies
1-Year Average	8.6	x
2-Year Average	8.2	x
3-Year Average	8.6	x
5-Year Average	9.9	x

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future prices of the Company’s common stock using the Forecasts. The analysis was designed to provide an indication of the present value of a theoretical future price of the Company’s equity as a function of the Company’s estimated future EBITDA. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2010 to 2014.

Goldman Sachs first calculated the illustrative future values per share of the Company’s common stock by applying EV to EBITDA multiples of 8.0x to 11.0x to estimates of EBITDA for the applicable forward fiscal year for each of fiscal years 2010 through 2014. The illustrative future values per share of the Company’s common stock in each year were then discounted back to June 30, 2010, using a discount rate of 14.7%, including a size adjustment of 1.7%, reflecting the Company’s estimated cost of equity. This resulted in illustrative ranges of present values per share of the Company’s common stock for each of fiscal years 2010 through 2014 as follows:

Illustrative Range of Present
Fiscal Year	Value of Future Share Price

2010	$2.93 — $ 5.97
2011	$5.66 — $ 9.50
2012	$7.39 — $11.47
2013	$8.10 — $11.99
2014	$9.02 — $12.73

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Forecasts, information from the Company’s public filings as at June 30, 2010 and information relating to the Company’s net operating loss provided by the Company’s management. Goldman Sachs calculated indications of net present value of unlevered free cash flows for the Company for the years 2010 through 2014 using discount rates ranging from 11% to 13%, reflecting the Company’s estimated weighted average cost of capital. Goldman Sachs then calculated the illustrative present value of the terminal value using multiples of estimated 2014 EBITDA ranging from 8.0x to 11.0x. Goldman Sachs assumed a mid-year convention and a 39% marginal tax rate, and discounted the results to June 30, 2010. Using information provided by management, Goldman Sachs then calculated the illustrative present value of the Company’s net operating loss, using a discount rate of 9%. This calculation yielded a present value of the Company’s net operating loss of approximately $125 million, or $1.39 per share. This analysis yielded equity values in a range of $7.93 to $12.57 per share. Goldman Sachs also performed a similar illustrative discounted cash flow analysis but using implied perpetuity growth rates after 2014 ranging from 3.0% to 7.0% to calculate an illustrative terminal value. This analysis generated equity values in a range of $3.49 to $12.19 per share.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to selected transactions with an EV over $500,000,000 in the defense industry during the period from 2000 to 2010:

•	Harris Corporation’s acquisition of CapRock Holdings announced in May 2010;

•	CGI Group Inc.’s acquisition of Stanley, Inc. announced in May 2010;

•	L-3 Communication Holdings Inc.’s acquisition of Insight Technology Incorporated announced in May 2010;

•	Cerberus Capital Management LP’s acquisition of DynCorp International Inc. announced in April 2010;

•	Babcock International Group Plc’s acquisition of VT Group Plc announced in March 2010;

•	Kohlberg Kravis Roberts & Co.’s and General Atlantic LLC’s acquisition of Northrop Grumman Corporation’s TASC division announced in November 2009;

•	General Dynamics Corporation’s acquisition of Axsys Technologies, Inc. announced in June 2009;

•	General Dynamics Corporation’s acquisition of AxleTech International announced in November 2008;

•	Serco Group plc’s acquisition of SI International Inc. announced in August 2008;

•	BAE Systems (Holdings) Limited’s acquisition of Detica Group plc announced in July 2008;

•	The Carlyle Group’s acquisition of Booz Allen Hamilton Inc. announced in May 2008;

•	Finmeccanica SpA’s acquisition of DRS Technologies, Inc. announced in May 2008;

•	BAE Systems Plc’s acquisition of Tenix Defence announced in January 2008;

•	Textron Inc.’s acquisition of United Industrial Corporation announced in October 2007;

•	ITT Corporation’s acquisition of EDO Corp. announced in September 2007;

•	The Carlyle Group’s acquisition of ARINC Incorporated announced in July 2007;

•	Veritas Capital, Golden Gate Capital’s and GS Direct’s acquisition of Aeroflex announced in May 2007;

•	BAE Systems Plc’s acquisition of Armor Holdings Inc. announced in May 2006;

•	Northrop Grumman Corporation’s acquisition of Essex Corp. announced in November 2006;

•	Lockheed Martin Corporation’s acquisition of Pacific Architects and Engineers Incorporated announced in August 2006;

•	Armor Holdings Inc.’s acquisition of Stewart & Stevenson Services Inc. announced in February 2006;

•	General Dynamics Corporation’s acquisition of Anteon International Corporation announced in December 2005;

•	DRS Technologies Inc.’s acquisition of Engineered Support Systems Inc. announced in September 2005;

•	L-3 Communications Holdings Inc.’s acquisition of The Titan Corp. announced in June 2005;

•	BAE Systems Plc’s acquisition of United Defense Industries Inc. announced in March 2005;

•	Veritas Capital’s acquisition of DynCorp International LLC announced in December 2004;

•	ITT Industries Inc.’s acquisition of Eastman Kodak Company’s Remote Sensing Systems business announced in February 2004;

•	L-3 Communications Holdings Inc.’s acquisition of Vertex Aerospace LLC announced in October 2003;

•	Lockheed Martin Corporation’s acquisition of Affiliated Computer Services Inc. announced in August 2003;

•	DRS Technologies Inc.’s acquisition of Integrated Defense Technologies Inc. announced in August 2003;

•	General Dynamics Corporation’s acquisition of Veridian Corporation announced in June 2003;

•	General Dynamics Corporation’s acquisition of General Motors Defense announced in December 2002;

•	Northrop Grumman Corporation’s acquisition of TRW Inc. announced in July 2002;

•	L-3 Communications Holdings Inc.’s acquisition of Raytheon Aircraft Integration Systems announced in January 2002;

•	General Dynamics Corporation’s acquisition of Motorola’s Integrated Information Systems Group announced in August 2001;

•	Northrop Grumman Corporation’s acquisition of Newport News Shipbuilding announced in May 2001;

•	Northrop Grumman Corporation’s acquisition of Litton Industries Inc. announced in December 2000;

•	General Dynamics Corporation’s acquisition of Primex Technologies Inc. announced in November 2000; and

•	BAE Systems North America Inc.’s acquisition of Lockheed Martin Control Systems announced in April 2000.

While none of the businesses or companies that participated in these selected transactions are directly comparable to the Company’s current businesses and operations, the businesses and companies that participated in the selected transactions are businesses and companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size, product profile and end market exposure.

For each of the selected transactions, Goldman Sachs calculated the EV of the transaction as a multiple of LTM revenue, a multiple of LTM EBITDA, a multiple of estimated forward revenue and a multiple of estimated forward EBITDA. Forward multiples were generated using estimates from IBES as of the date of the public announcement of the relevant transaction. Goldman Sachs then generated the high, mean, median and low of the EV and the multiples for the selected transactions as a group. Using the $12.00 per share merger consideration to be paid in cash to holders of the outstanding shares of common stock of the Company pursuant to the Merger Agreement, Goldman Sachs calculated the same LTM and forward multiples for the Merger and compared these figures against the LTM and forward multiples for the selected transactions. The following table presents the results of this analysis:

	Multiples of		Multiples of		Multiples of		Multiples of
	LTM Revenue		LTM EBITDA		Forward Revenue		Forward EBITDA

Selected Transactions
High	2.6	x	28.1	x	2.2	x	15.7	x
Mean	1.41	x	12.2	x	1.49	x	12.3	x
Median	1.40	x	12.2	x	1.40	x	12.7	x
Low	0.5	x	6.5	x	0.4	x	6.6	x
Company
$12.00 per share	2.4	x	22.2	x	2.2	x	17.2	x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the board of directors as to the fairness from a financial point of view of the $12.00 per share merger consideration to be paid in cash to the holders (other than Safran and its affiliates) of the outstanding shares of common stock of the Company pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between the Company and Safran and was approved by the board of directors of the Company. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the board of directors of the Company was one of many factors taken into consideration by the board of directors in making its determination to approve the Merger Agreement and the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this proxy statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Safran, any of their respective affiliates or third parties, including BAE Systems plc and its affiliates, or any currency or commodity that may be involved in the Merger or the BAE Transaction for their own account and for the accounts of their customers.

Goldman Sachs acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Merger and the BAE Transaction. Goldman Sachs has provided certain investment banking services to BAE Systems plc and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunning manager with respect to the private placement of 4.95% Guaranteed Bonds due June 2014 (aggregate principal amount $500,000,000) and 6.375% Guaranteed Bonds due June 2019 (aggregate principal amount $1,000,000,000) issued by BAE Systems Holdings Inc., a subsidiary of BAE Systems plc, in June 2009. Goldman Sachs may in the future provide investment banking services to the Company, Safran, BAE and their respective affiliates for which our Investment Banking Division may receive compensation.

The board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement, dated February 26, 2010, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Company’s exploration of strategic alternatives to enhance stockholder value, including the possible sale of all or a portion of the common stock or assets of the Company. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a fee totaling approximately $11 million, of which approximately $9.4 million will be paid upon the consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain expenses and to indemnify Goldman Sachs against certain liabilities arising out of Goldman Sachs’ engagement.

Opinion of Stone Key Partners LLC

Overview

Pursuant to an engagement letter dated February 28, 2010, the Company retained Stone Key to act as its financial advisor in connection with the Company’s exploration of strategic alternatives to enhance stockholder value, including the possible sale of all or a portion of the Company common stock or the assets of the Company and / or its subsidiaries. In selecting Stone Key, the Company’s board of directors considered, among other things, the fact that Stone Key is an internationally recognized investment banking firm with substantial experience advising companies in the defense technology, homeland security and government services industries as well as substantial experience providing strategic advisory services. Stone Key, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, valuations and general corporate advisory services.

At the September 18, 2010 meeting of the Company’s board of directors, Stone Key delivered its oral opinion, which was subsequently confirmed in writing, that, as of September 18, 2010, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the $12.00 per share merger consideration was fair, from a financial point of view, to the stockholders of the Company.

The full text of Stone Key’s written opinion is attached as Annex D to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, certain of the matters considered and qualifications to and limitations of the review undertaken by Stone Key. The Stone Key opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Stone Key, is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Stone Key as of the date of the Stone Key opinion. Stone Key has no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Stone Key’s opinion:

•	was provided to the Company’s board of directors for its benefit and use in connection with its consideration of the Merger;

•	did not constitute a recommendation to the board of directors of the Company;

•	does not constitute a recommendation to any stockholder of the Company as to how to vote in connection with the Merger or otherwise;

•	did not address the Company’s underlying business decision to pursue the Merger or the BAE Transaction, the relative merits of the Merger and BAE Transaction as compared to any alternative business or financial strategies that might exist for the Company or the effects of any other transaction in which the Company might engage;

•	did not express any view or opinion with respect to the merits of the Merger to any holder of the Company equity relative to any other holder of the Company equity or as to the fairness of the Merger, from a financial point of view, to Safran and its affiliates; and

•	did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of these persons, in connection with the Merger or the BAE Transaction relative to the $12.00 per share merger consideration or the purchase price to be paid by BAE pursuant to the BAE Agreement.

The Company did not provide specific instructions to, or place any limitations on, Stone Key with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Stone Key:

•	reviewed drafts of the Merger Agreement, BAE Agreement and voting and support agreement in substantially final form;

•	reviewed the Company’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2007, 2008 and 2009, its Quarterly Report on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010 and its Current Reports on Form 8-K filed since December 31, 2009;

•	reviewed certain operating and financial information relating to the Company’s business and prospects, including the Forecasts, all as prepared and provided to Stone Key by the Company’s management;

•	met with certain members of the Company’s senior management to discuss the Company’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the Company common stock;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which Stone Key deemed generally comparable to the Company;

•	reviewed the terms of certain relevant mergers and acquisitions involving companies that Stone Key deemed generally comparable to the Company;

•	performed discounted cash flow analyses based on the Forecasts; and

•	conducted those other studies, analyses, inquiries and investigations as Stone Key deemed appropriate.

In connection with rendering its opinion, Stone Key further noted that:

•	Stone Key relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by the Company or obtained by Stone Key from public sources, including, without limitation, the Forecasts.

•	With respect to the Forecasts, Stone Key relied on representations that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the senior management of the Company as to the expected future performance of the Company.

•	Stone Key did not assume any responsibility for the independent verification of any information referred to above, including, without limitation, the Forecasts; Stone Key expressed no view or opinion as to the Forecasts and the assumptions upon which they were based; and Stone Key further relied upon the assurances of the senior management of the Company that they were unaware of any facts that would have made the information and Forecasts incomplete or misleading.

•	In arriving at its opinion, Stone Key did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Stone Key furnished with any such appraisals.

•	During the course of Stone Key’s engagement, Stone Key was asked by the board of directors of the Company to solicit indications of interest from various third parties regarding a transaction involving the Company and/or the Company’s intelligence services business group, and Stone Key considered the results of such solicitation in rendering its opinion.

•	Stone Key assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on the Company.

•	The credit, financial and stock markets are experiencing unusual volatility; Stone Key expressed no opinion or view as to the effects of such volatility on the Merger or the parties thereto.

•	Stone Key is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by the Company and its advisors with respect to these issues.

•	Stone Key did not express any opinion as to the price or range of prices at which the Company common stock or the Company’s 3.75% Convertible Notes due 2027 may trade subsequent to the announcement of either of the Merger or the BAE Transaction.

Summary of Analyses

The following is a summary of the principal financial and valuation analyses performed by Stone Key and presented to the Company’s board of directors in connection with rendering its fairness opinion. Some of the financial and valuation analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial and valuation analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Stone Key’s financial and valuation analyses.

Transaction Valuation Overview

Based on approximately 90 million shares of the Company common stock that are expected to be outstanding as of December 31, 2010 on a basic basis (i.e., assuming that options are net cash settled), Stone Key noted that the merger consideration of $12.00 per share implied an equity value of approximately $1.1 billion. Net of approximately $2.8 million of cash and cash equivalents and approximately $481.4 million of debt (as of June 30, 2010), Stone Key noted that the $12.00 per share merger consideration implied an enterprise value of approximately $1.6 billion.

Stone Key also reviewed the historical trading prices and volumes for the Company common stock for the 12-month periods ended September 17, 2010 (the last trading day before the announcement of the execution of the Merger Agreement) and January 5, 2010 (the last trading day prior to the public announcement that the Company was exploring strategic alternatives) (we refer to the price as of January 5, 2010 in this proxy statement as the Unaffected Price). In addition, Stone Key analyzed the consideration to be received by holders of the shares of the Company common stock pursuant to the Merger Agreement in relation to the share price on September 17, 2010; the share price on January 5, 2010; the average share prices for the 30 and 90 trading days and the 12 months ending on September 17, 2010 and January 5, 2010; and the high and low share prices for the 12 months ending

September 17, 2010 and January 5, 2010. The closing share prices and implied premiums to the merger consideration of $12.00 per share are detailed below.

	Price	Premium

Unaffected Closing Price as of 1/05/2010	$7.23	66.0%
30-Trading Day Average Prior to Unaffected	6.50	84.6%
90-Trading Day Average Prior to Unaffected	6.64	80.6%
12-Month Average Prior to Unaffected	6.87	74.6%
52-Week High as of 1/05/2010	9.50	26.3%
52-Week Low as of 1/05/2010	3.23	271.5%
Closing Price as of 9/17/2010	9.70	23.7%
30-Trading Day Average Prior to 9/17/2010	9.14	31.3%
90-Trading Day Average Prior to 9/17/2010	8.31	44.4%
12-Month Average Prior to 9/17/2010	7.81	53.6%
52-Week High as of 9/17/2010	10.42	15.2%
52-Week Low as of 9/17/2010	5.67	111.6%

Stone Key’s Valuation Analyses

Discounted Cash Flow Analyses.  Stone Key performed discounted cash flow analyses based on the Company’s projected unlevered after-tax free cash flows and an estimate of its terminal value at the end of the projection horizon.

In performing its discounted cash flow analyses:

•	Stone Key based its discounted cash flow analyses on the Forecasts provided by the Company’s senior management.

•	Stone Key estimated the Company’s weighted average cost of capital to be within a range of 10.0-12.0% based on, among other factors, (i) a review of the Company’s Bloomberg five-year historical adjusted beta and its Bloomberg two-year historical adjusted beta as well as similar beta information for the comparable companies, (ii) Stone Key’s estimate of the U.S. equity risk premium, (iii) the Company’s assumed target capital structure on a prospective basis, based on its historical average capital structure and (iv) Stone Key’s investment banking and capital markets judgment and experience in valuing companies similar to L-1.

•	In calculating the Company’s terminal value for purposes of its discounted cash flow analyses, Stone Key used a reference range of (i) terminal enterprise value / forward earnings before interest, taxes, depreciation and amortization, or EBITDA, multiples of 6.0 to 9.0x and (ii) perpetual growth rates of 4.0%-6.0%.

•	Utilizing the terminal value methodology, Stone Key’s discounted cash flow analyses resulted in an overall reference range of $6.65 to $11.71 per share for purposes of valuing the Company common stock.

•	Utilizing the perpetual growth methodology, Stone Key’s discounted cash flow analyses resulted in an overall reference range of $5.29 to $13.26 per share for purposes of valuing the Company common stock.

•	Stone Key included $115 million of net present value attributable to the Company’s tax benefits associated with its net operating loss carryforwards (an estimated $1.28 of value per share) in its discounted cash flow reference ranges.

Comparable Company Analysis.  Stone Key compared and analyzed the Company’s historical stock price performance, historical and projected financial performance and valuation metrics against other publicly traded companies in the biometrics, homeland security and government services sectors.

The following publicly traded comparable companies were used in the analysis of the Company and were selected on the basis of their financial and operating metrics, including product and service offerings, risk profile, size, end customers, geographic footprint and scale of operations:

•	ActivIdentity Corporation

•	American Science & Engineering, Inc.

•	CACI International Inc

•	Cogent, Inc. (Cogent, Inc. was analyzed as of its unaffected stock price as of August 27, 2010, the last trading day prior to the announcement of its sale to 3M on August 30, 2010.)

•	Dynamics Research Corporation

•	ManTech International Corporation

•	Maximus, Inc.

•	NCI, Inc.

•	NIC Inc.

•	OSI Systems, Inc.

•	SRA International, Inc.

•	VASCO Data Security International, Inc.

•	Zebra Technologies Corporation

Stone Key calculated the following trading multiples for the above comparable companies based on Wall Street consensus estimates and the most recent publicly available filings:

Selected Peer Group Trading Multiples

	Enterprise Value/EBITDA
	Calendar		Calendar
	Year		Year
	2010		2011
	Estimate		Estimate

Peer: Mean	8.3	x	7.4	x
Median	6.9		6.7
High	15.2		11.7
Low	4.5		4.2
L-1:
Trading Basis	14.9	x	11.0	x
Merger Basis	17.2		12.7

In performing its comparable company analysis:

•	Based on the results of this analysis and on Stone Key’s judgment and expertise, Stone Key selected an Enterprise Value / calendar year 2011 estimated (2011E) EBITDA multiple range of 6.0x-9.0x. This range was derived from the companies which Stone Key deemed most representative of the Company’s trading value.

•	Using the reference range of 6.0x-9.0x the estimated EBITDA contained in the Forecasts, including stock-based compensation expense for calendar year 2011, after adding net cash and option proceeds and dividing by the fully diluted number of shares of the Company common stock outstanding, this analysis resulted in an overall reference range of $2.89 to $6.98 per share (without having assumed any acquisition premium) for purposes of valuing the Company common stock.

•	Using the reference range of 6.0x-9.0x the estimated EBITDA contained in the Forecasts, excluding stock-based compensation expense for calendar year 2011, after adding net cash and option proceeds and dividing by the fully diluted number of shares of the Company common stock outstanding, this analysis resulted in an overall reference range of $4.27 to $9.03 per share (without having assumed any acquisition premium) for purposes of valuing the Company common stock.

Precedent Merger and Acquisition Transactions Analysis.  Stone Key reviewed and analyzed certain relevant precedent merger and acquisition transactions during the past several years involving the biometrics, homeland security and government services industries.

The following precedent merger and acquisition transactions were considered by Stone Key:

•	3M Company’s acquisition of Cogent, Inc. — announced August 30, 2010

•	AECOM Technology Corporation’s acquisition of McNeil Technologies, Inc. — announced August 4, 2010

•	CGI Group Inc.’s acquisition of Stanley, Inc. — announced May 7, 2010

•	ManTech International Corporation’s acquisition of Sensor Technologies Inc.— announced December 21, 2009

•	Safran’s acquisition of GE (Homeland Protection) — announced April 24, 2009

•	New Mountain Capital’s acquisition of Camber Corporation — announced December 1, 2008

•	Serco Group plc’s acquisition of SI International, Inc. — announced August 27, 2008

•	BAE Systems’ acquisition of Detica Group plc — announced July 28, 2008

•	BAE Systems’ acquisition of MTC Technologies, Inc. — announced December 21, 2007

•	CACI International, Inc.’s acquisition of Athena Innovative Solutions, Inc. — announced September 19, 2007

•	General Dynamics Corporation’s acquisition of Anteon International Corporation — announced December 14, 2005

•	L-3 Communications Corporation acquisition of The Titan Corporation — announced June 3, 2005

•	General Dynamics Corporation’s acquisition of Veridian Corporation — announced June 9, 2003

A summary of Stone Key’s analysis of the precedent merger and acquisition transactions is presented below:

In performing its precedent merger and acquisition transactions analysis:

•	Stone Key selected a reference range of transaction multiples consisting of a merger enterprise value/forward EBITDA multiple range of 9.0x-12.0x based on 2011E EBITDA, including stock-based compensation expense.

•	Stone Key’s analysis of the select relevant precedent merger and acquisition transactions resulted in an overall reference range of $6.98 to $11.01 per share for purposes of valuing the Company common stock.

Other Considerations

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial and valuation analyses and the application of those methods to the particular circumstances involved. A fairness opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Stone Key create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Stone Key opinion. In arriving at its opinion, Stone Key:

•	based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Stone Key opinion;

•	considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor; and

•	arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Stone Key in connection with its opinion operated collectively to support its determination as to the fairness of the $12.00 per share merger consideration, from a financial point of view, to the stockholders of the Company.

Stone Key also noted that:

•	The analyses performed by Stone Key, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the public companies used in the comparable company analysis described above are identical to the Company, and none of the precedent merger and acquisition transactions used in the precedent transactions analysis described above are identical to the Merger.

•	Accordingly, the analyses of publicly traded comparable companies and precedent merger and acquisition transactions are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in financial, operating and capital markets-related characteristics and other factors regarding the companies and precedent merger and acquisition transactions to which the Company and the Merger were compared.

•	The analyses performed by Stone Key do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The type and amount of consideration payable in the Merger were determined through negotiations between the Company and Safran and were approved by the Company board of directors. The decision to enter into the Merger Agreement and the BAE Agreement was solely that of the Company’s board of directors. The Stone Key opinion was just one of the many factors taken into consideration by the Company’s board of directors. Consequently, Stone Key’s analyses should not be viewed as determinative of the decision of the Company’s board of directors with respect to the fairness of the merger consideration, from a financial point of view, to the stockholders of the Company.

Pursuant to the engagement letter between Stone Key and the Company, the Company has agreed to pay Stone Key a fee totaling approximately $8 million, of which approximately $1.2 million was payable in connection with delivery of its opinion and the remaining portion of which will be paid upon the consummation of the transactions. In addition, the Company has agreed to reimburse Stone Key for certain expenses and to indemnify Stone Key against certain liabilities arising out of Stone Key’s engagement.

Stone Key may seek to provide Safran, BAE and their respective affiliates with certain investment banking and other services unrelated to the Merger and BAE Transaction in the future.

Michael J. Urfirer is a co-owner and co-founder of Stone Key Partners LLC’s parent company, Stone Key Group LLC (which we refer to in this proxy statement as SKG) and the husband of Ms. Fordyce, the Company’s Executive Vice President of Corporate Communications. Both Mr. Urfirer and Denis A. Bovin, each a Co-Chairman and Co-Chief Executive Officer of Stone Key Partners LLC, hold personal investments, as minority limited partners, in Aston. See the section of this proxy statement entitled “— Interests of Certain Persons in the Merger —

Relationships with Aston and Stone Key.” Mr. Urfirer has confirmed to the Company that he has no specific interest in any fees paid to Stone Key in connection with the Merger and BAE Transaction that are attributable to his status as co-owner of SKG and its affiliates or otherwise, and that he will not receive any commission, direct participation or similar payment in connection with Stone Key’s receipt of any such fees. In his capacity as an employee of SKG, Mr. Urfirer receives a salary from SKG which is not based on fees paid to SKG. In addition, in his capacity as the holder of an interest in SKG, Mr. Urfirer is entitled to a percentage of SKG’s profits. The profits interest in SKG held by Mr. Urfirer is not a fixed percentage and varies based on the revenues and expenses of SKG, the operation of payment priorities in SKG’s LLC Agreement and potential future dilution. Under certain scenarios, Mr. Urfirer’s interest in SKG’s 2010 profits could be equal to but will in no event exceed 50% and, therefore, Mr. Urfirer’s share of the fees payable to Stone Key in connection with the Merger and BAE Transaction could approximate $4.0 million, before considering related operating costs and expenses.

Certain Forecasts

L-1 does not as a matter of general practice publicly disclose financial forecasts or internal projections as to future performance, earnings or other results, other than the Company’s publicly disclosed current year guidance. In the course of the process resulting in the Merger Agreement, management of the Company prepared certain non-public, internal financial forecasts, which in the view of management were prepared on a reasonable basis and at the time of their preparation reflected the best available estimates and judgments, and presented, to the best of management’s knowledge and belief, the expected courses of action and the expected future results of operations of the Company for the fiscal years 2010 through 2014. This information did not take into account the proposed Merger between the Company and Merger Sub as set forth in the Merger Agreement or the BAE Transaction between the Company and BAE as set forth in the BAE Agreement.

As described in the section of this proxy statement entitled “— Background of the Merger,” in late August 2010, management of the Company prepared a set of such internal financial forecasts that were shared with the board of directors, our financial advisors and Safran (in this proxy statement we refer to the financial forecasts prepared in late August 2010 as the Forecasts). The Company approved the use by the financial advisors of the Forecasts in connection with their respective financial analyses of the Merger and the separate opinions of each of Goldman Sachs and Stone Key, dated September 19, 2010 and September 18, 2010 respectively, that as of such date, and based on and subject to the various limitations and assumptions described in the applicable opinion, the $12.00 per share in cash to be paid to the holders (other than Safran and its affiliates) of the outstanding shares of common stock of the Company pursuant to the merger agreement was fair from a financial point of view to such holders. We have included below a subset of the Forecasts solely to give our stockholders access to certain non-public information that was furnished to our financial advisors and Safran. Neither the subset of Forecasts nor any other prospective financial information included in the proxy statement are being included in this proxy statement to influence your decision whether to vote for the Merger.

Neither the Forecasts nor any other prospective financial information included in the proxy statement were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC regarding forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The Forecasts and the other prospective financial information included in this proxy statement (which we refer to collectively in this proxy statement as the Company Forecasts) contain certain financial measures that were not calculated in accordance with GAAP. The Company Forecasts included in this proxy statement were prepared by, and are the responsibility of the Company’s senior management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Company Forecasts. The Company Forecasts do not take into account any circumstances or events occurring after the Company Forecasts were prepared that were unforeseen by the Company’s senior management at the time of preparation.

The Company Forecasts reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions and additional matters specific to L-1’s business, all of which are difficult to predict and many of which are beyond the Company’s control, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page • . The Company Forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, there can be no assurance that the forecasted data contained therein will be realized or that actual results will not be materially different than estimated in the Company Forecasts. Since the Company Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. You are urged to review the Company’s most recent SEC filings for a description of risk factors with respect to the Company’s business. See the section of this proxy statement entitled “Where You Can Find More Information.” Furthermore, the Company Forecasts do not take into account any circumstance or event occurring after the date they were prepared. In particular, since the date of the Company Forecasts, the Company has made publicly available its actual results of operations for the nine-month period ended September 30, 2010. You should review the Company’s Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2010 for this information.

The inclusion of prospective financial information in this document should not be regarded as an indication that our board of directors or any of L-1, Safran or their respective affiliates, financial and legal advisors or their respective representatives considered, or now considers, the Company Forecasts to be predictive of actual future results, and the Company Forecasts should not be relied upon as such. None of our board of directors, L-1, Safran or their respective affiliates, financial and legal advisors or their respective representatives can give you any assurance that actual results will not differ from the Company Forecasts. The Company Forecasts, including the subset of the Forecasts set forth below, speak only as of the time they were prepared in connection with our board of directors’ and financial advisors’ evaluation of the fairness of the merger consideration. L-1 has made no representation to Safran in the Merger Agreement or otherwise, concerning the Company Forecasts.

The Forecasts for fiscal years 2010 through 2014 as of August 2010 provided to our financial advisors and Safran included the following:

	2010	2011	2012	2013	2014
	($ in millions)

Revenue	$720	$851	$975	$1,073	$1,180
Growth Percentage	11%	18%	15%	10%	10%
Adjusted EBITDA*	$114	$144	$171	$185	$200
Margin Percentage	16%	17%	18%	17%	17%
EBITDA (including stock-based compensation expense)	$91	$123	$150	$164	$180
Margin Percentage	13%	14%	15%	15%	15%

* Adjusted EBITDA represents EBITDA, adjusted to exclude stock-based compensation expense.

Readers of this proxy statement are cautioned not to place undue reliance on the Company Forecasts set forth in this proxy statement. No representation is made by L-1 or any other person to any stockholder of the Company regarding the ultimate performance of L-1 compared to the information included in the Company Forecasts set forth in this proxy statement.

THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE COMPANY FORECASTS SET FORTH IN THIS PROXY STATEMENT TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH COMPANY FORECASTS ARE NO LONGER APPROPRIATE.

Effects on the Company if the Merger is Not Completed

If the Merger Agreement is not adopted and the Merger is not approved by our stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the Merger. Instead, we will remain an independent public company, and our common stock will continue to be quoted on the New York Stock Exchange. Completion of the BAE Transaction and the sale of the Company’s intelligence services business group to BAE is not conditioned on the Merger, and this transaction may be completed even if the Merger is not completed or the Merger Agreement is terminated.

If the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the Merger is not completed, our board of directors will continue to evaluate and review our business operations, projects and capitalization, make such changes as are deemed appropriate and seek to identify acquisitions, joint ventures or strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted and the Merger not approved by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the Merger Agreement is terminated under certain circumstances, we will be obligated to pay Safran a termination fee or reimburse Safran for certain of its out-of-pocket expense. Safran may also be required to pay L-1 a termination fee under certain circumstances. See the section of this proxy statement entitled “The Merger Agreement — Termination Fees and Reimbursement of Expenses.”

Financing of the Merger

The obligations of Safran and Merger Sub under the Merger Agreement are not subject to a condition regarding Safran’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement. Safran and Merger Sub have represented in the Merger Agreement that Safran has, and as of the closing of the Merger, Safran will have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of its and Merger Sub’s obligations under the Merger Agreement, including payment of the aggregate merger consideration and other cash consideration in respect of equity awards pursuant to the Merger Agreement, and payment of all fees and expenses related to the transactions contemplated by the Merger Agreement, and any refinancing of indebtedness of Safran or the Company or their respective subsidiaries in connection with the transactions contemplated by the Merger Agreement.

BAE’s obligations under the BAE Agreement are not subject to a condition regarding BAE obtaining funds to consummate the BAE Transaction. BAE has represented in the BAE Agreement that it has, and as of the closing of the BAE Transaction, BAE will have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of its obligations under the BAE Agreement.

Material U.S. Federal Income Tax Consequences

The following is a general summary of material U.S. federal income tax consequences of the Merger to U.S. holders whose shares of our common stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons is authorized to control all substantial interests of the trust; or (ii) it was in existence on August 30, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding common stock should consult its independent tax advisor.

This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to in this proxy statement as the Code), its legislative history, U.S. Treasury regulations promulgated thereunder, published rulings by the Internal Revenue Service, and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This summary applies only to beneficial owners who are U.S. holders and hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan, stockholders who hold an equity interest, directly or indirectly, in Safran after the Merger, shares held by holders who properly demand and perfect their appraisal rights under Delaware law or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker dealers, dealers in currencies, partnerships, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity), mutual funds, real estate investment trusts, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction). This summary does not address any aspect of state, local, foreign or estate and gift tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in the Merger with respect to such shares and the holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss, provided that a U.S. holder’s holding period is more than one year at the time of the consummation of the Merger. Certain limitations apply to the use of capital losses.

Backup Withholding and Information Reporting

The receipt of cash in exchange for shares of our common stock by a U.S. holder pursuant to the Merger may be subject to information reporting and backup withholding tax at the applicable rate, unless the U.S. holder (i) timely furnishes an accurate taxpayer identification number and otherwise complies with applicable U.S. information reporting or certification requirements (typically by completing and signing an Internal Revenue Service Form W-9, a copy of which will be included as part of the letter of transmittal to be timely returned to the paying agent) or (ii) is a corporation or other exempt recipient and, when required, establishes such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

The U.S. federal income tax consequences described above are not intended to constitute tax advice nor a complete discussion of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult its independent tax advisor regarding the applicability of the rules discussed above and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation or exchange of options, warrants, restricted stock awards or deferred stock units to purchase shares of common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Voting and Support Agreement

Contemporaneously with the execution of the Merger Agreement, on September 19, 2010, Safran, Merger Sub, Mr. LaPenta and Aston entered into a voting and support agreement pursuant to which Mr. LaPenta and Aston have agreed, among other things, to vote their shares of Company common stock:

•	in favor of adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement; and

•	against (i) any alternative acquisition or takeover proposal and (ii) any action or agreement or amendment of the Company’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger or would result in a breach of the Company’s representations and warranties and obligations in the Merger Agreement.

As of November 18, 2010, Mr. LaPenta and Aston together beneficially owned approximately 14.58% of our outstanding shares.

Each of Mr. LaPenta and Aston has appointed Safran’s designees, with full power of substitution, as such stockholder’s proxy and attorney-in-fact, for and in such stockholder’s name, to vote all shares of Company common stock owned by such stockholder in the manner described above.

Each of Mr. LaPenta and Aston also agreed that he or it will not (i) solicit, initiate, cause, facilitate or encourage any inquiries or proposals that constitute, or may reasonably be expected to lead to, an alternative acquisition or takeover proposal, (ii) participate in any discussions or negotiations with any third party regarding any alternative acquisition or takeover proposal or (iii) enter into any agreement related to any alternative acquisition or takeover proposal, in each case, except to the extent the Company is permitted to take such actions pursuant to the Merger Agreement. See the section of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitations of Other Offers.”

The voting and support agreement will terminate upon the earliest of (i) the mutual agreement of Safran, Merger Sub, Mr. LaPenta and Aston, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the consummation of the Merger, provided, however, that Mr. LaPenta’s and Aston’s voting obligations and the appointment of proxies with respect to the subject shares will terminate upon our board of directors changing its recommendation that stockholders vote for the adoption of the Merger Agreement and approval of the Merger. See the section of this proxy statement entitled “The Merger Agreement — Change of Recommendation.”

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that the Company’s directors and executive officers, including individuals who participated in meetings of the board of directors regarding the Merger Agreement and the Merger, and certain other individuals may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. Our board of directors was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and to recommend that you vote in favor of adopting the Merger Agreement and approving the Merger.

Employment Agreements

Each of Robert V. LaPenta, our Chairman of the Board, President and Chief Executive Officer, James A. DePalma, our Executive Vice President, Chief Financial Officer and Treasurer, Joseph Atick, our Executive Vice President and Chief Strategic Officer, Mark S. Molina, our Executive Vice President, Chief Legal Officer and Secretary, Joseph S. Paresi, our Executive Vice President and Chief Marketing Officer and Doni L. Fordyce, our Executive Vice President of Corporate Communications, is party to an employment agreement with the Company (each of which we refer to in this proxy statement as an Employment Agreement). Each of the Employment Agreements was entered into as of August 29, 2006, and amended as of July 31, 2009. Each Employment Agreement provides that the executive officer is entitled to severance benefits if the executive officer is terminated by the Company “without cause” or if the executive officer terminates employment for “good reason.”

Upon the occurrence of one of such events, these executive officers will be entitled to the following payments and benefits:

•	payment of an amount equal to two times the executive officer’s annual base salary at the rate in effect on the date of termination;

•	payment of an amount equal to the bonus payment awarded to the executive officer for the most recently completed calendar year for which a bonus was determined by our board of directors and, if the executive officer is terminated following the end of a completed year but prior to the determination of the bonus for that calendar year, an amount equal to the target level bonus for that calendar year (in the case of Messrs. DePalma, Atick, Molina, and Paresi and Ms. Fordyce, such target level bonus cannot be less than 60% of the individual’s applicable base salary and, in the case of Mr. LaPenta, such target level bonus cannot be less than 75% of his applicable base salary);

•	accelerated vesting of all outstanding equity awards; and

•	COBRA payments (or an equivalent amount) and term life insurance payments (or an equivalent amount) until the earlier of the expiration of the 12-month period following the date of termination and the date such benefits are provided by a successor employer.

Mr. Molina’s agreement also provides that following any termination of employment occurring after a change in control, the Company or its successor will pay all costs and expenses arising out of or related to the relocation of him and his family within the mainland United States (or, if elected by Mr. Molina, the lump sum cash value thereof) on terms no less favorable to Mr. Molina than those set forth in an identified company relocation policy. His agreement also requires thirty days prior notice of termination or payment in lieu thereof.

To receive such severance benefits, Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce must execute a general release of claims in favor of the Company. Cash severance in respect of the salary and bonus components described above for Messrs. LaPenta, DePalma, Paresi, Atick and Molina will be paid in two equal lump sum payments — the first lump sum payment to be made within five business days after the termination date and the second lump sum payment to be made on the next business day after the six-month anniversary of the termination date. Cash severance in respect of the salary and bonus components described above for Ms. Fordyce will be paid in one lump sum payment within five days following the six-month anniversary of the date of termination. In addition, each such executive officer will be entitled to an additional payment to compensate the executive officer for any excise tax incurred by such executive officer under Section 4999 of the Code. Safran and the Company have agreed to cooperate, and the Company has agreed to take all actions reasonably requested by Safran, on or prior to December 31, 2010, as are necessary to reduce and/or avoid the application of Section 280G of the Code to the payments to be made to such executive officers.

Pursuant to their Employment Agreements, each of Messrs. LaPenta and DePalma have deferred annual bonuses in the form of deferred stock units, which will be paid upon a change in control or any termination of their employment.

Vincent D’Angelo, our Senior Vice President of Finance and Chief Accounting Officer, has an offer letter from the Company, dated September 21, 2006, which provides for the following severance benefits if he is terminated by the Company “without cause” or if he terminates for “good reason”:

•	payment of an amount equal to one times base salary, payable as monthly salary continuation;

•	continuation of benefit and premium coverage for the twelve month period following the date of termination; and

•	accelerated vesting of all outstanding equity awards.

Robert V. LaPenta, Jr., the son of the Company’s Chief Executive Officer and the Company’s Vice President, M&A/Corporate Development, is entitled to a cash severance payment equal to his annual base salary (currently $165,000) in the event of a qualifying termination of employment. Mr. LaPenta, Jr.’s entitlement to such cash severance payment was awarded pursuant to a severance program established in September 2010 for approximately 25 other Company headquarters non-executive officer employees, which provides for aggregate severance payments of approximately $3,661,238, payable in the event these employees incur qualifying terminations of employment.

Transaction Bonuses

Mr. D’Angelo and Mr. LaPenta, Jr. will each be entitled to receive a cash transaction bonus equal to $150,000 and $175,000, respectively, upon closing of the Merger. These cash transaction bonuses are payable pursuant to an award of cash transaction bonuses made in September 2010 to Mr. D’Angelo and approximately 30 non-executive officer employees of the Company (including Mr. LaPenta, Jr.) in recognition of their efforts with respect to the Merger and BAE Transaction. The cash transaction bonuses, in the aggregate, total approximately $1,491,000.

Potential Cash Severance Payments to Executive Officers Upon Termination or Qualifying Termination After a Change in Control

Consummation of the Merger will constitute a change in control under the Employment Agreements. Pursuant to the Merger Agreement, Safran has agreed to cause the surviving corporation to terminate the employment of Messrs. DePalma, LaPenta and Molina and Ms. Fordyce immediately following the closing of the Merger and has agreed that such terminations of employment shall be treated as terminations “without cause” for purposes of the Employment Agreements.

The following table sets forth an estimate of the potential cash severance payments that would be paid to the Company’s executive officers pursuant to the Employment Agreements, assuming the Merger is consummated on February 2, 2011 and the employment of each of the executive officers is terminated immediately following the closing of the Merger in accordance with the terms of each such agreement and in a manner entitling them to severance benefits.

Executive Officer	Cash Severance Payments(1)

Robert V. LaPenta	$2,158,750
James A. DePalma	$1,027,000
Joseph Atick	$1,040,000
Mark S. Molina	$1,122,000
Joseph S. Paresi	$871,000
Doni L. Fordyce	$715,000
Vincent A. D’Angelo	$285,000

(1)	The bonus component used for calculating the estimated figures shown above (other than for Mr. D’Angelo, whose cash severance payment does not include a bonus component) is the target bonus for 2010. Figures will be adjusted to reflect actual 2010 annual bonuses awarded to the executives. The amount reflected above for Mr. Molina includes $225,000 that Mr. Molina has elected to receive per his employment agreement in lieu of certain relocation payments and benefits he would otherwise be entitled to receive.

Treatment of Stock Options, Restricted Stock Awards and Long-Term Cash Awards

As of November 18, 2010, there were 7,195,598 shares of common stock subject to outstanding stock options granted under the Company’s L-1 Identity Solutions, Inc. 2010 Long-Term Incentive Plan, L-1 Identity Solutions, Inc. 2008 Long-Term Incentive Plan, Viisage Technology, Inc. 2005 Long-Term Incentive Plan, Viisage Technology, Inc. Second Amended and Restated 1996 Management Stock Option Plan, Viisage Technology, Inc. Amended and Restated 1996 Directors Stock Option Plan, 2002 Equity Incentive Plan of Identix Incorporated, Identix Incorporated New Employee Stock Incentive Plan, Identix Incorporated Nonemployee Directors Stock Option Plan, Identix Incorporated Equity Incentive Plan, Visionics Corporation 1990 Stock Option Plan, Visionics Corporation 1998 Stock Option Plan, Visionics Corporation Stock Incentive Plan, Bioscrypt Inc. Primary Stock Option Plan, ZN Employee Share Option Plan, Imaging Automation, Inc. 2003 Employee, Director and Consultant Stock Plan and Imaging Automation Inc. 1996 Stock Option Plan, each as amended from time to time (which we collectively refer to in this proxy statement as the Equity Plans).

Pursuant to the terms of the Merger Agreement, each stock option outstanding immediately prior to the effective time of the Merger that represents the right to acquire shares of our common stock and was issued under one of the Equity Plans will, to the extent not then vested and exercisable, become fully vested and exercisable as of immediately prior to the effective time and each stock option to acquire shares of our common stock that is then outstanding will, at the effective time of the Merger, be cancelled in exchange for the right to receive a cash payment equal to the excess, if any, of the $12.00 merger consideration per share of our common stock underlying the stock option over the exercise price payable in respect of such share of our common stock issuable under such stock option, less any applicable withholding taxes.

The table set forth below summarizes the outstanding vested and unvested options held, as of November 18, 2010, by our directors, executive officers and Mr. LaPenta, Jr., and the consideration that each of them will receive in consideration for the cancellation of their options in connection with the Merger:

	Number of		Number of
	Shares	Spread of	Shares	Spread of	Total
	Subject to	Unvested	Subject to	Vested	Spread of All
	Unvested	Options at	Vested	Options at	Options at
Name	Options	$12.00	Options	$12.00	$12.00

Robert V. LaPenta	315,000	$1,139,550	562,632	$379,850	$1,519,400
James A. DePalma	172,500	$659,213	336,430	$219,738	$878,951
Joseph Atick	152,500	$641,700	677,329	$298,189	$939,889
Mark S. Molina	113,750	$445,313	416,974	$247,293	$692,606
Joseph S. Paresi	108,750	$445,313	200,857	$148,438	$593,751
Doni L. Fordyce	112,500	$427,800	217,081	$142,600	$570,400
Vincent A. D’Angelo	46,250	$70,050	108,926	$23,350	$93,400
Robert V. LaPenta, Jr.	15,000	$31,950	25,000	$10,650	$42,600
B. G. Beck	0	—	13,000	$600	$600
Milton E. Cooper	0	—	85,140	$35,830	$35,830
Robert S. Gelbard	0	—	15,000	$0	$0
Malcolm J. Gudis	0	—	56,760	$13,622	$13,622
John E. Lawler	0	—	49,665	$13,622	$13,622
James M. Loy	0	—	25,000	$0	$0
Harriet Mouchly-Weiss	0	—	32,667	$20,752	$20,752
Peter Nessen	0	—	38,500	$10,500	$10,500
B. Boykin Rose	0	—	25,000	$0	$0

(1)	The spread of such vested and unvested options was calculated by multiplying (i) the excess (if any) of $12.00 over the per share exercise price of the options by (ii) the number of shares subject to the options, and without regard to deductions for income taxes and other withholding.

Pursuant to the terms of the Merger Agreement, each restricted stock award outstanding immediately prior to the effective time of the Merger will, at the effective time of the Merger, be cancelled and holders thereof will only have the right to receive the per share consideration of $12.00, less any applicable withholding taxes. In addition, each deferred stock unit relating to a bonus previously earned but deferred that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for the right to receive an amount equal to the merger consideration, less any applicable withholding taxes.

The table set forth below summarizes the unvested restricted stock awards as of November 18, 2010, held by our directors, executive officers and Mr. LaPenta, Jr., and the consideration that each of them will receive in connection with the Merger with respect to their restricted stock awards. For Messrs. LaPenta and DePalma, the table below also summarizes the number of deferred stock units credited to their deferred compensation accounts as of November 18, 2010, and the consideration that each of them will receive in connection with the Merger upon the payment of such vested deferred stock units.

	Number of Shares/		Number of Units/
	Value of Unvested		Value of Vested
	Restricted Stock		Deferred Stock Units
Name	at $12.00		at $12.00

Robert V. LaPenta	240,000/$	2,880,000	67,039/$	804,468
James A. DePalma	138,750/$	1,665,000	36,995/$	443,940
Joseph Atick	135,000/$	1,620,000		—
Mark S. Molina	93,750/$	1,125,000		—
Joseph S. Paresi	93,750/$	1,125,000		—
Doni L. Fordyce	90,000/$	1,080,000		—
Vincent A. D’Angelo	40,000/$	480,000		—
Robert V. LaPenta, Jr.	17,500/$	210,000		—
B. G. Beck	10,417/$	125,004		—
Milton E. Cooper	10,417/$	125,004		—
Robert S. Gelbard	10,417/$	125,004		—
Malcolm J. Gudis	10,417/$	125,004		—
John E. Lawler	10,417/$	125,004		—
James M. Loy	10,417/$	125,004		—
Harriet Mouchly-Weiss	10,417/$	125,004		—
Peter Nessen	10,417/$	125,004		—
B. Boykin Rose	10,417/$	125,004		—

In addition, under the Company’s compensation policy applicable to its non-employee directors, each non-employee member of the board of directors is entitled to receive, as one component of annual compensation, $100,000 in restricted shares of Company common stock on the first business day of each calendar year. The next regularly scheduled grant date for such shares of stock is January 3, 2011. The policy provides that the shares vest 25% per year over a four-year period and vesting of all unvested shares is accelerated in the event of a “change of control,” including the Merger. Under the terms of the Merger Agreement, subject to certain exceptions, the Company is restricted from issuing additional shares of stock. In light of these restrictions and subject to any required approvals, it is expected that the value of the shares of stock that would otherwise be granted to each non-employee director on January 3, 2011 will be paid in cash instead of stock, and that such cash amounts will be payable at the time such shares of stock would have vested as described above.

Pursuant to the terms of the Merger Agreement, each long-term cash award granted in February 2010 will become fully vested as of the effective time of the Merger and will be payable by the Company no less than 10 business days following the effective time of the Merger. Mr. D’Angelo and approximately forty-eight non-executive officer employees of the Company (including Mr. LaPenta, Jr.) were the recipients of such long-term cash awards, which were granted with a three-year vesting schedule and, in the aggregate, total approximately $4,050,000. Assuming that the Merger is consummated on February 2, 2011, Mr. D’Angelo and Mr. LaPenta, Jr. would be entitled to payments equal to $100,000 and $50,000, respectively.

The following table sets forth the cumulative estimated compensation, each component of which has been described and set forth in the preceding tables, that may be payable in connection with the Merger to the Company’s executive officers pursuant to the severance provisions, and, in the case of Mr. Molina, the provision relating to moving expenses, of their Employment Agreements (or, in the case of Mr. D’Angelo, his offer letter), the terms of the Merger Agreement that provide for the vesting and payment of their equity-based awards and long-term cash awards and, in the case of Mr. D’Angelo, pursuant to the Company’s cash transaction bonus award. As with the preceding tables, where relevant, values are based on the $12.00 per share merger consideration.

	Cash Severance
	and Payment	Total Value of		Total Value	Cash
	in Lieu of	All Stock	Total Value of	of Deferred	Transaction	Long-Term
Name	Relocation	Options	Restricted Stock	Stock Units	Bonus	Cash Award	Total

Robert V. LaPenta	$2,158,750	$1,519,400	$2,880,000	$804,468	—	—	$7,362,618
James A. DePalma	$1,027,000	$878,951	$1,665,000	$443,940	—	—	$4,014,891
Joseph Atick	$1,040,000	$939,889	$1,620,000	—	—	—	$3,599,889
Mark S. Molina	$1,122,000	$692,606	$1,125,000	—	—	—	$2,939,606
Joseph S. Paresi	$871,000	$593,751	$1,125,000	—	—	—	$2,589,751
Doni Fordyce	$715,000	$570,400	$1,080,000	—	—	—	$2,365,400
Vincent A. D’Angelo	$285,000	$93,400	$480,000	—	$150,000	$100,000	$1,108,400

Director and Officer Indemnification and Insurance

The Merger Agreement provides that Safran and Merger Sub will (i) continue in full force and effect all rights to indemnification for acts and omissions occurring prior to the effective time of the Merger (including any matters arising in connection with the transactions contemplated by the Merger Agreement and the BAE Agreement), whether asserted or claimed prior to, at or after the effective time of the Merger, existing in favor of the current or former directors, officers and members of the boards of managers of the Company and its subsidiaries (other than the Intel Companies) and the current or former employees of the Company or its subsidiaries as provided in the organizational documents of the Company and its subsidiaries or any contract with the Company, in each case as in effect on the date of the Merger Agreement and (ii) indemnify, defend, hold harmless and advance expenses to the current and former directors and officers of the Company and its subsidiaries (other than the Intel Companies) with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the Merger (including any matters arising in connection with the transactions contemplated by the Merger Agreement and the BAE Agreement), to the fullest extent that the Company or its subsidiaries would be permitted by applicable law. See the section of this proxy statement entitled “The Merger Agreement — Director and Officer Indemnification and Insurance.”

In addition, under the terms of the Merger Agreement, Safran will also provide, or cause the surviving corporation to provide, for a period of six years after the effective time of the Merger, insurance and indemnification policies, or “tail policies,” in each case, that provide coverage for events occurring at or prior to the effective time of the Merger for those individuals who were insured by the Company’s directors’ and officers’ insurance and indemnification policies, which coverage shall be on terms that are no less favorable than the existing policies of the Company as of the date of the Merger Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Safran’s and the surviving corporation’s obligation to provide this insurance coverage is subject to a premium cap of 300% of the last annual premium paid by the Company for its policies prior to the date of the Merger Agreement. See the section of this proxy statement entitled “The Merger Agreement — Director and Officer Indemnification and Insurance.”

Under the terms of the Merger Agreement, following the closing of the Merger, Safran is also required to honor the Company’s director and officer litigation reimbursement policy, pursuant to which all current and former directors and officers of the Company are entitled to compensation for time and services related to appearances or attendance at any third party proceeding (including without limitation, depositions, court appearances and legal proceedings) in any case related to his or her current or past service as a director or officer, as the case may be. This compensation is in addition to reimbursement of all reasonable out-of-pocket costs and expenses associated with such appearance or attendance. See the section of this proxy statement entitled “The Merger Agreement — Director and Officer Indemnification and Insurance.”

Relationships with Aston and Stone Key

Aston is a private investment fund organized as a limited partnership and managed by its general partner, Aston Capital Partners GP LLC, and L-1 Investment Partners LLC, its investment manger. Aston owns approximately 8.14% of the outstanding shares of the Company common stock as of November 18, 2010 and is controlled by certain of the Company’s executive officers, including Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce. Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce are also the managing members of Aston Capital Partners GP LLC and L-1 Investment Partners LLC and directly and indirectly hold all the beneficial ownership interests of Aston Capital Partners GP LLC and L-1 Investment Partners LLC.

Michael J. Urfirer is a co-owner and co-founder of Stone Key’s parent company, Stone Key Group LLC, and the husband of Ms. Fordyce, the Company’s Executive Vice President of Corporate Communications. Both Mr. Urfirer and Denis A. Bovin, each a Co-Chairman and Co-Chief Executive Officer of Stone Key Partners LLC, hold personal investments, as minority limited partners, in Aston. In connection with the Merger and BAE Transaction and pursuant to an engagement letter between Stone Key and the Company, the Company has agreed to pay Stone Key certain fees in connection with the transactions. See the section of this proxy statement entitled “— Opinion of Stone Key Partners LLC.”

Contemporaneously with the execution of the Merger Agreement, on September 19, 2010, Safran, Merger Sub, Mr. LaPenta and Aston entered into a voting and support agreement. See the section of this proxy statement entitled “— Voting and Support Agreement.”

Governmental and Regulatory Approvals

Antitrust Clearance

Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the DOJ, and the applicable waiting period has expired or been terminated. L-1 and Safran filed the notification and report forms under the HSR Act with the FTC and the DOJ on • , which triggered an initial 30-day waiting period. The Antitrust Division of the DOJ, the FTC, state Attorneys General or private parties may also challenge the Merger on antitrust grounds either before or after the transaction has closed. Accordingly, while the parties believe that the transaction complies with the applicable antitrust laws, it is possible that at any time before or after expiration or termination of the HSR Act waiting period or even after the completion of the Merger, any of the Antitrust Division, the FTC, state Attorneys General or private parties could take action under the antitrust laws as deemed necessary or desirable in the public or other interest, including without limitation seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions.

At any time before or after consummation of the Merger, notwithstanding early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of L-1 or Safran. At any time before or after the consummation of the Merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of L-1 or Safran. Under the Merger Agreement, Safran is not required to divest any assets in order to obtain antitrust clearance (see the section of this proxy statement entitled “The Merger Agreement — Agreement to Take Appropriate Actions”). Private parties may also seek to take legal action under the antitrust laws under certain circumstances. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust laws and all other applicable laws issued by any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

CFIUS

The Merger Agreement provides for the parties to file a joint voluntary notice under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 and subsequent amendments (which we refer to in this proxy statement as Exon-Florio). Exon-Florio provides for national security reviews and, where appropriate, investigations by the Committee on Foreign Investment in the United States (which we refer to in this proxy statement as CFIUS) when a foreign company acquires control of a U.S. company. CFIUS consists of representatives of various government agencies including, among others, the Departments of Treasury, State, Defense, Energy, Justice, Commerce and Homeland Security, the U.S. Trade Representative, and, as a non-voting member, the Director of National Intelligence. CFIUS is chaired by the Treasury Department. CFIUS conducts an initial 30-day review of transactions of which it is notified. For transactions involving entities controlled by a foreign government (within the meaning of “control” under the Exon-Florio regulations) and / or certain sensitive assets, CFIUS may conduct an additional investigation that must be completed within 45 days. Also, the CFIUS review period may be extended by mutual consent of the parties and CFIUS. In certain situations, a report may be sent to the President who then has 15 days to decide whether to block the transaction or to take other action. On • , the Company and Safran submitted a joint voluntary filing to CFIUS.

CFIUS considers many factors in determining whether a proposed transaction threatens to impair national security, including domestic production needed for national defense requirements, the capability of domestic industries to meet national defense requirements, and the potential effects on U.S. international technological leadership in areas affecting national security.

CFIUS reviews also provide an opportunity for U.S. government agencies to ensure compliance with various regulations relating to national security, such as the requirement to obtain export licenses for exports of controlled technical data. The parties are required to submit information about classified and other defense-related contracts of the acquired company. In addition, the National Industrial Security Program Operating Manual (which we refer to in this proxy statement as NISPOM), for which the Department of Defense is the executive agent, prohibits the performance of classified contracts by companies that are subject to foreign ownership, control or influences (which we refer to in this proxy statement as FOCI), unless steps are taken to mitigate FOCI.

It is expected that the Defense Security Service will carefully examine the parties’ proposed FOCI and other mitigation measures concurrently with the CFIUS review of the transaction. We expect that the Company will enter into a proxy agreement under NISPOM with the Defense Security Service that will cover certain operations of the Company. We believe that, with the proposed FOCI and other mitigation measures, the Merger will not give rise to national security concerns that would cause the transaction to be blocked under Exon-Florio.

With respect to the covered operations, a proxy agreement vests voting power in proxy holders and imposes various restrictions on directors as well as certain officers and personnel. With a proxy agreement, the proxy holders assume full responsibility for overseeing the exercise of all management prerogatives for the covered operations except for the following:

•	the disposition of capital assets of the isolated company;

•	pledging or encumbering assets of the isolated company for purposes other than obtaining working capital or funds for capital improvements;

•	any merger, reorganization, or dissolution of the isolated company; and

•	the filing of any bankruptcy petition or similar action.

We cannot assure you that an antitrust, CFIUS or other regulatory challenge to the Merger will not be made. If a challenge is made, we cannot predict the result.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, L-1’s common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC in respect of our common stock.

BAE Agreement

Explanatory Note Regarding the BAE Agreement and the Summary of the BAE Agreement: Representations, Warranties and Covenants in the BAE Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The following description of certain terms and conditions of the BAE Agreement does not purport to be complete and may not contain all the information about the BAE Agreement that is important to you. This description is qualified in its entirety by reference to the full text of the BAE Agreement attached as Annex B to, and incorporated by reference into, this proxy statement. You are encouraged to read the BAE Agreement in its entirety because it is the legal document that governs the BAE Transaction.

The BAE Agreement and the description of certain of its terms in this proxy statement have been included to provide information about the terms and conditions of the BAE Agreement. The terms and information in the BAE Agreement are not intended to provide any other public disclosure of factual information about L-1, BAE or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the BAE Agreement are made by L-1 and BAE only for the purposes of the BAE Agreement and were qualified by, and subject to, certain limitations and exceptions agreed to by L-1 and BAE in connection with negotiating the terms of the BAE Agreement. In particular, in your review of the representations and warranties contained in the BAE Agreement, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the BAE Agreement and were negotiated for the purpose of allocating contractual risk among the parties to the BAE Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the BAE Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the BAE Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of L-1, BAE or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement.

On September 19, 2010, simultaneously with the execution of the Merger Agreement, the Company entered into the BAE Agreement, pursuant to which BAE will acquire the Company’s intelligence services business group through the acquisition of the outstanding capital stock and membership interests of the Transferred Intel Companies for a purchase price of $295,833,000 in cash and approximately $7,291,000 of certain assumed obligations related to the payments to officers and employees of the Transferred Intel Companies under the Intel Companies Special Employee Plan, as described below. A copy of the BAE Agreement is attached as Annex B to this proxy statement.

Conditions to Completion of the BAE Transaction

The obligations of the Company and BAE to consummate the BAE Transaction are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	expiration or termination of any waiting period (including any extension) under the HSR Act applicable to the consummation of the BAE Transaction (termination of the applicable waiting period was granted on November 3, 2010);

•	receipt by the Company and BAE of written notice from CFIUS that review of the BAE Transaction has been concluded and that there are no unresolved national security concerns with respect to such transactions; and

•	absence of any judgment, order, ruling, injunction, decree, stipulation, determination or similar order or law in effect which has the effect of enjoining, making illegal or otherwise prohibiting the consummation of the BAE Transaction (unless vacated, terminated, withdrawn or repealed).

In addition, the obligations of BAE to consummate the BAE Transaction are subject to the satisfaction or waiver, prior to or at the closing under the BAE Agreement, of the following conditions, among other customary conditions:

•	the representations and warranties made by the Company regarding (i) the ownership and capitalization of the Intel Companies, (ii) the Company’s corporate authority to enter into, and enforceability of, and the actions of the Company’s board of directors relative to, the BAE Agreement, (iii) compliance with certain export control laws (including the International Traffic in Arms Regulations) and certain anti-bribery laws (including the Foreign Corrupt Practices Act), (iv) the absence of certain guarantees and misallocated contracts and (v) the absence of litigation against, or liabilities of, the Transferred Intel Companies, in each case, relating to the Company’s identity solutions business group, being true and correct in all material respects as of the date of the BAE Agreement and as of the closing date under the BAE Agreement;

•	the representations and warranties of the Company regarding compliance with laws (other than those described above) and government contracts being true and correct in all respects as of the date of the BAE Agreement and as of the closing date under the BAE Agreement, except where the failure of such representations and warranties to be true and correct has not resulted and would not reasonably be expected to result, individually or in the aggregate, in losses to the Transferred Intel Companies and / or BAE in excess of $15,000,000;

•	all other representations and warranties of the Company being true and correct in all respects as of the date of the BAE Agreement and as of the closing date under the BAE Agreement, except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Business Material Adverse Effect (as defined in the BAE Agreement and as described below);

•	the Company’s performance in all material respects of all of its material obligations and covenants under the BAE Agreement required to be performed by it on or prior to the closing date under the BAE Agreement;

•	the absence of a Business Material Adverse Effect since the date of the BAE Agreement;

•	McClendon, LLC having entered into an organizational conflict of interest mitigation plan with respect to a certain government contract or the novation of such contract having been completed, in either case on terms reasonably acceptable by BAE; and

•	an existing organizational conflict of interest mitigation plan for a certain government subcontract having been fully implemented and complied with or an organizational conflict of interest mitigation plan having been entered into by McClendon, LLC with respect to such subcontract, in either case in a manner reasonably acceptable to BAE.

In addition, the obligations of the Company to consummate the BAE Transaction are subject to the satisfaction or waiver, prior to or at the closing under the BAE Agreement, of the following conditions, among other customary conditions:

•	the representations and warranties of BAE contained in the BAE Agreement being true, correct and complete in all respects as of the date of the BAE Agreement and as of the closing date under the BAE Agreement, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of BAE to consummate the transactions contemplated by the BAE Agreement; and

•	BAE’s performance in all material respects of all of its material obligations and covenants under the BAE Agreement required to be performed by it on or prior to the closing date under the BAE Agreement.

The closing of the Merger is conditioned on the prior consummation of the BAE Transaction; however, the BAE Transaction is not conditioned on the consummation of the Merger.

Business Material Adverse Effect Definition

Under the BAE Agreement, “Business Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, has or would reasonably be expected to result in a materially adverse effect on the business, financial condition or results of operations of the business of the Intel Companies or the Intel Companies, taken as a whole; however, changes, effects or circumstances relating to or resulting from the following shall be excluded from the determination of Business Material Adverse Effect:

•	any change, effect or circumstance in any of the industries or markets in which the Intel Companies operate;

•	any change in any law or GAAP (or changes in interpretations of any law or GAAP);

•	changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates) in the United States;

•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war;

•	the negotiation, execution, announcement, consummation or existence of the BAE Agreement or the transactions contemplated by such agreement (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators);

•	any action required to be taken by the BAE Agreement or taken with the consent or at the direction of BAE; and

•	any failure by the Intel Companies to meet internal, analysts’ or other earnings estimates or financial projections or changes in credit ratings.

The exclusions provided for in the first, second, third and fourth items in the preceding list will not apply to the extent the Intel Companies are materially disproportionately affected by any of the changes, effects or circumstances described in such items relative to other participants in the industries in which the Intel Companies participate. In addition, a Business Material Adverse Effect will be deemed to have occurred if any change, effect or circumstance that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a suspension or debarment of (i) the Company or L-1 Identity Solutions Operating Company, a wholly-owned subsidiary of the Company, or any of their directors, officers or senior management personnel (in their capacity as such) if arising from or relating to the business of the Transferred Intel Companies or the Transferred Intel Companies or (ii) the Transferred Intel Companies or any of their directors, officers or senior personnel (in their capacity as such).

Representations and Warranties, Termination Rights, Covenants and Certain Employee Matters

The BAE Agreement contains various representations and warranties that are subject, in some cases, to exceptions and qualifications (including exceptions and qualifications based on Business Material Adverse Effect).

The BAE Agreement contains certain termination rights for each of the parties, including the right to terminate the BAE Agreement if closing of the BAE Transaction has not occurred by January 19, 2011 (subject to extension at (i) the election of either the Company or BAE for an additional two months if the closing has not occurred solely as a result of failure to obtain regulatory approvals or (ii) the discretion of the Company for an additional two months if the closing has not occurred as a result of the conditions related to organizational conflicts of interest described above not having been satisfied).

The BAE Agreement also provides for various covenants, including, among others things, with respect to the conduct of the Company’s intelligence services business in the ordinary course of business during the period between execution of the BAE Agreement and the closing of the BAE Transaction, cooperation in obtaining regulatory approvals and the sale or disposal by Advanced Concepts, Inc. of its 49% interest in Patriot.

In connection with the negotiation and execution of the BAE Agreement, the parties agreed to the material terms of an Intel Companies Special Employee Plan to be adopted by Spectal, LLC and McClendon, LLC prior to the closing of the BAE Transaction. The plan provides for retention pay to approximately 30 employees of the

Transferred Intel Companies, transaction bonuses to approximately 14 of those 30 employees, and specifies the treatment of Company equity and long-term cash awards held by employees of the Transferred Intel Companies. In addition, as of execution of the BAE Agreement, three senior executives of the Transferred Intel Companies entered into new severance and non-compete arrangements with SpecTal, LLC in connection with the plan. The aggregate payments potentially payable under the Intel Companies Special Employee Plan total approximately $7,291,000.

Litigation Related to the Merger and the BAE Transaction

The Company has been named as a defendant in five putative stockholder class actions filed in the Superior Court of Connecticut, Judicial District of Stamford-Norwalk at Stamford, arising out of the proposed transactions with Safran and BAE pursuant to the Merger Agreement and BAE Agreement. The actions are captioned: Michael Palma v. Robert LaPenta et al., CV-10-6006781-S (Conn. Super. Ct.), Barry P. Kranz, Jr. v. L-1 Identity Solutions et al., CV-10-6006760-S (Conn. Super. Ct.), Michael Matteo v. L-1 Identity Solutions et al., CV-10-6006759-S (Conn. Super. Ct.), Dart Seasonal Products Retirement Plan v. L-1 Identity Solutions et al., CV-10-6006835-S (Conn. Super. Ct.), and George F. Chrisman v. Robert LaPenta et al., CV-10-6006886-S (Conn. Super. Ct.).

The plaintiffs in these stockholder actions generally allege the members of the Company’s board of directors and certain officers of the Company breached their fiduciary duties to stockholders by, among other things, allegedly failing to receive maximum value for their shares, failing to conduct an appropriate sale process and agreeing to certain terms in the Merger Agreement that allegedly discourage competing offers from other potential bidders and / or benefit defendants. The stockholder actions generally allege that the Company aided and abetted these alleged breaches of fiduciary duty. Certain of the suits also allege claims against Safran, Merger Sub, BAE and BAE Systems, Inc. for aiding and abetting the foregoing alleged breaches of fiduciary duty. The stockholder actions generally seek preliminary and permanent relief, including, among other things, permission to proceed as a class action, declaratory relief declaring that defendants have breached their fiduciary duties, an injunction enjoining the transactions contemplated by the Merger Agreement and BAE Agreement, rescissionary damages in the event that the transactions are consummated, costs and attorneys’ and experts’ fees.

The Company believes the lawsuits are without merit and intends to vigorously defend against them. As of the date of this proxy statement, pursuant to a stipulation between the Company and plaintiffs, the Company’s time to respond to the complaints has not yet expired.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. This summary may not contain all the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the full text of the Merger Agreement attached as Annex A to, and incorporated by reference into, this proxy statement. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The Merger Agreement and the summary of its terms in this proxy statement have been included to provide information about the terms and conditions of the Merger Agreement. The terms and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about L-1, Safran or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement are made by L-1, Safran and Merger Sub only for the purposes of the Merger Agreement and were qualified by, and subject to, certain limitations and exceptions agreed to by L-1, Safran and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of L-1, Safran or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement.

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub, a wholly owned subsidiary of Safran, will merge with and into L-1. After the Merger, L-1 will continue as the surviving corporation and as a wholly owned subsidiary of Safran, and L-1’s common stock will cease to be listed on the New York Stock Exchange, will be deregistered under the Exchange Act and will no longer be publicly traded.

Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the surviving corporation, the officers of Merger Sub will be the initial officers of the surviving corporation and the certificate of incorporation and bylaws of the surviving corporation will be in the form attached as Exhibit B and Exhibit C to the Merger Agreement, respectively, until amended as provided by applicable law and in accordance with their respective terms. All directors and officers of the surviving corporation will hold their positions until their successors are duly elected or appointed or qualified or their earlier death, resignation or removal.

Effective Time

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon in writing by the parties and specified in the certificate of merger). Unless otherwise agreed in writing by the Company and Safran, the Company and Safran are required to close the

Merger no later than the second business day after the satisfaction or waiver of the conditions to closing contained in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). The conditions to the closing of the Merger are described in the section of this proxy statement entitled “— Conditions to the Completion of the Merger.”

Merger Consideration

Except as noted below, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will be automatically cancelled and converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes. The following shares will not receive the $12.00 per share merger consideration:

•	shares held by holders who have properly demanded and perfected their appraisal rights under Delaware law (see the section of this proxy statement entitled “Appraisal Rights”);

•	shares held in treasury by us, or shares owned by Safran or Merger Sub (which shares will be cancelled at the effective time of the Merger); and

•	shares owned by our subsidiaries (which shares outstanding immediately prior to the effective time of the Merger will remain outstanding).

Subject to the above exceptions, after the effective time of the Merger, each holder of a certificate representing any shares of common stock will no longer have any rights with respect to the shares, except for the right to receive the $12.00 per share merger consideration, without interest and less applicable withholding taxes.

Payment Procedures

Safran will appoint a paying agent reasonably satisfactory to us for the benefit of the holders of shares of our common stock. At or prior to the closing of the Merger, Safran will deposit with the paying agent sufficient funds in cash for payment of the aggregate merger consideration. At and after the effective time of the Merger, there will be no further transfers of shares of our common stock.

Promptly after the effective time of the Merger, Safran will cause the paying agent to mail to each holder of record of shares of our common stock whose shares were converted into the right to receive the merger consideration a letter of transmittal and instructions advising you how to exchange certificates for the $12.00 per share merger consideration. The paying agent will pay you your $12.00 per share merger consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent your completed and signed letter of transmittal and any other items specified in the letter of transmittal or instructions thereto. Interest will not be paid or accrued in respect of the $12.00 per share merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any required withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

If any cash deposited with the paying agent is not claimed within nine months following the effective time of the Merger, such cash (including any interest from or the proceeds of any investments thereof) will be delivered to the surviving corporation. Holders of our common stock who have not complied with the above payment procedures may thereafter look only to the surviving corporation with respect to payment of any unpaid merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will be required to provide an affidavit of the loss, theft or destruction, and if required by Safran or the surviving corporation, post a bond in a reasonable and customary amount as indemnity against any claim that may be made with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

Treatment of Stock Options, Equity-Based Awards and Long-Term Cash Awards

Immediately prior to the consummation of the Merger, all outstanding and unvested stock options and restricted stock awards will become vested. Upon the consummation of the Merger, (i) each outstanding stock option will be cancelled in exchange for the right to receive a cash payment equal to the excess, if any, of the $12.00 per share merger consideration per share of our common stock underlying the stock option over the per share exercise price of such stock option, less any applicable withholding taxes and paid without interest and (ii) holders of restricted stock awards and deferred stock units will be entitled to receive the $12.00 per share merger consideration per share of our common stock subject to a restricted stock award or per deferred stock unit, as applicable, in each case, paid without interest and subject to applicable tax withholding.

All outstanding long term cash awards will become vested immediately prior to the consummation of the Merger and payment will be made with respect to such awards no later than 10 business days following the consummation of the Merger.

For a further description of the vesting of the Company’s stock options and other equity-based awards, and long-term cash awards, see the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger.”

Treatment of Warrants

In accordance with the terms of the Merger Agreement, warrants to purchase Company stock will be converted into the right to receive a cash payment, subject to the same contractual terms and conditions (including vesting terms) as were in effect immediately prior to the effective time of the Merger. Each warrant that is vested and exercisable at the effective time of the Merger will be converted into the right to receive a payment in cash, paid without interest and subject to applicable tax withholding, equal to (i) the number of shares of Company stock subject to the warrant multiplied by the $12.00 per share merger consideration minus (ii) the number of shares of Company stock subject to such warrant multiplied by the per share exercise price of such warrant (provided, that if the foregoing calculation results in a negative number, the cash payment will be $0).

Representations and Warranties

The Company makes various representations and warranties in the Merger Agreement that are subject, in some cases, to exceptions and qualifications (including exceptions and qualifications based on Company Material Adverse Effect). See the section of this proxy statement entitled “— Company Material Adverse Effect Definition” for the definition of “Company Material Adverse Effect.” Subject to certain exceptions, our representations and warranties relate to the Company after giving effect to the BAE Transaction. Our representations and warranties relate to, among other things:

•	due organization, good standing and qualification, capitalization and other corporate matters with respect to us and our subsidiaries;

•	our corporate authority and authorization to enter into, and enforceability of, the Merger Agreement;

•	actions taken by our board of directors;

•	the absence of conflicts with or defaults under organizational documents, contracts and applicable laws and the creation of any liens;

•	the stockholder action required to approve the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	documents filed with the SEC and the accuracy of the information in those documents, including our financial statements;

•	the absence of certain undisclosed liabilities;

•	our internal control over financial reporting and our disclosure controls and procedures;

•	the absence of certain changes or events since December 31, 2009 through the date of the Merger Agreement, including the absence of a Company Material Adverse Effect;

•	litigation and government orders;

•	compliance with laws and permits;

•	tax matters;

•	employee benefit and labor matters;

•	intellectual property;

•	the accuracy of certain information to be included in the proxy materials filed with the SEC relating to the Merger and the Merger Agreement;

•	state anti-takeover statutes;

•	real property, including leased real property;

•	contracts, including government contracts;

•	security clearances;

•	registrations and/or licenses under, and compliance with, certain export regulations and laws;

•	compliance with certain international trade laws and regulations;

•	assets and liabilities of the Company (after giving effect to the BAE Transaction);

•	opinions of our financial advisors;

•	agreements between us and BAE;

•	certain matters related to the Transferred Intel Companies (including litigation and intercompany arrangements); and

•	brokers’ and finders’ fees.

The Merger Agreement also contains various representations and warranties made jointly and severally by Safran and Merger Sub that are subject, in some cases, to exceptions and qualifications. The representations and warranties of Safran and Merger Sub relate to, among other things:

•	due organization, good standing and qualification;

•	corporate authority and authorization to enter into, and enforceability of, the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, contracts and applicable law and the creation of any liens;

•	the absence of any required stockholder action to approve the Merger Agreement;

•	the formation, operations and capitalization of Merger Sub;

•	the accuracy of certain information to be included in the proxy materials filed with the SEC relating to the Merger and the Merger Agreement;

•	Safran and Merger Sub not being an “interested stockholder” as defined under Section 203 of the DGCL;

•	Safran and Merger Sub’s absence of ownership of, or rights to acquire, our common stock;

•	litigation;

•	the absence of agreements between Safran and BAE;

•	the sufficiency of funds to fund all of their obligations under the Merger Agreement; and

•	brokers’ and finders’ fees.

The representations and warranties of the parties will expire upon completion of the Merger.

Company Material Adverse Effect Definition

Many of our representations and warranties are qualified by a Company Material Adverse Effect standard. For the purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, effect, event, development, state of facts, occurrence or circumstance which, individually or in the aggregate with all other changes, effects, events, developments, state of facts, occurrences or circumstances, is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company (after giving effect to the BAE Transaction), taken as a whole; however, changes, effects, events, developments, state of facts, occurrences or circumstances to the extent relating to or resulting from the following are excluded from the determination of Company Material Adverse Effect:

•	any change, effect or circumstance in any of the industries or markets in which the Company (after giving effect to the BAE Transaction) operates;

•	any change in any law or GAAP (or changes in interpretations of any law or GAAP) applicable to the Company (after giving effect to the BAE Transaction);

•	changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company (after giving effect to the BAE Transaction) conducts business;

•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war;

•	the negotiation, execution, announcement, consummation or existence of the Merger Agreement, the BAE Agreement or the transactions contemplated by such agreements (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators and any suit, action or proceeding arising from such agreements or transactions);

•	any action taken as expressly permitted or required by the Merger Agreement or the BAE Agreement or with the consent or at the direction of Safran or Merger Sub (or any action not taken as a result of the failure of Safran to consent to any action requiring Safran’s consent pursuant to the interim operating covenants of the Company under the Merger Agreement as described in the section of this proxy statement entitled “— Conduct of Business Prior to Closing”); and

•	any changes in the market price or trading volume of our common stock, any failure by us or our subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or changes in credit ratings.

If the Company (after giving effect to the BAE Transaction) is materially disproportionately adversely affected by changes or events in the first, second, third or fourth items in the preceding list relative to other participants in the industry in which it participates, the extent of such materially disproportionate effect will be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent of the materially disproportionate effect.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger or termination of the Merger Agreement pursuant to its terms (and subject to certain exceptions, including as (i) required by law, (ii) contemplated by the Merger Agreement or the BAE Agreement, or (iii) agreed to in writing by Safran):

•	the business of the Company (after giving effect to the BAE Transaction) will be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects; and

•	to the extent consistent with the above, we will, and we will cause our subsidiaries to, use commercially reasonable efforts to: (i) with respect to the Company (after giving effect to the BAE Transaction), preserve substantially intact our business organization and maintain our business relationships with material suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with it, and (ii) keep available the services of our present officers, employees and consultants who are integral to the operation of our businesses as presently conducted.

We have also agreed in the Merger Agreement that, until the consummation of the Merger or termination of the Merger Agreement pursuant to its terms, except as (i) required by law, (ii) contemplated by the Merger Agreement or the BAE Agreement or (iii) agreed to in writing by Safran (which consent will not be unreasonably withheld, delayed or conditioned under certain circumstances), we will not, and we will not permit any of our subsidiaries to, to the extent relating to the Company (after giving effect to the BAE Transaction):

•	amend any of our organizational documents or those of our subsidiaries;

•	split, combine, purchase or redeem, issue, sell, pledge, grant or encumber any of the equity interests in the Company or any of our subsidiaries or any securities convertible into or exchangeable for such equity interests, except for transactions among the Company and our wholly owned subsidiaries (other than the Intel Companies) or among our wholly owned subsidiaries (other than the Intel Companies), and except as otherwise provided in the Merger Agreement or pursuant to the exercise of Company stock options, warrants or convertible notes existing as of the date of the Merger Agreement;

•	declare or pay dividends or distributions on equity interests of the Company or our subsidiaries, other than by a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company (however, cash dividends may be paid from any of the Intel Companies to us or any of our subsidiaries);

•	except as required pursuant to contracts or our benefit plans in effect as of the date of the Merger Agreement or as otherwise required by law:

•	increase compensation, bonus opportunity or other benefits payable to directors, officers or employees, except in the ordinary course of business consistent with past practice;

•	enter into any employment, deferred compensation or similar agreement (or amendment) with any director, officer or employee other than employment agreements with new employees entered into in the ordinary course of business consistent with past practice or extensions of existing employment agreements in the ordinary course of business consistent with past practices;

•	grant or increase any severance or termination pay to any director, officer or employee; or

•	establish, amend or terminate any benefit plan or any arrangement that would have been classified as a “Benefit Plan” under the Merger Agreement if it were in existence as of the date of the Merger Agreement.

•	pay or accrue bonuses in advance of when they would ordinarily become due, paid or accrued in the ordinary course of business and in a manner consistent with past practices;

•	grant options, convertible securities, restricted stock units or other equity rights in the Company or our subsidiaries, except as may be required under any contract in effect as of the date of the Merger Agreement;

•	acquire any entity or business organization (or any division) or any material amount of assets other than (i) inventory from suppliers in the ordinary course of business, (ii) transactions that involve a purchase price of not more than certain amounts individually or in the aggregate, or (iii) pursuant to contracts as in effect as of the date of the Merger Agreement;

•	make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;

•	incur any long-term indebtedness for borrowed money or guarantee such indebtedness, enter into any “keep well” or similar agreement or issue or sell any debt securities or rights to acquire such securities, except for indebtedness (i) existing as of the date of the Merger Agreement or incurred under the Company’s existing credit facilities; (ii) in an aggregate principal amount not to exceed a certain amount to finance working capital requirements; (iii) among the Company and any of its wholly owned subsidiaries or among any of its wholly owned subsidiaries; or (iv) in the form of interest rate or foreign currency swaps on customary commercial terms consistent with past practice in all material respects and not exceeding a certain amount of notional debt in the aggregate;

•	amend or terminate any “Company Material Contract” under the Merger Agreement, other than in the ordinary course of business consistent with past practice or amendments that are immaterial;

•	enter into any new contract that would have been classified as a “Company Material Contract” under the Merger Agreement, other than customer contracts entered into in the ordinary course of business consistent with past practice;

•	enter into any contract with any “affiliate” or any “related person” (as such terms are defined in Item 404(a) of Regulation S-K under the Exchange Act);

•	enter into any material contract that has any change in control provision that would be triggered by the consummation of the transactions contemplated by the Merger Agreement and the BAE Agreement or any other change in control of the Company;

•	release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement in connection with an Acquisition Proposal;

•	authorize or take any action to make the provisions of Delaware’s anti-takeover statute (or any other “business combination,” “control share acquisition,” “fair price” or other similar anti-takeover law) inapplicable to any transaction contemplated by an Acquisition Proposal;

•	make any material change to methods of accounting in effect at June 30, 2010, except (i) as required by law, GAAP, Regulation S-X under the Exchange Act or as required by any governmental or quasi-governmental entity, (ii) to permit the audit of financial statements in compliance with GAAP, or (iii) as disclosed in documents filed with the SEC;

•	sell, lease, license or encumber any material portion of any properties or assets other than (i) transactions among the Company and its wholly owned subsidiaries or among its wholly owned subsidiaries (in each case, other than the Intel Companies); (ii) inventory in the ordinary course of business consistent with past practice; or (iii) as may be required by applicable law or any governmental entity in order to permit or facilitate the consummation of the transactions contemplated by the Merger Agreement and the BAE Agreement;

•	other than as reserved for or reflected on the balance sheets included in the consolidated financial statements (including the related notes) of the Company included in documents filed with the SEC, pay or settle any claims or litigation against the Company (after giving effect to the BAE Transaction) for a settlement (i) in excess of certain amounts individually or in the aggregate or (ii) relating to any claim by or litigation with an employee (other than bona fide settlements of claims or litigation in good faith not intended as compensation to such employee);

•	make or commit to make any capital expenditures in excess of certain amounts individually or in the aggregate, other than pursuant to certain capital expenditure plans;

•	make any investment, loan or advance (other than travel and similar advances to our employees in the ordinary course of business consistent with past practice) to any person, other than in or to any wholly owned subsidiary in the ordinary course of business (however, the Company and its subsidiaries may make cash management investments in the ordinary course of business consistent with past practice (including investments, loans and advances to the Transferred Intel Companies if in the ordinary course of business consistent with practices and so long as cancelled, repaid or returned prior to the closing under the BAE Agreement));

•	create any new subsidiary of the Company;

•	fail in any material respect to pay any maintenance or similar fees or take any other actions necessary to prevent the abandonment or loss of, or which the failure to take would reasonably be expected to result in the diminution in value of, any material intellectual property of the Company (after giving effect to the BAE Transaction); provided that reasonable steps taken in the course of prosecution of any registrations or applications for registration of intellectual property rights of the Company (after giving effect to the BAE Transaction) will not be deemed a breach of the foregoing restriction; or

•	authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Restrictions on Solicitations of Other Offers

We have agreed that, subject to the exceptions described below, from the date of the Merger Agreement until the effective time of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, we will not, nor will we authorize or permit any of our subsidiaries to, and we will use our best efforts to cause our and their respective officers, directors, employees and other representatives not to:

•	initiate, solicit, knowingly encourage, or knowingly induce or knowingly take any other action designed to or which would reasonably be expected to, directly or indirectly, lead to the making of any Acquisition Proposal (as defined below); or

•	participate or engage in negotiations or discussions with, or furnish any material nonpublic information to, any person or take any action to knowingly facilitate any inquiries relating to, or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.

In addition, subject to certain exceptions described below, our board of directors may not approve or recommend, or allow us or any of our affiliates to execute or enter into, any agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal.

Notwithstanding these restrictions, the Merger Agreement provides that if, at any time prior to approval of the Merger Agreement by our stockholders, we receive an unsolicited, bona fide written Acquisition Proposal made after the date of the Merger Agreement in circumstances not involving a breach of the Merger Agreement by us, we and our board of directors may engage in negotiations or discussions with, or furnish any information and other access to, any person making such Acquisition Proposal and its representatives or potential sources of financing if our board of directors determines in good faith, after consultation with our outside legal and financial advisors, that:

•	such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below); and

•	the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to our stockholders under applicable law.

Under the Merger Agreement, prior to furnishing any material nonpublic information pursuant to the provisions summarized above, we are required to receive from such person an executed confidentiality agreement containing terms that are not materially less favorable to us than those contained in our confidentiality agreement with Safran (any such confidentiality agreement need not restrict the making of Acquisition Proposals). In addition, we have agreed to provide to Safran any material nonpublic information not previously provided to Safran substantially concurrently with providing it to such other person or its representatives.

We are required to promptly advise Safran in writing of any Acquisition Proposal, and in no event later than within twenty-four hours, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, us in respect of any Acquisition Proposal and the identity of the person making any such proposal, offer or inquiry and its terms and conditions. We are also obligated to (i) keep Safran promptly and reasonably informed of all material developments affecting the status and material details of any such Acquisition Proposal and any discussions and negotiations concerning its material terms and conditions and (ii) provide to Safran as soon as practicable copies of all material written correspondence relating to any such Acquisition Proposal exchanged between us or any of our subsidiaries and the person making the proposal, offer or inquiry.

As used in the Merger Agreement, an “Acquisition Proposal” means any proposal or offer made by any person (other than Safran, Merger Sub or any of their affiliates) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of related transactions:

•	beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 20% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction; or

•	any one or more assets or businesses of the Company and our subsidiaries that constitute 20% or more of the revenues, earnings or assets of the Company and its subsidiaries, taken as a whole.

As used in the Merger Agreement, a “Superior Proposal” means a bona fide written proposal or offer made by any person, obtained after the date of the Merger Agreement and not in breach of the Merger Agreement, which is on terms which our board of directors determines in its good faith judgment, after consultation with our outside legal and financial advisors, to be more favorable to our stockholders than the transactions contemplated by the Merger Agreement from a financial point of view and reasonably capable of being completed on the terms proposed (based upon, among other things, the availability of financing and the expectation of obtaining required approvals), to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of related transactions:

•	beneficial ownership of more than 75% of the outstanding shares of our common stock pursuant to a merger, consolidation or other business combination, sale of shares of our common stock, tender offer, exchange offer or similar transaction; or

•	all or substantially all of the assets of the business of the Company and its subsidiaries, other than the Intel Companies.

Change of Recommendation

In connection with the meeting of our stockholders to approve the Merger Agreement (see the section of this proxy statement entitled “— Stockholders Meeting; Proxy Statement”), our board of directors has unanimously resolved to recommend that our stockholders adopt the Merger Agreement and approve the Merger.

We have agreed that our board of directors may not, except under certain circumstances set forth below:

•	withdraw or modify (in a manner adverse to Safran or Merger Sub), or publicly propose to withdraw (or so modify), our board of directors’ recommendation of the Merger or the Merger Agreement; or

•	recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Acquisition Proposal (including by taking no position with respect to a tender or exchange offer).

However, prior to receipt of our stockholders’ approval of the Merger, our board of directors may take the actions described in the paragraph above if it determines in good faith (after consultation with its outside legal and financial advisors) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to our stockholders under applicable law either:

•	based upon any fact, event, circumstance, development or change that was unknown to the Company’s board of directors as of the date of the Merger Agreement but becomes known prior to the meeting of our stockholders (or if known, the magnitude or consequences of which were not reasonably foreseeable by the Company’s board of directors as of the date of the Merger Agreement) (which we refer to in this proxy statement as an Intervening Event); or

•	if our board of directors determines in good faith (after consultation with its outside legal and financial advisors) that the Company has received an Acquisition Proposal which constitutes a Superior Proposal (as defined in the Merger Agreement and described in the section of this proxy statement entitled “— Restrictions on Solicitations of Other Offers”).

Pursuant to the Merger Agreement, our board of directors may not take any such action until after the fifth business day following Safran’s receipt of written notice from us that our board of directors intends to take such action and specifying its reasons for the action (including if the basis of the proposed action is an Intervening Event, the details of such event, or if a Superior Proposal, the terms and conditions of such Superior Proposal). In addition, pursuant to the Merger Agreement, during such five business day period, if requested by Safran, we must engage in good faith negotiations to amend the Merger Agreement in such a manner that such Intervening Event is no longer a basis for such action, or the Acquisition Proposal that was determined to constitute a Superior Proposal is no longer a Superior Proposal, as applicable.

Any amendment to the financial or other material terms of a Superior Proposal will entitle Safran to a new notice and an additional five day business period. During such five business day period, Safran may engage in discussions with BAE with respect to modifications to the BAE Agreement in furtherance of such good faith negotiations with Company, so long as such agreement, arrangement or understanding is not materially adverse to the Company. In determining whether to make a change in recommendation or in determining whether an Acquisition Proposal constitutes a Superior Proposal, our board of directors is required to take into account any changes to the terms of the Merger Agreement proposed by Safran.

Stockholders Meeting; Proxy Statement

We have agreed, as soon as reasonably practicable, to hold a special meeting of our stockholders for the purpose of obtaining their approval of the Merger Agreement. In connection with that meeting, we have filed this proxy statement with the SEC and have furnished it to you. Except in the circumstances described above (see the section of this proxy statement entitled “— Change of Recommendation”), the board of directors must recommend that the stockholders of the Company adopt the Merger Agreement and such recommendation must be included in the proxy statement. The Company must use reasonable best efforts to solicit such stockholder approval. We must hold the stockholders meeting and submit the Merger Agreement and Merger for adoption and approval by our stockholders at the special meeting, even if our board of directors has changed, qualified, withdrawn or modified its recommendation (or taken any of the actions described in the section of this proxy statement entitled “— Change of Recommendation”) or an Acquisition Proposal has been received, disclosed or commenced.

Agreement to Take Appropriate Actions

Subject to the terms and conditions set forth in the Merger Agreement, the Company and Safran have agreed to (and to cause their respective subsidiaries to) use their respective reasonable best efforts promptly to:

•	take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement and the BAE Agreement in the most expeditious manner practicable;

•	obtain from any governmental entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company or Safran or any of their subsidiaries in connection with the authorization, execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•	make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter promptly make any other required submissions and responses, with respect to the transactions contemplated by the Merger Agreement including:

•	those required under the HSR Act and certain foreign antitrust, competition or merger control laws;

•	certain actions with respect to CFIUS and FOCI mitigation, as described in the section of this proxy statement entitled “— CFIUS and FOCI Mitigation;” and

•	filings required under any other applicable law, including submission of notification of the transactions contemplated by the Merger Agreement to the United States Department of State at least sixty days in advance of the closing of the transactions contemplated by the Merger Agreement;

•	furnish all information reasonably required for any filing to be made pursuant to applicable law in connection with the transactions contemplated by the Merger Agreement;

•	act in good faith and reasonably cooperate with the other parties in connection with any filings;

•	keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the transactions contemplated by the Merger Agreement;

•	provide the other parties prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any governmental entity regarding any filings;

•	consult and cooperate with each other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings relating to or arising out of the filings;

•	not participate independently in any meeting, primarily relating to the transactions contemplated by the Merger Agreement and involving any substantive conversation, with any governmental entity in respect of any such filings or any investigations or other inquiries relating to such filings without giving the other parties prior notice of the meeting or conversation and, unless prohibited by such governmental entity, the opportunity to attend or participate;

•	obtain all necessary consents, approvals or waivers under contracts with third parties (provided that none of the Company, Safran or Merger Sub is required to make any payments to any such third parties or concede anything of value to obtain such consents, approvals or waivers);

•	avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the transactions contemplated the Merger Agreement, including vigorously defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	in the case of the Company only, (i) obtain novation or termination of each contract performed at a Company facility other than the Arlington, Virginia facility that would involve access to classified information, or that would require the Company to hold Facility Security Clearance (which we refer to in this proxy statement as FCL), or any of the Company’s personnel to hold a Personnel Security Clearance (which we refer to in this proxy statement as PCL), (ii) terminate all FCLs and related PCLs at all Company facilities other than the Arlington, Virginia facility pursuant to the relevant provisions of the National Industrial Security Program Operating Manual (which we refer to in this proxy statement as the NISPOM), (iii) receive written confirmation that each such FCL and related PCL was terminated and (iv) obtain the assignment or termination of a certain contract involving classified information; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

No parties to the Merger Agreement can consent to any voluntary delay of the consummation of the transactions contemplated the Merger Agreement at the behest of any governmental entity without the consent of the other parties to the Merger Agreement.

Nothing in the Merger Agreement will require Safran to do any of the following:

•	offer, accept or agree to sell, divest, dispose of, or, subject to the terms of the Merger Agreement as described in the section of this proxy statement entitled “— CFIUS and FOCI Mitigation,” hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Safran’s and the Company’s respective businesses, operations, assets or product lines) or take or commit to take any action that could reasonably be expected to limit its freedom of action with respect to, or ability to retain, one or more of the Company’s businesses, product lines or assets;

•	offer, accept or agree to not compete in any geographic area or line of business; and/or

•	subject to the terms of the Merger Agreement as described in the section of this proxy statement entitled “— CFIUS and FOCI Mitigation,” restrict the manner in which, or whether, Safran, the Company, the surviving corporation or any of their affiliates may carry on business in any part of the world.

Under the Merger Agreement, the Company cannot, without Safran’s prior written consent, commit to any divestiture transaction or, subject to the terms of the Merger Agreement as described in this section and the section of this proxy statement entitled “— CFIUS and FOCI Mitigation,” agree to any restriction on its business.

In addition, the Company agreed that the Company and its board of directors (i) will use their respective commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the transactions contemplated by the Merger Agreement, and (ii) if any state takeover statute or similar statute becomes applicable to the transactions contemplated by the Merger Agreement, use their commercially reasonable efforts to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by the Merger Agreement.

CFIUS and FOCI Mitigation

In addition and subject to the terms of the Merger Agreement described above in the section of this proxy statement entitled “— Agreement to Take Appropriate Actions,” we and Safran have agreed:

•	to prepare, prefile and file with CFIUS a joint voluntary notice of the transactions contemplated by the Merger Agreement pursuant to Exon-Florio as soon as practicable after the date of the Merger Agreement;

•	to our and their fullest ability, provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process; and

•	in cooperation with each other, to use reasonable best efforts to take all steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable and to make any and all commercially reasonable undertakings necessary to obtain a written notification issued by CFIUS that it has concluded its review (or, if CFIUS deems necessary, its investigation) and determined that there are no unresolved national security concerns with respect to the transactions contemplated hereby so as to enable the consummation of the transactions contemplated by the Merger Agreement to occur as soon as reasonably possible.

As soon as practicable after the date of the Merger Agreement, the Company is obligated to prepare and submit to the Defense Security Service of the United States Department of Defense and, to the extent applicable, any other agency of the U.S. government notification of the transactions contemplated by the Merger Agreement pursuant to the NISPOM and any other applicable national or industrial security regulations, and the Company is required to fully cooperate with Safran in requesting from the Defense Security Service approval to operate certain businesses of the Company located in Arlington, Virginia pursuant to a FOCI mitigation arrangement in accordance with the NISPOM and the remainder of the Company’s business free of any such NISPOM mitigation arrangement. Such cooperation by the Company shall include using its reasonable best efforts to novate or terminate certain contracts involving classified information. The Company, Safran and Merger Sub have agreed to take any and all commercially reasonable steps, including agreeing to actions, restrictions or conditions proposed by CFIUS or any other agency or branch of the U.S. Government, including the Department of Defense, to obtain CFIUS and Department of Defense approval for the transactions contemplated by the Merger Agreement on the terms summarized above.

Financing

The obligations of Safran and Merger Sub under the Merger Agreement are not subject to a condition regarding Safran’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement. Safran and Merger Sub have represented in the Merger Agreement that Safran has, and as of the closing of the Merger, Safran will have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of its and Merger Sub’s obligations under the Merger Agreement, including payment of the aggregate merger consideration and other cash consideration in respect of equity awards pursuant to the Merger

Agreement, and payment of all fees and expenses related to the transactions contemplated by the Merger Agreement and any refinancing of indebtedness of Safran or the Company or their respective subsidiaries in connection with the transactions contemplated by the Merger Agreement.

Employee Matters

The Merger Agreement generally provides that for eighteen months following the Merger, Safran will, and will cause its affiliates to, provide to employees of the Company immediately prior to the consummation of the Merger who remain in the employment of the surviving corporation (i) base salary or hourly wage rates that, on an individual-by-individual basis, are no less favorable than those provided to such employees immediately prior to the Merger; (ii) total incentive compensation opportunities (excluding any equity or equity-based compensation opportunities, and retention and other incentives implemented in connection with the transactions contemplated by the Merger Agreement and the BAE Agreement) that, on an individual-by-individual basis, are no less favorable than those incentive compensation opportunities (excluding any equity or equity-based compensation opportunities except to the extent determined by Safran, and retention and other incentives implemented in connection with the transactions contemplated by the Merger Agreement and the BAE Agreement) available immediately prior to the Merger; and (iii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding defined benefit and other pension plans) provided to such employees immediately prior to the Merger. Safran has no obligation to provide equity based incentives or defined benefit or other pension plans following the Merger.

In general, Safran has agreed to, and to cause its affiliates (including the surviving corporation and its subsidiaries) to, recognize the service of employees with us prior to the Merger in connection with any employee benefit plans made available to our employees following the Merger for all purposes of vesting, eligibility and benefit entitlement (but excluding benefit accruals), except to the extent such service credit would result in a duplication of benefits for the same period. Safran has also agreed to cause (i) each employee benefit plan made available to employees of the Company as of the closing of the transactions contemplated by the Merger Agreement who remain employed following the Merger to waive pre-existing condition limitations to the extent waived or not applicable under the analogous benefit plan of the Company, and (ii) such employees to be given credit under the applicable benefit plans made available to such employees following the Merger for amounts paid prior to the Merger during the year in which the Merger occurs under a corresponding benefit plan of the Company during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such employee benefit plan.

Safran and the Company have agreed that the Merger will constitute a “Change in Control” for purposes of all Company benefit plans in which the term is relevant. The Merger Agreement also provides that for eighteen months following the Merger, Safran will, and will cause its affiliates (including the surviving corporation and its subsidiaries) to, pay to any employee of the Company (after giving effect to the BAE Transaction) immediately prior to the effective time of the Merger who remains in the employment of the surviving corporation and whose service with Safran and its affiliates is terminated during such eighteen month period severance benefits that are no less favorable than those provided to such employee under the terms of the Company severance plan or program in which such individual is eligible to participate as of the date of the Merger Agreement.

Following the date of the Merger Agreement, Safran and the Company have agreed to cooperate, and the Company has agreed to take all actions reasonably requested by Safran, on or prior to December 31, 2010, as are necessary to reduce and/or avoid the application of Section 280G of the Code to the payments to be made to specified executives.

Safran has also agreed to cause the Company, following the Merger, to honor, subject to certain adjustments, the Company’s existing bonus plan with respect to the fiscal year in which the Merger occurs.

Immediately following the closing of the Merger, Safran has agreed to cause the surviving corporation to terminate the employment of Messrs. DePalma, LaPenta and Molina and Ms. Fordyce. Safran agrees that such terminations shall be treated as terminations of employment without “cause” for purposes of the employment agreements entered into between the Company and such individuals. Safran also agrees to cause the surviving corporation to pay each such individual all amounts contemplated for payment to such individual by his or her employment agreement.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that Safran and Merger Sub will do the following:

•	continue in full force and effect all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time of the Merger (including any matters arising in connection with the transactions contemplated by the Merger Agreement and the BAE Agreement), whether asserted or claimed prior to, at or after the effective time of the Merger, existing in favor of the current and former directors, officers and members of the boards of managers of the Company and its subsidiaries other than the Intel Companies (which we refer to in this proxy statement as the D&O Indemnified Parties) and the current and former employees of the Company and any of its subsidiaries other than the Intel Companies (which, together with the D&O Indemnified Parties, we refer to in this proxy statement as the Company Indemnified Parties) as provided in the organizational documents of the Company or its subsidiaries or in any contract, in each case, as in effect on the date of the Merger Agreement;

•	indemnify, defend, hold harmless and advance expenses to the D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the Merger (including any matters arising in connection with the transactions contemplated by the Merger Agreement and the BAE Agreement), to the fullest extent that the Company or its subsidiaries would be permitted by applicable law; and

•	indemnify, defend, hold harmless and advance expenses to, the Company Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the Merger to the fullest extent required by the organizational documents of the Company or any of its subsidiaries as in effect on the date of the Merger Agreement.

Under the terms of the Merger Agreement, Safran will also provide, or cause the surviving corporation to provide, for a period of six years after the effective time of the Merger, with either insurance and indemnification policies, or “tail policies,” in each case, that provide coverage for events occurring at or prior to the effective time of the Merger for the D&O Indemnified Parties who were insured by the Company’s directors’ and officers’ insurance and indemnification policies that are no less favorable than the existing policies of the Company as of the date of the Merger Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Safran’s and the surviving corporation’s obligation to provide this insurance coverage is subject to a premium cap of 300% of the last annual premium paid by the Company for its policies prior to the date of the Merger Agreement.

In addition, under the terms of the Merger Agreement, following the closing of the Merger, Safran is required to honor the Company’s director and officer litigation reimbursement policy, pursuant to which all current and former directors and officers of the Company are entitled to compensation for time and services related to appearances or attendance at any third party proceeding (including without limitation, depositions, court appearances and legal proceedings) in any case related to his or her current or past service as a director or officer, as the case may be. This compensation is in addition to reimbursement of all reasonable out-of-pocket costs and expenses associated with such appearance or attendance.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Safran relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•	the special meeting of our stockholders;

•	Safran’s access to our properties, books, contracts, records and other information between the date of the Merger Agreement and the closing under the Merger Agreement (subject to applicable legal obligations and restrictions);

•	press releases and other public announcements relating to the Merger and the BAE Transaction;

•	notification of certain matters;

•	certain tax matters, including, if requested by Safran, performance of a tax basis study;

•	if requested by Safran, conversion of certain subsidiaries of the Company into limited liability companies;

•	the cash, indebtedness and working capital of the Intel Companies;

•	compliance with terms of the indenture related to the Company’s outstanding convertible notes;

•	stockholder litigation;

•	restrictions on entering into agreements with BAE and on the Company amending the BAE Agreement, and compliance with obligations under the BAE Agreement; and

•	actions necessary to cause dispositions of certain common stock and equity-based securities pursuant to the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Completion of the Merger

The obligations of the Company, Safran and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions at or prior to the closing of the Merger:

•	approval of the Merger Agreement by the holders of a majority of the outstanding shares of our common stock;

•	absence of any injunction, law, judgment, order, decree or ruling in effect which seeks to or has the effect of enjoining or otherwise prohibiting the consummation of the Merger (unless vacated, terminated or withdrawn) or making the consummation of the Merger illegal;

•	expiration or termination of any waiting period (including any extension) applicable to the consummation of the Merger under the HSR Act;

•	receipt by Safran and the Company of written confirmation by CFIUS of the completion of the review, and if applicable, investigation process, under Exon-Florio and CFIUS’s determination that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement and the BAE Agreement; and

•	the expiration of a 35 trading day notice period under the terms governing the Company’s convertible notes.

In addition, Safran’s and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction (or waiver by Safran and Merger Sub, if permissible under applicable law) of, among other customary conditions, the following conditions at or prior to the closing of the Merger:

•	the representations and warranties made by the Company regarding the Company’s capital structure, the Company’s corporate authority to enter into, and enforceability of, and the actions of the Company’s board of directors relative to, the Merger Agreement, brokers’ and finders’ fees and delivery of engagement letters, opinions of financial advisors, the required vote of the Company stockholders and the absence of agreements with BAE being true and correct in all respects as of the date of the Merger Agreement and the closing of the Merger;

•	the representations and warranties of the Company regarding certain matters relating to the Company’s subsidiaries and matters relating to the Transferred Intel Companies being true and correct in all material respects as of the date of the Merger Agreement and the closing of the Merger;

•	each of the representations and warranties made by the Company under the Merger Agreement other than those listed above being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth in any such representation or warranty) as of the date of the Merger Agreement and the closing of the Merger, except where the failure to be true and correct would not constitute a Company Material Adverse Effect (see the section of this proxy statement entitled “— Company Material Adverse Effect Definition” for the definition of “Company Material Adverse Effect”);

•	the Company’s performance in all material respects of all of its material obligations under the Merger Agreement to be performed by it at or prior to the closing of the Merger;

•	the absence of a Company Material Adverse Effect since the date of the Merger Agreement;

•	the receipt by the Company of the purchase price to be paid by BAE to the Company in connection with the closing of the BAE Transaction (for a discussion of the BAE Agreement and the BAE Transaction, see the section of this proxy statement entitled “The Merger — BAE Agreement”);

•	completion of novation, assignment, termination, or expiration (and receipt of written notice from the Company thereof) of certain contracts involving classified information; and

•	since the date of the Merger Agreement, no contracts, assets (other than cash and cash equivalents as expressly permitted in the BAE Agreement) or liabilities primarily relating to the business of the Intel Companies or the Intel Companies having been assigned or novated (or otherwise transferred) to the Company or any of its subsidiaries (other than the Intel Companies).

In addition, the obligations of the Company to consummate the Merger are further subject to the satisfaction (or waiver by the Company, if permissible under applicable law) of the following conditions at or prior to the closing of the Merger:

•	the representations and warranties made by Safran and Merger Sub regarding corporate authority to enter into, and enforceability of, the Merger Agreement; the formation, operations and capitalization of Merger Sub; Safran and Merger Sub not being an “interested stockholder” as defined under Section 203 of the DGCL; and the absence of agreements with BAE being true and correct in all respects as of the date of the Merger Agreement and the closing of the Merger;

•	each of the representations and warranties made by Safran and Merger Sub under the Merger Agreement other than those listed above being true and correct as of the date of the Merger Agreement and the closing of the Merger, except where the failure to be so true and correct would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Safran or Merger Sub of the transactions contemplated by the Merger Agreement; and

•	Safran’s and Merger Sub’s performance in all material respects of all material obligations required to be performed by each of them under the Merger Agreement at or prior to the closing of the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated as follows:

•	at any time, by the mutual written agreement of the Company and Safran;

•	by either the Company or Safran if:

•	the Merger has not been consummated on or prior to the nine-month anniversary of the date of the Merger Agreement (which we refer to in this proxy statement as the Termination Date), subject to a three-month extension at the election of either the Company or Safran if all conditions to the Merger have been satisfied (other than (i) those conditions which by their nature can only be satisfied at or immediately prior to the effective time of the Merger or (ii) the condition related to the receipt by the Company of the purchase price to be paid by BAE to the Company in connection with the closing of the BAE Transaction to the extent the failure of such condition to be satisfied is the result of the failure to obtain regulatory approvals for the BAE Transaction) except those conditions related to regulatory approvals or the novation, assignment, termination, or expiration of certain contracts involving classified information, or in connection with the Company’s substitution rights relating to the sale of the Transferred Intel Companies discussed in the section of this proxy statement entitled “— Certain Substitution Rights in Connection with the Sale of the Transferred Intel Companies,” and the party seeking to terminate the Merger Agreement on this basis has not failed to fulfill any obligation under the Merger Agreement which failure has been a principal cause of, or resulted in, the failure of the Merger to be consummated;

•	any governmental entity having jurisdiction over the Company, Safran or Merger Sub has issued an injunction, law, judgment, order, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, law, judgment, order, decree or ruling has become final and non-appealable, and the party seeking to terminate the Merger Agreement on this basis has not failed to fulfill any obligation under the Merger Agreement which failure has been the primary cause of, or primarily resulted in, such order, decree, ruling or action and has used reasonable best efforts to cause any such decree, ruling or action to be vacated or lifted;

•	the BAE Agreement has been terminated in accordance with its terms, subject to the Company’s exercise of its substitution rights in accordance with the Merger Agreement relating to the sale of the Transferred Intel Companies pursuant to the provisions of the Merger Agreement described in the section of this proxy statement entitled “— Certain Substitution Rights in Connection with the Sale of the Transferred Intel Companies”. Safran may exercise such right in the event a Substitute Intel Buyer and Substitute Intel Agreement (as each is defined in the Merger Agreement and as described below) would reasonably be expected to materially and adversely affect Safran’s rights and obligations (as compared with BAE and the BAE Agreement), including if (i) the purchase price under the Substitute Intel Agreement is less than the purchase price set forth in the BAE Agreement, (ii) there is materially increased conditionality imposed on the Merger and the sale of the Transferred Intel Companies (including with respect to financing), (iii) there is an increase in potential liabilities of the Company after giving effect to the BAE Transaction or (iv) certain provisions of the BAE Agreement are not replicated in the Substitute Intel Agreement;

•	the Company’s stockholders do not approve the Merger Agreement at the Company stockholders meeting, except that the right of the Company to terminate the Merger Agreement on this basis will not be available if it has failed to comply in all material respects with its obligations related to such meeting and this proxy statement, or with its obligations related to Acquisition Proposals and the recommendation of the board of directors described under the sections of this proxy statement entitled “— Restrictions on Solicitations of Other Offers” and “— Change of Recommendation;”

•	the other party has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would result in a failure of a condition to the obligations of the party seeking to terminate to consummate the Merger and has not been waived by the non-breaching party and is incapable of being cured, or is not cured by the breaching party within 45 days following receipt of a written notice of such breach by the party seeking to terminate (the party seeking to terminate the agreement cannot have materially breached any of its material obligations under the Merger Agreement); or

•	by Safran if:

•	the Company’s board of directors has changed its recommendation of the Merger or the Merger Agreement, or has recommended, adopted or approved, or publicly proposed to recommend, adopt or approve, any Acquisition Proposal;

•	the Company has breached its obligations under the Merger Agreement by failing to (i) call the meeting of the Company’s stockholders, (ii) mail to its stockholders a proxy statement in accordance with the terms of the Merger Agreement or (iii) include in the proxy statement the board of directors’ recommendation that the stockholders adopt and approve the Merger Agreement and the Merger; or

•	the Company has violated or breached in any material respect any of its material obligations described in the sections of this proxy statement entitled “— Restrictions on Solicitations of Other Offers” or “— Change of Recommendation.”

Termination Fees and Reimbursement of Expenses

The Company has agreed to pay Safran a termination fee of $25,000,000 in cash (minus any amounts paid by the Company in connection with the reimbursement of expenses described below) if:

•	prior to the stockholder’s meeting to adopt the Merger Agreement and approve the Merger, the Merger Agreement is terminated by Safran pursuant to its termination rights in connection with (i) a change in recommendation by the Company’s board of directors, or the recommendation, adoption or approval, or public proposal to recommend, adopt or approve, any Acquisition Proposal by the Company’s board of directors, (ii) the breach by the Company of certain of its obligations with respect to the stockholders meeting or the proxy statement or (iii) the Company’s violation or breach in any material respect of any of its material obligations described under the sections of this proxy statement entitled “— Restrictions on Solicitations of Other Offers” and “— Change of Recommendation;” or

•	each of the following has occurred:

•	(x) Safran terminates the Merger Agreement pursuant to its termination rights related to the Company’s breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would result in a failure of a condition to Safran’s and Merger Sub’s obligations to consummate the Merger; (y) either Safran or the Company terminates the Merger Agreement as a result of the Merger failing to be consummated by the Termination Date; or (z) the stockholders do not approve the Merger at the special meeting;

•	an Acquisition Proposal is publicly announced (prior to the special meeting, in the case of clause (z) above); and

•	within nine months after termination the Company enters into (and subsequently consummates) an agreement with any person (other than Safran, Merger Sub or any of their affiliates) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of related transactions (i) beneficial ownership of 50% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and our subsidiaries that constitute 50% or more of the revenues, earnings or assets of the Company and its subsidiaries, taken as a whole.

Safran has agreed to pay the Company a termination fee of $75,000,000 in cash if the Merger Agreement is terminated and all conditions to the consummation of the Merger have been satisfied, other than those conditions related to regulatory approvals and those to be satisfied at or immediately prior to the closing.

The Company is required to reimburse up to $12,500,000 of Safran’s documented out-of-pocket fees and expenses in connection with the transaction if:

•	either Safran or the Company terminates the Merger Agreement as a result of the Merger failing to be consummated by the Termination Date (as described in the section of this proxy statement entitled “— Termination of the Merger Agreement”), and at the time of termination all conditions related to regulatory approvals have been satisfied; or

•	the BAE Agreement is terminated (subject to the Company’s substitution rights relating to the sale of the Company’s intelligence services business, which are discussed in the section of this proxy statement entitled “— Certain Substitution Rights in Connection with the Sale of the Transferred Intel Companies”).

The Merger Agreement provides that in no event will the Company be required to pay the $25,000,000 termination fee to Safran on more than one occasion and in no event will Safran be required to pay the $75,000,000 termination fee to the Company on more than one occasion. In addition, if the Merger Agreement is terminated under circumstances that give rise to the obligation of the Company or Safran to pay the applicable termination fee, payment of the termination fee is the sole and exclusive remedy available to the Company or Safran and Merger Sub, as applicable, against Safran and Merger Sub or the Company, as applicable, with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement. The Company will not be required to reimburse any of Safran’s expenses if the $25,000,000 termination fee has already been paid under the Merger Agreement.

Certain Substitution Rights in Connection with the Sale of the Transferred Intel Companies

Pursuant to the Merger Agreement, if the BAE Agreement is terminated, the Company may elect to defer Safran’s rights to terminate the Merger Agreement and may initiate, solicit and encourage the making of a proposal or offer from, engage in negotiations or discussions with, and furnish any material nonpublic information to, any person (which we refer to in this proxy statement as a Substitute Intel Buyer) with respect to the potential acquisition (which we refer to in this proxy statement as a Substitute Intel Transaction) by such person, directly or indirectly, in one transaction or a series of transactions, of the Intel Companies.

In order to exercise the rights described above, the Company is obligated under the Merger Agreement to notify Safran of its intention to do so within five days after the termination of the BAE Agreement.

The Company must promptly advise Safran of any negotiations or discussions with any Substitute Intel Buyer with respect to a potential Substitute Intel Transaction, the material terms and conditions of any such Substitute Intel Transaction and the identity of the Substitute Intel Buyer, and to keep Safran reasonably informed of the status and material details of any such negotiations or discussions and provide to Safran as soon as practicable copies of all material written correspondence relating to any such Substitute Intel Transaction exchanged between the Company or any of its subsidiaries and the Substitute Intel Buyer.

In the event that the Company determines to enter into an agreement (which we refer to in this proxy statement as a Substitute Intel Agreement) with a Substitute Intel Buyer providing for a Substitute Intel Transaction (which we refer to in this proxy statement as the Failed Intel Buyer Substitution Right), the Company is required to deliver written notice to Safran of the Company’s intention to exercise the Failed Intel Buyer Substitution Right no later than four business days prior to entry into such Substitute Intel Agreement, which notice shall include a substantially final draft of the Substitute Intel Agreement and a statement by the Company as to whether the Substitute Intel Buyer and Substitute Intel Agreement would not reasonably be expected to materially and adversely affect Safran’s rights or obligations (as compared with BAE and the BAE Agreement), taking into account all relevant factors, including the terms and conditions of the Substitute Intel Agreement and the financial position of the Substitute Intel Buyer (which we refer to in this proxy statement as the Substitute Determination).

Safran will be deemed to accept the Substitute Determination unless Safran provides written notice of disagreement to the Company within three business days of Safran’s receipt of the Company’s notice of its intention to exercise the Failed Intel Buyer Substitution Right. Safran may terminate the Merger Agreement if the Substitute Intel Buyer and Substitute Intel Agreement would reasonably be expected to materially and adversely affect Safran’s rights and obligations as described in the section of this proxy statement entitled “— Termination of the Merger Agreement.” The Company is required to notify Safran in writing within two business days following execution of the Substitute Intel Agreement.

In the event that the Company enters into a Substitute Intel Agreement and the purchase price payable under such agreement is greater than the $295,833,000 purchase price set forth in the BAE Agreement, the $12.00 per share merger consideration payable to stockholders under the Merger Agreement will be increased by a per share amount in cash determined based on the excess amount of the purchase price provided for in the Substitute Intel Agreement over $295,833,000 using the same methodology used by the Company and Safran in determining the $12.00 per share merger consideration.

There can be no assurance that a Substitute Intel Transaction will be successfully implemented if the BAE Transaction fails to close and we seek to exercise the foregoing rights. If we elect to seek a Substitute Intel Buyer, there can be no assurance that such buyer will be acceptable to Safran. In addition, the timing and certainty of closing of a Substitute Intel Transaction may be subject to a number of risks which could affect our ability to consummate the Merger.

Amendment

Subject to the applicable provisions of the DGCL, at any time prior to the effective time of the Merger, the parties may modify or amend the Merger Agreement by written agreement of the respective parties; except that after our stockholders have adopted the Merger Agreement, no amendment (other than a termination of the Merger Agreement in accordance with its terms) can be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s stockholders under the Merger Agreement or is otherwise required under any applicable law to be approved by such stockholders without such approval having been obtained.

Specific Performance

The parties have agreed that, if for any reason a party fails to perform its obligations under the Merger Agreement, a party seeking to enforce the Merger Agreement against such nonperforming party will be entitled to specific performance and injunctive and other equitable relief, in addition to and not in limitation of any other remedy to which it is entitled at law or in equity.

Third-Party Beneficiaries

The Merger Agreement disclaims third-party beneficiary rights, except for (a) the rights of the D&O Indemnified Parties and the Company Indemnified Parties to enforce the relevant provisions of the Merger Agreement with respect to indemnification and insurance and (b) the rights of the Company’s stockholders and holders of Company options, restricted stock awards, deferred stock units and warrants to enforce the relevant provisions of the Merger Agreement with respect to their rights to receive the applicable consideration as provided in the Merger Agreement from and after the effective time of the Merger.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures will be required.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement.

If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to L-1 Identity Solutions, Inc., 177 Broad Street, Stamford, Connecticut 06901, Attention: Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of common stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. We have no present obligation or intention to file such a petition or to initiate negotiations in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement. You should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro-rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND EXECUTIVE OFFICERS

Ownership of Common Stock by Certain Beneficial Owners

The following table sets forth certain information with respect to beneficial ownership of our common stock as of November 18, 2010, unless otherwise set forth below, for: (1) each person or entity known to L-1 to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our executive officers and directors as a group. Unless otherwise indicated, the percentage ownership of common stock is based on the number of shares outstanding as of November 18 of 93,571,891. Unless otherwise indicated below, the business address of each person and entity listed is c/o L-1 Identity Solutions, Inc., 177 Broad Street, Stamford, CT 06901

In general, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, under SEC rules, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date. The number of shares beneficially owned by each stockholder is determined according to the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares.

	Securities Beneficially Owned
	Shares	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned	Shares Outstanding

Principal Securityholders
Safran SA(1)	13,727,162	14.58%
2, boulevard du Général Martial Valin 75724 Paris Cedex 15 France +33 14 0 60 84 28
Iridian Asset Management LLC(2)	7,662,846	8.19%
276 Post Road West Westport, CT 06880
Aston Capital Partners L.P.(3)	7,619,047	8.14%
L-1 Investment Partners, LLC(4)	7,619,047	8.14%
Dimensional Fund Advisors LP(5)	5,183,234	5.54%
6300 Bee Cave Road Building One Austin, TX 78746
MHR Institutional Partners III LP(6)	4,859,112	5.19%
40 West 57th Street, 24th Floor New York, NY 10019
Directors
B.G. Beck(7)	1,128,420	1.21%
Milton E. Cooper(8)	132,287	*
Robert S. Gelbard(9)	54,932	*
Malcolm J. Gudis(10)	103,907	*
John E. Lawler(11)	108,082	*
James M. Loy(12)	48,417	*
Harriet Mouchly-Weiss(13)	76,925	*
Peter Nessen(14)	80,096	*
B. Boykin Rose(15)	48,417	*
Named Executive Officers
Robert V. LaPenta(16)	13,727,162	14.58%
Chairman, President, and Chief Executive Officer
James DePalma(17)	8,155,759	8.68%
Executive Vice President, Chief Financial Officer and Treasurer
Joseph Atick(18)	1,443,077	1.53%
Executive Vice President, Chief Strategy Officer
Mark S. Molina(19)	548,277	*
Executive Vice President, Chief Legal Officer and Secretary
Joseph Paresi(20)	7,957,565	8.49%
Executive Vice President, Chief Marketing Officer
All directors and executive officers as a group(21) (16 persons)	18,906,718	19.60%

*	indicates less than 1%.

(1)	Based solely on the Schedule 13D filed by Safran, Safran USA, Inc. and Laser Acquisition Sub Inc. on September 19, 2010, Safran, Safran USA, Inc. and Laser Acquisition Sub Inc., consists of 13,727,162 shares of common stock beneficially owned by Aston and Mr. LaPenta, over which the reporting person may be deemed to have beneficial ownership by virtue of certain provisions of the Voting and Support Agreement. See the section of this proxy statement entitled “— Voting and Support Agreement.”

(2)	Based solely on the Schedule 13G/A filed by Iridian Asset Management LLC (which we refer to in this proxy statement as Iridian), David L. Cohen and Harold J. Levy on January 28, 2010. According to the 13G/A, effective June 30, 2009 Messrs. Cohen and Levy indirectly acquired ownership and control of 100% of the equity interest of Iridian from BIAM (US) Inc., an indirectly wholly owned subsidiary of the Governor and Company of the Bank of Ireland. Thus, on that date, Messrs. Cohen and Levy may be deemed to have acquired beneficial ownership of all shares of common stock beneficially owned by Iridian. Iridian is majority owned by Arovid Associates LLC, a Delaware limited liability company owned and controlled by the following: 12.5% by Mr. Cohen, 12.5% by Mr. Levy, 37.5% by LLMD LLC, a Delaware limited liability company, and 37.5% by ALHERO LLC, a Delaware limited liability company. LLMD LLC is owned 1% by Mr. Cohen and 99% by a family trust controlled by Mr. Cohen. ALHERO LLC is owned 1% by Mr. Levy and 99% by a family trust controlled by Mr. Levy.

(3)	The ultimate controlling persons of Aston Capital Partners L.P. are Robert V. LaPenta, James A. DePalma, Doni L. Fordyce and Joseph Paresi, (each of whom is an executive officer of the Company), a managing member of L-1 Investment Partners LLC, the investment manager of Aston Capital Partners L.P., and a managing member of Aston Capital Partners GP LLC, the general partner of Aston Capital Partners L.P.

(4)	Comprised of 7,619,047 shares of common stock held by Aston Capital Partners L.P., of which L-1 Partners is the investment manager.

(5)	Based solely on the Schedule 13G/A filed by Dimensional Fund Advisors LP (which we refer to in this proxy statement as Dimensional) on February 8, 2010. According to the 13G/A, in its role as investment advisor sub-advisor or investment manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over shares of common stock owned by Dimensional, its subsidiaries, trusts and accounts. According to the 13G/A, Dimensional disclaims beneficial ownership of such shares.

(6)	Based solely on the Schedule 13G filed by MHR Institutional Partners III LP (which we refer to in this proxy statement as MHR) on February 13, 2009. According to the 13G, MHR Institutional Advisors III LLC (which we refer to in this proxy statement as MHR GP) is a Delaware limited liability company that is the general partner of MHR and, in such capacity, may be deemed to beneficially own the shares of common stock held for the account of MHR. According to the 13G, MHR Fund Management LLC (which we refer to in this proxy statement as MHR Fund) is a Delaware limited liability company that is an affiliate of and has an investment management agreement with MHR, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the shares of common stock held for the account of MHR and, accordingly, it may be deemed to beneficially own the shares of common stock held for the account of MHR. According to the 13G, Dr. Mark H. Rachesky is the managing member of MHR GP and MHR Fund and, in such capacity, may be deemed to beneficially own the shares of common stock held for the account of MHR.

(7)	Includes 13,000 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date.

(8)	Includes 85,140 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date.

(9)	Includes 15,000 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date.

(10)	Includes 56,760 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date.

(11)	Includes 49,665 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date.

(12)	Includes 25,000 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date.

(13)	Includes 32,667 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date.

(14)	Includes 38,500 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date.

(15)	Includes 25,000 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date.

(16)	Includes 562,632 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date and units in the L-1 Identity Solutions, Inc. 401(k) Plan representing 3,063 shares of common stock. Also includes 7,619,047 shares of common stock held by Aston. Mr. LaPenta is a managing member of L-1 Partners. Mr. LaPenta disclaims beneficial ownership of the shares held by Aston.

(17)	Includes 336,430 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date and units in the L-1 Identity Solutions, Inc. 401(k) Plan representing 3,284 shares of common stock. Also includes 7,619,047 shares of common stock held by Aston. Mr. DePalma is a managing member of L-1 Partners. Mr. DePalma disclaims beneficial ownership of the shares held by Aston.

(18)	Includes 677,329 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date and units in the L-1 Identity Solutions, Inc. 401(k) Plan representing 3,474 shares of common stock.

(19)	Includes 416,974 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date and units in the L-1 Identity Solutions, Inc. 401(k) Plan representing 5,572 shares of common stock.

(20)	Includes 200,857 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date. Also includes 7,619,047 shares of common stock held by Aston. Mr. Paresi is a managing member of L-1 Partners. Mr. Paresi disclaims beneficial ownership of the shares held by Aston.

(21)	Consists of 2,878,461 shares of common stock issuable pursuant to stock options which were exercisable as of November 18, 2010, or which become exercisable within 60 days of such date, and 16,028,257 shares of common stock held by the executive officers and directors as a group and deemed to be beneficially held by the directors and executive officers as a group, including 7,619,047 shares of common stock held by Aston.

MARKET PRICE OF THE COMPANY
COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on the New York Stock Exchange under the trading symbol “ID.” The following table sets forth, for the indicated calendar periods, the daily high and low sales prices of our common stock as reported by the New York Stock Exchange:

	High	Low

Fiscal Year Ending December 31, 2010:
Third Quarter	11.75	7.11
Second Quarter	9.06	6.78
First Quarter	9.46	6.96
Fiscal Year Ending December 31, 2009:
Fourth Quarter	7.90	5.67
Third Quarter	8.64	6.74
Second Quarter	9.50	4.93
First Quarter	8.16	3.23
Fiscal Year Ended December 31, 2008
Fourth Quarter	15.28	4.33
Third Quarter	17.22	11.66
Second Quarter	16.02	12.77
First Quarter	18.54	10.66

We paid no dividends in 2008, 2009 or, as of the date of this proxy statement, in 2010. We presently intend to retain any cash for use in the operation and expansion of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. In addition, we are prohibited from paying dividends pursuant to our credit agreement with Bank of America, N.A.

Our common stock is listed on the New York Stock Exchange under the trading symbol “ID”. The closing sale price of our common stock on the New York Stock Exchange on September 17, 2010, the last trading day prior to announcement of the execution of the Merger Agreement, was $9.70 per share. The closing sale price of our common stock on the New York Stock Exchange was $7.23 on January 5, 2010, the trading day prior to our public announcement of the strategic alternatives review process. On • , which is the most recent practicable date prior to the date of this proxy statement, the closing sale price of our common stock was $ •  per share. You are encouraged to obtain current market quotations for L-1 common stock.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. We intend to hold the 2011 Annual Meeting of Stockholders (which we refer to in this proxy statement as the 2011 Annual Meeting) only if the Merger is not completed.

If a stockholder wishes to submit a proposal for inclusion in the proxy statement and form of proxy for the 2011 Annual Meeting of Stockholders, in accordance with Rule 14a-8 under the Exchange Act, such proposal must be received by the Company at its principal executive offices not later than November 16, 2010. To properly present matters outside the Rule 14a-8 process or to nominate directors at the 2011 Annual Meeting of Stockholders, stockholders must comply with the advance notice requirements contained in the Company’s by-laws. Such notices must be received by the Company not earlier than January 5, 2011 nor later than February 19, 2011 (unless the 2011 Annual Meeting of Stockholders is held on a date more than 7 days prior to May 5, 2011) and must include the specified information concerning the proposal or nominee as described in the Company’s by-laws.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household unless we have received contrary instructions. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Computershare Inc., at (877) 282-1168 or by writing to Computershare Inc., at 250 Royall Street, Canton, Massachusetts 02021. Upon written or oral request, we will promptly provide a separate copy of the annual reports and proxy statements. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to our Secretary at 177 Broad Street, Stamford, Connecticut 06901, telephone (203) 504-1109.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the special meeting or any adjournment or postponement of the special meeting. If any other matters properly come before the special meeting or at any adjournment or postponement of the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations section of our website at http://www.L1id.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to L-1 Identity Solutions, Inc., 177 Broad Street, Stamford, Connecticut 06901, Attention: Investor Relations, telephone (203) 504-1109, or on our website at http://www.L1id.com or from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Safran has supplied all information pertaining to Safran and Merger Sub in this proxy statement and we have supplied all information pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

L-1 Identity Solutions, Inc. Filings:	Periods/Report Dates:

Annual Report on Form 10-K	Year ended December 31, 2009, as amended by Form 10-K/A filed on July 2, 2010
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2010, June 30, 2010 and September 30, 2010
Current Reports on Form 8-K	November 17, 2010
September 21, 2010
September 20, 2010
August 31, 2010
May 7, 2010

Notwithstanding the foregoing, information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described in the section of this proxy statement entitled “Where You Can Find More Information.”

We have not authorized anyone to provide information that is different from what is contained in this proxy statement and, if given, such information must not be relied upon as having been authorized by us or any other person.

THIS PROXY STATEMENT IS DATED • . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE OR SUCH OTHER DATE AS MAY BE SPECIFIED HEREIN, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
SAFRAN SA,
LASER ACQUISITION SUB INC.
and
L-1 IDENTITY SOLUTIONS, INC.
September 19, 2010

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2010 (this “Agreement”), by and among L-1 Identity Solutions, Inc., a Delaware corporation (the “Company”), Safran SA, a French société anonyme (“Parent”), and Laser Acquisition Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have unanimously approved this Agreement and resolved that the transactions contemplated by this Agreement (including the consummation of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (“DGCL”)), are advisable and in the best interests of their respective stockholders;

WHEREAS, the Board of Directors of Parent has approved this Agreement and authorized the consummation of the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company unanimously resolved to recommend that its stockholders approve the Merger and this Agreement and the transactions contemplated by this Agreement, in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that Robert V. LaPenta and Aston Capital Partners L.P. (the “Principal Stockholders”) each enter into a Voting and Support Agreement, dated as of the date hereof (the “Support Agreement”), simultaneously herewith, pursuant to which, among other things, the Principal Stockholders have agreed to vote to adopt this Agreement and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Support Agreement, and in order to induce Parent and Merger Sub to enter into this Agreement, the Board of Directors of the Company has approved the execution and delivery of the Support Agreement by the Principal Stockholders; and

WHEREAS, concurrently with the execution of this Agreement, the Company and BAE Systems Information Solutions Inc., a Virginia corporation (“Intel Buyer”), are entering into a Purchase Agreement, dated as of the date of this Agreement (together with all annexes and exhibits thereto, the “Intel Purchase Agreement”), a copy of which is attached as Exhibit A to this Agreement, pursuant to which, at the Intel Closing, which is expected to occur prior to the Closing, Intel Buyer will, upon the terms and subject to the conditions set forth in the Intel Purchase Agreement, acquire from L-1 Identity Solutions Operating Company, a Delaware corporation and a wholly owned Subsidiary of the Company, and the Company will cause to be sold to Intel Buyer (the “Intel Transaction”), all of the issued and outstanding shares of capital stock or membership interests (as applicable) of each of McClendon, LLC, SpecTal, LLC and Advanced Concepts, Inc. (the ‘‘Transferred Intel Companies”), which entities, together with Patriot, LLC (“Patriot” and, collectively with the Transferred Intel Companies, the “Intel Companies”) comprise the Intel Business of the Company.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“6.9(a)(1) Contract” has the meaning set forth in Section 6.9(a).

“Acquisition Proposal” means any proposal or offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of related transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues, earnings or assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

‘Basis Study Firm” has the meaning set forth in Section 6.20.

“Benefit Plans” has the meaning set forth in Section 4.9(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or Paris, France are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.2(a).

“Certificates” has the meaning set forth in Section 3.1(d).

“CFIUS” means the Committee on Foreign Investment in the United States.

“Change in Recommendation” has the meaning set forth in Section 6.4(c).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Co-Buyer Disclosure Agreement” means the Co-Buyer Disclosure Agreement, dated as of September 13, 2010, among the Company, BAE Systems, Inc. and Parent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board Recommendation” has the meaning set forth in Section 6.8(c).

“Company Deferred Stock Unit” has the meaning set forth in Section 3.3(c).

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Financial Advisors” means Goldman, Sachs & Co. and Stone Key.

“Company Indemnified Parties” means the D&O Indemnified Parties and the current and former employees of the Company and its Subsidiaries (other than the Intel Companies).

“Company Intellectual Property Rights” means Intellectual Property owned by the Post-Sale Company.

“Company Leases” has the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” means any change, effect, event, development, state of facts, occurrence or circumstance which, individually or in the aggregate with all other changes, effects, events, developments, state of facts, occurrences or circumstances, is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Post-Sale Company, taken as a whole; provided, however, that changes, effects, events, developments, state of facts, occurrences or circumstances to the extent relating to or resulting from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, effect or circumstance in any of the industries or markets in which the Post-Sale Company operates; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) applicable to the Post-Sale Company; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Post-Sale Company conducts business; (iv) any acts of

God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war; (v) the negotiation, execution, announcement, consummation or existence of this Agreement, the Intel Purchase Agreement or the Transactions (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators and any suit, action or proceeding arising therefrom or in connection therewith (it being understood and agreed that the facts and circumstances that may have given rise to such suit, action or proceeding that are not otherwise excluded from the determination of a Company Material Adverse Effect by reason of the exclusions to this definition may be taken into account in determining whether there has been a Company Material Adverse Effect); provided that, solely for the purposes of Section 4.3(c)(iii), any contractual consequence (in accordance with the terms of the applicable Contract) of the execution of this Agreement or the consummation of the Transactions shall not be excluded under this proviso); (vi) any action taken as expressly permitted or required by this Agreement or the Intel Purchase Agreement or with the consent or at the direction of Parent or Merger Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 6.1); and (vii) any changes in the market price or trading volume of the Shares, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or changes in credit ratings; provided that this clause (vii) shall not preclude any change, effect, event, development, state of facts, occurrence or circumstance that may have contributed to or caused such failure to the extent not otherwise excluded from the determination of a Company Material Adverse Effect by reason of the exclusions to this definition from being taken into account in determining whether a Company Material Adverse Effect has occurred (except, with respect to clauses (i) — (iv), to the extent the Post-Sale Company is materially disproportionately adversely affected by such changes or events relative to other participants in the industry in which the Post-Sale Company participates, in which case only the materially disproportionate extent of the effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 4.18(a).

“Company Option” has the meaning set forth in Section 3.3(a).

“Company Permits” has the meaning set forth in Section 4.11(a).

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Special Meeting” has the meaning set forth in Section 6.8(b).

“Company Stockholder Approval” means the affirmative vote (in person or by proxy), at the Company Special Meeting, or any adjournment or postponement of the Company Special Meeting, of the holders of a majority of the outstanding Shares in favor of approving this Agreement.

“Company Termination Fee” has the meaning set forth in Section 8.2(b).

“Company Warrants” has the meaning set forth in Section 4.2(a).

“Confidentiality Agreement” means the confidentiality agreement, dated May 19, 2010, between the Company and Parent (as amended or supplemented).

“Consent” has the meaning set forth in Section 4.4.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Continuing Employees” has the meaning set forth in Section 6.5(a).

“Contract” means any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“Conversion-Eligible Subsidiaries” has the meaning set forth in Section 6.19.

“Conversion Right” has the meaning set forth in Section 6.16.

“Convertible Notes” has the meaning set forth in Section 4.2(a).

“D&O Indemnified Parties” means the current and former directors, officers and members of the boards of managers of the Company and its Subsidiaries (other than the Intel Companies).

“D&O Insurance” has the meaning set forth in Section 6.7(c).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.5.

“DoD” has the meaning set forth in Section 6.9(c).

“DSS” has the meaning set forth in Section 4.20.

“EAR” has the meaning set forth in Section 4.21.

“Effective Time” has the meaning set forth in Section 2.2(a).

“Environmental Law” means any Law relating to the protection of human health and safety (as related to the exposure to or handling of Hazardous Materials), the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (as related to the exposure to or handling of Hazardous Materials), as each has been amended and the regulations that have been promulgated pursuant thereto.

“Equity Plans” has the meaning set forth in Section 3.3(a).

“ERISA” has the meaning set forth in Section 4.9(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with any company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“ESPP” has the meaning set forth in Section 3.3(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exon-Florio” has the meaning set forth in Section 4.4.

“Failed Buyer Substitution Notice” has the meaning set forth in Section 8.3(d).

“Failed Intel Buyer Substitution Right” has the meaning set forth in Section 8.3(d).

“FAR” has the meaning set forth in Section 4.4.

“FCL” has the meaning set forth in Section 6.9(a).

“FCPA” has the meaning set forth in Section 4.11(d).

“Filings” has the meaning set forth in Section 6.9(a).

“Financial Statements” has the meaning set forth in Section 4.5.

“FOCI” means foreign ownership, control or influence.

“Foreign Plan” has the meaning set forth in Section 4.9(a).

“GAAP” has the meaning set forth in Section 4.5.

“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, as modified by binding modification or change orders, between the Company or any of its Subsidiaries and (a) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization), (b) any prime contractor of any Governmental Entity, or (c) any subcontractor to the Company or any of its Subsidiaries with respect to any Contract of a type described in clauses (a) or (b) above. For purposes of clarity, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, toxic mold and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identity Business” means the businesses of the Company and its Subsidiaries, other than the Intel Business.

“Identity Companies” means the Company and all of its Subsidiaries, other than the Intel Companies.

“Intel Business” means the business conducted by the Intel Companies as of the Closing Date (as defined in the Intel Purchase Agreement).

“Intel Buyer” has the meaning set forth in the Recitals.

“Intel Closing” means the Closing as defined in the Intel Purchase Agreement.

“Intel Companies” has the meaning set forth in the Recitals.

“Intel Purchase Agreement” has the meaning set forth in the Recitals.

“Intel Transaction” has the meaning set forth in the Recitals.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) patents, patent applications and patent disclosures, including continuations, divisionals, reissue and reexaminations (“Patents”), (ii) registered and unregistered trademarks, trademark applications, trade names, trade dress, service marks, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing (“Trademarks”), (iii) registered and unregistered copyrights, mask works, works of authorship, moral rights, and copyrights in Software (“Copyrights”), (iv) trade secrets, and proprietary confidential information, data, databases and know-how (whether or not patentable and whether or not reduced to practice) (“Trade Secrets”) and (v) to the extent not included in the foregoing (i) — (iv), all other intellectual property arising from or relating to Technology.

“International Trade Laws and Regulations” means all Laws concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including United States Code, Title 13, Chapter 9 Collection and Publication of Foreign Commerce and Trade Statistics administered by the United States Census Bureau, the Tariff Act of 1930, as amended, and other laws administered by the United States Customs and Border Protection, regulations issued or enforced by the United States Customs and Border Protection, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the FCPA, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

“Intervening Event” has the meaning set forth in Section 6.4(c).

“IRS” means the United States Internal Revenue Service.

“ITAR” has the meaning set forth in Section 4.4.

“Judgment” means any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation or determination.

“Knowledge” means the actual knowledge, after reasonable inquiry of the direct reports who would reasonably be expected to be in possession of the knowledge of the type addressed by the applicable representations and warranties that are subject to the applicable ‘‘Knowledge” qualifier used in such representation and warranty, of (i) as to the Company, the persons identified in Section 1.1 of the Company Disclosure Schedule, and (ii) as to Parent or Merger Sub, the persons identified in Section 1.1 of the Parent Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, Judgment, franchise, license, agency requirement or permit of any Governmental Entity.

“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances and security interests.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means $12.00 per share, in cash without interest; provided, however, that if the purchase price payable pursuant to a Substitute Intel Agreement as of the Intel Closing is greater than the Purchase Price set forth in the Intel Purchase Agreement as of the date of this Agreement (the amount of any such excess, the “Additional Aggregate Intel Purchase Price”), the Merger Consideration shall be increased by a per share amount in cash determined based on the Additional Aggregate Intel Purchase Price using the same methodology used by the parties in determining the Merger Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“NISPOM” has the meaning set forth in Section 4.4.

“Note Holder” has the meaning set forth in Section 7.1(e).

“Notes Indenture” has the meaning set forth in Section 6.16.

“Notice of Adverse Recommendation” has the meaning set forth in Section 6.4(c).

“NYSE” means the New York Stock Exchange.

“Open Source” has the meaning set forth in Section 4.13(h).

“Option Consideration” has the meaning set forth in Section 3.3(a).

“Other Facilities” has the meaning set forth in the Section 6.9(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Company” means any direct or indirect wholly owned Subsidiary of Parent, Parent and Merger Sub.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Expenses” has the meaning set forth in Section 8.2(d).

“Parent Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

“Parent Termination Fee” means $75,000,000 in cash.

“Patriot” has the meaning set forth in the Recitals.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Liens” means (i) Liens for current Taxes not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings (provided, in each case that a reserve has been established for such Taxes in the Company’s Financial Statements in an amount in accordance with GAAP), (ii) Liens of any materialmen, mechanics, workmen, repairmen, contractors, warehousemen, carriers, suppliers, vendors or equivalent Liens arising in the ordinary course of business consistent with past practice in respect of amounts that are not yet due or payable, or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) Liens that secure any indebtedness reflected as liabilities in the Financial Statements and (iv) any other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“PCL” has the meaning set forth in Section 6.9(a).

“Post-Closing Plans” has the meaning set forth in Section 6.5(a).

“Post-Sale Company” means the Company and its Subsidiaries, after giving effect to the Intel Transaction (as though such transaction had been consummated in accordance with the Intel Purchase Agreement).

“Principal Stockholders” has the meaning set forth in the Recitals.

“Proxy Statement” means the proxy statement filed with the SEC (together with all amendments and supplements thereto) relating to the Merger and this Agreement.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Representatives” has the meaning set forth in Section 6.3.

“Restraints” has the meaning set forth in Section 7.1(b).

“Restricted Stock Award” has the meaning set forth in Section 3.3(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the issued and outstanding shares of common stock, par value $0.001 per share, of the Company.

“Software” means any and all (i) computer programs, including screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, icons used therein and any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases and compilations, whether machine readable or otherwise and (iii) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Stone Key” has the meaning set forth in Section 4.25.

“Subsidiary” means, as to any Person, any Person (i) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (ii) of which such first Person possesses the right to elect more than fifty percent (50%) of the directors or Persons holding similar positions. Notwithstanding the foregoing, with respect to the Company, for purposes of this Agreement, Subsidiaries shall include Patriot.

“Substitute Determination” has the meaning set forth in Section 8.1(b)(iv).

“Substitute Intel Agreement” has the meaning set forth in Section 8.3(d).

“Substitute Intel Buyer” has the meaning set forth in Section 8.3(c).

“Substitute Intel Transaction” has the meaning set forth in Section 8.3(a).

“Substitution Exercise Notice” has the meaning set forth in Section 8.3.

“Superior Proposal” means a bona fide written proposal or offer made by any Person to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of related transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than seventy-five percent (75%) of the outstanding Shares pursuant to a merger, consolidation or other business combination, sale of Shares, tender offer, exchange offer or similar transaction, excluding the Intel Business or (ii) all or substantially all of the assets of the Identity Business, obtained after the date hereof and not in breach of this Agreement, which is on terms which the Company’s Board of Directors determines in its good faith judgment, after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account such factors as the Company’s Board of Directors deems appropriate, including any changes to the terms of this Agreement proposed by Parent (which changes may be based on changes to the terms of the Intel Purchase Agreement proposed by Intel Buyer) in response to such offer or otherwise) from a financial point of view and reasonably capable of being completed on the terms proposed (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” means all federal, state, local or municipal (whether domestic or foreign) taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment, withholding taxes or other charges imposed by a Governmental Entity, and including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all national, federal, state, local or municipal (whether domestic or foreign) tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

“Technology” means, collectively, (i) all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, creations and other similar items; (ii) all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the foregoing, in any form or media, whether or not specifically listed herein and (iii) all related technology and documentation used in, incorporated in or embodied in any of the foregoing (i) or (ii), or used or useful in the design, development, reproduction, maintenance, improvement or modification of any of the foregoing (i) or (ii).

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Third Party” means any Person other than the Company and its Subsidiaries.

“Total Contract Loss” with respect to any Government Contract for the sale of goods or services by the Company or its Subsidiaries means the amount by which the sum of direct costs of performance and allocations of indirect costs of performance exceed the total revenue (all determined in accordance with GAAP and consistent with the Company’s past practices) under such Contract from inception to the date of this

Agreement, or is expected to be greater than the total revenue under such Contract from inception to the Closing Date or through the earlier date of completion of performance under such Contract.

“Transactions” means, collectively, the transactions contemplated by this Agreement and by the Intel Purchase Agreement.

“Transferred Company Business” means the businesses and operations of the Transferred Intel Companies.

“Transferred Intel Companies” has the meaning set forth in the Recitals.

“Warrant Consideration” has the meaning set forth in Section 3.3(e).

Section 1.2  Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the phrases “transactions contemplated by this Agreement” or “transactions contemplated hereby” or phrases of similar import, when used in this Agreement, shall not include the transactions contemplated by the Intel Purchase Agreement.

(b) References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(d) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to September 19, 2010, unless the context requires otherwise.

(f) When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Post-Sale Company, taken as a whole.

(g) References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(h) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(i) Notwithstanding any other provision in this Agreement, to the extent any covenant or agreement of the Company in this Agreement directly or indirectly requires any action or forbearance by Patriot, then solely with respect to such action or forbearance by Patriot, the Company’s obligations in respect of such covenant or agreement shall be deemed satisfied for all purposes of this Agreement if the Company shall have used its reasonable efforts to cause such action or forbearance.

(j) Notwithstanding any other provision in this Agreement, the representations and warranties made by the Company in this Agreement with respect to any of the Company and its Subsidiaries (other than the representations contained in Section 4.5 (SEC Reports), Section 4.6 (Internal Controls; Sarbanes-Oxley Act), Section 4.12 (Taxes), Section 4.28 (Transferred Intel Companies) and Section 4.29 (No Other Representations)) shall only apply with respect to the Post-Sale Company, and no representations or warranties are made in respect of the Intel Companies or any of their businesses, assets, liabilities, operations, employees or related matters.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (ii) the Company shall be the surviving corporation (the ‘‘Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in the DGCL.

Section 2.2  Effective Time.

(a) Parent, Merger Sub and the Company shall cause a certificate of merger (the ‘‘Certificate of Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.3  Closing.  The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing is to take place is referred to in this Agreement as the ‘‘Closing Date.”

Section 2.4  Certificate of Incorporation and Bylaws of the Surviving Corporation.  The certificate of incorporation and bylaws of the Surviving Corporation shall be in the form attached hereto as Exhibit B and Exhibit C, respectively, until thereafter amended as provided by Law, and by such certificate of incorporation and bylaws.

Section 2.5  Directors and Officers of the Surviving Corporation and its Subsidiaries.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. If requested by Parent prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause the directors of each of the Company’s Subsidiaries (or certain of the Company’s Subsidiaries as indicated by Parent), in each case other than the Intel Companies, to tender their resignations as directors, effective as of the Effective Time and to deliver to Parent written evidence of such resignations at the Effective Time.

ARTICLE III

CONVERSION OF SHARES

Section 3.1  Conversion of Shares.

(a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c), Shares held by any Subsidiary of the Company and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without any interest thereon.

(b) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Each Share held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Share held by any Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding, with appropriate adjustment to the number thereof to preserve any such Subsidiary’s percentage ownership in the Company.

(d) Each Share converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of outstanding Shares not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented outstanding Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such Share held by them.

Section 3.2  Exchange of Certificates Representing Shares.

(a) At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the ‘‘Paying Agent”), for the benefit of the holders of Shares immediately prior to the Effective Time (other than holders of Shares to be cancelled pursuant to Section 3.1(c), Shares held by any Subsidiary of the Company and Dissenting Shares) sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in exchange for all outstanding Shares immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c), Shares held by any Subsidiary of the Company and Dissenting Shares). The Consideration Fund shall not be used for any other purposes.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.1(a) (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with any required indemnity) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereof, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition precedent of such exchange that the Person requesting such exchange present proper evidence of transfer and pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Shares immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Consideration Fund. No investment of the Consideration Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including any interest from or the proceeds of any investments thereof) that remains unclaimed by the applicable former stockholders of the Company nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws, only as a general creditor thereof) for, and the Surviving Corporation shall remain liable for, payment of their claim for Merger Consideration in respect thereof (if any).

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(i) Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Deferred Stock Units, Company Options or Company Warrants such amounts as Parent, Merger Sub, the Surviving

Corporation or the Paying Agent is or may be reasonably required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

Section 3.3  Stock Options and Other Equity-Based Awards; Long Term Cash Awards; Warrants.

(a) Each option to purchase Shares granted under the Company’s L-1 Identity Solutions, Inc. 2010 Long-Term Incentive Plan, L-1 Identity Solutions, Inc. 2008 Long-Term Incentive Plan, Viisage Technology, Inc. 2005 Long-Term Incentive Plan, Viisage Technology, Inc. Second Amended and Restated 1996 Management Stock Option Plan, Viisage Technology, Inc. Amended and Restated 1996 Directors Stock Option Plan, 2002 Equity Incentive Plan of Identix Incorporated, Identix Incorporated New Employee Stock Incentive Plan, Identix Incorporated Nonemployee Directors Stock Option Plan, Identix Incorporated Equity Incentive Plan, Visionics Corporation 1990 Stock Option Plan, Visionics Corporation 1998 Stock Option Plan, Visionics Corporation Stock Incentive Plan, Bioscrypt Inc. Primary Stock Option Plan, ZN Employee Share Option Plan, Imaging Automation, Inc. 2003 Employee, Director and Consultant Stock Plan and Imaging Automation Inc. 1996 Stock Option Plan, each as amended from time to time (collectively, the “Equity Plans”), and options to purchase Shares granted outside a plan (any such option, whether granted under an Equity Plan or otherwise, a ‘‘Company Option”) and outstanding immediately prior to the Effective Time, shall, to the extent not then vested and exercisable, become fully vested and exercisable as of immediately prior to the Effective Time. As of the Effective Time, each Company Option then outstanding shall be cancelled, and the holder of each Company Option shall be entitled to receive from the Company, as of the Effective Time and with respect to each Company Option, cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option, multiplied by (ii) the number of Shares covered by such Company Option (the aggregate amount of such cash, the “Option Consideration”), with payment subject to applicable Tax withholding and paid without interest.

(b) Restrictions on each restricted stock award granted under the Equity Plans and outstanding immediately before the Effective Time (each, a “Restricted Stock Award”) shall lapse as of the Effective Time and such Restricted Stock Award shall become fully vested. As of the Effective Time, each Restricted Stock Award shall be treated in the same manner as other Shares under Section 3.1, with payment subject to applicable Tax withholding and paid without interest.

(c) Each stock unit award relating to a bonus previously earned but deferred by an employee of the Company pursuant to the terms of such employee’s employment agreement with the Company (each, a ‘‘Company Deferred Stock Unit”) shall be canceled, and the holder of each such Company Deferred Stock Unit shall be entitled to receive from the Company as of the Effective Time, with respect to each Company Deferred Stock Unit, an amount equal to the Merger Consideration, with payment subject to applicable Tax withholding and paid without interest.

(d) Each long-term cash award granted in February 2010 concurrently with the Company’s regular annual grant of equity incentive awards shall become fully vested as of the Effective Time. As of the Effective Time, each such long-term cash award shall become payable by the Company, such payment to be made as soon as practicable, and in no event less than ten (10) Business Days following, the Effective Time, with such payment subject to applicable Tax withholding and paid without interest.

(e) Each Company Warrant outstanding immediately before the Effective Time shall, pursuant to the terms thereof, as of the Effective Time, cease to represent a right to acquire Shares and shall be converted, at the Effective Time, into a right to receive from the Company a payment in cash, on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Company Warrant, in an amount equal to, with respect to Company Warrants held by a specified holder, (i) the product of (A) the number of Shares subject to the Company Warrants of such holder and (B) the Merger Consideration minus (ii) the product of (A) the number of Shares subject to the Company Warrants of such holder and (B) the per share exercise price of such Company Warrants immediately prior to the Effective Time (provided, that if the foregoing calculation results in a negative number, the cash payment shall be $0) (the aggregate amount of such cash, the “Warrant Consideration”). All amounts payable in respect of such Company Warrants pursuant to this Section 3.3(e) shall be subject to applicable Tax withholding and paid without interest.

(f) Prior to the Effective Time, the Company shall use its reasonable best efforts to take all such actions as may be required to effectuate the provisions of this Section 3.3. No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation or the Paying Agent all funds necessary to fulfill the obligations under this Section 3.3.

(g) With respect to the L-1 Identity Solutions, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”), (i) no new offering period shall commence after the date of this Agreement; (ii) any offering period under the ESPP that is in effect as of the date of this Agreement shall terminate on September 30, 2010 and amounts credited to the accounts of participants shall be used to purchase Shares in accordance with the terms of the ESPP; and (iii) such Shares shall be treated as other outstanding Shares in accordance with Section 3.1 of this Agreement.

Section 3.4  Adjustments.  Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction, the Merger Consideration shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction.

Section 3.5  Dissenting Shares.  Notwithstanding Section 3.1(a) hereof, to the extent that holders of Shares are entitled to appraisal rights under Section 262 of the DGCL, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the ‘‘Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such Shares shall not be deemed to be Dissenting Shares. The Company shall promptly provide Parent with notice of any demands for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2(a) to pay for Dissenting Shares shall be returned to Parent upon demand.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Reports (excluding any (A) risk factor disclosures contained under the heading “Risk Factors” (other than any historical information included therein), (B) any disclosure of risks included in any “forward-looking statements” disclaimers and (C) any other statements included in such Company SEC Reports to the extent that such disclosures are predictive or forward-looking in nature) and (ii) the Company Disclosure Schedule (subject to the third sentence of Section 9.4), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization and Good Standing.  Each of the Company and its Subsidiaries is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, except with respect to the Subsidiaries of the Company only where the failure to be so organized, existing and (to the extent applicable) in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its

Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent a copy of its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the organizational documents of each of its Subsidiaries listed in Section 4.1 of the Company Disclosure Schedule, in each case, as currently in effect. All such organizational documents of the Company and its Subsidiaries are in full force and effect and neither the Company nor any of its Subsidiaries is in material violation of any of their respective provisions.

Section 4.2  Capitalization; Subsidiaries.

(a) As of September 17, 2010, the authorized capital stock of the Company consists of (i) 125,000,000 Shares, 93,184,172 of which were issued and outstanding (excluding shares held by the Company as treasury stock) and 5,443,416 of which were reserved for issuance pursuant to the Equity Plans and 124,162 of which were reserved for issuance upon exercise of the Company Warrants, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share, of the Company, none of which were issued and outstanding. “Company Warrants” refer to the warrants listed in Section 4.2(a) of the Company Disclosure Schedule. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than (i) pursuant to the Equity Plans and the Company Warrants and (ii) the Company’s 3.75% convertible senior notes due 2027 (the ‘‘Convertible Notes”), there are no outstanding options, warrants, calls, stock appreciation rights, phantom stock awards, subscriptions, convertible securities, or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (or that are convertible into securities having such rights), or other rights, agreements or commitments of any kind to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or securities convertible into or exchangeable for such shares or equity interests, and there are no voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company. Section 4.2(a) of the Company Disclosure Schedule sets forth a list, as of September 17, 2010, of (A) all Company Options and other outstanding options to purchase Shares issued under Equity Plans or otherwise, the number of Shares subject thereto, the grant dates, exercise or base prices (if applicable), the vested or unvested status thereof and the names of the holders thereof and (B) all Shares or other Share-based awards that were outstanding but were subject to vesting or other forfeiture restrictions, including Restricted Stock Awards under Equity Plans or otherwise, the grant dates, the vested or unvested status thereof, repurchase price (if any) thereof and the names of the holders thereof, which list accurately sets forth the aggregate number of Shares described in the preceding clauses (A) and (B) (except for de minimis errors and omissions) and, with respect to the other information set forth therein, is true and correct in all material respects. Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is owned by the Company or another Subsidiary of the Company. There are no outstanding options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any kind to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of issued or unissued, as the case may be, capital stock or other equity interest in any Subsidiary of the Company, or securities convertible into or exchangeable for shares of capital stock or other equity interest in any Subsidiary of the Company.

(b) Section 4.2(b) of the Company Disclosure Schedule lists, as of the date hereof, each of the Subsidiaries of the Company and, for each such Subsidiary, its respective jurisdiction of incorporation or formation. Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights (to the extent applicable), and are owned free and clear of all Liens other than Permitted Liens. There are no voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of any Subsidiary of the Company.

(c) Except as described in Section 4.2(c) of the Company Disclosure Schedule and other than with respect to the Company’s Subsidiaries and cash management investments in the ordinary course of business, the Company does not own or control, directly or indirectly, any equity interest in any Person, or have any obligation or has made any commitment to acquire any such equity interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution, advance or otherwise) in any other Person.

(d) All Company Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant and no Company Option has been extended, amended or repriced since the date of the grant.

Section 4.3  Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company (including by its Board of Directors), and except for the Company Stockholder Approval, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) adopted this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and Company’s stockholders, (iii) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement and (iv) resolved to recommend that the Company’s stockholders approve the Merger and this Agreement at the Company Special Meeting.

(c) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby by the Company will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of (A) the Company or (B) any of its Subsidiaries, (ii) assuming the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of any payments pursuant to any of the terms, conditions or provisions of any Company Material Contract or Company Permit or (iv) result in the creation of a Lien, other than any Permitted Lien, upon any of the material properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that would not (x) have a Company Material Adverse Effect or (y) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby by the Company will not, require any penalties (other than interest rate period break fees) or make whole payments to be paid by the Company or any of its Subsidiaries with respect to indebtedness for borrowed money of the Company, including the Convertible Notes.

(d) The Company has made available to Parent complete copies of the minutes (or in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the Board of Directors and each committee of the Board of Directors of the Company, since January 1, 2008 through the date of this Agreement, in each case with redactions with respect to potentially sensitive or other information, as deemed appropriate by the Company, and, in any event, other than such minutes (or portions thereof) that relate to the Transactions or alternative transactions considered by the Board of Directors of the Company or any committee thereof.

Section 4.4  Governmental Consents.  No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any supranational, national, federal, state, local or municipal (whether domestic or foreign) government or any court of competent jurisdiction, tribunal, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of (A) a Proxy Statement (if applicable) and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 9.14, (iv) such other items required solely by reason of the participation of Parent (as opposed to any other third-party) in the transactions contemplated hereby, (v) such Consents, registrations, declarations, filings or notices set forth in Section 4.4 of the Company Disclosure Schedule, (vi) compliance with and filings or notifications under (A) the HSR Act and other applicable U.S. and non-U.S. competition Laws, (B) the National Industrial Security Program Operating Manual (“NISPOM”), and (C) the International Traffic in Arms Regulations (“ITAR”), (vii) the filing of a joint voluntary notice with CFIUS pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”), and written confirmation by CFIUS of the successful completion of the Exon-Florio review process, (viii) such filings as may be required in connection with the U.S. Federal Acquisition Regulation (“FAR”) and the Defense Federal Acquisition Regulation Supplement, and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not (1) have a Company Material Adverse Effect or (2) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 4.5  SEC Reports.  The Company has timely filed all forms, documents, proxy statements and reports with the SEC required to be filed by the Company since January 1, 2009 under the Exchange Act and the Securities Act, as the case may be, together with any certificates required pursuant to the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”) (as such reports and statements may have been amended since the date of their filing, the ‘‘Company SEC Reports”). As of their respective filing dates, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is currently required to file any forms, schedules, statements, reports or other documents with the SEC. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. The consolidated financial statements (including the related notes) of the Company included in the Company SEC Reports (the ‘‘Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) and (ii) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.6  Internal Controls; Sarbanes-Oxley Act.

(a) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to provide reasonable assurance that material information required to be disclosed by the Company’s periodic and current reports under the Exchange Act is communicated to the Company’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure. The Company is in compliance in all material respects with (x) all applicable provisions of the Sarbanes-Oxley Act and (y) the applicable listing and corporate governance rules and regulations of the NYSE. Since January 1, 2010 and through June 30, 2010, and to the Knowledge of the Company since June 30, 2010 through the date hereof, the Company has not identified (i) any material weaknesses in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. As of the date hereof, to the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Reports.

Section 4.7  No Undisclosed Liabilities.  Except (a) as reflected in the Financial Statements included in the Company SEC Reports, (b) for those liabilities and obligations incurred in the ordinary course of business consistent with past practice in all material respects since June 30, 2010 or (c) for liabilities and obligations incurred in connection with the Transactions, as of the date hereof, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Post-Sale Company.

Section 4.8  Absence of Certain Changes.  Since December 31, 2009 through the date of this Agreement, except for matters in connection with the Transactions, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, and there has not been any Company Material Adverse Effect.

Section 4.9  Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination, change in control, retention or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, under which any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries has any right to benefits and that is sponsored, maintained or contributed to or required to be contributed to by the Company or by an ERISA Affiliate thereof, or to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability, including as a result of its or their ERISA Affiliates, excluding for this purpose any foreign plan, program, agreement or arrangement that is mandated by applicable Law (the “Benefit Plans”). Section 4.9(a) of the Company Disclosure Schedule identifies each Benefit Plan maintained outside of the United States substantially for the benefit of current and former directors and employees who are situated outside of the United States (each, a “Foreign Plan”). The Company has made available to Parent a true and complete copy of each Benefit Plan and all amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof) and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and all schedules thereto and (iv) the most recently received IRS determination letter.

(b) Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, (i) neither the Company nor any “party in interest” or “disqualified person” with respect to the Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and (ii) no fiduciary has incurred any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.

(c) Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, each Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or with respect to a prototype Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Benefit Plan, and the trusts maintained pursuant to each such Benefit Plan are exempt from federal income taxation under Section 501 of the Code. Nothing has occurred since the most recent determination or opinion letter or application therefor relating to any such Benefit Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) With respect to each Foreign Plan, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole:

(i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(e) No material liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. Neither the Company nor any of its ERISA Affiliates has in the last six (6) years contributed to or has been obligated to contribute to any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). None of the employees of the Company or any of its Subsidiaries or ERISA Affiliates participates in any “multiemployer plan” within the meaning of Section 3(37) of ERISA, or any pension or retirement plan sponsored by any union or similar employee representative or sponsored by more than one unrelated employer.

(f) Except as set forth in Section 4.9(f) of the Company Disclosure Schedule, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, (i) there are no claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits), against or involving any Benefit Plan or the assets of any Benefit Plan or against the Company, any of its Subsidiaries or any ERISA Affiliate, in each case, with respect to any Benefit Plan, (ii) there are no audits pending or, to the Knowledge of the Company, threatened by any Governmental Entity involving any Benefit Plan and (iii) the Company has not received written notice of any investigations, and to the Knowledge of the Company, no investigations are threatened, in each case, by any Governmental Entity involving any Benefit Plan.

(g) Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, each Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder.

(h) Except as set forth in Section 4.9(h) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) accelerate the time of payment, vesting or funding of compensation due any such director, employee, consultant or independent contractor or (iv) result in any payments that (1) would not be deductible under Section 280G of the Code or (2) would result in any excise tax on any employee or independent contractor of the Company or any of its Subsidiaries under Section 4999 of the Code or any other comparable Law.

(i) None of the Company or its Subsidiaries has any material obligations for post-retirement health or life insurance benefits under any Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

Section 4.10  Litigation.  As of the date of this Agreement, there is no suit, claim, action, hearing, notice of violation, investigation, mediation, inquiry, arbitration, demand letter or any other judicial or administrative proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or which affects any of its or their respective properties or assets, except where such suit, claim, action, hearing, notice, investigation, mediation, inquiry, arbitration, demand letter or other proceeding would not reasonably be expected to result in a Judgment for money damages in excess of $2,000,000 and would not reasonably be expected to result in any material injunctive relief. As of the date hereof, there are no material Judgments of any Governmental Entity outstanding against, or, to the Knowledge of the Company, threatened to be imposed by any Governmental Entity involving, the Company or any of its Subsidiaries.

Section 4.11  Permits; Compliance with Law.

(a) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, exemptions, registrations, approvals and orders necessary for the Company and its Subsidiaries to carry on its business as it is now being conducted (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except for such non-compliance, invalidity, suspension or cancellation of any Company Permits that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole. Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole, since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Entity has commenced, or threatened to initiate, any action to revoke, cancel or terminate any Company Permit.

(b) None of the Company or its Subsidiaries is in default or violation of any Law (including any Environmental Law) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such defaults or violations that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole, since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claims or alleged that the Company or any of its Subsidiaries was not in compliance with Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

(c) To the Knowledge of the Company, none of the Company or its Subsidiaries has caused the Release of Hazardous Materials, except for any such Release that would not result in material liabilities under applicable Environmental Laws.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee of the Company or any of its Subsidiaries is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 4.12  Taxes.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it (in each case taking due account of lawful extensions validly obtained), and all such Tax Returns are true, complete and correct in all material respects. All material Taxes (whether or not shown to be due on such Tax Returns) have been timely paid or have been adequately reserved against on the Financial Statements. All Taxes that the Company and each of its Subsidiaries were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) No material deficiency, audit examination, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes has been proposed, asserted or assessed (or threatened in writing) against the Company or any of its Subsidiaries for which a reserve has not been provided in the Financial Statements in an amount in accordance with GAAP. There is no material agreement or other document waiving or extending, or having the effect of waiving or extending, the period of assessment or collection of Taxes.

(c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable or Taxes being contested in good faith by the appropriate proceeding) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any agreement with respect to Taxes, other than customary tax indemnification or other arrangements contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes.

(d) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code.

(e) As of the date hereof, the Intel Purchase Agreement expressly provides that, for federal income tax purposes, the Intel Transaction will be treated as a sale of the assets of each of McClendon, LLC, SpecTal, LLC and Advanced Concepts, Inc.

Section 4.13  Intellectual Property.

(a) To the Knowledge of the Company, the Company and its Subsidiaries solely and exclusively (except for any joint ownership provided for pursuant to any written agreement with any third Person) own or have a valid right to use all material Intellectual Property and Technology used in the conduct of the business of the Company and its Subsidiaries as currently conducted. All Company Intellectual Property Rights and Technology owned by the Company or any of its Subsidiaries are owned free and clear of any Liens (except Permitted Liens).

(b) Section 4.13(b) of the Company Disclosure Schedule sets forth an accurate and complete list in all material respects, as of the date of this Agreement, of all registered and pending applications for Patents, Trademarks and Copyrights and material unregistered Trademarks included in the Company Intellectual Property Rights. All material Intellectual Property registrations and applications set forth in Section 4.13(b) of the Company Disclosure Schedule are valid, subsisting and, to the Knowledge of the Company, enforceable, and all necessary registration, maintenance, renewal, and other relevant filing fees and actions required to register or maintain such material Intellectual Property registrations and applications that are due through thirty (30) days after the Closing have been, or shall prior to the Closing be, paid to and taken in the applicable United States or foreign registrars.

(c) There are no material ongoing interferences, oppositions, reissues, reexaminations, cancellations, challenges or other proceedings involving any of the material registrations and applications included in the Company Intellectual Property Rights in the United States Patent and Trademark Office, the United States Copyright Office or in any equivalent foreign office, except for office actions and similar ex parte proceedings in the ordinary course.

(d) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and the Company Intellectual Property Rights do not infringe on, misappropriate or otherwise violate any Intellectual Property of any other Person in any material respect. In the two (2) years preceding the date hereof, no material suits, actions or proceedings are or have been pending or, to the Knowledge of the Company, threatened in writing, alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Company Intellectual Property Rights in any material respect.

(e) Except in the ordinary course of business, the Company and its Subsidiaries do not license Intellectual Property or Technology that is material to the business of the Company and its Subsidiaries to third Persons.

(f) The Company and its Subsidiaries take commercially reasonable steps to protect the confidentiality of material Trade Secrets owned or held by the Company or any of its Subsidiaries, which steps are reasonable in view of confidentiality practices that, to the Knowledge of the Company, are generally engaged in within the industry in which the Company operates.

(g) Except where the failure to do so would not have a Company Material Adverse Effect, the Company and its Subsidiaries have executed written agreements with (i) all of its past and present employees involved primarily in the development of material Company Technology and material Company Intellectual Property, pursuant to which such employees have assigned to the Company and its Subsidiaries all their rights in and to all Technology and Intellectual Property they may develop within the scope of their employment and agreed to hold all Trade Secrets of the Company and its Subsidiaries in confidence both during and after their employment and (ii) all past and present consultants and independent contractors who have been retained by or on behalf of the Company or its Subsidiaries primarily in the development of material Company Technology and material Company Intellectual Property, pursuant to which the consultants and independent contractors have assigned to the Company and its Subsidiaries all their rights in and to such Technology and Intellectual Property and agreed to hold all Trade Secrets of the Company and its Subsidiaries in confidence both during and after the term of their engagements.

(h) None of the Company or any of its Subsidiaries has licensed or provided to any third Person, or otherwise authorized any third Person to access or use, any code for material Software owned by the Company or any of its Subsidiaries, except pursuant to a written confidentiality or license agreement or as set forth in Section 4.13(h) of the Company Disclosure Schedule. None of the Company or any of its Subsidiaries is currently a party to any source code escrow agreement or any other written agreement (or a party to any written agreement obligating the Company or any of its Subsidiaries to enter into a source code escrow agreement) requiring the deposit of source code for any such Software, except as set forth in Section 4.13(h) of the Company Disclosure Schedule. None of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any consultant or independent contractor of the Company or any of its Subsidiaries) has incorporated any “open source” or other Software having similar licensing or distribution models (“Open Source”) in any Software owned by the Company or any of its Subsidiaries in a manner that requires the contribution or disclosure to any third Person, including the Open Source community, of any source code of such Software owned by the Company or any of its Subsidiaries.

Section 4.14  Leasehold Real Property.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth each lease and sublease that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Leases”). The Company has made available to Parent or its Representatives materially true, correct and complete copies of all Company Leases, including all modifications and amendments thereto. Except for leases that are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business, each Company Lease is valid and binding, free and clear of all Liens, except for Permitted Liens, and in full force and effect and has not been assigned.

(b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms of all Company Leases (subject to any applicable grace periods under such leases) to which each is a party and all such leases are in full force and effect.

(c) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, there are no existing defects due to unrestored damage or destruction by casualty, the elements, acts of God or other events of force majeure at any of the locations subject to Company Leases.

(d) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation (or any consensual agreement in lieu thereof) or rezoning application or proceeding with respect to any of the Company Leases.

(e) None of the Company or any of its Subsidiaries owns any real property.

Section 4.15  Labor Matters.

(a) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. To the Knowledge of the Company, as of the date hereof, there is no union organization activity involving any of the employees of the Company or its Subsidiaries, pending or threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries.

(b) From January 1, 2009 through the date of this Agreement, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or picketing, strikes, work stoppages, slowdowns or lockouts or arbitrations involving any of the employees of the Company or any of its Subsidiaries nor are any such disputes pending or, to the Knowledge of the Company, threatened.

(c) There has been no “mass layoff” or “plant closing” as defined by the Work Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Laws with respect to the Company and its Subsidiaries within the six (6) month period immediately prior to the Effective Time.

Section 4.16  Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.17  Takeover Laws.  The Company has taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and such action is effective as of the date hereof. To the Knowledge of the Company, no other state takeover statute or other similar Law applies to the Merger, this Agreement or the other transactions contemplated by this Agreement.

Section 4.18  Contracts.

(a) Section 4.18 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract affecting the Post-Sale Company to which the Company or any of its Subsidiaries is a party or to which any of their respective properties or assets are bound and that:

(i) constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) of the Company;

(ii) is a joint venture, strategic alliance or partnership agreement (other than any teaming and distribution agreements) that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries (excluding the Intel Companies to the extent any such indebtedness between the Company and an Intel Company would not be cancelled on or prior to the Intel Closing), capital lease obligations and purchase money obligations) relating to indebtedness for borrowed money (other than the sales of securities subject to repurchase, in each case in the ordinary course of business) in an amount in excess of $10,000,000 individually;

(iv) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement entered into after January 1, 2009 and which has not yet been consummated, pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $3,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $3,000,000;

(v) (A) is currently active and involves total estimated contract revenues (estimated as of the date hereof) to the Company or its Subsidiaries in excess of $10,000,000 over the entire duration of such contract (including option years), based on the specifications contained in such contract, or (B) is with a Governmental Entity and requires access to information determined to be classified under Executive Order 12958, as amended;

(vi) is a contract with a supplier (including any supplier of services) to the Company or its Subsidiaries and involves payments by the Company or its Subsidiaries in excess of $2,500,000 per year, other than any such Contract that is terminable at will on sixty (60) days or less notice without payment of a penalty in excess of $100,000;

(vii) contains any “non-solicitation” or “no-hire” provision that restricts in any material respect the Company or any of its Subsidiaries;

(viii) (A) is currently active and involves total estimated contract revenues (estimated as of the date hereof) to the Company or its Subsidiaries in excess of $5,000,000 over the entire duration of such contract (including option years), based on the specifications contained in such contract and (B) contains a “most favored nation” right or provision (or any similar right or provision) in favor of any person;

(ix) involves the voting or registration of capital stock or other equity of the Company and any of its Subsidiaries;

(x) is a standstill or similar agreement restricting the Company from acquiring the securities of, soliciting proxies respecting, or affecting the control of, any Person;

(xi) is a financial derivatives master agreement or other agreement evidencing financial hedging or similar trading activities;

(xii) grants any Person a Lien, right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries;

(xiii) grants the Company or its Subsidiaries the right to use third-party Intellectual Property or Technology that is material to the business of the Company and its Subsidiaries, other than inbound commercial off-the-shelf licenses for any Software application with respect to which Software application the Company or its Subsidiaries pays $1,000,000 or less per year for each license;

(xiv) prohibits the Company or any of its Subsidiaries from (a) engaging or competing in any material line of business, in any geographical location or with any Person or (b) selling any products or services of or to any other Person or in any geographic region; or

(xv) commits the Company or any of its Subsidiaries to enter into any of the foregoing.

(b) Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract, or in receipt of any written notice of termination or cancellation under any Company Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material breach of or material default under any Company Material Contract by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto and is in full force and effect (other than due to the ordinary expiration of the terms thereof); except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except as prohibited by the terms of the applicable Company Material Contract or applicable Law, the Company has made available to Parent or its Representatives correct and complete copies of each Company Material Contract, together with any and all material amendments and supplements thereto, in each case, subject to redactions as deemed appropriate by the Company.

Section 4.19  Government Contracts.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has incurred or currently projects a Total Contract Loss for any Government Contract for the sale of goods or services by the Company or its Subsidiaries.

(b) Since January 1, 2005, neither the Company nor any of its Subsidiaries has made any disclosure to any Governmental Entity pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13).

(c) None of the current material Government Contracts or Government bids is subject to termination by a Governmental Entity solely as a result of the execution of this Agreement.

(d) The Company and its Subsidiaries are in compliance in all material respects with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), as amended.

Section 4.20  Security Clearances.  Section 4.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of all facility security clearances held by the Company and its Subsidiaries and all personnel security clearances held by the Company’s and its Subsidiaries’ employees. The Company and its Subsidiaries hold and, at all relevant times since January 1, 2005 held, at least a “satisfactory” rating from the Defense Security Service (“DSS”) with respect to the facility security clearances. The clearances set forth in Section 4.20 of the Company Disclosure Schedule are all of the facility and personnel security clearances necessary to conduct the business of the Company and its Subsidiaries as currently being conducted in all material respects.

Section 4.21  Export Controls.  Section 4.21 of the Company Disclosure Schedule sets forth the registrations and/or licenses of the Company and its Subsidiaries with the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR and/or the Bureau of Industrial Security, U.S. Department of Commerce under the Export Administration Regulations (“EAR”). To the Knowledge of the Company, the Company and its

Subsidiaries have not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data,” as those terms are defined in 22 C.F.R. Part 120, to foreign persons in the United States or abroad except pursuant to valid licenses or approvals or otherwise in accordance with applicable Law. The Company and its Subsidiaries have not exported any EAR-controlled items or technology except pursuant to valid licenses or approvals or otherwise in accordance with applicable Law, except as would not be material to the Company and its Subsidiaries taken as a whole.

Section 4.22  International Trade Laws and Regulations.  The Company and its Subsidiaries are currently in compliance with in all material respects, and at all times since January 1, 2005, have been in compliance with in all material respects, all applicable International Trade Laws and Regulations.

Section 4.23  Voting Requirements.  Assuming the accuracy of the representation given by Parent and Merger Sub in Section 5.7, the Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby.

Section 4.24  Identity Business Assets and Liabilities.  Subject to Section 4.3(c), (i) the assets of the Post-Sale Company constitute all of the material assets held by the Identity Business and used in the conduct of the Identity Business in substantially the manner as currently conducted, and (ii) the liabilities of the Post-Sale Company, constitute liabilities incurred by and primarily relating to the Identity Business.

Section 4.25  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than (i) Goldman, Sachs & Co. and (ii) Stone Key Partners LLC and the Stone Key securities division of Hudson Partners Securities LLC (together, “Stone Key”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a complete and correct copy of the Company’s engagement letters with the Company Financial Advisors, which letters describe all fees payable to the Company Financial Advisors in connection with the Transactions, all agreements under which any such fees or any expenses are payable in connection with the Transactions and all indemnification and other agreements related to the engagement of the Company Financial Advisors in connection with the Transactions.

Section 4.26  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinions of (i) Goldman, Sachs & Co., dated as of the date of this Agreement, and (ii) Stone Key, dated as of the date prior to the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the $12.00 per Share to be received by the holders of Shares (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders, and correct and complete copies of such opinions will be delivered by the Company to Parent after receipt thereof by the Company.

Section 4.27  Agreements with Intel Buyer.  As of the date hereof, there are no agreements, arrangements or understandings (other than as provided in this Agreement, the Intel Purchase Agreement and a confidentiality agreement, as amended by the Co-Buyer Disclosure Agreement) between the Company or its Affiliates, on the one hand, and Intel Buyer or its Affiliates, on the other hand, with respect to the Transactions. True and complete copies of the Intel Purchase Agreement and such confidentiality agreement have been delivered to Parent.

Section 4.28  Transferred Intel Companies

(a) To the Knowledge of the Company, there are no (i) Contracts with a Third Party to which any Identity Company is or was a party which primarily relate to the Transferred Company Business or (ii) obligations of any Identity Company under any guaranties, bonding arrangements, keepwells, net worth maintenance agreements, reimbursement obligations or letters of comfort obtained by or binding the Identity Companies for the benefit of any Transferred Intel Company.

(b) There is no material suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, against any Identity Company primarily relating to the Transferred Company Business. To the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would result in a material liability of any Identity Company primarily relating to the Transferred Company Business.

Section 4.29  No Other Representations.  Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company, its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the Transactions, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization and Good Standing.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Parent Material Adverse Effect.

Section 5.2  Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub (including by each of their respective Boards of Directors), and no other corporate action or proceeding on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3  Consents and Approvals; No Violations.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby by them will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or its Subsidiaries, (ii) assuming the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or its Subsidiaries or by which their properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required in connection with the Taxes described in Section 9.14, (iv) such other items required solely by reason of the participation of the Company (as opposed to any other third-party) in the transactions contemplated hereby, (v) compliance with and filings or notifications under (A) the HSR Act and other applicable U.S. and non-U.S. competition Laws, (B) the ITAR, (vi) the filing of a joint voluntary notice with CFIUS pursuant to Exon-Florio, and written confirmation by CFIUS of the successful completion of the Exon-Florio review process, (vii) such filings as may be required in connection with FAR and the Defense Federal Acquisition Regulation Supplement, and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

(c) No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or bylaws of Parent, applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange) or any Governmental Entity.

Section 5.4  Merger Sub’s Operations.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent owns beneficially (directly or indirectly) all of the outstanding capital stock of Merger Sub.

Section 5.5  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.6  Sufficient Funds.  Parent has, and as of the Closing Parent shall have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of Parent’s and Merger Sub’s obligations under this Agreement, including payment of the aggregate Merger Consideration, the Option Consideration, the Warrant Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Parent or the Company or their respective Subsidiaries in connection therewith. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

Section 5.7  Share Ownership.  Neither Parent nor Merger Sub has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective controlled Affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

Section 5.8  Investigation by Parent and Merger Sub.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided with reasonable access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) except as expressly and specifically covered by a representation or warranty set forth in Article IV, any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room” (electronic or otherwise), confidential memorandum or otherwise.

Section 5.9  Litigation.  As of the date hereof, there is no suit, claim, action, hearing, notice of violation, investigation, mediation, arbitration, demand letter or any other judicial or administrative proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. There are no material Judgments of any Governmental Entity outstanding against, or, to the Knowledge of Parent, threatened to be imposed by any Governmental Entity involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect.

Section 5.10  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than Royal Bank of Canada and Société Générale Corporate & Investment Bank, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.11  Agreements with Intel Buyer.  As of the date hereof, there are no agreements, arrangements or understandings (other than as provided in this Agreement, the Intel Purchase Agreement and the Co-Buyer Disclosure Agreement) between Parent or its Affiliates, on the one hand, and Intel Buyer or its Affiliates, on the other hand, with respect to the Transactions.

ARTICLE VI

COVENANTS

Section 6.1  Interim Operations of the Company.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed to in writing by Parent, (iii) as may be contemplated by this Agreement or the Intel Purchase Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Post-Sale Company shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects; and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to (x) preserve substantially intact the Post-Sale Company’s business organization and maintain the Post-Sale Company’s business relationships with material suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with the Post-Sale Company; and (y) to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any of the following provisions of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, the Company agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (A) as may be required by Law, (B) as may be agreed to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned with respect to Sections 6.1(d), (h)(iii), (i)(i)-(iv), (n)(ii), (o) or, with respect to the foregoing sections of Section 6.1 only, (q)), (C) as may be contemplated by this Agreement or the Intel Purchase Agreement or (D) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not (and shall not permit its Subsidiaries to), to the extent relating to the Post-Sale Company:

(a) amend or otherwise change the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or such equivalent organizational documents of any of its Subsidiaries;

(b) split, combine, subdivide, reclassify, purchase, redeem or otherwise acquire, or issue, sell, pledge, grant, dispose or otherwise encumber any shares of capital stock or other equity interests of the Company or its Subsidiaries, or any options, warrants, calls, commitments, convertible securities or other rights to acquire any shares of its or its Subsidiaries’ capital stock, any shares of any securities convertible into or exchangeable for such shares of capital stock, any voting securities or other equity interests, except for transactions among the Company and its wholly owned Subsidiaries (other than the Intel Companies) or among the Company’s wholly owned Subsidiaries (other than among an Intel Company and another Subsidiary), as otherwise contemplated in Section 6.1(e) or pursuant to the exercise of any Company Option, Company Warrant or Convertible Notes;

(c) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than dividends paid by any Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company (it being understood that cash dividends may be paid from any Intel Company to the Company or any of its Subsidiaries subject to the Intel Agreement);

(d) (i) increase the compensation, bonus opportunity or other benefits payable or to become payable to directors, officers or employees of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice (including, without limitation, with respect to amount and timing) (including, for this purpose, the normal salary, bonus and compensation review process conducted each year), (ii) enter into any employment, deferred compensation or similar agreement (or amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries (except (A) for agreements with new employees entered into in the ordinary course of business consistent with past practice or (B) for extension of employment agreements in the ordinary course of business consistent with past practice), (iii) grant or increase any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt, enter into, amend or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, except, in each case, as required pursuant to Contracts in effect as of the date hereof and set forth on Section 6.1(d) of the Company Disclosure Schedule or Benefit Plans in effect as of the date hereof, or as otherwise required by Law or (v) pay or accrue any bonuses in advance or prior to the time such amounts would other be due, paid or accrued in the ordinary course of business and in a manner consistent with the past practices of the Company and its Subsidiaries;

(e) grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any shares of the Company’s or its Subsidiaries’ capital stock or other equity interests, except as may be required under any Contract in effect as of the date hereof and set forth on Section 6.1(e) of the Company Disclosure Schedule;

(f) acquire, including by merger, consolidation, or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, other than (i) inventory from the Company’s suppliers in the ordinary course of business, (ii) pursuant to acquisitions or investments with a purchase price not in excess of $3,000,000 for any transaction individually or $5,000,000 in the aggregate for a related series of transactions or (iii) pursuant to Contracts as in effect as of the date of this Agreement and set forth on Section 6.1(f) of the Company Disclosure Schedule;

(g) make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(h) incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any Person or enter into a “keep well” or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for indebtedness (i) existing as of the date of this Agreement or thereafter incurred under the Company’s existing credit facilities described in Section 6.1(h) of the Company Disclosure Schedule, (ii) for borrowed money incurred pursuant to Contracts as in effect as of the date of this Agreement as disclosed in Section 6.1(h) of the Company Disclosure Schedule, (iii) except as otherwise permitted pursuant to this Section 6.1(h), in an aggregate principal amount not to exceed $10,000,000 to finance working capital requirements, (iv) among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries (for the avoidance of doubt, including any indebtedness or guarantees to a Transferred Intel Company consistent with past practice in all material respects and subject to the Intel Agreement, but only to the extent such indebtedness or guarantees will be cancelled or repaid on or prior to the Intel Closing), or (v) in the form of interest rate or foreign currency swaps on customary commercial terms consistent with past practice in all material respects and not to exceed $10,000,000 of notional debt in the aggregate in connection with debt permitted under this Section 6.1(h);

(i) (i) modify, amend or terminate any Company Material Contract other than (A) in the ordinary course of business consistent with past practice or (B) modifications or amendments which are immaterial; (ii) enter into any new Contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.18 of the Company Disclosure Schedule as a Company Material Contract other than customer contracts entered into in the ordinary course of business consistent with past practice (it being understood that the foregoing exception to this clause (ii) shall not permit the entry into any Contract with an Affiliate or a “related person” (as such terms is defined in item 404(a) of Regulation S-K under the Exchange Act)); (iii) enter into any material Contract that would be breached by, or require the consent of any third party in order to continue in full force following the consummation of the Transactions; (iv) enter into any material Contract with any third party that grants such third party any rights or which provides for any diminution of rights of the Company or its Subsidiaries or that can be terminated by such third party, in each case, upon a change of control of the Company; (v) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement in connection with an Acquisition Proposal or (vi) authorize or take any action to make the provisions of Section 203 of the DGCL (or any other “business combination,” “control share acquisition,” “fair price” or other similar anti-takeover Law) inapplicable to any transaction contemplated by an Acquisition Proposal;

(j) make any material change to its methods of accounting in effect at June 30, 2010, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Reports;

(k) sell, lease, license, transfer, mortgage or otherwise encumber, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, other than (i) transactions among the Company and its wholly owned Subsidiaries (except for the Intel Companies) or among such Subsidiaries (except among an Intel Company and another Subsidiary), (ii) inventory in the ordinary course of business consistent with past practice, (iii) pursuant to Contracts as in effect as of the date of this Agreement as disclosed on Section 6.1(k) of the Company Disclosure Schedule or (iv) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the Transactions;

(l) other than as reserved for or reflected on the balance sheets included in the Financial Statements of the Company, pay, discharge, settle or satisfy any claims or litigation against the Post-Sale Company for a settlement payment (i) in excess of $500,000 individually or $3,000,000 in the aggregate or (ii) relating to any claim by or litigation with an employee, other than in the case of clause (ii) bona fide settlements of claims or litigation in good faith and not intended as compensation to such employees;

(m) make or commit to make capital expenditures (or any obligation or liability) in excess of $2,000,000 individually or $5,000,000 in the aggregate other than as set forth in the Company’s fiscal 2010 or 2011 capital expenditure plans set forth in Section 6.1(m) of the Company Disclosure Schedule;

(n) make any (i) investment (by contribution of capital, property transfers, purchase of securities or otherwise and other than cash management investments in the ordinary course of business) in, or (ii) loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, in each case, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business (it being understood that the Company and its Subsidiaries may make any cash management investment, loan or advance to any Transferred Intel Company in the ordinary course of business consistent with past practice and subject to the Intel Agreement but only to the extent such investment, loan or advance will be cancelled, repaid or returned on or prior to the Intel Closing);

(o) create any subsidiary of the Company, other than the present Subsidiaries of the Company;

(p) fail in any material respect to pay any maintenance and similar fees and take any other actions necessary to prevent the abandonment or loss of, or which the failure to take would reasonably be expected to result in the diminution of value of, any material Company Intellectual Property Rights; provided that reasonable steps taken in the course of prosecution of any registrations or applications for registration of Company Intellectual Property Rights will not be deemed a breach of this Section 6.1(p); or

(q) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, (ii) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (iii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby, (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would give rise to the failure of a condition set forth Section 7.2(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

Section 6.3  Access to Information.  From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries and the officers, directors, employees and agents of the Company and its Subsidiaries, to afford to Parent, and to Parent’s directors, officers, employees, accountants, counsel, financial advisors, agents and other representatives (the foregoing, with respect to any Person, its “Representatives”), reasonable access during normal business hours and upon reasonable prior notice from Parent to their respective properties, books and records, and shall, to the extent permitted by applicable Law, as promptly as practicable, furnish Parent and Merger Sub (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities laws, and (ii) all other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Post-Sale Company. All information exchanged pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder. Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, any information or documents which would, in the reasonable judgment of the Company, (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) otherwise violate any applicable Laws, (iii) result in a competitor of the Company or any of its Subsidiaries receiving material information which is competitively sensitive or (iv) breach any agreement of the Company or any of its Subsidiaries with any third-party; provided, that with respect to the foregoing clauses (i) through (iv), the Company shall use its commercially reasonable efforts to, as applicable (A) develop an alternative to providing such information so as to address such matters in a manner that is reasonably acceptable to the Company, (B) obtain the required consent of such third party to provide such access or disclosure, or (C) in the case of clauses (i) and (ii), enter into a joint defense agreement or implement such other arrangements to the extent the Company reasonably determines that doing so would permit the disclosure of such information without jeopardizing such privilege or violating applicable Law.

Section 6.4  Acquisition Proposals.

(a) The Company shall, and shall cause its Subsidiaries to, and shall direct, and use best efforts to cause, its and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person (other than the Intel Buyer) conducted heretofore with respect to an Acquisition Proposal, and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or their respective Representatives in accordance with the terms of the applicable confidentiality agreements. Except as otherwise provided in this Agreement, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor shall it authorize or permit any of its Subsidiaries to, and will use its best efforts to cause its and their respective officers, directors, employees and other Representatives not to, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), or knowingly induce or knowingly take any other action designed to or which would reasonably be expected to, directly or indirectly, lead to the making of any Acquisition Proposal or (ii) other than informing Persons of the provisions contained in this Section 6.4, participate or engage in negotiations or discussions with, or furnish any material nonpublic information to, any Person or take any action to knowingly facilitate any inquiries relating to, or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Company shall be permitted to notify parties to confidentiality agreements with the Company that Parent was a Process Participant (as defined in the Confidentiality Agreement) and may respond to inquiries from such parties solely in respect of the same.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal made after the date hereof in circumstances not involving a breach of this Agreement by the Company, the Company and its Board of Directors may engage in negotiations or substantive discussions (including, as a part thereof, making counterproposals) with, or furnish any information and other access to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing if the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, that (A) such Acquisition Proposal constitutes or could reasonably be expected to result (including after the taking of any actions permitted by this Section 6.4(b) following such determination by the Company’s Board of Directors) in a Superior Proposal and (B) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided that (x) prior to furnishing any material nonpublic information, the Company receives from such Person an executed confidentiality agreement containing terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Acquisition Proposals (and related communications) to the Company or the Company’s Board of Directors, and shall contain provisions that expressly permit the Company to comply with the provisions of this Section 6.4); provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company; and (y) any such material nonpublic information so furnished has been previously provided to Parent or is provided to Parent substantially concurrently with it being so furnished to such Person or its Representatives. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof. The Company shall direct, and use commercially reasonable efforts to ensure that its Representatives are aware of the provisions of this Section 6.4(b). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this

Section 6.4(b) by the Company. Nothing in this Agreement shall restrict the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law; provided, that any such disclosure that constitutes a Change in Recommendation shall be subject to Section 6.4(c) (it being agreed that a “stop, look and listen” communication by the Board of Directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in Recommendation).

(c) Except as expressly provided or permitted by this Section 6.4(c), the Board of Directors of the Company shall not (i) (A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or so modify), the recommendation by the Board of Directors of the Company of the Merger or this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (including, for these purposes (but subject to the parenthetical in the last sentence of Section 6.4(b), which disclosures shall not constitute the recommendation of an Acquisition Proposal), by taking no position with respect to the acceptance by the Company’s stockholders of a tender or exchange offer, which shall constitute the recommendation of an Acquisition Proposal) (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.4(b)). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company may make a Change in Recommendation if the Board of Directors of the Company determines in good faith (after consultation with its outside legal and financial advisors) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law either (i) based only upon any fact, event, circumstance, development or change that is unknown to the Company’s Board of Directors as of the date hereof but becomes known prior to the Company Special Meeting (or if known, the magnitude or consequences of which were not reasonably foreseeable by the Company’s Board of Directors as of the date hereof) (an “Intervening Event”), or (ii) if the Board of Directors of the Company determines in good faith (after consultation with its outside legal and financial advisors) that the Company has received an Acquisition Proposal which constitutes a Superior Proposal; provided, however, that no Change in Recommendation may be made (A) until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to make a Change in Recommendation (a “Notice of Adverse Recommendation”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company’s Board of Directors is (x) an Intervening Event, details of such event or (y) a Superior Proposal, the terms and conditions of any such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five (5) Business Day period) and (B) provided, that, during the five (5) Business Day period following the date of receipt of the Notice of Adverse Recommendation, if requested by Parent, the Company shall engage in good-faith negotiations with Parent to amend this Agreement in such a manner that (v) the Intervening Event is no longer a basis for a Change in Recommendation or (w) the Acquisition Proposal that was determined to constitute a Superior Proposal is no longer a Superior Proposal, as applicable. Any Notice of Adverse Recommendation shall be accompanied by a copy of the most current version of any written agreement (or draft thereof) relating to the transaction that constitutes the related Superior Proposal. In determining whether to make a Change in Recommendation or in determining whether an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (which changes may be based on changes to the terms of the Intel Purchase Agreement proposed by Intel Buyer) in response to a Notice of Adverse Recommendation or otherwise. Notwithstanding any other provisions of this Agreement, in the event Parent receives a Notice of Adverse Recommendation, Parent may, during such five (5) Business Day period, engage in discussions with the Intel Buyer with respect to modifications to the Intel Purchase Agreement related to such good faith negotiations with Parent and enter into any agreement, arrangement or understanding in furtherance thereof provided that such agreement, arrangement or understanding is not materially adverse to the Company; it being understood and agreed that any agreement, arrangement or understanding which limits or impairs the ability of the Intel Buyer to engage in discussions with or provide information to any Person shall be deemed materially adverse to the Company.

(d) In addition to the other obligations of the Company set forth in this Section 6.4, the Company shall promptly advise Parent in writing of any Acquisition Proposal, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Acquisition Proposal (including any changes thereto) and the identity of the Person making any such proposal, offer or inquiry and the terms and conditions thereof (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to any Acquisition Proposal). The Company shall (i) keep Parent promptly and reasonably informed of all material developments affecting the status and material details (including any material change to the terms thereof) of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all material written correspondence relating to any such Acquisition Proposal exchanged between the Company or any of its Subsidiaries, on the one hand, and the Person making the proposal, offer, inquiry or request, on the other hand.

Section 6.5  Employee Benefits.

(a) For eighteen (18) months following the Effective Time, subject to any requirements imposed by local Law, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, provide to those individuals who are employed by the Post-Sale Company immediately prior to the Effective Time (the “Continuing Employees”) and who remain in the employment of the Surviving Corporation (i) base salary or hourly wage rates that, on an individual-by-individual basis, are no less favorable than those provided to such Continuing Employees immediately prior to the Effective Time (ii) total incentive compensation opportunities (excluding any (A) equity or equity-based compensation opportunities and (B) retention and other incentives implemented in connection with the Transactions) that, on an individual-by-individual basis, are no less favorable than the total incentive compensation opportunities (excluding any (A) equity or equity-based compensation opportunities, except to the extent deemed appropriate by Parent, and (B) retention and other incentives implemented in connection with the Transactions) available to such Continuing Employees immediately prior to the Effective Time; and (iii) employee benefits (excluding defined benefit and other pension plans) that are substantially comparable in the aggregate to the employee benefits (excluding defined benefit and other pension plans) provided to such Continuing Employees immediately prior to the Effective Time. Parent shall have no obligation to provide equity based incentives or defined benefit or other pension plans to the Continuing Employees following the Effective Time. Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, cause any employee benefit plans covering any of the Continuing Employees following the Effective Time (collectively, the ‘‘Post-Closing Plans”) to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company and its Affiliates under Benefit Plans) for all purposes of vesting, eligibility and benefit entitlement (but excluding benefit accruals), except to the extent such service credit would result in a duplication of benefits for the same period. Parent shall cause each Post-Closing Plan to waive pre-existing condition limitations to the extent waived or not applicable under the analogous Benefit Plan, and Parent shall cause the Continuing Employees to be given credit under the applicable Post-Closing Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Post-Closing Plan.

(b) Parent and the Company hereby agree that the occurrence of the Effective Time shall constitute a “Change in Control” for purposes of all Benefit Plans in which the term is relevant.

(c) For eighteen (18) months following the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, pay to any Continuing Employee whose service with Parent and its Affiliates is terminated during such eighteen (18) month period severance benefits that are no less favorable than those provided to such Continuing Employee under the terms of the Company severance plan or program in which such individual is eligible to participate as of the date hereof.

(d) Following the date hereof, Parent and the Company shall cooperate, and the Company shall take all actions reasonably requested by Parent, on or prior to December 31, 2010, as are necessary to reduce and/or avoid the application of Section 280G of the Code to the payments to be made to the individuals whose names are set forth on Section 6.5(g) of the Company Disclosure Schedule (which actions may include, for example, accelerating the vesting or payment of equity awards or accelerating the payment of 2010 bonuses); provided, that in determining whether a Parent request is reasonable, the Company shall take into account potential material financial effects on the executives as well as the Company’s ability to retain the executives in the event the Closing does not occur.

(e) Notwithstanding the foregoing, no provision of this Agreement shall (i) create any right in any employee to continued employment by Parent, the Company, the Post-Sale Company, the Surviving Corporation or any respective Subsidiary thereof, or preclude the ability of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof to terminate the employment of any employee for any reason or (ii) require Parent, the Company, the Post-Sale Company, the Surviving Corporation, or any respective Subsidiary thereof, to continue any Benefit Plan or prevent the amendment, modification, or termination thereof in accordance with plan terms after the Closing Date.

(f) This Section 6.5 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.5, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.5 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of Parent, the Company, the Post-Sale Company, the Surviving Corporation or any respective Subsidiary thereof.

(g) Immediately following the Closing, Parent shall cause the Surviving Corporation to terminate the employment of the individuals listed on Section 6.5(g) of the Company Disclosure Schedule. Parent agrees that such terminations shall be treated as terminations of employment by the Surviving Corporation without “cause” for purposes of the employment agreements entered into between the Company and such individuals. Parent shall cause the Surviving Corporation to pay each such individual all amounts contemplated for payment to such individual by his or her employment agreement, in each case in the manner and as determined by the terms of his or her employment agreement in effect on the date hereof, and in each case consistent with the methodologies utilized by the Company in the calculations previously delivered by the Company to Parent on September 14, 2010.

Section 6.6  Publicity.  Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any press release or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party (and none of Parent or its Affiliates shall issue or make any press release or other public announcement with respect to the Intel Purchase Agreement or the Intel Transaction without the prior agreement of the Company). Notwithstanding the foregoing, with respect to any communications to be delivered orally, including by conference call or webcast, this Section 6.6 shall be deemed satisfied if, to the extent practicable, the disclosing party gives advance notice of such disclosure to the other party, including copies of any talking points, scripts or similar documents, and consults with the other party and considers in good faith any comments by such other party with respect thereto; provided, however, the prior agreement of the other party shall be required with respect to such disclosures to the extent that the non-disclosing party reasonably determines that any such disclosure would be materially adverse to the non-disclosing party. Notwithstanding the foregoing sentences of this Section 6.6, (i) each party shall be permitted to issue any press release or make any public announcement or disclosure as provided by this Agreement or as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement or disclosure shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements, and (ii) either party may make any oral or written public announcements, releases or statements without complying with the foregoing procedures if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements for agreement and/or consultation and consideration. For the avoidance of doubt, the Company will no longer be required to consult with Parent in connection with any such press release or public announcement if the Company’s Board of Directors has effected any Change in Recommendation or shall have resolved to do so.

Section 6.7  Directors’ and Officers’ Insurance and Indemnification.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Transactions), now existing in favor of the Company Indemnified Parties as provided in the organizational documents of the Company or its Subsidiaries or in any Contract, in each case as in effect on the date of this Agreement, accurate and complete copies of which (or forms thereof) have been provided to Parent (except as provided herein), shall survive the Merger and shall continue in full force and effect. Parent shall (and Parent shall cause the Surviving Corporation to) (A) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with the Transactions), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and (B) indemnify, defend and hold harmless, and advance expenses to Company Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with the Transactions) to the fullest extent required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement; provided that in the case of clauses (A) and (B), the Person to whom expenses are advanced provides a customary undertaking to repay such advances if it is finally determined that such Person was not entitled to indemnification with respect to the applicable act or omission. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer, member of board of managers and employee liability that are no less favorable to the Company Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Company Indemnified Parties, unless such modification shall be required by applicable Law.

(b) Without limiting the provisions of Section 6.7(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall (and shall cause the Surviving Corporation to): (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission taken or not taken in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; or (B) this Agreement, the Intel Purchase Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the reasonable expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified; provided, however, that Parent and the Surviving Corporation shall not be liable for any settlement effected without Parent’s or the Surviving Corporation’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Parent shall provide or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the D&O Indemnified Parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policies (a correct and complete copy of which has been made available to Parent) with insurance and indemnification policies, or “tail policies,” in each case, that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policies of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance (or an amount for any such “tail policy”) in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date hereof; provided, further, that if the annual premiums of such insurance coverage (or cost of such tail policy) exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain policies (or a “tail policy”) with the greatest coverage available for a cost not exceeding such amount. The D&O Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(d) The D&O Indemnified Parties and Company Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each D&O Indemnified Party and Company Indemnified Party and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party or Company Indemnified Party in enforcing its indemnity and other rights under this Section 6.7.

(e) Notwithstanding any other provision of this Agreement, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and Company Indemnified Parties and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.7.

(f) From and after the Closing, Parent shall, and shall cause the Surviving Corporation to, honor the director and officer litigation reimbursement policy in effect as of the date hereof, a copy of which is set forth in Section 6.7(f) of the Company Disclosure Schedule.

Section 6.8  Company Special Meeting; Proxy Statement.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare with Parent and file with the SEC a preliminary Proxy Statement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and any other applicable Laws. The Company shall use its reasonable efforts to respond to any comments of the SEC or its staff and cause the Proxy Statement to be mailed to the stockholders of the Company as soon as reasonably practicable after the Proxy Statement has been cleared by the SEC for mailing to the stockholders of the Company. Each of the Company and Parent shall supply such information specifically for inclusion or incorporation by reference in the Proxy Statement necessary so that, at the date it is first mailed to the Company’s stockholders or at the time of the Company Special Meeting, the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the parties hereto shall use their reasonable efforts so that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to Parent or the Company or any of their respective Affiliates, officers or directors should become known to Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company agrees to provide Parent and its counsel any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments or communications. Prior to the filing or mailing of the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, Parent and its counsel shall be given a reasonable opportunity to review and comment on such document or any proposed responses to such comments or communications, and the

Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel.

(b) The Company shall, as soon as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the stockholders of the Company, in accordance with applicable Law and its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company’s obligations pursuant to this Section 6.8 shall not be diminished or otherwise affected by (i) the receipt, disclosure or commencement of any Acquisition Proposal (whether or not a Superior Proposal) or (ii) any proposed or actual change, qualification, withdrawal or modification of the Company Board Recommendation.

(c) The Company shall, through the Board of Directors of the Company (in the case of clauses (i) and (ii)), but subject to the right to make a Change in Recommendation in accordance with Section 6.4, (i) recommend to the stockholders of the Company that such stockholders adopt this Agreement and give the Company Stockholder Approval (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement and (iii) use reasonable best efforts to solicit the Company Stockholder Approval. If there shall have been a Change in Recommendation, the Company shall nevertheless submit this Agreement and the Merger to a vote of its stockholders, and the Proxy Statement and any and all accompanying materials (including, if the Change in Recommendation occurs after the mailing of the Proxy Statement to stockholders of the Company, the proxy card, which shall provide that signed proxies which do not specify the manner in which the Shares subject thereto are to be voted shall be voted “FOR” adopting this Agreement) shall be identical in form and content to proxy materials that would have been prepared by the Company had no Change in Recommendation been made, except for appropriate changes to the disclosure in the Proxy Statement stating that such Change in Recommendation has been made and, if applicable, describing matters relating to the Superior Proposal or Intervening Event giving rise to the Change in Recommendation to the extent required by applicable Law, and provided that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement or the approval of the Merger at the Company Special Meeting if the Board of Directors of the Company shall have made a Change in Recommendation in accordance with Section 6.4. Prior to any Change in Recommendation, the Company shall provide Parent with such information with respect to the solicitation of the Company Stockholder Approval as Parent may reasonably request.

Section 6.9  Appropriate Actions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause their applicable Subsidiaries to) use its respective reasonable best efforts promptly to (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions in the most expeditious manner practicable; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all registrations, filings, notifications or submissions (“Filings”) (in each case, promptly after the date of this Agreement) which are necessary or advisable, and thereafter promptly make any other required submissions and responses, with respect to the transactions contemplated by this Agreement including (A) those required under the HSR Act and such other foreign antitrust, competition or merger control Law, as listed on Annex A (except as otherwise agreed by the parties, such Filings under the HSR Act shall be made no later than ten (10) Business Days after the date of this Agreement, and such foreign Filings shall be made no later than twenty (20) Business Days after the date of this Agreement), except any foreign Filings that must be filed by an earlier date (B) the actions with respect to CFIUS and FOCI mitigation described in Section 6.9(c), and (C) Filings required under any other applicable Law, including submission of notification of the transactions contemplated by this Agreement to the United States Department of State at least sixty (60) days in advance of Closing pursuant to 22 C.F.R. § 122.4(b); (iv) furnish all information reasonably required for any Filings to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) act in good faith and reasonably cooperate with the other parties in connection with any Filings (including to provide copies of all such Filings to outside counsel for the non-filing party and, if requested by the other party, to consider in good faith all reasonable additions, deletions or changes suggested by the other party); (vi) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the transactions contemplated by this Agreement; (vii) provide the other parties prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any Filings; (viii) consult and cooperate with each other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings relating to or arising out of the Filings; (ix) not participate independently in any meeting, primarily relating to the transactions contemplated by this Agreement and involving any substantive conversation, with any Governmental Entity in respect of any such Filings or any investigations or other inquiries relating thereto without giving the other parties prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate; (x) obtain all necessary consents, approvals or waivers under Contracts with third parties (provided that none of the Company, Parent or Merger Sub shall be required to make any payments to any such third parties or concede anything of value to obtain such consents, approvals or waivers); (xi) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, including vigorously defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby; (xii) in the case of the Company only, (A) obtain novation or termination of each contract (including those contracts listed in Section 6.9(a) of the Company Disclosure Schedule) performed at a Company facility other than the Arlington, Virginia facility (“Other Facilities”) that would involve access to classified information, or that would require the Company to hold a Facility Security Clearance (“FCL”) or any of the Company’s personnel to hold a Personnel Security Clearances (“PCL”) (a “6.9(a)(1) Contract”), (B) terminate all FCLs and related PCLs at all Other Facilities pursuant to Section 2-110 of the NISPOM, (C) receive written confirmation that each such FCL and related PCL was terminated and (D) obtain the assignment or termination of the contract set forth on Section 6.9(a)(2) of the Company Disclosure Schedule; and (xiii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby. No parties to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Entity without the consent of the other parties to this Agreement, it being understood that withdrawal of a Filing and subsequent refiling thereof by a party shall require the consent of the other party.

(b) Notwithstanding Section 6.9(a), or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or, subject to the terms of Section 6.9(c), agree to any restriction on its business, and nothing in this Section 6.9 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.9, or (ii) require Parent to offer, accept or agree to (A) sell, divest, dispose of, or, subject to the terms of Section 6.9(c), hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) subject to the terms of Section 6.9(c), restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world. Notwithstanding anything to the contrary contained herein, Parent and/or Merger Sub shall not be required to agree to sell, divest, dispose of or, subject to the terms of Section 6.9(c), hold separate any assets or businesses, or, subject to the terms of Section 6.9(c), otherwise take or commit to take any action that could reasonably be expected to limit its freedom of action with respect to, or ability to retain, one or more of the Company’s businesses, product lines or assets.

(c) In connection with and without limiting anything in this Agreement, as soon as practicable after the date hereof, Parent and the Company shall prepare, prefile and file with CFIUS a joint voluntary notice of the transactions contemplated hereby pursuant to Exon-Florio. Parent and the Company shall each, to their fullest ability, provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process. Subject to the terms and conditions set forth in this Section 6.9(c), Parent and the Company, in cooperation with each other, shall each use reasonable best efforts to take all steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable and to make any and all commercially reasonable undertakings necessary to obtain a written notification issued by CFIUS that it has concluded its review (or, if CFIUS deems a forty-five (45) day investigation necessary, its investigation) and determined that there are no unresolved national security concerns with respect to the transactions contemplated hereby so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event, with the consummation of the Merger to occur no later than the Termination Date). In addition, as soon as practicable after the date hereof, the Company shall prepare and submit to the DSS of the United States Department of Defense (“DoD”) and, to the extent applicable, any other agency of the United States Government, notification of the transactions contemplated hereby pursuant to the NISPOM and any other applicable national or industrial security regulations, and the Company shall fully cooperate with Parent in requesting from DSS approval to operate the business of the Company, located in Arlington, Virginia, pursuant to a FOCI mitigation arrangement in accordance with the NISPOM and the remainder of the Company’s business free of any such NISPOM mitigation arrangement. Such cooperation by the Company shall include using its reasonable best efforts to novate or terminate each 6.9(a)(1) Contract. The Company, Parent, and Merger Sub each agrees to take any and all commercially reasonable steps, including agreeing to actions, restrictions or conditions proposed by CFIUS or any other agency or branch of the U.S. Government, including the DoD, as a condition to obtaining CFIUS and DoD approval for the transactions contemplated hereby on the terms above.

(d) The Company and its Board of Directors shall (i) use their commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to the transactions contemplated by this Agreement, use their commercially reasonable efforts to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by this Agreement.

Section 6.10  Merger Sub and Surviving Corporation.  Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement, (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness, other than consummating the Merger pursuant to this Agreement.

Section 6.11  No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations in accordance with the provisions of this Agreement.

Section 6.12  Certain Tax Matters.  During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall (a) prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with past practice, (b) pay all Taxes due and payable in respect of such Tax Returns, (c) accrue a reserve in the books and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Tax Return is due prior to the Closing Date and (d) promptly notify Parent of any suit, claim, action, investigation, proceeding, or audit that is or becomes pending against or with respect to the Post-Sale Company in respect of Taxes or Tax Returns and not settle or compromise any such matter without Parent’s consent (which will not be unreasonably withheld, delayed or conditioned).

Section 6.13  Stockholder Litigation.  The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 6.14  Section 16 Matters.  Prior to the Closing, the Company shall use reasonable efforts to cause any dispositions of the Shares (including derivative securities with respect to the Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15  Voting of Shares.  Parent shall vote (or cause to be voted) all Shares beneficially owned by any Parent Company in favor of approval of the Merger at the Company Special Meeting.

Section 6.16  Convertible Notes.  The Company shall comply with its obligations and duties in connection with the transactions contemplated by this Agreement under the terms of the Indenture, dated as of May 17, 2007 (the ‘‘Notes Indenture”), between the Company and The Bank of New York, as trustee, including (A) the delivery of notice to each Note Holder of the right to convert the Convertible Notes into Company Shares (the “Conversion Right”), (B) the execution of a supplemental indenture to the Convertible Notes, if necessary, (C) the issuances of a notice in a newspaper of general circulation in the City of New York or the publishing of notice on the website of the Company (or such other public medium as the Company may use) announcing the Conversion Right and (D) delivery of an Officers’ Certificate and Opinion of Counsel (as such terms are defined in the Indenture).

Section 6.17  Intel Business Cash and Indebtedness.

(a) Subject to Section 6.12 of the Intel Purchase Agreement, immediately prior to the Intel Closing, the Company shall cause any cash and cash equivalents (as determined in accordance with GAAP) in the Transferred Intel Companies to be transferred by dividend or otherwise to the Company or its Subsidiaries (other than the Intel Companies).

(b) At or prior to the Intel Closing, in accordance with Section 6.12(b) of the Intel Purchase Agreement, (1) the Company shall cause to be terminated, paid in full or otherwise discharged all liabilities of the Transferred Intel Companies in respect of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, debentures or similar instruments, (iii) letters of credit or similar facilities and (iv) payments under interest rate or foreign currency swap or similar arrangements, and (2) the Company shall cause all Liens against the Transferred Shares (as defined in the Intel Purchase Agreement) or any assets of the Transferred Intel Companies securing any indebtedness to be terminated and released.

(c) The Company shall cause any cash and cash equivalents received by the Company as proceeds in the Intel Transaction at the Intel Closing to be used first to satisfy obligations in respect of indebtedness and any excess shall be used for working capital.

(d) Except as expressly contemplated by this Agreement or the Intel Purchase Agreement, the Company shall, and shall cause the Intel Companies to, during the period beginning on the date hereof through the Intel Closing, manage the working capital of the Intel Business (other than the business of Patriot), including the collection of receivables or the payment of payables prior to the Intel Closing, in the ordinary course of business consistent with past practices.

Section 6.18  Intel Purchase Agreement; Intel Transaction Matters.

(a) To the extent requested by the Company, Parent and Merger Sub shall cooperate with the Company in causing the consummation of the Intel Transaction and the Closing contemplated by this Agreement to occur and be effected on the same date, with the Intel Closing to precede the Closing, in each case, on the terms and subject to the conditions set forth in this Agreement and the Intel Purchase Agreement. Subject to the last sentence of Section 6.4(c), without the prior written consent of the other party, prior to the Effective Time each of Parent and the Company shall not, and shall cause its respective Affiliates not to, enter into any agreement, arrangement or understanding (other than as provided in this Agreement and the Intel Purchase Agreement) with Intel Buyer or its Affiliates with respect to the Transactions.

(b) Without the prior written consent of Parent, the Company shall not (i) amend, modify or waive any provision of the Intel Purchase Agreement in a manner that materially and adversely affects Parent’s rights and obligations; it being understood and agreed that any amendment, modification or waiver which (A) decreases the price paid by the Intel Buyer for the Intel Business, (B) materially increases the conditionality of the closing of the Intel Transaction (including with respect to the related acquisition financing, if any), (C) increases the potential liability of such transaction to Parent or the Post-Sale Company (including through a modification to Section 9.2 or 9.3 of the Intel Purchase Agreement) or (D) amends, modifies or waives Section 6.10, Annex A, 6.12, 6.16 or 6.17 of the Intel Purchase Agreement or materially amends or modifies Section 2.3 of the Intel Purchase Agreement, in each case, shall be deemed, without exclusion of other amendments, modifications or waivers, to materially and adversely affect Parent’s rights and obligations, or (ii) terminate the Intel Purchase Agreement by the mutual written agreement of the Company and Intel Buyer. Subject to the foregoing, the Company shall deliver promptly to Parent copies of all amendments, modifications and waivers to the Intel Purchase Agreement.

(c) Except as otherwise prohibited by Law, the Company shall, as promptly as practicable, deliver to Parent copies of all material notices and other material written communications delivered pursuant to the Intel Purchase Agreement and shall provide Parent reasonably prompt notice of any material developments relating to consummation of the transactions pursuant to the Intel Purchase Agreement.

(d) The Company shall comply in all material respects with its material obligations under the Intel Purchase Agreement, to the extent not waived by the Intel Buyer.

Section 6.19  Conversion Transactions.  From and after the date hereof, the Company shall cooperate with Parent in good faith to assist Parent in identifying direct or indirect domestic corporate Subsidiaries of the Company, other than the Intel Companies, that can be converted into domestic limited liability companies without requiring novation, third party consents or otherwise adversely impacting customer relationships (“Conversion-Eligible Subsidiaries”). Upon written request of Parent delivered within the later of (i) sixty (60) days after the date hereof or (ii) ten (10) days after obtaining the necessary information, to the extent such information reasonably is available and in accordance with Section 6.3, that is reasonably required for Parent to determine whether it is advantageous to it from a U.S. federal income tax perspective to convert any of the Conversion-Eligible Subsidiaries into a limited liability company, the Company shall use commercially reasonable efforts to convert the Conversion-Eligible Subsidiaries specified in such request to limited liability companies, provided, that Parent shall be liable for the payment of any and all costs or expenses related to the conversion of the Conversion-Eligible Subsidiaries into limited liability companies, and shall remit such payment to the Company prior to any such conversion. In no event shall the Company be required to effect any such conversion prior to one day before the Effective Time. In the event that a conversion is effected, the Company shall, and shall cause its Subsidiaries to, refrain from making any election under Treasury Regulation Section 301.7701-3 to treat the resulting domestic limited liability company as an association taxable as a corporation.

Section 6.20  Basis Study.  At Parent’s written request, and subject to Parent’s approval of the engagement letter and the scope of work, the Company shall engage an accounting firm (the “Basis Study Firm”) to perform a tax basis study with respect to the stock of one or more of the Company’s direct or indirect Subsidiaries that are “controlled foreign corporations” for U.S. federal income tax purposes. The information that the Company and its Subsidiaries shall be required to provide to the Basis Study Firm shall be governed by Section 6.3, and solely for purposes of the application of Section 6.3 to the provision of information to the Basis Study Firm, the Basis Study Firm shall be deemed to be a “Representative” of Parent. The Basis Study Firm shall be directed to provide its final report, and any interim drafts of such report, to each of the Company and Parent. Parent shall pay the costs, fees and expenses of the Basis Study Firm under the terms of the engagement contemplated by this Section 6.20. The engagement letter with the Basis Study Firm shall not impose any completion date on the Company that is related to the Basis Study Firm’s work thereunder, and in no event shall the Closing be impeded or delayed as a result of the timing of the completion of the Basis Study Firm’s work thereunder.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to the Obligations of Each Party to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions at or prior to the Closing:

(a) The Company Stockholder Approval shall have been obtained; provided that Parent and Merger Sub shall, and shall cause any other Parent Company to, vote all Shares held by them in favor of the approval of this Agreement;

(b) No Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued or entered any injunction, Law, judgment, order, decree or ruling (collectively, ‘‘Restraints”) which is then in effect and which seeks or has the effect of enjoining or otherwise prohibiting the consummation of the Merger, unless such Restraint is vacated, terminated or withdrawn, and no Laws shall be in effect enjoining or prohibiting consummation of the Merger or making consummation of the Merger illegal;

(c) Any waiting period (and extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

(d) Written confirmation by CFIUS of the completion of the review, and if applicable, investigation process, under Exon-Florio and CFIUS’s determination that there are no unresolved national security concerns with respect to the Transactions shall have been received by Parent and the Company; and

(e) Thirty-five (35) Scheduled Trading Days (as defined in the Notes Indenture) shall have elapsed from the date the Company (A) delivers notice to each holder of the Convertible Notes (each, a “Note Holder”) of the right of the Note Holders to convert the Convertible Notes into Shares and (B) publishes such notice in a newspaper of general circulation in The City of New York or on the Company’s website.

Section 7.2  Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver by Parent and Merger Sub, if permissible under applicable Law) of the following conditions at or prior to the Closing:

(a) (i) Each representation or warranty of the Company contained in Sections 4.2(a), 4.3(a), 4.3(b), 4.23, 4.25, 4.26 and 4.27 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), (ii) each representation and warranty of the Company contained in Sections 4.2(b) and 4.28 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing and (iii) the representations and warranties of the Company contained in any other section of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not constitute a Company Material Adverse Effect;

(b) The Company shall have performed in all material respects all of its material obligations under this Agreement to be performed by it at or prior to the Closing;

(c) Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied;

(d) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;

(e) The Company shall have received at least $295,833,000 in purchase price by reason of the occurrence of the Intel Closing;

(f) Completion of novation, assignment, termination, or expiration (and receipt of written notice from the Company thereof) of all 6.9(a)(1) Contracts and all contracts listed in Section 6.9(a)(2) of the Company Disclosure Schedule; and

(g) Since the date of this Agreement, no Contracts, assets (other than cash and cash equivalents as expressly permitted in the Intel Agreement) or liabilities primarily relating to the Intel Business or the Intel Companies shall have been assigned or novated (or otherwise transferred) to the Company or any of its Subsidiaries (other than the Intel Companies).

Section 7.3  Additional Conditions to Obligations of the Company to Effect the Merger.  The obligations of the Company to consummate the Merger are further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) of the following conditions at or prior to the Closing:

(a) (i) Each representation or warranty of Parent and Merger Sub contained in Sections 5.2, 5.4, 5.7 and 5.11 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period) and (ii) the representations and warranties of Parent and Merger Sub contained in any other section of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not have a Parent Material Adverse Effect; and

(b) Parent and Merger Sub shall have performed in all material respects all of their material obligations under this Agreement to be performed by each of them at or prior to the Closing.

Section 7.4  Frustration of Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 6.9.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger contemplated by this Agreement may be abandoned as follows:

(a) at any time, by the mutual written agreement of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger has not been consummated on or prior to the nine (9) month anniversary of the date hereof (the “Termination Date”) by delivering written notice to the other party no earlier than five (5) Business Days following such nine (9) month anniversary; provided, however, that if, as of the Termination Date, (A) any of the conditions to the Merger set forth in Section 7.1(b) (to the extent related to regulatory approvals), Section 7.1(c), Section 7.1(d) or Section 7.2(f) have not been satisfied or waived, but all other conditions to the Merger have been satisfied or waived (other than (1) those conditions which by their nature can only be satisfied at or immediately prior to the Effective Time, which conditions would be satisfied if the Closing Date were the Termination Date, or (2) the condition in Section 7.2(e) to the extent that the failure of such condition to be satisfied is the result of the failure of any of the conditions set forth in Section 7.1 of the Intel Purchase Agreement) or (B) the Company has delivered to Parent a Substitution Exercise Notice pursuant to Section 8.3, then either the Company or Parent, in such party’s sole discretion, may extend the Termination Date for up to three (3) additional months by delivering written notice to the other party at any time prior to the date that is five (5) Business Days after the date which is nine (9) months after the date hereof; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued a Restraint permanently enjoining or otherwise prohibiting the consummation of the Merger and such Restraint shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such order, decree, ruling or action, and provided, further, that the party seeking to terminate this Agreement under this Section 8.1(b)(ii) shall have used reasonable best efforts to cause any such order, decree, ruling or action to be vacated or lifted or to ameliorate the effects thereof to the extent required to do so by the terms of this Agreement;

(iii) if the Intel Purchase Agreement has been terminated in accordance with its terms; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Parent until the date that is five (5) Business Days after the date that the Intel Purchase Agreement is terminated in accordance with its terms; provided, further, that, the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Parent in the event that the Company delivers a Substitution Exercise Notice to Parent prior to the date that is five (5) Business Days after the date that the Intel Purchase Agreement is terminated in accordance with its terms;

(iv) if the Intel Purchase Agreement has been terminated in accordance with its terms and the Company has entered into a Substitute Intel Agreement pursuant to Section 8.3; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) must be exercised by Parent by written notice to the Company within three (3) Business Days of Parent’s receipt of notice that the Substitute Intel Agreement has been executed; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to Parent if the Substitute Intel Buyer and Substitute Intel Agreement would not reasonably be expected to materially and adversely affect Parent’s rights or obligations (as compared with the Intel Buyer and Intel Purchase Agreement), taking into account all relevant factors, including the terms and conditions of the Substitute Intel Agreement and the financial position of the Substitute Intel Buyer (the “Substitute Determination”); provided that the Company and Parent agree that it would not be unreasonable for Parent to exercise its termination right pursuant to this Section 8.1(b)(iv) if (A) the purchase price in such Substitute Intel Agreement is less than the Purchase Price (as defined in the Intel Purchase Agreement), (B) there was materially increased conditionality imposed on the Transactions (including by reason of the identity and nature of the Substitute Intel Buyer and/or its financing arrangements), including the Intel Transaction, (C) there is an increase in the potential liability to Parent or the Post-Sale Company pursuant to the Substitute Intel Agreement from the Intel Purchase Agreement (including through failure to replicate Section 9.2 or 9.3 of the Intel Purchase Agreement) or (D) there are one or more failures to replicate Section 2.3, 6.10, 6.12, 6.16 or 6.17 of the Intel Purchase Agreement which failure is materially adverse to Parent or the Post-Sale Company;

(v) if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(v) shall not be available to the Company if it has failed to comply in all material respects with its obligations under Sections 6.4 and 6.8; or

(c) by the Company if Parent or Merger Sub shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) has not been waived by the Company and is incapable of being cured, or is not cured, by Parent or Merger Sub, as applicable, within forty-five (45) days following receipt of a written notice of such breach from the Company; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company if it has materially breached any of its material obligations under this Agreement; or

(d) by Parent:

(i) if the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (B) has not been waived by Parent and is incapable of being cured, or is not cured, by the Company within forty-five (45) days following receipt of a written notice of such breach from Parent; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub has materially breached any of their material obligations under this Agreement; or

(ii) if (A) a Change in Recommendation shall have occurred, (B) the Company shall have breached its obligations under this Agreement by reason of a failure to call the Company Special Meeting or a failure to prepare and mail to its stockholders the Proxy Statement in all material respects in accordance with Section 6.8, (C) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or (D) the Company shall have violated or breached in any material respect any of its material obligations under Section 6.4.

Section 8.2  Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or such party’s Affiliates or its or their directors, officers, employees, Representatives or stockholders) to the other parties hereto other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2 and Article IX, provided, however, that no party shall be relieved or released from any liabilities or damages (i) arising out of any breach of its obligations under this Agreement or (ii) fraud by either party or any breach by Parent or Merger Sub of the representations and warranties in Section 5.6 (Sufficient Funds). Neither the preceding sentence nor any other provision of this Agreement shall limit the right of any party to seek damages based on what such party believes to be an appropriate theory of damages, including on whose behalf such damages may be sought.

(b) If (i) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) prior to the Company Special Meeting or (ii) (A) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or by either Parent or the Company pursuant to Section 8.1(b)(i) (only if at such time Parent would not be prohibited from terminating this Agreement by application of the proviso of Section 8.1(b)(i)) or Section 8.1(b)(v), (B) after the date hereof (but prior to the Company Special Meeting in the case of a termination pursuant to Section 8.1(b)(v)), an Acquisition Proposal has been publicly announced and (C) within nine (9) months after such termination, the Company enters into a definitive agreement with respect to, or consummates an Acquisition Proposal, then, in such event, the Company shall pay to Parent a termination fee of $25,000,000 in cash (the “Company Termination Fee”) minus any amounts paid by the Company to Parent pursuant to Section 8.2(d), (x) concurrently with any termination of this Agreement (in the case of a payment required by clause (i) above) or (y) on the date of consummation of the transaction referred to in clause (ii)(C) (in the case of a payment required by clause (ii) above). For purposes of clause (ii)(C) of the immediately preceding sentence, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that the references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%)”. Notwithstanding the foregoing, in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) (X) on more than one (1) occasion or (Y) if, at the time this Agreement is terminated, this Agreement could have been terminated by the Company pursuant to Section 8.1(b)(ii) or Section 8.1(c). The parties agree that the payment of the Company Termination Fee (minus any amounts paid by the Company to Parent pursuant to Section 8.2(d)) shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Company Termination Fee (minus any amounts paid by the Company to Parent pursuant to Section 8.2(d)), the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub hereunder.

(c) If this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) (to the extent related to regulatory approvals) and, at the time of such termination, any of the conditions to the Merger set forth in Section 7.1(b) (to the extent related to regulatory approvals), Section 7.1(c) or Section 7.1(d) have not been satisfied or waived, and all other conditions to the Merger (including the condition set forth in Section 7.2(f)) (other than those conditions which by their nature can only be satisfied at or immediately prior to the Closing, which conditions would be satisfied if the Closing Date were the date of termination) have been satisfied or waived, then, in such event, Parent shall pay to the Company the Parent Termination Fee, concurrently with any termination of this Agreement. Notwithstanding the foregoing, in no event shall Parent be required to pay the fee referred to in this Section 8.2(c) (X) on more than one (1) occasion or (Y) if, at the time this Agreement is terminated, this Agreement could have been terminated by Parent pursuant to Section 8.1(d)(i). The parties agree that the payment of the Parent

Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Parent Termination Fee, Parent and Merger Sub (and their Affiliates and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to the Company hereunder.

(d) If this Agreement is terminated by (x) the Company or Parent pursuant to Section 8.1(b)(i) and at the time of such termination, the conditions to the Merger set forth in Section 7.1(b) (to the extent related to regulatory approvals), Section 7.1(c) and Section 7.1(d) have been satisfied or (y) Parent or the Company pursuant to Section 8.1(b)(iv) or (z) Parent pursuant to Section 8.1(b)(iii), and in each case, no Company Termination Fee is payable in respect thereof pursuant to Section 8.2(b) at the time of such termination, then the Company shall pay to Parent, within five (5) Business Days after the Company’s receipt of Parent’s demand therefor, an amount equal to the Parent Expenses (as defined below). The parties agree that, subject to the Company’s obligation to pay to Parent the Company Termination Fee (minus the amount of Parent Expenses previously actually paid to Parent pursuant to the preceding sentence) if the Company Termination Fee becomes payable pursuant to Section 8.2(b), the payment of the Parent Expenses shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Parent Expenses, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub hereunder. “Parent Expenses” shall mean all documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors and investment bankers) up to an aggregate amount of $12,500,000 incurred by or on behalf of Parent or its Affiliates in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the filing of any required notices under (i) applicable U.S. or foreign antitrust or competition Laws or other regulations or (ii) Exon-Florio or NISPOM.

(e) The payments contemplated by Section 8.2(b), Section 8.2(c) and Section 8.2(d) shall be made by wire transfer of immediately available funds to an account designated by Parent and the Company, respectively, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

Section 8.3  Certain Substitution Rights.  If, at any time prior to the date that is five (5) Business Days after termination of the Intel Purchase Agreement, the Company notifies Parent in writing that the Company is exercising its rights under this Section 8.3 (a “Substitution Exercise Notice”):

(a) The Company may initiate, solicit and encourage the making of a proposal or offer from, engage in negotiations or discussions with, and furnish any material nonpublic information to, any Person with respect to the potential acquisition by such Person, directly or indirectly, in one transaction or a series of transactions, of the Intel Business (a “Substitute Intel Transaction”).

(b) If requested by the Company, Parent shall reasonably cooperate with the Company in connection with any discussions and negotiations in respect of any potential Substitute Intel Transaction.

(c) The Company shall promptly advise Parent orally or in writing of any negotiations or discussions with any Person (a “Substitute Intel Buyer”) with respect to a potential Substitute Intel Transaction, the material terms and conditions of any such Substitute Intel Transaction and the identity of the Substitute Intel Buyer. The Company shall (i) keep Parent reasonably informed of the status and material details (including any material change to the terms thereof) of any such negotiations or discussions and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all material written correspondence relating to any such Substitute Intel Transaction exchanged between the Company or any of its Subsidiaries, on the one hand, and the Substitute Intel Buyer, on the other hand.

(d) In the event that, following delivery of the Substitution Exercise Notice, the Company determines to enter into an agreement or agreements (a “Substitute Intel Agreement”) with a Substitute Intel Buyer providing for a Substitute Intel Transaction (the “Failed Intel Buyer Substitution Right”), the Company shall, no later than four (4) Business Days prior to entry into such Substitute Intel Agreement, deliver written notice (the “Failed Buyer Substitution Notice”) to Parent of the Company’s intention to exercise the Failed Intel Buyer Substitution Right, which notice shall include (i) a substantially final draft of the Substitute Intel Agreement and (ii) a statement by the Company as to the Substitute Determination; it being agreed that Parent shall be deemed to accept the Substitute Determination unless Parent provides written notice of disagreement to the Company within three (3) Business Days of Parent’s receipt of the Failed Buyer Substitution Notice. The Company shall notify Parent in writing within two (2) Business Days following execution of the Substitute Intel Agreement.

(e) For all purposes of this Agreement, upon execution and delivery of the Substitute Intel Agreement, all references herein to the “Intel Transaction,” “Intel Purchase Agreement,” and “Intel Buyer” shall become references to the Substitute Intel Transaction, Substitute Intel Agreement and Substitute Intel Buyer, respectively.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification.  Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment (other than a termination of this Agreement in accordance with the provisions hereof) shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.

Section 9.2  Nonsurvival of Representations and Warranties.  None of the representations and warranties of the Company in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Merger. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date.

Section 9.3  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission, addressed as follows:

(a) if to Parent or Merger Sub, to:

Safran SA
2, boulevard du General Martial-Valin
75724 Paris Cedex 15 — France
Facsimile: +33 1 40 60 81 03
Attention: Celeste Thomasson, Vice President Legal Affairs

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Frederick S. Green and Raymond O. Gietz

and

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Facsimile: (212) 836-8689
Attention: Fred H. Marcusa

(b) if to the Company, to:

L-1 Identity Solutions, Inc.
177 Broad Street, 12th Floor
Stamford, Connecticut 06901
Facsimile: (203) 504-1140
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000
Attention: Peter Allan Atkins and Eric L. Cochran

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.

Section 9.4  Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, if it is reasonably apparent that such disclosure relates to one or more or all of such Sections. The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5  Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.6  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein), the Confidentiality Agreement and, when referenced herein, the Intel Purchase Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties and Company Indemnified Parties (with respect to Section 6.7 from and after the Effective Time) and (B) the Company’s stockholders and holders of Company Options, Restricted Stock Awards, Company Deferred Stock Units and Company Warrants (with respect to their rights under Article III of this Agreement from and after the Effective Time) are third-party beneficiaries. Notwithstanding the foregoing, the first sentence of paragraph 3 of the Co-Buyer Disclosure Agreement (which amends the Confidentiality Agreement) shall be superseded by this Agreement.

Section 9.7  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9  Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware and (d) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10  Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11  Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.12  Specific Performance.  Notwithstanding anything in this Agreement, the parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. Without limiting the foregoing, each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement shall not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief and agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Any such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.

Section 9.13  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.14 Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, provided that Parent shall pay all costs and expenses in connection with the filings of the notification and report forms under the HSR Act in connection with the transactions contemplated by this Agreement and the notice to CFIUS of the transactions contemplated by this Agreement pursuant to Exon-Florio. Other than Taxes imposed upon a holder of Shares, Company Options, Restricted Stock Awards, Company Deferred Stock Units or Company Warrants, Parent shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other or similar Taxes or fees). For the avoidance of doubt, none of Parent, Merger Sub or the Company shall be responsible for the payment of income Taxes imposed upon a holder of Shares which result from the transactions contemplated herein.

Section 9.15  Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

L-1 IDENTITY SOLUTIONS, INC.

By:	/s/ Robert V. LaPenta
Name:     Robert V. LaPenta

Title:	Chairman of the Board, President
and Chief Executive Officer

SAFRAN SA

By:	/s/ Jean-Paul Herteman
Name:     Jean-Paul Herteman

Title:	Chief Executive Officer

LASER ACQUISITION SUB INC.

By:	/s/ Jean-Pierre Cojan
Name:     Jean-Pierre Cojan

Title:	President, Secretary and Treasurer

Annex A

Brazil

Exhibit A

INTEL PURCHASE AGREEMENT

A copy of the Intel Purchase Agreement is attached to this proxy statement as
Annex B — BAE Purchase Agreement

Exhibit B

CERTIFICATE OF INCORPORATION

OF

L-1 IDENTITY SOLUTIONS, INC.

FIRST:  The name of the corporation is L-1 Identity Solutions, Inc. (the ‘‘Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock having a par value of $0.01. Except as otherwise provided by law, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

FIFTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, Bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH:  (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

(b) Any repeal or modification of this Article Sixth (i) by the stockholders of the Corporation or (ii) by an amendment to the General Corporation Law of the State of Delaware shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

SEVENTH:  The Corporation shall, to the maximum extent permitted from time to time under Section 145 of the General Corporation Law of the State of Delaware, as that section may be amended from time to time, indemnify and upon request, so long as in accordance with the provisions of said Section 145 and this Certificate of Incorporation and the Bylaws, shall advance expenses to, any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representative of such person.

EIGHTH:  The Corporation expressly elects in this, its original Certificate of Incorporation, not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

NINTH:  No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter approved by stockholders. Whenever any vote of the holders of capital stock is required, and in addition to any other vote of holders of capital stock that is required by law, the affirmative vote of the holders of at least two-thirds (or such greater proportion as may be required by law) of the total votes eligible to be cast by holders of capital stock with respect to such repeal, alteration or amendment, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to repeal, alter or amend any provision of, or adopt any provisions inconsistent with, any provision of this Article Ninth, Article Sixth or Article Seventh.

* * * * *

Exhibit C

BYLAWS

OF

L-1 IDENTITY SOLUTIONS, INC.

(a Delaware corporation)

ARTICLE I

Stockholders

Section 1.  Annual Meetings.  The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.

Section 2.  Special Meetings.  Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order.

Section 3.  Notice of Meetings.  Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

Section 4.  Stockholder Lists.  The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 5.  Quorum.  Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

Section 6.  Organization.  Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

Section 7.  Voting; Proxies; Required Vote.

(a) At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors shall elect. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

(b) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

(c) At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy.

Section 8.  Inspectors.  The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

Section 1.  General Powers.  The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

Section 2.  Qualification; Number; Term; Remuneration.

(a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall be at least one (1), or such larger number as may be fixed from time to time by action of the stockholders or Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase “entire Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c) Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 3.  Quorum and Manner of Voting.  Except as otherwise provided by law, a majority of the entire Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 4.  Places of Meetings.  Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

Section 5.  Annual Meeting.  Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

Section 6.  Regular Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

Section 7.  Special Meetings.  Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President, Secretary or by a majority of the directors then in office.

Section 8.  Notice of Meetings.  A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two days before the special meeting, or by telephoning, faxing or emailing the same or by delivering the same personally prior to the meeting.

Section 9.  Organization.  At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

Section 10.  Resignation.  Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

Section 11.  Vacancies.  Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

Section 12.  Action by Written Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing is (or writings are) filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Committees

Section 1.  Appointment.  From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

Section 2.  Procedures, Quorum and Manner of Acting.  Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

Section 3.  Action by Written Consent.  Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

Section 4.  Term; Termination.  In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

Officers

Section 1.  Election and Qualifications.  The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such other officers as the Board may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person.

Section 2.  Term of Office and Remuneration.  The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

Section 3.  Resignation; Removal.  Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board.

Section 4.  Chairman of the Board.  The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

Section 5.  President.  The President shall be the principal executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 1 of this Article IV; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

Section 6.  Vice-President.  Any Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

Section 7.  Treasurer.  The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

Section 8.  Secretary.  The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

Section 9.  Assistant Officers.  Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

Section 10.  Salaries.  Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

ARTICLE V

Books and Records

Section 1.  Location.  The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the Bylaws and by such officer or agent as shall be designated by the Board of Directors.

Section 2.  Addresses of Stockholders.  Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

Section 3.  Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this Article V, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

Certificates Representing Stock

Section 1.  Certificates; Signatures.  The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

Section 2.  Transfers of Stock.  Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

Section 3.  Fractional Shares.  The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

Section 4.  Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VII

Dividends

Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VIII

Ratification

Any transaction, questioned in any law suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE IX

Corporate Seal

The Corporation may have a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

ARTICLE X

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

ARTICLE XI

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE XII

Bank Accounts, Drafts, Contracts, Etc.

Section 1.  Bank Accounts and Drafts.  In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.

Section 2.  Contracts.  The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

Section 3.  Proxies; Powers of Attorney; Other Instruments.  The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

Section 4.  Financial Reports.  The Board of Directors may appoint the primary financial officer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XIII

Indemnification

The Corporation shall, to the fullest extent permitted by and in accordance with Section 145 of the General Corporation Law of Delaware, as that Section may be amended and supplemented from time to time, indemnify any director, officer or trustee which it shall have power to indemnify under that Section against any expenses, liabilities or other matters referred to in or covered by that Section; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. The Corporation may, in the discretion of the Board of Directors, indemnify to the fullest extent permitted by and in accordance with Section 145 of the General Corporation Law of Delaware, as that Section may be amended and supplemented from time to time, any other employee or agent of the Corporation (i.e., an employee or agent who is not a director, officer or trustee of the Corporation) which it shall have power to indemnify under that Section against any expenses, liabilities or other matters referred to in or covered by that Section. The indemnification provided for in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office or position, (ii) shall continue as to a person who has ceased to be a director, officer, trustee, or other employee or agent and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation’s obligation to provide indemnification under this Article shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

To assure indemnification under this Article of all such persons who are determined by the Corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the Corporation which may exist from time to time, such Section 145 shall, for the purposes of this Article, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including, without limitation, any plan of the Corporation which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines”; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

ARTICLE XIV

Amendments

The Board of Directors shall have power to adopt, amend or repeal Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

* * * * *

Annex B

EXECUTION VERSION

PURCHASE AGREEMENT
by and between
BAE SYSTEMS INFORMATION SOLUTIONS INC.
and
L-1 IDENTITY SOLUTIONS, INC.
September 19, 2010

B-i

B-ii

B-iii

B-iv

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of September 19, 2010 (this “Agreement”), by and between L-1 Identity Solutions, Inc., a Delaware corporation (the “Company”), and BAE Systems Information Solutions Inc., a Virginia corporation (“Purchaser”).

WHEREAS, L-1 Identity Solutions Operating Company, a Delaware corporation and a wholly owned Subsidiary of the Company (“Operating Company”), owns 100% of the membership interests (the “McClendon Interests”) of McClendon, LLC, a Virginia limited liability company (“McClendon”), 100% of the membership interests (the “SpecTal Interests”) of SpecTal, LLC, a Virginia limited liability company (“SpecTal”), and all of the issued and outstanding shares of capital stock (the “ACI Shares” and, together with the McClendon Interests and the SpecTal Interests, the “Transferred Shares”) of Advanced Concepts, Inc., a Maryland corporation (“ACI” and, together with McClendon and SpecTal, the “Transferred Companies”);

WHEREAS, ACI owns 49% (the “Patriot Interests”) of the membership interests of Patriot, LLC, a Maryland limited liability company (“Patriot” and, together with the Transferred Companies, the “Intel Companies”);

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company will cause Operating Company to sell to Purchaser, and Purchaser will purchase from Operating Company, the Transferred Shares;

WHEREAS, it is further proposed that, prior to the Closing, ACI will transfer, assign or otherwise divest itself of the Patriot Interests, such that Purchaser will not acquire a direct or indirect interest in Patriot pursuant to this Agreement or the transactions contemplated hereby; and

WHEREAS, the respective Boards of Directors of the Company, Operating Company and Purchaser have approved this Agreement and resolved that the transactions contemplated by this Agreement (upon the terms and subject to the conditions set forth in this Agreement) are advisable and in the best interests of their respective stockholders.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2010 Bonuses” has the meaning set forth in Section 6.4(b)(v).

“338(h)(10) Election” has the meaning set forth in Section 6.9(a)(i).

“409A Plan” has the meaning set forth in Section 4.8(j).

“ACI” has the meaning set forth in the Recitals.

“ACI Shares” has the meaning set forth in the Recitals.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Affiliate Agreement” has the meaning set forth in Section 4.20.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” has the meaning set forth in Section 4.10(d).

“Assignment Agreements” has the meaning set forth in Section 6.15.

“Audited Intel Financial Statements” has the meaning set forth in Section 4.5(a).

“Bank of America Credit Facility” means the Second Amended and Restated Credit Agreement, dated August 5, 2008, among Operating Company, the Company, Bank of America, N.A., Wachovia Bank, National Association, Banc of America Securities LLC, Wachovia Capital Markets LLC, Royal Bank of Canada, Société Générale and TD Bank, N.A., as amended, and the other Contracts comprising the Credit Agreement and Related Agreements (as defined in the Company Disclosure Schedule).

“Benefit Arrangement” means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Plan, (B) is maintained or contributed to by the Company or any ERISA Affiliate of the Company and (C) covers any employee or former employee of any of the Transferred Companies.

“Bid” means any outstanding quotation, bid or proposal by any Intel Company that, if accepted or awarded, could result in a Government Contract.

“Business Confidential Information” has the meaning set forth in Section 6.14(a).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Business Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, (A) has resulted or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Intel Business or the Intel Companies, taken as a whole or (B) would prevent or materially delay or impair the ability of the Company or Operating Company to consummate the transactions contemplated by this Agreement; provided, however, that changes, effects or circumstances relating to or resulting from the following shall be excluded from the determination of Business Material Adverse Effect: (i) any change, effect or circumstance in any of the industries or markets in which the Intel Companies operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) applicable to the Intel Companies; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates) in the United States; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war; (v) the negotiation, execution, announcement, consummation or existence of this Agreement, or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators); (vi) any action taken as required by this Agreement or with the consent or at the direction of Purchaser; and (vii) any failure by the Intel Companies to meet internal, analysts’ or other earnings estimates or financial projections or changes in credit ratings; provided that this clause (vii) shall not exclude any change, effect, event, development, state of facts, occurrence or circumstance that may have contributed to or caused such failure from being taken into account in determining whether a Business Material Adverse Effect has occurred (unless separately excluded under clauses (i) — (vi) of this definition); provided, further, that the exclusions provided for in clauses (i) — (iv) shall not apply to the extent (and only to the extent) the Intel Companies are materially disproportionately adversely affected by any of the changes, effects or circumstances described in such clauses relative to other participants in the industry in which the Intel Companies participate. Without limiting the generality of the foregoing, any change, effect or circumstance (whether or not previously disclosed in the Company Disclosure Schedule or in the Company SEC Reports publicly available prior to the date of this Agreement or otherwise) that, individually or in the aggregate, has resulted in, or that would reasonably be expected to result in a suspension or debarment of (i) the Company or the Operating Company or any of their directors, officers or senior management personnel (in their capacity as such) if arising from or relating to the Intel Business as conducted by the Transferred Companies or any of the Transferred Companies, or (ii) any of the Transferred Companies or any of their directors, officers or senior management personnel (in their capacity as such), shall be deemed to have had a Business Material Adverse Effect.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Affiliated Group” means the Company and the members of the affiliated group of corporations of which the Company is the common parent corporation within the meaning of Section 1504(a)(1) of the Code, including, through the Closing Date, the Transferred Companies.

“Company Common Stock” means the issued and outstanding shares of common stock, par value $0.001 per share, of the Company.

“Company Confidential Information” has the meaning set forth in Section 6.14(b).

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Purchaser simultaneously with the execution of this Agreement.

“Company Indemnified Parties” has the meaning set forth in Section 9.3.

“Company SEC Reports” means the forms, documents, proxy statements and reports with the SEC filed prior to the date hereof by the Company since January 1, 2008 under the Exchange Act or the Securities Act (as such reports and statements may have been amended since the date of their filing).

“Company State Group” means some or all of the members of the Company Affiliated Group that have been filing or hereafter shall file returns of state or local income Taxes as a group of which the Company or Operating Company is the common parent corporation, including through the Closing Date, the Transferred Companies.

“Confidentiality Agreement” means the confidentiality agreement, dated May 21, 2010, between the Company and Purchaser, as the same may be amended or supplemented.

“Continuing Employees” has the meaning given in Section 6.18.

“Contract” means any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, whether written or oral.

“D&O Indemnified Parties” has the meaning set forth in Section 6.6(a).

“D&O Insurance” has the meaning set forth in Section 6.6(c).

“Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that is subject to any provision of ERISA and is maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any employee or former employee of any of the Transferred Companies.

“Environmental Laws” means all Laws relating to pollution or protection of the environment and human health including (a) Laws relating to Releases or threatened Releases of Hazardous Substances, and the treatment, storage, disposal, transport or handling of any Hazardous Substances, (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (c) the Resource Conservation and Recovery Act of 1976, as amended, (d) the Clean Water Act, as amended, (e) the Clean Air Act, as amended, (f) the Toxic Substances Control Act, (g) the Emergency Planning and Community Right to Know Act, and (h) any other Laws relating to protection of the environment and human health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with any company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 6.12(c).

“Estimated Net Working Capital Amount” has the meaning set forth in Section 6.12(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exon-Florio” has the meaning set forth in Section 4.4.

“Export Control Laws” has the meaning set forth in Section 4.10(c).

“FAR” means the Federal Acquisition Regulation and the government agency supplements thereto.

“Filings” has the meaning set forth in Section 6.7(a).

“Final Purchase Price Allocation” has the meaning set forth in Section 2.3(b).

“FOCI” means foreign ownership, control or influence.

“GAAP” has the meaning set forth in Section 4.5(a).

“Good Faith Transfer Negotiations” shall consist of, with respect to a given Intel Misallocated Contract or Identity Misallocated Contract, (i) negotiating in good faith with the applicable parties in connection with the assignment of such Intel Misallocated Contract or Identity Misallocated Contract to the Company Subsidiary to which it most closely relates, (ii) the appropriate party providing the other party with such information and documentation regarding such Intel Misallocated Contract or Identity Misallocated Contract as it may reasonably request in order to conduct a customary due diligence investigation of such Intel Misallocated Contract or Identity Misallocated Contract and its performance, (iii) the results of such due diligence investigation being reasonably satisfactory to Purchaser (in the case of an Intel Misallocated Contract) or the Company (in the case of an Identity Misallocated Contract), (iv) negotiating in good faith the transfer and assignment to such Transferred Company or Identity Company of the applicable assets, rights and personnel of the Identity Companies or Transferred Company, as applicable, that have been utilized in the performance of such Intel Misallocated Contract or Identity Misallocated Contract, and (v) if such Intel Misallocated Contract or Identity Misallocated Contract is assigned to a Transferred Company or Identity Company, entering into a written agreement with the assigning Identity Company or Transferred Company pursuant to which such assignee Transferred Company or Identity Company will agree to indemnify and hold harmless such assigning Identity Company or Transferred Company with respect to all future Liabilities arising under such Intel Misallocated Contract or Identity Misallocated Contract, as applicable (but subject to the limitations included in the indemnities set forth in Sections 6.10(g) and (h)); provided that any such agreement must be in form and substance acceptable to the parties thereto (which acceptance shall not be unreasonably withheld, delayed or conditioned).

“Government Contract” means any Contract entered into between any of the Intel Companies and (a) any Governmental Entity, (b) any prime contractor or upper-tier subcontractor to any Governmental Entity (in its capacity as such), or (c) any lower-tier subcontractor with respect to any Contract described in clause (a) or (b).

“Governmental Authorization” means any consent, approval, order, license, franchise, registration, security clearance, authorization, variance, exemption, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any government, court, tribunal, or arbitrator, any governmental entity or municipality or political or other subdivision thereof, or any agency, department, board, self-regulating authority, bureau, branch, commission, authority, official or instrumentality of any of the foregoing.

“Hazardous Substance” means (a) any petroleum, crude oil, natural gas, or any fraction, product or derivative thereof, radioactive materials or asbestos (whether or not friable); and (b) any chemicals, materials, substances or wastes that are defined as or included in the definition of hazardous substances, hazardous chemicals, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or words of similar import under any Environmental Laws.

“Hazardous Substance Activity” means the possession, transportation, transfer, recycling, storage, use, treatment, manufacture, removal, Release, remediation, exposure of Persons to, sale, distribution or other handling of any Hazardous Substance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identity Business” means the businesses and operations of the Identity Companies.

“Identity Companies” means the Company and all of its Subsidiaries, other than the Intel Companies.

“Identity Contract” means a Contract with a Third Party existing as of or prior to the Closing Date that primarily relates to the Identity Business, meaning that such Contract is performed primarily by employees of one or more Identity Companies and/or primarily relates to assets or rights that are owned, held or utilized by any of the Identity Companies.

“Identity Guaranties” has the meaning set forth in Section 6.10(b).

“Identity Marks” means all Trademarks owned by the Company and its Subsidiaries (other than the Intel Companies).

“Identity Misallocated Contract” has the meaning set forth in Section 6.10(e).

“Indebtedness” means, without duplication, the aggregate amount of (a) all obligations for borrowed money, all interest accruing thereon and all accrued but unpaid prepayment premiums or penalties and any other fees and expenses paid to satisfy such indebtedness, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale or other title retention agreements relating to property purchased, (d) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of business and accrued expenses), (e) all capitalized lease obligations, (f) all obligations of others secured by any Lien on property or assets owned or acquired, whether or not the obligations secured thereby have been assumed, (g) all obligations under standby letters of credit, and (h) all guarantees and arrangements having the economic effect of a guarantee of any Indebtedness (as defined in clauses (a) — (h) of this sentence) of any other Person.

“Indemnified Parties” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Independent Accounting Firm” has the meaning set forth in Section 2.3(b).

“Insurance Policies” has the meaning set forth in Section 4.22.

“Intel Acquisition Agreements” means, collectively, (i) that certain Securities Purchase Agreement, dated September 11, 2006, by and among Operating Company, SpecTal and the Sellers Representative on behalf of the Members, relating to the acquisition of SpecTal, (ii) that certain Agreement and Plan of Merger, dated June 18, 2007, by and among the Company, Operating Company, McClendon, the Stockholders’ Representative and the Selling Stockholders signatory thereto, relating to the acquisition of McClendon and (iii) that certain Stock Purchase Agreement, dated May 1, 2007, by and among, ACI, the Selling Stockholders signatory thereto, the Sellers Representative and Operating Company, relating to the acquisition of ACI.

“Intel Business” means the businesses and operations of the Intel Companies.

“Intel Companies” has the meaning set forth in the Recitals.

“Intel Company Awards” has the meaning set forth in Section 6.18.

“Intel Company Intellectual Property Rights” means Intellectual Property owned by the Intel Companies.

“Intel Company Material Contract” has the meaning set forth in Section 4.15(a)

“Intel Company Permits” has the meaning set forth in Section 4.10(a).

“Intel Contract” means a Contract with a Third Party existing as of or prior to the Closing Date that primarily relates to the Intel Business, meaning that such Contract is performed primarily by employees of one or more Intel Companies and/or primarily relates to assets or rights that are owned, held or utilized by any of the Intel Companies.

“Intel Financial Statements” has the meaning set forth in Section 4.5(a).

“Intel Guaranties” has the meaning set forth in Section 6.10(a).

“Intel Leases” has the meaning set forth in Section 4.13(a).

“Intel Misallocated Contract” has the meaning set forth in Section 6.10(d).

“Intel Termination Date” has the meaning set forth in Section 8.1(b).

“Intel Vesting Event” has the meaning set forth in Section 6.18.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) patents, patent applications and patent disclosures (“Patents”), (ii) registered and unregistered trademarks, trademark applications, trade names, service marks, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing (“Trademarks”), (iii) registered and unregistered copyrights, copyright applications and other works of authorship (“Copyrights”), (iv) trade secrets, mask works and proprietary confidential information, including any comprising data, databases, know-how, inventions, methods, processes and techniques (whether or not patentable and whether or not reduced to practice), and proprietary confidential business plans and proposals and consumer lists (“Trade Secrets”), (v) computer software (including source code and executable code) and documentation therefor and (vi) to the extent not included in the foregoing (i) — (v), other intellectual property rights.

“Interim Intel Financial Statements” has the meaning set forth in Section 4.5(a).

“IRS” means the United States Internal Revenue Service.

“ITAR” has the meaning set forth in Section 4.10(c).

“Joint Filing” has the meaning set forth in Section 6.7(c).

“Judgment” means any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation, determination or similar order of any Governmental Entity, in each case, whether preliminary or final.

“Knowledge” means the actual knowledge after reasonable inquiry of the direct reports who would reasonably be expected to be in possession of the knowledge of the type addressed by the applicable representations and warranties that are subject to the applicable “Knowledge” qualifier used in such representation and warranty of (i) as to the Company, the persons identified in Section 1.1 of the Company Disclosure Schedule and (ii) as to Purchaser, the persons identified in Section 1.1 of the Purchaser Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, Judgment, franchise, license, agency requirement or permit of any Governmental Entity.

“Leased Real Property” means all Real Property leased pursuant to the Intel Leases.

“Liabilities” means any direct or indirect liability, Indebtedness, guaranty, claim, loss, damage, deficiency, assessment, obligation, whether fixed or unfixed, determined or determinable, due or to become due, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, asserted or unasserted, matured or unmatured, or contingent or otherwise.

“Liens” means all pledges, liens, charges, mortgages, encumbrances, security interests, attachments, claims, transfer restrictions, options, puts, calls and rights of first refusal and encumbrances of any kind.

“Losses” means all costs, damages, Liabilities, assessments, Judgments, losses, penalties, fines, settlements, awards, expenses and fees (including reasonable legal, accounting or other professional fees and disbursements and the costs of or arising from any Proceeding).

“McClendon” has the meaning set forth in the Recitals.

“McClendon Interests” has the meaning set forth in the Recitals.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Safran SA and Laser Acquisition Sub Inc.

“Merger Date” has the meaning set forth in Section 6.18.

“Merger Termination Date” has the meaning set forth in Section 6.18.

“Net Working Capital” means, as of the date and time of determination, the difference between (i) the sum (without duplication) of the current assets of the Transferred Companies, on a combined basis, as of such date and time, and (ii) the sum (without duplication) of the current liabilities of the Transferred Companies, on a combined basis, as of such date and time, in each case calculated in accordance with GAAP applied in a manner consistent with the accounting practices, policies and methodologies used in the preparation of the Audited Intel Financial Statements; provided, however, that all cash, cash equivalents, deferred tax assets, deferred tax liabilities and inter-company receivables and payables shall be excluded; provided, further, that all payment obligations arising under the Special Employee Plan Term Sheet or Special Employee Plan shall be also excluded.

“NISPOM” has the meaning set forth in Section 4.4.

“Novation Contract” has the meaning set forth in Section 6.7(e).

“OCI” has the meaning set forth in Section 6.16.

“OCI Prime Contract” has the meaning set forth in Section 6.16 of the Company Disclosure Schedule.

“OCI Subcontract” has the meaning set forth in Section 6.16 of the Company Disclosure Schedule.

“OCI Subcontract Mitigation Plan” has the meaning set forth in Section 6.16 of the Company Disclosure Schedule.

“Operating Company” has the meaning set forth in the Recitals.

“Patriot” has the meaning set forth in the Recitals.

“Patriot Interests” has the meaning set forth in the Recitals.

“Permits” means all licenses, permits, exemptions, consents, authorizations, approvals, registrations, security clearances, variances, waivers, certificates and other authorizations issued, granted, given under the authority of any Governmental Entity or pursuant to any Law.

“Permitted Liens” means (i) Liens for current Taxes not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which reserves have been established in accordance with GAAP, (ii) Liens of any materialmen, mechanics, workmen, repairmen, contractors, warehousemen, carriers, suppliers, vendors or equivalent Liens arising in the ordinary course of business consistent with past practice in respect of amounts that are not yet due or payable, and for which reserves have been established in accordance with GAAP and (iii) any other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity or group (as defined in the Exchange Act).

“Plan Funding Amount” means $7,291,000.

“Pre-Closing Tax Period” means, individually, any taxable year or period that ends on or before the Closing Date and the portion of a Straddle Period that begins on or before the Closing Date and ends on the Closing Date, and, collectively, all such periods considered together, as the context may require.

“Proceeding” means any action, suit, claim, complaint, investigation, litigation, demand, grievance, citation, summons, subpoena, audit (except routine or ordinary course audits relating to Government Contracts), proceeding or arbitration, civil, criminal, regulatory or otherwise, by or before any Governmental Entity.

“Proposed McClendon 1060 Allocation” has the meaning set forth in Section 2.3(b).

“Proposed SpecTal Section 338 Allocation” has the meaning set forth in Section 2.3(b).

“Proposed Purchase Price Allocation” has the meaning set forth in Section 2.3(b).

“Purchased Assets” has the meaning set forth in Section 2.3(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedule” means the disclosure schedules delivered by Purchaser to the Company simultaneously with the execution of this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2.

“Purchaser Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

“Real Property” means land together with all rights and interests arising out of the ownership thereof or appurtenant thereto and improvements thereon.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping or migration of any Hazardous Substance in, into or onto the environment.

“Representatives” has the meaning set forth in Section 6.3(a).

“SEC” means the United States Securities and Exchange Commission.

“Section 4.20 Affiliate” has the meaning set forth in Section 4.20.

“SecureMetrics” has the meaning set forth in Section 6.7(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Separate Tax Returns” means Tax Returns that are filed by the Transferred Companies on a separate return basis, excluding, for the avoidance of doubt, any Tax Return that is filed by the Transferred Companies as members of the Company Affiliated Group or any Company State Group.

“Special Employee Plan” means the Intel Companies Special Employee Plan to be established by SpecTal and McClendon prior to the Closing and funded by Purchaser at the Closing, in each case, pursuant to Section 6.20.

“Special Employee Plan Term Sheet” means that certain Term Sheet for the Intel Companies Special Employee Plan of even date herewith among the Company, SpecTal, McClendon, Ann John, Kevin Rummel and Yvonne Vervaet.

“Special Employee Plan Escrow Account” has the meaning set forth in Section 6.20.

“Special Employee Plan Escrow Agent” has the meaning set forth in Section 6.20.

“SpecTal” has the meaning set forth in the Recitals.

“SpecTal Interests” has the meaning set forth in the Recitals.

“SpecTal Tax Returns” has the meaning set forth in Section 6.9(b)(i).

“Stone Key” means Stone Key Partners LLC and the Stone Key securities division of Hudson Partners Securities LLC.

“Straddle Period” means any taxable period or portion thereof that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, as to any Person, any Person (i) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (ii) of which such first Person possesses the right to elect more than fifty percent (50%) of the directors or Persons holding similar positions. Notwithstanding the foregoing, with respect to the Company, for purposes of this Agreement, Subsidiaries shall include Patriot.

“Tangible Property” means all furniture, equipment (including motor vehicles), computers, office equipment, apparatuses, tools and machinery owned or leased by any of the Transferred Companies.

“Target Net Working Capital” means (i) $21,617,000 if the Closing takes place between September 16, 2010 and October 15, 2010, (ii) $22,171,000 if the Closing takes place between October 16, 2010 and November 15, 2010, (iii) $20,918,000 if the Closing takes place between November 16, 2010 and December 15, 2010, (iv) $19,060,000 if the Closing takes place between December 16, 2010 and January 15, 2011, (v) $20,871,000 if the Closing takes place between January 16, 2011 and February 15, 2011, (vi) $21,750,000 if the Closing takes place between February 16, 2011 and March 15, 2011, and (vii) $26,043,000 if the Closing takes place between March 16, 2011 and April 15, 2011. In the event that the Closing does not occur on or prior to April 15, 2011, the parties shall negotiate in good faith an appropriate Target Net Working Capital consistent with the approach utilized in this definition for prior time periods.

“Tax” means all federal, state, local or municipal (whether domestic or foreign) taxes, assessments, customs duties, fees, levies or similar charges of any kind, including all income, franchise, profits, alternative or add-on minimum, estimated, capital gains, capital stock, stamp, transfer, sales, use, value added, escheat or unclaimed property, license, property, excise, payroll, employment, social security, unemployment, withholding or other taxes or similar charges imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” means a reduction in the Liability for Taxes of a taxpayer (or of the affiliated, consolidated, combined or unitary group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax item in a taxable period only if and to the extent that the actual cash Liability for Taxes of the taxpayer (or of the affiliated, consolidated, combined or unitary group of which it is a member) for such period, after taking into account the effect of the Tax item on the Liability for Taxes of such taxpayer in the current period and all prior periods, is less than it would have been if such Liability for Taxes were determined without regard to such Tax item.

“Tax Claims” has the meaning set forth in Section 6.9(d).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or similar statement that is filed or that is required to be filed with respect to any Tax (including any attached schedules or any amendments or supplements), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person other than the Company and its Subsidiaries.

“Third-Party Claim” has the meaning set forth in Section 9.4(a).

“Trademark Transition Period” has the meaning set forth in Section 6.13.

“Transfer Taxes” has the meaning set forth in Section 6.9(f).

“Transferred Companies” has the meaning set forth in the Recitals.

“Transferred Company Business” means the businesses and operations of the Transferred Companies.

“Transferred Shares” has the meaning set forth in the Recitals.

“Treasury Regulation” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“WARN Act” has the meaning set forth in Section 4.14(f).

Section 1.2  Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(d) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to September 19, 2010, unless the context requires otherwise.

(f) References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(g) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(h) Notwithstanding any other provision in this Agreement, to the extent any representation or warranty made by the Company in this Agreement constitutes a representation or warranty with respect to Patriot or its business, assets, liabilities, operations, employees or related matters (either individually or in conjunction with such other matters as may be addressed by such representation or warranty), then, solely with respect to such matters, such representation and warranty shall be deemed for all purposes of this Agreement to be made “to the Knowledge of the Company.” Notwithstanding any other provision in this Agreement, to the extent any covenant or agreement of the Company in this Agreement directly or indirectly requires any action or forbearance by Patriot, then solely with respect to such action or forbearance by Patriot (which shall, for the avoidance of doubt, exclude Section 6.17), the obligations in respect of such covenant or agreement shall be deemed satisfied for all purposes of this Agreement if the Company shall have used its reasonable efforts to cause such action or forbearance.

ARTICLE II

PURCHASE AND SALE

Section 2.1  Purchase and Sale of the Transferred Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall cause Operating Company to sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Operating Company, the Transferred Shares free and clear of all Liens, other than restrictions under applicable securities Laws.

Section 2.2  Purchase Price.  In consideration for the sale of the Transferred Shares, the aggregate purchase price payable by Purchaser to Operating Company at the Closing shall consist of cash in immediately available funds in an amount equal to $295,833,000 (the “Purchase Price”).

Section 2.3  Allocation of Purchase Price.

(a) For purposes of this Section 2.3(a), “consideration” means the sum of (i) the Purchase Price after any adjustments effected in accordance with this Article II or elsewhere in this Agreement, and (ii) the amount of the Liabilities of the Transferred Companies that are recognized as liabilities and deemed to be assumed by Purchaser for United States federal income Tax purposes (and any similar provision of state, local or foreign Law, as appropriate). The consideration shall be allocated among the assets of McClendon, SpecTal and ACI (the “Purchased Assets”) in accordance with the provisions of this Section 2.3(a).

(b) Within ninety (90) days after the Closing Date, Purchaser shall provide to the Company: (i) a proposed division of the consideration among the McClendon Interests, the SpecTal Interests and the ACI Shares, (ii) as required by Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), a proposed allocation of the portion of the consideration that is paid with respect to the McClendon Interests among the assets of McClendon (the “Proposed McClendon 1060 Allocation”);

(iii) as required by Section 338 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), a proposed allocation of the portion of the consideration that is paid with respect to the SpecTal Interests among the assets of SpecTal (the “Proposed SpecTal Section 338 Allocation”); and (iv) as required by Section 338 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), a proposed allocation of the portion of the consideration that is paid with respect to the ACI Shares among the assets of ACI (together with the Proposed McClendon 1060 Allocation and the Proposed SpecTal Section 338 Allocation, the “Proposed Purchase Price Allocation”). If within thirty (30) days after Purchaser has provided the Proposed Purchase Price Allocation to the Company, the Company has not objected in writing to the Proposed Purchase Price Allocation, the Proposed Purchase Price Allocation shall become final (the “Final Purchase Price Allocation”). If the Company objects to the Proposed Purchase Price Allocation, it shall notify Purchaser in writing of such disputed item (or items) and the basis for its objection. The Company and Purchaser shall negotiate in good faith to agree upon the Final Purchase Price Allocation. If the Company and Purchaser are unable to agree on the Final Purchase Price Allocation within a sixty (60) day period from receipt of written notice from the Company objecting to the Proposed Purchase Price Allocation, then all remaining disputed items shall be submitted to a nationally recognized independent accounting firm mutually chosen by the parties (the “Independent Accounting Firm”) for a decision that shall be rendered in a timely manner in order to permit the timely filing of all applicable forms with the IRS and other Governmental Entities. The Independent Accounting Firm’s review shall be final and binding on all parties. The fees and expenses of the Independent Accounting Firm shall be borne equally by the Company and Purchaser.

(c) Each of the Company, Operating Company, each Transferred Company and Purchaser shall (i) timely file all forms (including IRS Form 8594 and Form 8023) and Tax Returns required to be filed in connection with the Final Purchase Price Allocation, (ii) be bound by the Final Purchase Price Allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Final Purchase Price Allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with the Final Purchase Price Allocation on any applicable Tax Return or for any Tax purpose, including any communication with any Governmental Entity. Purchaser and the Company shall provide each other with copies of IRS Forms 8594 and 8023 and any required exhibits thereto, consistent with the allocation determined pursuant to this Section 2.3, upon request. In the event that an allocation set forth on the Final Purchase Price Allocation is disputed by any Governmental Entity, the party receiving notice of such dispute shall promptly notify the other party concerning the existence of, material developments regarding and resolution of such dispute.

ARTICLE III

THE CLOSING

Section 3.1  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing is to take place is referred to in this Agreement as the “Closing Date”.

Section 3.2  The Company’s Deliveries at Closing.  At the Closing, the Company shall, or shall cause Operating Company to, deliver to Purchaser:

(a) stock certificates or similar evidence representing the ACI Shares, duly endorsed in blank or with stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;

(b) evidence of the transfer and assignment of the McClendon Interests and the SpecTal Interests in accordance with this Agreement and in form and substance reasonably acceptable to Purchaser, together with duly executed amendments to any applicable limited liability company agreement or similar documents as may be reasonably required to evidence such transfer;

(c) resignations of the officers, directors and managers (as applicable) of the Transferred Companies, designated by Purchaser in writing at least ten (10) Business Days prior to the Closing Date;

(d) the officer’s certificate required pursuant to Section 7.2(f), duly executed by an appropriate executive officer of the Company;

(e) a duly executed certificate of non-foreign status from Operating Company in a form and manner that complies with section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(f) all such additional instruments, documents and certificates provided for by this Agreement as may be reasonably required in connection with the Closing.

Section 3.3  Purchaser’s Deliveries at Closing.  At the Closing, Purchaser shall deliver:

(a) payment of the Purchase Price, by wire transfer of immediately available funds to the account or accounts designated by the Company in writing at least two (2) Business Days prior to the Closing (it being understood that such accounts may include the account of a paying agent acting on behalf of the Company), of an amount equal to the Purchase Price;

(b) to the Company the officer’s certificate required pursuant to Section 7.3(d), duly executed by an appropriate executive officer of Purchaser; and

(c) to the Company all such additional instruments, documents and certificates provided for by this Agreement as may be reasonably required in connection with the Closing.

Section 3.4  Proceedings at Closing.  All proceedings to be taken, all documents to be executed and delivered, and all payments to be made and consideration to be delivered at the Closing shall be deemed to have been taken, executed, delivered and made simultaneously, and, except as provided hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 3.5  Withholding.  Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold under applicable Tax Law with respect to the making of such payment; provided, however, that before making any such deduction or withholding, Purchaser shall notify the Company and shall not make such deduction or withholding without the Company’s consent, which consent shall not be unreasonably conditioned, delayed, or withheld. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Reports to the extent a disclosure therein specifically relates to the Intel Companies and it is reasonably apparent that such disclosure is applicable to one or more sections of this Article IV (excluding any risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimers in such Company SEC Reports, in each case, to the extent that such statements are predictive or forward-looking in nature) or (ii) the Company Disclosure Schedule (subject to the third sentence of Section 10.3), the Company represents and warrants to Purchaser as follows:

Section 4.1  Organization and Good Standing.  The Company, Operating Company and each of the Intel Companies is duly incorporated or duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority to conduct its business as it is now being conducted, except where the failure to be so incorporated or formed, existing and in good standing or to have such power and authority would not have a Business Material Adverse Effect. The Company, Operating Company and each of the Intel Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so duly qualified, licensed and in good standing would not have a Business Material Adverse Effect. The Company has made available to Purchaser a copy of its and Operating Company’s certificates of incorporation and bylaws and the organizational documents of each of the Intel Companies, as currently in effect. None of the Company, Operating Company or any of the Intel Companies is in material violation of any provision of its certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents.

Section 4.2  Transferred Shares; Subsidiaries; Capitalization.

(a) All of the Transferred Shares are beneficially and legally owned by Operating Company, in each case, free and clear of all Liens (except Permitted Liens) and all such shares or interests are duly authorized, validly issued, fully paid, nonassessable and are free of and were not issued or acquired in violation of any preemptive rights or rights of first refusal or similar rights. The Patriot Interests (until divested pursuant to Section 6.17) are beneficially and legally owned by ACI free and clear of all Liens (except Permitted Liens).

(b) Section 4.2(b) of the Company Disclosure Schedule lists as of the date hereof each of the Intel Companies and, for each such Intel Company, its respective jurisdiction of incorporation or formation. Except for the Transferred Shares, (i) there are no issued or outstanding shares of capital stock, membership interests, equity securities, partnership interests or other similar ownership interests of any class or type of or in the Transferred Companies, (ii) there are no outstanding or authorized options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind to which the Company, Operating Company or any of the Transferred Companies is a party obligating the Company, Operating Company or any of the Transferred Companies to issue, transfer or sell any shares of capital stock, membership interests or other equity interest in, any Transferred Company or securities convertible into or exchangeable for such shares, membership interests or equity interests, and (iii) there are no voting trusts, proxies, shareholder agreements or similar agreements or understandings to which the Company, Operating Company or any of the Transferred Companies is a party with respect to the voting of the capital stock or equity interests of any Transferred Company. There are no outstanding or authorized stock appreciation, phantom stock, profits interest, economic interests, participation interests, or other similar rights with respect to any of the Transferred Companies. Section 4.2(b) of the Company Disclosure Schedule also sets forth the percentage of outstanding equity or voting interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries in each of the Transferred Companies, and the identity, if any, of each other owner of such outstanding equity or voting interests and their percentage interest.

(c) None of the Intel Companies owns any shares of capital stock, membership interests or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock, membership interests or other equity or voting interests in) any other Person, other than ordinary course investments. There is no outstanding or authorized obligation or agreement of any kind requiring any of the Intel Companies to make an investment in or to acquire the capital stock of membership interests or other equity interest in or any other security or other interest in any Person.

Section 4.3  Authorization; No Conflict.

(a) Each of the Company and Operating Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it and Operating Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by the Company and Operating Company (including by their respective Boards of Directors), and no other corporate action or proceeding on the part of the Company or Operating Company is necessary to authorize the execution, delivery and performance by the Company and Operating Company (as applicable) of this Agreement and the consummation by such parties of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b) The execution and delivery by the Company of this Agreement does not and the consummation of the transactions contemplated hereby by the Company and Operating Company will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of (A) the Company, (B) Operating Company or (C) any of the Transferred Companies, (ii) assuming the Governmental Authorizations, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Governmental Authorization has been satisfied, conflict with or violate, or give rise to any right or requirement of termination, modification or cancellation of, or require any notice, report or other filing under, any Law, Judgment or Governmental Authorization applicable to the Company, Operating Company or any of the Intel Companies or by which any property or asset of the Company, Operating Company or any of the Transferred Companies is bound or affected, (iii) violate or conflict with, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of or require any notice, report or other filing under, any Intel Company Material Contract, (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the material properties or assets of the Intel Companies or the Transferred Shares, other than, in the case of clause (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a material Loss.

Section 4.4  Governmental Consents.  No Governmental Authorization, or registration, declaration or filing with or notice to any Governmental Entity, is required to be obtained or made by, or with respect to the Company, Operating Company or any of the Intel Companies in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such filings as may be required in connection with the Taxes described in Section 6.9(f), (iii) such other items required solely by reason of the participation of Purchaser (as opposed to any other third-party) in the transactions contemplated hereby, (iv) such Governmental Authorizations set forth in Section 4.4 of the Company Disclosure Schedule and (v) compliance with and filings or notifications under (A) the HSR Act and other applicable U.S. and non-U.S. competition Laws, (B) the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) and (C) the National Industrial Security Program Operating Manual (“NISPOM”).

Section 4.5  Intel Financial Statements.

(a) Purchaser has previously been provided with complete copies of (i) the L-1 Identity Solutions Government Consulting Services Business audited combined balance sheets as of December 31, 2009 and December 31, 2008 and the related audited combined statements of operations and cash flows for each of the three years ended December 31, 2009, 2008 and 2007 accompanied by the audit report of Deloitte & Touche LLP (the “Audited Intel Financial Statements”) and (ii) the unaudited condensed combined balance sheet of the Intel Companies as of June 30, 2010 and the related unaudited condensed combined statement of operations and cash flows for the six (6)-month period then ended (the “Interim Intel Financial Statements” and, collectively with the Audited Intel Financial Statements, the “Intel Financial Statements”). The Intel Financial Statements have been derived from the accounting records of the Intel Companies and those of the Company and the Operating Company. The Intel Financial Statements (x) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied (except as disclosed in the notes thereto) throughout the periods covered thereby, and (y) fairly present, in all material respects, the combined financial position of the Intel Companies and Intel Business as of the dates thereof and the combined results of operations and cash flows of the Intel Companies for the periods then ended (except that the Interim Intel Financial Statements omit or condense certain information and disclosures and subject to, in the case of the Interim Intel Financial Statements, normal audit adjustments).

(b) Section 4.5(b) of the Company Disclosure Schedule contains a true, correct and complete list of all Indebtedness of each Intel Company, and separately identifies for each item of Indebtedness the outstanding principal and accrued but unpaid interest thereon as of August 31, 2010.

Section 4.6  No Undisclosed Liabilities.  Except (a) as reflected in the Intel Financial Statements, (b) for Liabilities incurred in the ordinary course of business and consistent with past practices since June 30, 2010, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (c) for the employee retention bonus Liabilities set forth in Section 4.6 of the Company Disclosure Schedule, or (d) for other immaterial Liabilities not exceeding $250,000 in the aggregate, none of the Intel Companies has any Liabilities, that are required to be reflected in or disclosed on a balance sheet in accordance with GAAP.

Section 4.7  Absence of Certain Changes.  Since December 31, 2009 through the date of this Agreement, (except for matters in connection with the transactions contemplated by this Agreement):

(a) the businesses and operations of each of the Intel Companies have been conducted in the ordinary course of business consistent with past practice in all material respects;

(b) there has not been any change, effect or circumstance that has had a Business Material Adverse Effect;

(c) none of the Transferred Companies has sold, leased, transferred, or assigned any of its properties, rights or assets having a value in excess of $250,000 in the aggregate or an individual value in excess of $100,000;

(d) none of the Transferred Companies has entered into any Contract or agreed to or suffered any termination, material modification, amendment or extension of or waiver of any material rights under any Contract that, in any such case, would require or would likely require payments to or from the Company in any one year of more than $1,000,000, excluding Government Contracts or Intel Leases entered into in the ordinary course of business consistent with past practices;

(e) none of the Transferred Companies has created or permitted the creation of any Lien (other than Permitted Liens) on any of its assets or properties;

(f) none of the Intel Companies has suffered any damage, destruction or loss with respect to Real Property or Tangible Property (whether or not covered by insurance), in any case or in the aggregate, in excess of $250,000;

(g) none of the Intel Companies has made any capital expenditure (or series of related capital expenditures) involving more than $250,000;

(h) none of the Intel Companies has committed to do any of the matters described in clauses (c) — (g) of this sentence; and

(i) no key employee of any of the Transferred Companies earning an annual base salary or base compensation in excess of $150,000 has left his or her employment or provided notice of future resignation.

Section 4.8  Employee Plans; ERISA.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of each Employee Plan and each Benefit Arrangement that is sponsored, maintained or contributed to or required to be contributed to by any Intel Company or by an ERISA Affiliate thereof for the benefit of current and former directors and employees of the Intel Companies. The Company has made available to Purchaser a true and complete copy of each Employee Plan and all amendments thereto (or, in the case of any unwritten Employee Plans, descriptions thereof) and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed and the previous year’s annual reports on IRS Form 5500 and (iv) the most recently received IRS determination letter.

(b) Each Employee Plan and Benefit Arrangement has been operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code.

(c) Except as would not reasonably be expected to result in a material Loss to any Transferred Company, each Employee Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, or with respect to a prototype Employee Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Employee Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Employee Plan, and the trusts maintained pursuant to each such Employee Plan are exempt from federal income taxation under Section 501 of the Code. To the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Employee Plan that would reasonably be expected to adversely affect the qualification of such Employee Plan.

(d) No Liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by any of the Intel Companies or any ERISA Affiliate thereof that has not been satisfied in full, and no event or circumstance exists that would reasonably be expected to result in any such Liability being incurred by any of the Intel Companies. No Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and no Employee Plan is subject to Title IV of ERISA.

(e) Except as would not reasonably be expected to result in a material Loss to any Transferred Company, there are no (i) claims pending or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits), against or involving any Employee Plan or Benefit Arrangement or the assets of any Employee Plan or Benefit Arrangement or against any of the Intel Companies or any ERISA Affiliate thereof, in each case, with respect to any Employee Plan or Benefit Arrangement, (ii) audits pending or, to the Knowledge of the Company, threatened, by any Governmental Entity involving any Employee Plan or Benefit Arrangement or (iii) to the Knowledge of the Company, investigations pending or threatened by any Governmental Entity involving any Employee Plan or Benefit Arrangement.

(f) Except as set forth in Section 4.8(f) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of any Intel Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, or (iii) accelerate the time of payment or vesting of compensation due any such director, employee, consultant or independent contractor.

(g) Except as set forth on Section 4.8(g) of the Company Disclosure Schedule, there is no Employee Plan or Benefit Arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code. None of the Benefit Arrangements in which employees of the Intel Companies participates provides for any indemnity for Taxes imposed under Section 4999 or 409A of the Code.

(h) Except as would not reasonably be expected to result in a material Loss to any Transferred Company, no Tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

(i) With respect to the employees and former employees of the Intel Companies, none of the Intel Companies has any material obligations for post-retirement health or life insurance benefits under any Benefit Arrangement or Employee Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

(j) Except as would not reasonably be expected to result in a material Loss to any Transferred Company, any Benefit Arrangement or Employee Plan, any “non-qualified deferred compensation plan” (as such term is defined under section 409A(d)(1) of the Code and the guidance issued thereunder) of the Company and any of the Intel Companies under which the Company and/or any of the Intel Companies makes, is obligated to make, or promises to make any payments or other awards to or on behalf of any employee, officer or director of any of the Intel Companies (each, a “409A Plan”) (i) meets and has met the requirements of Section 409A of the Code, (ii) is and has been operated in accordance therewith, (iii) is and has been operated in good faith compliance with the transitional relief and all guidance and regulations provided by the Internal Revenue Service under Section 409A of the Code, and (iv) has not been funded by an off-shore arrangement described in Section 409A(b)(1) of the Code.

(k) Except as would not reasonably be expected to result in a material Loss to any Transferred Company, any Benefit Arrangement or Employee Plan, no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan sponsored by an Intel Company.

Section 4.9  Litigation.

(a) There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company, Operating Company or any of their Affiliates (other than the Intel Companies) that would have or reasonably would be expected to have a Business Material Adverse Effect, nor is there any Judgment outstanding against the Company, Operating Company or any such Affiliate that would have or reasonably could be expected to have a Business Material Adverse Effect.

(b) Since January 1, 2008, (i) there has not been any material Proceeding pending or, to the Knowledge of the Company, threatened against any of the Intel Companies or any of their respective assets or properties, or any of their respective directors or officers in their capacities as such, (ii) none of the Intel Companies, nor any of their respective directors or officers in their capacities as such has been subject to any material Judgments, and (iii) there has not been, to the Knowledge of the Company, any pending or threatened material Proceeding against any Person whom any of the Intel Companies has agreed to indemnify with respect to matters subject to such indemnification.

Section 4.10  Permits; Compliance with Law; Governmental Authorizations.

(a) The Intel Companies are in possession of all material Governmental Authorizations necessary for the Intel Companies to carry on their respective businesses as they are now being conducted (the “Intel Company Permits”), all Intel Company Permits are in full force and effect, and no suspension or cancellation of any of the Intel Company Permits is pending or, to the Knowledge of the Company, threatened. Except as would not be material to the Intel Companies, taken as a whole, all required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed. None of the Intel Companies is in material default or violation of or under any Intel Company Permit.

(b) Each of the Intel Companies is and at all times during the period covered by the statute of limitations applicable to each such Law, has been in compliance, in all material respects, with all Laws applicable to it and any Judgments to which it is subject. Since January 1, 2008, none of the Company, Operating Company or any of the Intel Companies has received written notice or allegation of any material violation of or material noncompliance with any Law or Judgment on the part of the Intel Companies or involving the Intel Business, or directing any of the Intel Companies (or the Company or any of its Subsidiaries in respect of the Intel Business or the Intel Companies) to take any material remedial action with respect to any Law or Judgment or otherwise, and no material deficiencies of the Transferred Companies have been asserted to any of the Intel Companies (or the Company or any of its Subsidiaries) in writing by any Governmental Entity. Since January 1, 2008, none of the Company, Operating Company or the Intel Companies has conducted any internal investigation with respect to any actual or alleged material violation of any Law or Judgment by any of the Intel Companies or any of their officers, directors or employees.

(c) Each of the Intel Companies is, and at all times during the period covered by the statute of limitations applicable to each such Law, has been, in compliance in all material respects with all applicable statutory and regulatory requirements under the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations and associated executive orders, and the Laws Implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, and any successors or replacements thereof, the “Export Control Laws”). None of the Intel Companies has received any written communication that alleges that it is not, or may not be, in material compliance with, or has, or may have, any material Liability under, the Export Control Laws.

(d) Each of the Intel Companies and, to the Knowledge of the Company, each of their respective current and former agents, representatives, distributors, advisers, contractors and consultants (in each case, acting in their capacity as such on behalf of the Intel Companies) are and, at all times during the period covered by the statute of limitations applicable to each such Law, have been in compliance, in all material respects, with all applicable legal requirements under (i) the Foreign Corrupt Practices Act and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery Laws, in each case, in jurisdictions in which the applicable Intel Company is operating (collectively, the “Anti-Bribery Laws”), (iii) the Contract Disputes Act, (iv) the False Claims Act, 31 U.S.C. §§ 3729-3731; (v) the Procurement Integrity Act and (vi) all Federal criminal laws involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the U.S. Code. None of the Intel Companies has received any written communication that alleges that it or any of its directors, officers, agents, representatives, distributors, advisers, contractors or consultants or employees (in each case, acting in their capacity as such on behalf of any of the Intel Companies) is, or may be, in material violation of, or has, or may have, any material Liability under, the Anti-Bribery Laws.

Section 4.11  Taxes.

(a) All material Tax Returns of or with respect to the Transferred Companies or the Purchased Assets (or income attributable thereto) that were required to be filed by the Company or its Affiliates on or before the Closing Date have been timely filed (in each case, taking due account of lawful extensions validly obtained) and, to the extent such Tax Returns relate to the Transferred Companies or the Purchased Assets, all such Tax Returns are true, complete and correct in all material respects. All material Taxes due and payable (whether or not shown to be due on such Tax Returns) by or with respect to the Transferred Companies or the Purchased Assets have been timely paid in full. For purposes of the preceding sentence, “Taxes” shall include all items listed in the definition thereof as well as any Liability in respect of any of the foregoing payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof) or any similar provision under Law or otherwise. Other than income Tax Returns with respect to the taxable period ending December 31, 2009, neither the Company nor any of its Affiliates currently is the beneficiary of any extension of time within which to file any Tax Return of or applicable to the Transferred Companies or the Purchased Assets. None of the Transferred Companies (i) applied for a ruling with respect to Taxes, (ii) entered into a “closing agreement” with respect to Taxes with any Governmental Entity, or (iii) executed any powers of attorney with respect to Tax matters which currently remain in effect.

(b) There are no Liens for Taxes (other than Permitted Liens) upon any of the Transferred Shares or the Purchased Assets.

(c) No written notice of deficiency or assessment of a material amount of Taxes has been received from any Governmental Entity by or with respect to the Purchased Assets or the Transferred Companies.

(d) There are no ongoing audits, disputes, claims, refund litigations, proposed adjustments, assessments or examinations of any Tax Returns or with respect to any material amount of Taxes relating to or attributable to the Purchased Assets or the Transferred Companies, and neither the Company nor any of its Affiliates have received any written notification of any audits, disputes, claims, refund litigations, proposed adjustments, assessments or examinations pending or proposed as they relate to the Transferred Companies or the Purchased Assets, and, to the Knowledge of the Company, none are threatened with respect thereto.

(e) No consents or waivers have been granted to (i) extend the statutory period of limitations applicable to any Taxes of or with respect to the Purchased Assets or the Transferred Companies or (ii) extend the period of time with respect to the assessment of any Taxes of or with respect to the Purchased Assets or the Transferred Companies.

(f) Neither the Company nor any of its Affiliates has received any written notice from any jurisdiction where the Company or its Affiliates do not currently file Tax Returns to the effect that such filings may be required by or with respect to the Purchased Assets or the Transferred Companies or that the Purchased Assets or the Transferred Companies may otherwise be subject to taxation by such jurisdiction.

(g) All material amounts in respect of Taxes required to be withheld, paid or collected by any Transferred Company, or by the Company or its Affiliates with respect to Persons performing services for any Transferred Company, have been duly withheld and collected and have been paid to the appropriate Governmental Entity. The

Transferred Companies, and the Company or its Affiliates with respect to Persons performing services for any Transferred Company, have complied with all information reporting and withholding requirements, in connection with any material amount paid or owing to any employee, independent contractor, or other third party.

(h) For United States federal income Tax purposes under Section 301.7701-3 of the Treasury Regulations and, where applicable, for state and local purposes: (i) McClendon is classified as an entity disregarded from its owner and (ii) each of SpecTal and ACI is classified as a corporation and is a member of the Company Affiliated Group.

(i) None of the Transferred Companies is a party to any Tax allocation, Tax sharing or other similar agreement, other than customary Tax indemnification or other provisions contained in any credit or other ordinary course commercial agreements the primary purpose of which does not relate to Taxes. None of the Transferred Companies (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or other similar group for state, local or non-United States Tax purposes (other than a group the common parent of which was the Company or the Operating Company) or (B) has any Liability for the Taxes of any person (other than the Company and its Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-United States law), as a transferee or successor, by contract, or otherwise.

(j) Neither the Company nor any of its Affiliates is or has ever entered into or been a party, with respect to the Transferred Companies or the Purchased Assets, to (i) any “reportable transaction,” as defined in Section 1.6011-4(b) of the Treasury Regulations or (ii) a tax shelter within the meaning of Code Section 6662(d). No Tax Return filed by the Company or any of its Affiliates contained or was required to contain a disclosure statement with respect to the Company under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign Law.

(k) None of the Transferred Companies has been the “distributing corporation” (within the meaning of Code Section 355(a)(1)) or the “controlled corporation” (within the meaning of Code Section 355(a)(1)) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in conjunction with this Agreement and the transactions contemplated hereby.

(l) No Transferred Company will be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) adjustment pursuant to Code Section 481(c) by reason of any voluntary or involuntary change in method of accounting for a taxable period ending on or prior to the Closing; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing.

(m) No Transferred Company has a permanent establishment or branch outside the United States or conducts business outside the United States in such a way that it is deemed to have a permanent establishment or a foreign branch, as that term is defined in Temporary Treasury Regulations Section 1.367(a)-6T(g)(1). No Transferred Company has ever participated in or cooperated with an international boycott within the meaning of Code Section 999 or has been requested to do so in connection with any transaction or proposed transaction.

(n) None of the Transferred Shares is subject to a “substantial risk of forfeiture” within the meaning of Code Section 83.

Section 4.12  Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth, with respect to each Intel Company, an accurate and complete list in all material respects, as of the date of this Agreement, of all registered and pending applications for Patents, Trademarks and Copyrights included in the Intel Company Intellectual Property Rights.

(b) None of the Intel Companies, in the ordinary course of business, licenses Intellectual Property to third Persons.

(c) To the Knowledge of the Company, the Intel Companies own or have a right to use all Intellectual Property used in the conduct of the Intel Business as currently conducted, free and clear of all Liens (except Permitted Liens and excluding license grants and contractual restrictions other than rights of first refusal and options to purchase), except where the failure to so own or have a right would not have a material impact on the Intel Business or Transferred Companies taken as a whole.

(d) To the Knowledge of the Company, the conduct of the business of the Intel Companies as conducted since January 1, 2005 and the Intel Company Intellectual Property Rights do not infringe on, misappropriate or otherwise violate any Intellectual Property of any other Person in any material respect. Since January 1, 2008, no material Proceedings are or have been pending or, to the Knowledge of the Company, threatened in writing alleging that any of the Intel Companies is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Intel Company Intellectual Property Rights in any material respect.

(e) The Intel Companies take commercially reasonable steps to protect the confidentiality of Trade Secrets owned or held by the Intel Companies, except where the failure to do so would not be material to the Intel Business taken as a whole.

Section 4.13  Real Property; Tangible Personal Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth each lease (the “Intel Leases”) that is material to the Intel Business, taken as a whole, pursuant to which any of the Intel Companies occupies or uses any Real Property. The Transferred Companies have valid leasehold interests in their respective Intel Leases, except for such as are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business.

(b) The Intel Companies are, in all material respects, in compliance with the terms of all Intel Leases (subject to any applicable grace periods under such leases) to which each is a party, (ii) to the Knowledge of the Company, each other party to an Intel Lease is, in all material respects, in compliance with the terms of such Intel Lease (subject to applicable grace periods under such leases) and (iii) all Intel Leases are in full force and effect.

(c) Except as set forth on Section 4.13(c) of the Company Disclosure Schedule (i) the consummation of the transactions contemplated by this Agreement does not require the consent of any other party to such Intel Lease and will not result in a breach of or default under such Intel Lease; (ii) the Intel Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

(d) None of the Intel Companies owns any Real Property.

(e) The Transferred Companies have good and valid title to, or in the case of property held under lease, a valid leasehold interest in, all tangible assets and tangible properties used or held for use by the Transferred Companies, free and clear of all Liens other than Permitted Liens.

(f) All Tangible Property that is material to the Transferred Companies, taken as a whole, is in good operating condition and repair for the operation of the businesses of the Transferred Companies in the ordinary course of business consistent with past practice in all material respects, ordinary wear and tear and aging excepted.

Section 4.14  Labor Matters.

(a) There are no collective bargaining or other labor union agreements to which any of the Intel Companies are a party or by which the Intel Companies are bound. As of the date of this Agreement, none of the employees of the Intel Companies are represented by any union with respect to their employment by such Intel Company.

(b) Since January 1, 2008, none of the Intel Companies has to the Knowledge of the Company experienced any material labor disputes or strikes, work stoppages, slowdowns or lockouts. From January 1, 2008 through the date of this Agreement, none of the Intel Companies has experienced any union organization attempts. No strike, work stoppage, slowdown or lockout against any of the Intel Companies is, to the Knowledge of the Company, threatened.

(c) Each of the Intel Companies has complied with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws relating to wages, hours, equal opportunity, collective bargaining, classification of employees, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, the withholding and payment of social security and other Taxes, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, the Fair Labor Standards Act, and occupational safety and health requirements, except for any non-compliance which would not be reasonably likely to be material to the Intel Business or the Intel Companies, taken as a whole. There are no pending or, to the Knowledge of the Company, threatened charges (by employees, their representatives or Governmental Entities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by any of the Intel Companies, which, if adversely determined, would be material to the Intel Business or the Intel Companies, taken as a whole. To the Knowledge of the Company, as of the date of this Agreement, no investigation of the employment policies or practices of any of the Intel Companies by any Governmental Entity is pending or threatened in writing.

(d) Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, to the Knowledge of the Company, since January 1, 2008, there has been no charge of discrimination relating to any Intel Company filed with the Equal Employment Opportunity Commission or similar Governmental Entity, nor to the Knowledge of the Company has any such charge been threatened (by employees, their representatives or any Governmental Entity).

(e) To the Knowledge of the Company, as of the date of this Agreement, no employee of any of the Intel Companies is in material violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any of the Intel Companies because of the nature of the business conducted or presently proposed to be conducted by the Intel Companies.

(f) Within the past three (3) years, the Company has not implemented any plant closing or layoff of Intel Business employees that would trigger notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law, regulation or ordinance (collectively, the “WARN Act”).

Section 4.15  Contracts.

(a) Section 4.15 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each Intel Company Material Contract. For purposes of this Agreement, “Intel Company Material Contract” means any Contract to which any of the Intel Companies is a party that:

(i) concerns the establishment or operation of any sharing of profits, losses, costs or liabilities of any Intel Companies with another Person or the establishment of a teaming arrangement (excluding teaming agreements that have terminated or been superseded by an award of a Government Contract), including any strategic alliance, joint venture or partnership agreements;

(ii) is a loan, guarantee of Indebtedness or credit agreement, note, security agreement, mortgage, indenture or other binding commitment (other than those between the Intel Companies) related to Indebtedness or that creates any Liens on assets of any of the Intel Companies;

(iii) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement entered into after January 1, 2007;

(iv) involves the future acquisition or sale of any assets involving $500,000 individually (or in the aggregate, in the case of any related series of Contracts);

(v) involves future aggregate payments from any of the Intel Companies in any one year of more than $2,500,000 in any one case (or in the aggregate, in the case of any related series of Contracts);

(vi) involves total estimated contract revenues to an Intel Company in excess of $5 million over the entire duration of such contract (including option years), based on the specifications contained in such contract;

(vii) is a Contract with a subcontractor or supplier to any Intel Company that involves payments by an Intel Company in excess of $500,000 per year;

(viii) includes covenants prohibiting or restricting any Intel Company from (a) engaging or competing in any line of business or materially restricting or prohibiting its ability to conduct business in any geographical location or (b) selling any products or services of or to any Person or in any geographic region;

(ix) grants any of the Intel Companies any rights in third party Intellectual Property that is material to the Intel Business taken as a whole (in all cases excluding licenses for commercial off-the shelf shrinkwrap, clickwrap or similar commercially available software);

(x) relates to the purchase or sale of Real Property;

(xi) is a Government Contract for which (A) performance has not been completed or (B) final payment has not been received;

(xii) is in writing and is an employment agreement or relates to or is for the benefit of sales representatives, distributors, dealers or agents; or

(xiii) is a Contract under which the consequences of a default or termination would have a Business Material Adverse Effect.

(b) (i) None of the Intel Companies is in material breach of or default under the terms of any Intel Company Material Contract, (ii) to the Knowledge of the Company, no other party to any Intel Company Material Contract is in material breach of or default under the terms of such Contract, and (iii) no event has occurred which with notice or lapse of time would constitute a material breach of or default on the part of any Intel Company under any Intel Company Material Contract. Each Intel Company Material Contract is a valid, legally binding and enforceable obligation of the applicable Intel Company and, to the Knowledge of the Company, the other parties thereto; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally, and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

Section 4.16  Government Contracts.

(a) True and correct lists, as of the date of this Agreement, of each Government Contract for which (i) performance has not been completed or (ii) final payment has not been received and each Bid is set forth in Section 4.16(a) of the Company Disclosure Schedule; provided that certain Government Contracts are identified in a redacted manner as required to comply with applicable Laws.

(b) Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) each of the Intel Companies has complied, in all material respects, with all terms and conditions of each of its Government Contracts and Bids as required; (ii) each of the Intel Companies has complied in all material respects with all requirements of the Truth in Negotiations Act and all other Laws applicable to any of its Government Contracts and Bids; (iii) all representations and certifications made by each of the Intel Companies with respect to each of its Government Contracts and Bids were complete and accurate as of their effective date and each of the Intel Companies has complied in all material respects with all such representations and certifications; (iv) no termination or default notice, cure notice or show cause notice has been issued and is currently in effect or is expected with respect to any of the Government Contracts or Bids (in each case, excluding after the date of this Agreement any notice of termination for convenience or without fault or otherwise without cause that arises from the announcement, consummation or existence of this Agreement or the transactions contemplated by this Agreement (and not from issues unrelated to this Agreement or the transactions contemplated by this Agreement)); (v) neither any Governmental Entity nor any prime contractor, subcontractor or other Person has notified or indicated to any of the Intel Companies, either in writing, or to the Knowledge of the Company, orally that such Intel Company has breached or violated any Law, certification, representation, clause, provision or material requirement pertaining to any Government Contract or Bid; (vi) other than pursuant to Government Contract requirements for withholding of fees under reimbursement contracts and labor withholdings under time and materials/labor hour contracts, no amount of money due to any of the Intel Companies pertaining to any Government Contract or Bid has been withheld or set off nor has any claim been made to withhold or set off any amount of money, and each of the Intel Companies is entitled to all progress payments received with respect thereto; (vii) no stop work order has been issued with respect to any Government Contract or Bid; (viii) no material cost incurred by any of the Intel Companies pertaining to any Government Contract or Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by any Governmental Entity; and (ix) there have not been any written notices challenging, questioning or disallowing any material costs with respect to any Government Contract or Bid.

(c) Except as set forth on Section 4.16(c) of the Company Disclosure Schedule, (i) none of the Intel Companies nor, to the Knowledge of the Company, any of their respective directors, officers employees, consultants or agents, is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity; (ii) within the last five (5) years, none of the Intel Companies has received any notice of, there has not been, any audit or investigation of any of the Intel Companies, or to the Knowledge of the Company, any of their respective directors, officers, employees or representatives, in each case, with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to any Government Contract or Bid or any Laws related thereto, nor, to the Knowledge of the Company, is any such audit or investigation threatened; and (iii) during the last five (5) years, none of the Company nor any of the Intel Companies has conducted or initiated any internal investigation or made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to a Government Contract or Bid or any Laws related thereto (including ITAR). To the Knowledge of the Company, none of the Intel Companies have had any irregularities, misstatements, noncompliance or omissions arising under or relating to any Government Contract or Bid that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or, to the filing of an action under the False Claims Act (31 U.S.C. §§ 3729-3733), or to the extent material, any other damage, penalty assessment, recoupment of payment or disallowance of cost.

(d) Except as set forth on Section 4.16(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there are (i) no outstanding claims against any of the Intel Companies, by any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Bid, and (ii) no material disputes between any Intel Company and any Governmental Entity under the Contract Disputes Act or any other federal statute or between any Intel Company and any prime contractor, subcontractor, vendor or other third party arising under or relating to any such Government Contract or Bid. Except as set forth on Section 4.16(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no existing facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.

(e) None of the Company, nor any of the Intel Companies nor, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants or agents of the Company or any of the Intel Companies is (or during the last five (5) years has been) (i) suspended or debarred from doing business with any Governmental Entity, (ii) subject to any debarment or suspension inquiry, or (iii) the subject of a finding of non-responsibility or ineligibility for government contracting. To the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of any of the Intel Companies with respect to any prior, current, or future Government Contract or Bid. During the last five (5) years, each of the Intel Companies has conducted its operations in compliance with the Laws pertaining to all Government Contracts and Bids.

(f) The Company has submitted to the responsible U.S. Government contracting officers and applicable agencies all forward pricing indirect rates to be bid, billed and charged by any of the Intel Companies under Government Contracts for the years ended December 31, 2007, 2008 and 2009 and which rates cover any costs charged to Government Contracts that have not been completed prior to June 30, 2009. In addition, each of the Intel Companies has submitted to the responsible U.S. Government contracting officer and applicable agencies any required incurred cost submissions for the years ended December 31, 2007 through 2009.

(g) To the Knowledge of the Company, none of the Company nor any of the Intel Companies is in receipt or possession of any competitor or government proprietary or procurement sensitive information under circumstances where there is a reasonable basis to believe that such receipt or possession is unlawful or unauthorized.

(h) None of the Intel Companies has submitted to any Governmental Entity any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, claim or any other information relating to a Government Contract or Bid.

(i) None of the Intel Companies is in possession of any property, equipment, fixtures or software that (i) was in the possession of, or directly acquired by a Governmental Entity and (ii) was subsequently loaned, bailed or otherwise furnished to or held by any of the Intel Companies (or any subcontractors on behalf of the Intel Companies) by or on behalf of the United States or any foreign country as of the date of this Agreement.

(j) To the Knowledge of the Company, each of the Intel Companies has, in connection with award or performance of any Government Contract to which the requirements of 48 C.F.R. 52.203-13 apply, timely disclosed to the proper U.S. government officials any credible evidence known to a principal (as that term is defined in FAR 2.101) of any of the Intel Companies of (i) violations of Federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the U.S. Code, (ii) violations of the civil False Claims Act, 31 U.S.C. §§ 3729-3731, and (iii) a significant overpayment on a Government Contract, other than overpayments resulting from contract financing payments as defined in FAR 32.001.

Section 4.17  Intel Business Assets.

(a) Except as set forth in Section 4.17 of the Company Disclosure Schedule, the assets owned, leased and licensed by the Transferred Companies do include, and assuming the consents or notices set forth on Section 4.3(b) and Section 4.13(c) of the Company Disclosure Schedule are obtained, as of Closing will include, all assets held and used by the Transferred Companies in the conduct of the Intel Business (other than the business of Patriot) in substantially the manner as it is currently conducted by the Transferred Companies.

(b) There are no Intel Guaranties, Identity Guaranties, Intel Misallocated Contracts or Identity Misallocated Contracts.

(c) There is no material Proceeding pending or, to the Knowledge of the Company, threatened, against any Transferred Company primarily relating to the Identity Business or against any Identity Company primarily relating to the Transferred Company Business. To the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would result in a material Liability of any Transferred Company primarily relating to the Identity Business.

Section 4.18  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than (i) Goldman, Sachs & Co. and (ii) Stone Key, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.19  Title to Transferred Shares.  Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the Closing, Purchaser, at the Closing, shall be vested with good and valid title in and to the Transferred Shares, free and clear of all Liens, except restrictions on transfer which arise under applicable securities Laws or Liens created by Purchaser.

Section 4.20  Affiliate Transactions; Intercompany Arrangements.  Except as set forth on Section 4.20 of the Company Disclosure Schedule or as contemplated by this Agreement, none of the Company or any of its Subsidiaries (other than the Intel Companies), or any officer, director, employee, stockholder or Affiliate (other than the Intel Companies) of the Company or its Subsidiaries (other than the Intel Companies) (each such Person, a “Section 4.20 Affiliate”), (i) on the one hand, is presently, or within the past three (3) years has been, a party to any Contract, commitment, arrangement or transaction with any of the Intel Companies, on the other hand, or (each an “Affiliate Agreement”); (ii) has any accounts receivable or rights to performance or other satisfaction (whether or not yet accrued) in respect of any Liability of the Intel Companies, or (iii) owns, leases, or has any economic or other interest in any asset, tangible or intangible, that is owned or used by any of the Intel Companies. As of the Closing, there shall be no outstanding receivables or outstanding or unsatisfied Liabilities of any kind (including inter-company accounts, notes, guarantees, loans or advances) between any of the Intel Companies, on one hand, and any

Section 4.20 Affiliate, on the other hand; and any and all Affiliate Agreements and all rights and obligations of the Company and its Affiliates (including the Intel Companies) thereunder will have terminated.

Section 4.21  Environmental Matters.  Except as set forth on Section 4.21 of the Company Disclosure Schedule and as would not be material to the Intel Business or Intel Companies, taken as a whole: (a) the Intel Companies are, and since January 1, 2007 have been, in compliance with all applicable Environmental Laws and have no Liabilities thereunder, (b) the Intel Companies have obtained or caused to be obtained any and all Permits necessary to comply with all applicable Environmental Laws, and the Intel Companies are in material compliance with the terms and conditions of any such Permits, (c) the Intel Companies have not received any written notices of any Proceedings asserting any Liability against or violation by any Intel Company pursuant to any Environmental Law, and to the Knowledge of the Company, no such Proceeding is threatened, and (d) no Intel Company conducts, or has conducted in the past, any Hazardous Substance Activity.

Section 4.22  Insurance.  Section 4.22 of the Company Disclosure Schedule sets forth a true, correct and complete list of each of the material insurance policies maintained by the Intel Companies, or by the Company on behalf of the Intel Companies or the Intel Business (the “Insurance Policies”) and all insurance loss runs or worker’s compensation claims received by the Intel Companies for the past two (2) policy years. The Company and each of its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party and the premiums due thereon have been paid in full. No insurer under any Insurance Policy has provided notice to the Company or any of its Subsidiaries that it has cancelled or generally disclaimed Liability under any such Insurance Policy or indicated any intent to do so or not to renew any such policy. There is no claim by the Company (or any of its Subsidiaries) pending under any of such Insurance Policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or bonds or in respect of which such underwriters have reserved their rights.

Section 4.23  SEC Filings.

(a) With respect to all matters specifically relating to any of the Intel Companies, the Company SEC Reports did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Transferred Companies is required to file or furnish any reports or other documents with the SEC.

(b) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated under the Exchange Act); such disclosure controls and procedures are designed to provide reasonable assurance that material information required to be disclosed in the Company’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act, and such system is designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP.

Section 4.24  No Other Representations.  Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company, Operating Company, the Intel Companies or the Intel Business, or with respect to any other information provided to Purchaser in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any Liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Purchaser in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows:

Section 5.1  Organization and Good Standing.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Purchaser Material Adverse Effect. Purchaser is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Purchaser Material Adverse Effect.

Section 5.2  Authorization; Validity of Agreement; Necessary Action.  Purchaser has all necessary corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by Purchaser (including by its Board of Directors), and no other corporate action or proceeding on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

Section 5.3  Consents and Approvals; No Violations.

(a) The execution and delivery by Purchaser of this Agreement does not and the consummation of the transactions contemplated hereby by Purchaser will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of (A) Purchaser or (B) any Subsidiary of Purchaser, (ii) assuming the Governmental Authorizations, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Governmental Authorization has been satisfied, conflict with or violate any Law applicable to Purchaser or any Subsidiary of Purchaser or by which any properties or assets of Purchaser or its Subsidiaries is bound or affected, (iii) violate or conflict with, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iv) result in the creation of a Lien, other than any Permitted Lien, upon any of the material properties or assets of Purchaser or its Subsidiaries, other than, in the case of clause (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that would not have a Purchaser Material Adverse Effect.

(b) No Governmental Authorization, or registration, declaration or filing with or notice to any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) such filings as may be required in connection with the Taxes described in Section 6.9(f), (iii) such other items required solely by reason of the participation of the Company (as opposed to any other third-party) in the transactions contemplated hereby, (iv) compliance with and filings or notifications under (A) the HSR Act and other applicable U.S. and non-U.S. competition Laws, (B) Exon-Florio and (C) the NISPOM, (v) such filings as may be required in connection with FAR, the Defense Federal Acquisition Regulation Supplement, and U.S. Export Laws and Regulations and approval of the Defense Security Service of a plan to enter into an agreement to mitigate FOCI, and (vi) such other Governmental Authorizations, the failure of which to be obtained or made would not have a Purchaser Material Adverse Effect.

Section 5.4  Sufficient Funds.  Purchaser has, and as of the Closing shall have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of Purchaser’s obligations under this Agreement, including payment of the Purchase Price and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Purchaser or its Subsidiaries in connection therewith. Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Purchaser’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

Section 5.5  Investigation by Purchaser.  In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Purchaser with respect to (a) any projections, estimates or budgets for the Intel Companies or the Intel Business or (b) except as expressly and specifically covered by a representation or warranty set forth in Article IV, any material, documents or information relating to the Intel Companies or the Intel Business made available to Purchaser or its Representatives in any “data room” (electronic or otherwise), confidential memorandum or otherwise.

Section 5.6  Litigation.  There is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries that would have or reasonably would be expected to have a Purchaser Material Adverse Effect, nor is there any Judgment of any Governmental Entity outstanding against, or, to the Knowledge of Purchaser, investigation by any Governmental Entity involving, Purchaser or any of its Subsidiaries that would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.7  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Subsidiaries.

Section 5.8  Acquisition of Transferred Shares for Investment.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Transferred Shares. Purchaser is acquiring the Transferred Shares for investment and not with a view toward sale in connection with any distribution thereof in violation of the Securities Act. Purchaser hereby acknowledges and agrees that the Transferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and foreign securities Laws, in each case, to the extent applicable.

ARTICLE VI

COVENANTS

Section 6.1  Interim Operations of the Transferred Companies.  The Company covenants and agrees that, between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated by this

Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Intel Business (excluding the business of Patriot but including business dealings between Patriot and the Transferred Companies) shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects; and, to the extent consistent therewith, the Company shall, and shall cause the Transferred Companies to, use their respective commercially reasonable efforts to preserve substantially intact the Transferred Companies’ business organization and the Purchased Assets and to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted; provided, however, that no action by the Company or the Transferred Companies with respect to matters specifically addressed by any of the following provisions of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. The Company agrees that, between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (1) as may be required by Law, (2) as may be agreed in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be contemplated by this Agreement or (4) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, to the extent relating to the Intel Business (excluding the business of Patriot but including business dealings between Patriot and the Transferred Companies), and shall not permit any of the Transferred Companies to:

(a) amend or otherwise change, in any material respect, the organizational documents of any Transferred Company;

(b) issue, sell, pledge, dispose or encumber any shares of capital stock, membership interests or other equity interests of any Transferred Company, or any options, warrants, convertible securities or other rights to acquire any shares of capital stock, membership interests or other equity interests of any Transferred Company;

(c) declare, authorize, make or pay any dividend or other distribution with respect to the capital stock, membership interests or equity interests of any Transferred Company, except cash dividends and distributions to the Company or Operating Company, directly or indirectly redeem, purchase or repurchase any shares of capital stock, membership interests or equity interests of the Transferred Companies or other securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock, membership interests or equity interests in any of the Transferred Companies or any rights, warrants or options to acquire any such shares of capital stock, membership interests or equity interests;

(d) (i) amend in a material respect any Contract with any of the officers, directors, employees, or consultants of any Transferred Company, including any Contract relating to employment, compensation, benefits, termination, retention, or severance; (ii) increase the compensation or other benefits payable or to become payable to directors, officers, employees or consultants of any Transferred Company except in the ordinary course of business consistent with past practice in all material respects (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (iii) enter into any employment agreement with any employee of any Transferred Company, except, in each case, as required pursuant to Contracts, Benefit Arrangements or Employee Plans in effect as of the date hereof, or as otherwise required by Law, (iv) adopt, enter into, terminate or amend any existing Employee Plan or Benefit Arrangement for the current or future benefit or welfare of any officer, director, current or former employee of the Transferred Companies in a way that would materially increase benefits payable thereunder to any employee of any Transferred Company except, in each case, as required pursuant to Contracts or Employee Plans in effect as of the date hereof, or as otherwise required by Law or (v) loan or advance any money or property to any employee of the Transferred Companies other than travel advances and other customary advances in the ordinary course of business consistent with past practice;

(e) (i) enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation, or adopt a plan of complete or partial liquidation or dissolution or (ii) acquire, including by merger, consolidation, or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(f) incur any Indebtedness or guarantee any Indebtedness for any Person (other than a Transferred Company), except for Indebtedness that will be repaid or discharged in full prior to the Closing;

(g) except as permitted by Section 6.1(d)(v), make any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person (other than another Transferred Company) other than the extension of trade credit to customers and suppliers, in each case, in the ordinary course of business consistent with past practice and other than ordinary course investments;

(h) enter into, modify or amend in any material respect, or terminate or waive any material rights under, any Intel Company Material Contract, other than in the ordinary course of business;

(i) make any material change to its methods of accounting (other than Tax accounting, which is addressed in Section 6.1(j)) in effect at June 30, 2010, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Intel Companies’ financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Intel Financial Statements or Company SEC Reports;

(j) with respect to or as relates to any of the Transferred Companies or the Purchased Assets, adopt or change any material Tax accounting principle, period, method or practice, make or change any material Tax election, file any amended Tax Return, settle any Tax claim or assessment with respect to items on a Separate Tax Return, settle any material Tax claim or assessment with respect to items on any other Tax Return, surrender any right to claim a refund of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax Claim;

(k) sell, lease, license, transfer, abandon, mortgage or otherwise encumber, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of the properties or assets of the Transferred Companies, other than (i) transactions among any of the Transferred Companies, (ii) in the ordinary course of business consistent with past practice in all material respects, (iii) pursuant to Contracts as in effect as of the date of this Agreement or (iv) as may be required by applicable Law;

(l) enter into, modify or amend in any material respect, or terminate or waive any material rights under, any Intel Lease other than in the ordinary course of business;

(m) make any capital expenditures having an aggregate value in excess of $1 million;

(n) waive, release, assign, settle or compromise any Proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $1 million in the aggregate;

(o) enter into any collective bargaining agreement or implement any employee layoffs that would trigger notice requirements under the WARN Act;

(p) (i) enter into any Contract under which any Transferred Company or the Company, on behalf of any Transferred Company, would sell or agree to sell, license or otherwise furnish any products or services to any foreign national in the United States or abroad or to any Person for delivery or performance outside of the United States or (ii) direct or take any affirmative action to authorize any sales agent, sales representative, sales consultant or distributor to market, demonstrate or take any actions related to the sale, license or provision of any products or services of any Transferred Company to any foreign national in the United States or abroad or to any Person for delivery or performance outside of the United States;

(q) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing; or

(r) knowingly or intentionally take, or agree to take, any action that would prevent the satisfaction of any condition to Closing set forth in Article VII.

From the date hereof until the earlier of the Closing and the date on which this Agreement is terminated in accordance with its terms, no later than fifteen (15) days after the end of each calendar month (and, in any event, three (3) Business Days prior to the Closing), the Chief Financial Officer of the Company shall meet with representatives of Purchaser for the purpose of providing Purchaser with such information as may reasonably be requested by Purchaser ( in any event, subject to the last sentence of Section 6.3(a)) with respect the Company’s compliance with its obligations under this Section 6.1.

Section 6.2  Notification of Certain Matters.

(a) The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, and (ii) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby.

(b) Each of the Company and Purchaser shall give reasonably prompt notice to the other of (i) the occurrence or failure to occur of any event which occurrence or failure causes or is reasonably likely to cause any of the representations or warranties of the Company set forth in Article IV to be untrue or inaccurate in any material respect, or, individually or in the aggregate, results in or is reasonably likely to result in, a Business Material Adverse Effect, and (ii) any material failure of any party to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to the Closing Date, in each case, to the extent the Company or Purchaser becomes aware of any such matter; provided, however, any breach of this Section 6.2(b) (unless willful and material) shall not be considered for purposes of determining the satisfaction of the conditions set forth in Article VII or give rise to a right of termination under Article VIII. No notice delivered pursuant to this Section 6.2(b) shall be deemed by itself to (x) modify any representation, warranty or covenant set forth herein or in the Company Disclosure Schedule, (y) cure or prevent any such inaccuracy or failure, or (z) limit or otherwise affect the remedies available hereunder to Purchaser or the Company, as applicable.

Section 6.3  Access to Information.

(a) From the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of the Intel Companies to, afford to Purchaser, and to Purchaser’s directors, officers, employees, accountants, counsel, financial advisors, financing sources and other representatives (the foregoing, with respect to any Person, its “Representatives”), reasonable access during normal business hours and upon reasonable prior notice from Purchaser to their respective properties, books and records and other information as Purchaser may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Intel Companies. All information exchanged pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement, and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder. No information or knowledge obtained in any investigation or examination pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause the Intel Companies to provide access to, any information or documents which would, in the reasonable judgment of the Company, (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) otherwise violate any applicable Laws, (iii) result in a competitor of the Company or any of its Subsidiaries (other than Purchaser, to the extent permitted by applicable Law) receiving material information which is competitively sensitive or (iv) breach any agreement of the Company or any of its Subsidiaries with any third-party.

(b) For a period of seven (7) years after the Closing Date, the Company and Purchaser shall (i) provide the other and its professional advisors with reasonable access during normal business hours and upon reasonable prior notice to all the books and records relating to the operation of the Transferred Companies or Intel Business to the extent in the possession of or under the control of the Company or Purchaser, as the case may be, before the Closing Date if reasonably required in connection with any litigation, any Tax audit, the preparation of any Tax Returns or the preparation of any financial statements that include the financial results of all or part of the Transferred Companies or Intel Business for any period prior to the Closing and (ii) cooperate with and assist the other and its professional advisors in connection with the preparation of any audited financial statements that include the financial results of all or part of the Transferred Companies or Intel Business for any period prior to the Closing.

Section 6.4  Employees; Employee Benefits.

(a) Following the execution of this Agreement, the Company shall provide Purchaser reasonable access to, and facilitate meetings with, the employees of the Transferred Companies for the purposes of making announcements concerning, and preparing for the consummation of, the transactions that are the subject of this Agreement.

(b) Continuation of Employee Benefits.

(i) For not less than twelve (12) months following the Closing, Purchaser and its Affiliates (including the Transferred Companies) shall pay to employees of the Transferred Companies base salary or wages that are, on an individual by individual basis, no less favorable than those provided as of immediately prior to the Closing, to the extent he/she continues his or her employment with Purchaser and its Affiliates (including the Transferred Companies). Except in the case of any “Intel Incentive Plan” as defined in Section 6.4(b)(iv), Purchaser covenants and agrees that, for not less than 12 months following the Closing, it will provide each current employee of the Transferred Companies, to the extent he/she continues his or her employment with any of the Transferred Companies or any Affiliate thereof from and after the Closing Date, with employee benefits, whether provided under the Employee Plans or Benefit Arrangements or otherwise, which in the aggregate are substantially comparable to those received by such employee immediately prior to the Closing, provided that nothing herein will (A) prevent the amendment or termination at any time of any specific plan or arrangement of Purchaser, (B) require that Purchaser provide or permit investment in the securities of Purchaser or any of the Transferred Companies (or securities exchangeable or exercisable or convertible therein) or (C) interfere with Purchaser’s right or obligation to make such changes as are necessary to comply with applicable Law. The plans and arrangements of Purchaser shall recognize the service of each current employee of any of the Transferred Companies that is recognized under Employee Plans or Benefit Arrangements for purposes of participation and vesting under the plans and arrangements of Purchaser. The Company shall provide such cooperation and assistance, including cooperation and assistance following the execution of this Agreement, as is necessary for Purchaser to provide the employee benefits described above.

(ii) Notwithstanding the generality of Section 6.4(b)(i), for not less than twelve (12) months following the Closing, Purchaser and its Affiliates (including the Transferred Companies) shall provide to employees of the Transferred Companies (other than those employees whose severance pay and benefits shall be governed by the Intel Companies Special Employee Plan) severance pay and benefits that are no less favorable than the greater of (A) those provided by the Transferred Companies as of the date hereof and (B) those provided by Purchaser and its Affiliates to their similarly situated employees.

(iii) In the case of any Intel Incentive Plan, the Purchaser covenants and agrees that, effective for the period from January 1, 2011 through December 31, 2011, it will establish, or will cause the Transferred Companies to establish, an Incentive Payment Program that will provide employees of the Transferred Companies who continue their employment with the Transferred Companies after December 31, 2010, with cash payments that are substantially comparable in the aggregate to the payments that would have been earned and owing under the Intel Incentive Plans; provided, however, that (A) comparability of such payments shall exclude any consideration of any commission program or stock or equity investment plans maintained by or for the Transferred Companies or the Company prior to Closing; (B) nothing herein shall require Purchaser or the Transferred Companies to establish or maintain any commission program or any plan providing for the investment in stock or equities of the Purchaser or the Transferred Companies, or any Affiliate thereof; and (C) such Incentive Payment Program shall be established with reference to the targeted financial performance of the Transferred Companies set forth in Section 6.4(b) of the Company Disclosure Schedule following consultation with senior management employees of the Transferred Companies.

(iv) For the purposes of this Section 6.4(b), the term “Intel Incentive Plan” means any Employee Plan or Benefit Arrangement that provides for (A) bonus payments; (B) payments based on commissions; (C) payments based on the performance of the employee, the employee’s employer, or any or all of the Transferred Companies; (D) investments by or grants to employees of any stock or equities of the Transferred Companies or their Affiliates; or (E) any similar payments, investments or incentives.

(v) To the extent not paid by the Company or the Transferred Companies prior to Closing in accordance with such plan, Purchaser shall cause the Transferred Companies to pay management incentive bonuses in respect of the 2010 year (the “2010 Bonuses”) at the time in February 2011 such bonuses would ordinarily be paid to the employees of the Transferred Companies, in accordance with the terms and conditions of the Management Incentive Bonus Plan for the 2010 year, as in effect on the date hereof (and the Company shall have a reasonable opportunity to review such payments prior to the payment date). Purchaser’s obligations pursuant to the preceding sentence shall be limited to the amount accrued in respect of the 2010 Bonuses as of December 31, 2010. Prior to the Closing, the Company shall, and following the Closing through December 31, 2010, Purchaser shall, make accruals with respect to the 2010 Bonuses in the ordinary course and consistent with past practice.

(c) Notwithstanding the foregoing, no provision of this Agreement shall (i) create any right in any employee to continued employment by Purchaser, the Company, the Transferred Companies or any respective Subsidiary thereof, or preclude the ability of Purchaser, the Company, the Transferred Companies or any respective Subsidiary thereof to terminate the employment of any employee for any reason or (ii) require Purchaser, the Company, the Transferred Companies or any respective Subsidiary thereof to continue any Employee Plan or prevent the amendment, modification, or termination thereof in accordance with plan terms after the Closing Date.

(d) This Section 6.4 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.4, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.4 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of Purchaser, the Company, the Transferred Companies or any respective Subsidiary thereof.

(e) The Company shall provide such cooperation and assistance, including cooperation and assistance following the execution of this Agreement, as reasonably requested by Purchaser for purposes of providing the employee benefits described in this Section 6.4.

(f) At least thirty (30) days before the Closing Date, the Company shall provide its workpapers and analysis regarding whether any Contract, agreement, plan or arrangement covering or with respect to any employee, director or stockholder of any Transferred Company could, individually or collectively, give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

(g) During the period from the date hereof through the Closing, the Company shall pay and discharge, or shall cause the Transferred Companies to pay and discharge (on a basis consistent with past practice), all contributions and payments under each Employee Plan and Benefit Arrangement, in all events, not later than the date each such contribution and payment is required to be paid by the terms of the applicable Employee Plan, Benefit Arrangement or Law.

Section 6.5  Publicity.  Neither the Company nor Purchaser (nor any of their respective Affiliates) shall issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party (which consent shall not be unreasonably withheld or delayed) (and none of Purchaser or its Affiliates shall issue or make any other press release or other public announcement with respect to the Merger Agreement or the transactions contemplated thereby without the prior agreement of the Company), except as otherwise provided by this Agreement or as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements.

Section 6.6  Directors’ and Officers’ Indemnification.

(a) Purchaser agrees that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers, managers or employees (“D&O Indemnified Parties”), as the case may be, of the Intel Companies as provided in their respective organizational documents or in any Contract shall survive the Closing and shall continue in full force and effect. Purchaser shall (and Purchaser shall cause the Intel Companies to) indemnify, defend and hold harmless, and advance expenses to the D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent that the Company and the Intel Companies would be permitted by applicable Law and to the fullest extent required by the organizational documents of the Company or the Intel Companies as in effect on the date of this Agreement. Purchaser shall cause the certificate of incorporation, bylaws or other organizational documents of the Intel Companies not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnified Parties under this Section 6.6.

(b) Without limiting the provisions of Section 6.6(a), during the period ending on the sixth (6th) anniversary of the Closing, to the fullest extent that the Intel Companies would be permitted by applicable Law to do so, Purchaser shall (and shall cause the Intel Companies to): (i) indemnify and hold harmless each D&O Indemnified Party against and from any Losses in connection with any Proceeding, whether civil, criminal, administrative or investigative, to the extent such Proceeding arises out of or pertains to: (A) any action or omission or alleged action or omission taken or not taken in such D&O Indemnified Party’s capacity as a director, officer, manager or employee of the Intel Companies prior to the Closing; or (B) this Agreement or the transactions contemplated hereby and (ii) pay in advance of the final disposition of any such Proceeding the expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified; provided, however, that neither Purchaser nor the Intel Companies shall be liable for any settlement effected without either Purchaser’s or the Intel Companies’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, neither Purchaser nor the Intel Companies shall (and Purchaser shall cause the Intel Companies not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any such Proceeding against a D&O Indemnified Party, unless such settlement, compromise, consent or termination includes an unconditional release of such D&O Indemnified Party from all Liability arising out of such Proceeding.

(c) On or prior to the date that is the earlier of (i) the Merger Date and (ii) the expiration of coverage under the Company’s applicable directors’ and officers’ insurance and indemnification policies (after giving effect to the renewal of such policies as contemplated by Section 6.1 of the Company Disclosure Schedule), the Company shall provide or cause a Subsidiary of the Company (other than the Intel Companies) to provide, for a period of not less than six (6) years after the Closing, the D&O Indemnified Parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policies with insurance and indemnification policies, or “tail policies,” in each case, that provide coverage for events occurring at or prior to the Closing (the “D&O Insurance”) that is no less favorable than the existing policies of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date hereof; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount. Any indemnification and other payments by Purchaser under this Section 6.6 to or for any D&O Indemnified Party for Losses shall be paid net of (i) any insurance proceeds actually recovered by such D&O Indemnified Party with respect to any Losses so indemnified and (ii) any indemnity, contribution or other similar payment received by the D&O Indemnified Party from any third-party with respect to such Losses, minus the amount of reasonable out-of-pocket expenses actually incurred and necessary to recover such third-party payment. In the event that an applicable insurance or other recovery is received by any D&O Indemnified Party with respect to any indemnification payment for which he or she has been indemnified under this Section 6.6, then a refund equal to the aggregate amount of such applicable recovery with respect to such indemnification payment shall be made promptly to Purchaser by such D&O Indemnified Party.

(d) The D&O Indemnified Parties to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. Purchaser shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6.

(e) Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the Closing indefinitely and shall be binding on all successors and assigns of Purchaser, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives. In the event that Purchaser or the Intel Companies or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of Purchaser or the Intel Companies shall succeed to the obligations set forth in this Section 6.6.

Section 6.7  Appropriate Actions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause their applicable Subsidiaries to) use its respective commercially reasonable efforts promptly to (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company or Purchaser or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all registrations, filings, notifications or submissions (“Filings”) (in each case, promptly after the date of this Agreement) which are necessary or advisable, and thereafter promptly make any other required submissions and responses, with respect to the transactions contemplated hereby, required under (A) the HSR Act and any other applicable antitrust laws (except as otherwise agreed by the parties, such Filings shall be made no later than ten (10) Business Days after the date of this Agreement) and (B) any other applicable Law; (iv) furnish all information reasonably required for any Filings to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) act in good faith and reasonably cooperate with the other party in connection with any Filings (including, to provide copies of all such Filings to outside counsel for the non-filing party and, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party); (vi) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any Proceeding by a private party, in each case, relating to the transactions contemplated by this Agreement; (vii) provide the other party with prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such Filings; (viii) consult and cooperate with each other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings relating to or arising out of such Filings; (ix) obtain all necessary consents, approvals or waivers under Contracts with third parties (provided that neither the Company nor Purchaser shall be required to make any payments to any such third parties or concede anything of value to obtain such consents, approvals or waivers); (x) avoid the entry of, or have vacated or terminated, any Judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby; and (xi) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby. Neither party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Entity without the consent of the other party to this Agreement.

(b) Except with respect to Section 6.17, notwithstanding Sections 6.7(a), 6.7(c) and 6.7(d) or any other provision of this Agreement, (i) nothing contained in this Agreement shall obligate or require Purchaser or its Affiliates to agree or otherwise be required to sell, divest, or otherwise dispose of, license, or hold separate or otherwise materially restrict the use or operation of all or any portion of Purchaser’s or the Intel Companies’ businesses, operations, assets or product lines (or any combination thereof) or (ii) in connection with resolving any concerns of Governmental Entities in connection with the actions addressed in Section 6.7(a) or 6.7(c), the Company shall not obligate itself, without Purchaser’s prior written consent (which may be withheld in Purchaser’s sole discretion) to sell, divest, or otherwise dispose of, license, hold separate, or otherwise materially restrict the use or operation of all or any portion of the Transferred Companies’ businesses, operations, assets or product lines (or any combination thereof).

(c) The Company and Purchaser agree that promptly after the execution of this Agreement, they will submit a joint filing and any requested supplemental information (collectively, the “Joint Filing”) to CFIUS pursuant to 31 C.F.R. Part 800 with regard to the transactions contemplated by this Agreement. The Company and Purchaser each agree promptly to provide to the other all requisite information in order for the parties to complete preparation and submission of the Joint Filing in accordance with this Section 6.7(c). Each of Purchaser and the Company will keep the other party generally apprised of developments with CFIUS and any interested U.S. Government agency with regard to the Joint Filing. Requests for supplemental information from any interested U.S. Government agency pertaining to the Company or any of the Transferred Companies in connection with the Joint Filing shall be coordinated in advance between Purchaser and the Company, provided that the Company shall promptly cooperate with Purchaser to ensure a timely response to such request in compliance with applicable regulations and, in any event, Company shall furnish to Purchaser within one (1) Business Day from receipt of the request all requested information pertaining to, accessible to, or within the control of, the Company. Each of Purchaser and the Company shall use its reasonable best efforts to secure favorable action by CFIUS with respect to the Joint Filing.

(d) After the Closing Date, each of Purchaser and the Company shall use its reasonable efforts from time to time to execute and deliver at the reasonable request of the other party such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.

(e) At the Company’s request, from the date hereof until the closing of the transactions contemplated by the Merger Agreement, Purchaser shall negotiate in good faith with the Company and SecureMetrics, Inc., a California corporation and an Affiliate of the Company (“SecureMetrics”), in connection with the novation of the Contract set forth in Section 6.7(e) of the Company Disclosure Schedule (“Novation Contract”) from SecureMetrics to SpecTal, provided, however, that Purchaser’s obligations under this Section 6.7(e) shall be subject to (i) the Company and SecureMetrics providing Purchaser with such information and documentation in their possession (subject to Section 6.3) regarding the Novation Contract as it may reasonably request in order to conduct a customary due diligence investigation of the Novation Contract and its performance, and (ii) the results of such due diligence investigation by Purchaser being reasonably satisfactory to Purchaser. Purchaser shall have a period of 30 days beginning at such time as such information in respect of the Novation Contract has been provided to Purchaser to determine whether it shall accept the novation of the Novation Contract (it being understood that following such 30-day period, the Company shall be permitted to novate to any Person or take any other action in respect of the Novation Contract).

Section 6.8  No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Company’s or the Intel Companies’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Intel Companies’ operations.

Section 6.9  Tax Matters.

(a) Section 338(h)(10) Election; Tax Treatment Matters.

(i) The Company and Purchaser shall jointly complete and make elections under Section 338(h)(10) of the Code with respect to the purchase and sale of the stock of SpecTal and ACI on Form 8023 or in such other manner as may be required by rule or regulation of the IRS, and shall jointly make comparable elections in the manner required under any analogous provisions of state or local Law concerning the transactions contemplated by this Agreement (any such election under the Code or other Law, a “338(h)(10) Election”). Purchaser shall, with the assistance and cooperation of the Company, prepare or cause to be prepared all such forms required for making any 338(h)(10) Election, including any attachments to IRS Form 8023 (and all forms under analogous provisions of state or local Law), in accordance with all applicable Laws, and Purchaser shall deliver such forms and related documents to the Company at least ninety (90) days prior to the due date for filing such forms. The Company shall return such forms to Purchaser at least seventy-five (75) days prior to the applicable due date.

(ii) The parties shall treat the purchase of the McClendon Interests contemplated hereunder as a purchase by Purchaser of all of the assets and liabilities of McClendon for federal, state and local income Tax purposes unless otherwise required by applicable Law. The Company and Purchaser shall file, or cause to be filed, all Tax Returns in a manner consistent with such treatment, and shall take no position inconsistent with that characterization for federal, state or local income Tax purposes, including in any audit or judicial or administrative Proceeding.

(iii) Solely for purposes of the 338(h)(10) Election and for U.S. federal income Tax purposes, this Agreement shall constitute the plan of complete liquidation of ACI and SpecTal for purposes of Section 332 of the Code.

(b) Preparation of Tax Returns and Payment of Taxes.

(i) Within one hundred twenty (120) days after the Closing, Purchaser shall provide to the Company a customary income Tax package, including any items relating to the Transferred Companies as the Company may reasonably request in writing, for the preparation of any Tax Returns described in clause (1) of this Section 6.9(b)(i). Following the delivery of the Tax package referred to in the previous sentence, upon written request from the Company, Purchaser shall provide, no later than fifteen (15) Business Days following such request, any additional information in connection with such Tax package that is reasonably requested by the Company for the preparation of any Tax Returns described in clause (1) of this Section 6.9(b)(i).

(1) Other than Tax Returns in respect of Transfer Taxes, which are addressed in Section 6.9(f) below, the Company shall prepare or cause to be prepared and timely file or cause to be filed, at its own cost and in a manner consistent with past practice unless otherwise required by applicable Law, (a) all income Tax Returns required to be filed by the Company Affiliated Group or any Company State Group for all taxable periods in which the Transferred Companies, or the income or operations of the Transferred Companies, are required to be included, (b) to the extent the income or operations of SpecTal was not previously included in any Tax Return of the Operating Company, Company Affiliated Group or any Company State Group, all Separate Tax Returns of or with respect to SpecTal for periods ending on or before the Closing, and (c) all Separate Tax Returns of or with respect to the Transferred Companies other than SpecTal for periods ending on or before the Closing.

(2) To the extent the Company reasonably determines necessary, the Company shall have the right, at its own cost, to amend the federal and state income Tax Returns filed by the Company Affiliated Group or any Company State Group for any year in which SpecTal has been a member of the Company Affiliated Group or any Company State Group to reflect SpecTal as a corporation and as a member of the affiliated group for income Tax purposes, and shall have the right, at its own cost, to file any separate entity Tax Returns for such years for SpecTal that should have been filed (such Tax Returns described in this clause (2), whether or not the Company amends such Tax Returns, “SpecTal Tax Returns”). To the extent the Company chooses to exercise its right under this Section 6.9(b)(i)(2) to amend or file any SpecTal Tax Returns, such SpecTal Tax Returns will be filed in accordance with applicable Law.

With respect to Tax Returns in this Section 6.9(b)(i), the Company shall deliver to Purchaser copies of the portions of such Tax Returns applicable solely to the Transferred Companies or, to the extent this is not reasonably practicable, a pro forma Tax Return relating solely to the Transferred Companies, in either case no later than forty (40) calendar days before filing of such Tax Returns. Purchaser shall provide its comments in writing (together with all supporting documents) at least twenty (20) calendar days prior to the due date for the filing of such Tax Returns, and the Company shall incorporate any reasonable comments provided by Purchaser. In the event of a dispute with respect to such Tax Returns the parties shall resolve such dispute in accordance with Section 6.9(b)(iii). The Company shall be liable for and shall timely pay or cause to be paid to the applicable Governmental Entities all Taxes shown to be due on any Tax Returns required to be filed or caused to be filed by the Company pursuant to this Section 6.9(b)(i). The Company shall within ten (10) Business Days after filing any such Tax Return provide copies to Purchaser of the relevant portion of any such Tax Return (to the extent applicable), in each case with proof of full payment of all liabilities shown thereon and evidence of timely filing thereof.

(ii) Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for the Transferred Companies or with respect to the Purchased Assets required to be filed after the Closing Date, other than Tax Returns described in Section 6.9(b)(i) above. Purchaser shall be liable for and shall timely pay or cause to be paid to the applicable Governmental Entity all Taxes shown to be due on any such Tax Returns. For the avoidance of doubt, Purchaser shall not be responsible for the preparation of any Tax Returns of or regarding Patriot.

(iii) In the event of a dispute with respect to any Tax Return, Purchaser and the Company shall negotiate in good faith, for a period of no more than ten (10) days (or such shorter period as is practicable under the circumstances in order to permit timely filing of the applicable Tax Return), to resolve such dispute. In the event that Purchaser and the Company are unable to fully resolve such dispute within such period, they shall refer their remaining differences to the Independent Accounting Firm, and shall request that the Independent Accounting Firm resolve any such differences at least two (2) days prior to the due date for the filing (including extensions) of the applicable Tax Return, in order that such Tax Return may be timely filed. If the Independent Accounting Firm does not reach a determination with respect to such dispute at least two (2) days prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return deems correct, and the party not responsible for filing such Tax Return shall pay to the filing party its portion of the Taxes that are due on such Tax Return in accordance with Section 6.9(c). Following the Independent Accounting Firm’s determination, if needed, such party shall file an amended Tax Return, and the parties shall follow the Independent Accounting Firm’s resolution in determining each party’s liability in accordance with Section 6.9(c). Following the Independent Accounting Firm resolution, the parties shall make any required payments to one another for any excess of amounts previously paid prior to the due date of the original Tax Return.

(c) Allocation of Taxes and Indemnification.

(i) From and after the Closing Date, the Company shall be responsible for, and shall indemnify and hold Purchaser and its Affiliates harmless from and against, (1) notwithstanding anything contained in this Section 6.9(c) to the contrary, any cash Liability for Taxes (other than Transfer Taxes) attributable to any 338(h)(10) Election, and any cash Liability for Taxes arising from or attributable to any act, failure to act or omission by the Company (or its Affiliates, other than the Transferred Companies) that causes any such election to become invalid or causes such election not to be made, (2) all Transfer Taxes for which the Company is liable pursuant to Section 6.9(f), (3) all Taxes resulting or arising from the disposition of Patriot described in Section 6.17, (4) all Taxes payable by a Transferred Company pursuant to a Tax allocation, Tax sharing or other similar agreement between the Company or one of its Affiliates, on the one hand, and one of the Transferred Companies, on the other hand, and (5) any Liability for the Taxes of SpecTal resulting from the Company’s decision not to exercise its right to amend or file, as applicable, the SpecTal Tax Returns as provided in Section 6.9(b)(i)(2); provided, however, that the Company shall not be required to indemnify Purchaser for any such amount listed in clauses (1), (2), (3), (4) or (5) of this Section 6.9(c)(i) if Purchaser is required to indemnify Company for such amount pursuant to Section 6.9(c)(ii) below.

(ii) From and after the Closing Date, Purchaser shall be responsible for, and shall indemnify and hold the Company and its Affiliates harmless from and against, (1) notwithstanding anything contained in this Section 6.9(c)(ii) to the contrary, any cash Liability for Taxes that the Company is required to pay (other than Transfer Taxes) for any taxable period arising from or attributable to any act, failure to act or omission by Purchaser (or any of its Affiliates) that causes any 338(h)(10) Election to become invalid or causes such election not to be made and (2) all Transfer Taxes for which Purchaser is liable pursuant to Section 6.9(f); provided, however, that notwithstanding anything to the contrary in this Section 6.9(c), including the proviso in Section 6.9(c)(i), Purchaser shall not be required to indemnify the Company for any such amount listed in clauses (1) or (2) of this Section 6.9(c)(ii) if the Company is required to indemnify Purchaser for such amount pursuant to Section 6.9(c)(i) above.

(iii) For purposes of this Section 6.9(c) and the Tax Benefit definition, a party shall be deemed to have a cash Liability for Taxes if, but only if, such party is required to pay additional cash Tax for a taxable period after taking into account any available net operating losses and other Tax attributes. Each party shall return to the other party from time to time, as promptly as is reasonably practicable, any excess of the amounts previously paid by such other party under this Section 6.9(c) over the amounts for which such other party is properly responsible.

(iv) Notwithstanding anything contained in this Agreement to the contrary, any indemnification payment pursuant to this Section 6.9(c) shall be net of any Tax Benefit available to the indemnified party resulting from such payment.

(v) A party shall be entitled to any refund or credit of any Taxes of or with respect to the Transferred Companies or the Purchased Assets (1) to the extent such refund or credit is attributable to a taxable period for which such party is required to file a Tax Return pursuant to Section 6.9(b), or (2) for which such party would be required to indemnify the other party or its Affiliates pursuant to Section 6.9(c).

(d) Tax Claims; Amended Returns.

(i) The Company shall control and shall have the right to discharge, settle or otherwise dispose of any notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (“Tax Claims”) with respect to Taxes relating to any Tax Return required to be filed by or with respect to the Company Affiliated Group or any Company State Group; provided, however, that (A) Purchaser shall have the right to fully participate in any Tax Claim that could reasonably be expected to result in Purchaser being liable to indemnify the Company and its Affiliates under this Agreement, and (B) the Company shall not discharge, settle or otherwise dispose of any such Tax Claim listed in clause (A) of this Section 6.9(d)(i) without the prior written consent of Purchaser, which shall not to be unreasonably withheld, conditioned or delayed.

(ii) Purchaser shall control and shall have the right to discharge, settle or otherwise dispose of all other Tax Claims with respect to the Transferred Companies; provided, however, that (A) the Company shall have the right to fully participate in any Tax Claim that could reasonably be expected to result in the Company being liable to indemnify Purchaser under this Agreement, and (B) Purchaser shall not discharge, settle or otherwise dispose of any such Tax Claim listed in clause (A) of this Section 6.9(d)(ii) without the prior written consent of the Company, which shall not to be unreasonably withheld, conditioned or delayed.

(iii) Each party shall promptly notify the other party in writing of the commencement of any Tax Claim of which such party or any of its respective Affiliates has been informed in writing by any Governmental Entity relating to Tax Returns of the Transferred Companies for any Pre-Closing Tax Period or of any such Tax Claim that could reasonably be expected to result in an indemnification obligation under this Agreement. Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Governmental Entity in respect,lt thereof; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such other party of its obligations under this Section 6.9, except to the extent that such other party is actually and materially prejudiced thereby.

(iv) Except as required by applicable Law, notwithstanding Section 6.9(b), neither party shall have the right to amend any Tax Return without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, if such amendment would give rise to an indemnification obligation on the part of the other party pursuant to Section 6.9(c).

(e) Coordination; Survival.  Any claim for indemnification with respect to Taxes shall be governed by this Section 6.9. For the avoidance of doubt, if any claim for indemnification with respect to Taxes could be governed by both Section 9.2 or Section 9.3, on the one hand, and any clause of this Section 6.9, on the other hand, the indemnity claim and payment shall be governed by and treated as being made solely pursuant to such clause of this Section 6.9. Any such claim made pursuant to this Section 6.9 must be made within the period that is thirty (30) days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statutes of limitations relating to the Taxes at issue.

(f) Transfer Taxes.  Any fees, duties, sales, use, transfer, documentary, recording, registration, stamp or similar Taxes (all including penalties, interest and other charges with respect thereto, “Transfer Taxes”) arising as a result of the transactions contemplated by this Agreement shall be borne equally by the Company and Purchaser, and each of the Company and Purchaser shall cooperate with respect to the preparation and timely filing of any Tax

Returns with respect to Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under applicable Law, the amount of any such Transfer Taxes payable in connection with the transactions contemplated by this Agreement.

(g) Cooperation and Retention of Records.

(i) The Company and Purchaser shall provide each other, and shall cause their respective Affiliates and their respective Representatives to provide each other, with such cooperation and information relating to the Transferred Companies as any of them reasonably may request in connection with any Tax matter governed by this Agreement, including (i) the preparation and filing of any Tax Return or form (including any pro forma Tax Return), amended Tax Return or claim for refund; (ii) the resolution of disputes and audits; (iii) the contest or compromise of any Tax Claim; (iv) the determination of any Liabilities for Taxes or right to a refund of Taxes; (v) participation in or conduct of any Tax Claim; (vi) furnishing each other with copies of all correspondence received from any Governmental Entity in connection with any audit or information request in respect of Tax matters; and (vii) reasonable access to the Tax Returns, Tax provisions, and Tax basis records of the Transferred Companies, and all work papers used in, or that are necessary to, the preparation of the Proposed Purchase Price Allocation. Notwithstanding the foregoing, neither party nor any of its Affiliates shall be entitled to any information regarding, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes the Company or Purchaser (provided, however, that to the extent such Tax Return would be required to be delivered but for this sentence, the party that would be required to deliver such Tax Return shall instead deliver the portion of such Tax Return applicable solely to the Transferred Companies or, to the extent this is not reasonably practicable, a pro forma Tax Return relating solely to the Transferred Companies). Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Notwithstanding the obligations contained in this Section 6.9(g), no party shall be required to provide access or information or to disclose information where such access or disclosure is reasonably expected to jeopardize any attorney-client privilege of such party or its Affiliates or contravene any applicable Law, fiduciary duty or material Contract.

(ii) Each of the Company and Purchaser shall retain all books and records in its possession with respect to Tax matters pertinent to the parties hereto and the Transferred Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Company or Purchaser, as applicable, any extensions thereof) of the respective taxable periods.

(h) Purchase Price Adjustment.  Unless otherwise required by Law, any payment made pursuant to this Section 6.9 shall be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 6.10  Guaranties and Intercompany Agreements.

(a) Prior to Closing, Purchaser shall, or shall cause one or more of its Affiliates to, use reasonable efforts to (i) be substituted in all respects, effective as of the Closing, for any Identity Company in respect of any obligations of any Identity Company under any written guaranties, bonding arrangements, keepwells, net worth maintenance agreements, reimbursement obligations or letters of comfort obtained by or binding any Identity Company for (and only to the extent for) the benefit of any Transferred Company (the “Intel Guaranties”) or (ii) cause such Intel Guaranties to be terminated. Purchaser shall indemnify and hold harmless the Identity Companies with respect to the obligations covered by any such Intel Guaranties for which Purchaser does not effect such substitution or termination. As a result, none of the Identity Companies shall from and after the Closing have any obligation whatsoever arising from or in connection with the Intel Guaranties except for obligations, if any, for which the Identity Companies will be fully indemnified by Purchaser.

(b) Prior to Closing, the Company shall, or shall cause one or more of its Affiliates to, use reasonable efforts to (i) be substituted in all respects, effective as of the Closing, for any Transferred Company in respect of any obligations of any Transferred Company under any written guaranties, bonding arrangements, keepwells, net worth maintenance agreements, reimbursement obligations or letters of comfort obtained by or binding any Transferred Company for (and only to the extent for) the benefit of any Identity Company (the “Identity Guaranties”) or (ii) cause such Identity Guaranties to be terminated. The Company shall indemnify and hold harmless the Transferred Companies with respect to the obligations covered by any such Identity Guaranties for which the

Company does not effect such substitution or termination. As a result, none of the Transferred Companies shall from and after the Closing have any obligation whatsoever arising from or in connection with the Identity Guaranties except for obligations, if any, for which the Transferred Companies will be fully indemnified by the Company.

(c) Prior to the Closing, (i) the Company shall, and shall cause its Subsidiaries to, effective immediately prior to the Closing, execute and deliver a master termination and release agreement in substantially the form attached hereto as Annex A, and take such other action as is necessary to terminate, eliminate or release (by way of capital contribution, cash settlement or as otherwise reasonably determined by the Company, but in each case at no cost or expense to any of the Transferred Companies) any and all Affiliate Agreements, arrangements, commitments, receivables, payables, claims, demands, rights, loans, Liabilities and Contracts (including any Tax sharing, allocation or similar agreements or arrangements) between any Intel Company, on the one hand, and any of the Company or its Subsidiaries (other than an Intel Company), on the other hand, and (ii) the Company shall deliver to Purchaser a fully executed copy of such master termination and release agreement.

(d) If, at any time after the date hereof, the Company or Purchaser becomes aware of any material Intel Contract between any Identity Company and any Third Party (excluding any Intel Guaranties and the Novation Contract) (any such Contract, an “Intel Misallocated Contract”), the Company or Purchaser, as applicable shall notify the other party and the Company shall provide Purchaser with a complete copy of the same (subject to Section 6.3). The Company and Purchaser shall engage in Good Faith Transfer Negotiations with respect to such Intel Misallocated Contract.

(e) If, at any time after the date hereof, the Company or Purchaser becomes aware of any material Identity Contract between any Transferred Company and any Third Party (excluding any Identity Guaranties) (any such Contract, an “Identity Misallocated Contract”), the Company or Purchaser, as applicable shall notify the other party and the parties shall cooperate to provide for the applicable Transferred Company to provide the Company and Purchaser with a complete copy of the same (subject to Section 6.3). The Company and Purchaser shall engage in Good Faith Transfer Negotiations with respect to such Identity Misallocated Contract.

(f) For the avoidance of doubt, as of the date of this Agreement, except as set forth in Section 4.17(b) of the Company Disclosure Schedule, neither party is aware of any Intel Guaranties, Intel Misallocated Contracts, Identity Guaranties or Identity Misallocated Contracts currently in effect, and Sections 6.10(a),(b),(d) and (e) have been included in this Agreement as a precautionary measure. No actions taken pursuant to Sections 6.10(a),(b),(d) and (e) shall be deemed to cure any breach or inaccuracy in the representations and warranties of the Company set forth in Section 4.17(b).

(g) Solely with respect to Identity Contracts to which any Identity Company is a party, and subject to Sections 9.4, 9.5 and 9.6, the Company shall indemnify and hold harmless the Transferred Companies with respect to all Losses arising from any such Identity Contract, except there shall be no indemnification to the extent that any such Losses arise from any act or omission of a Transferred Company or its directors, officers, employees or representatives (in their capacity as such, but excluding all individuals who have also served as officers or directors of the Company or Operating Company).

(h) Solely with respect to Intel Contracts to which any Intel Company is a party, and subject to Sections 9.4, 9.5 and 9.6, the Transferred Companies shall, jointly and severally, indemnify and hold harmless the Identity Companies (other than the Company or Operating Company) with respect to all Losses arising from any such Intel Contract, except there shall be no indemnification to the extent that (i) any such Losses arise from any act or omission of an Identity Company or its directors, officers, employees or representatives (in their capacity as such) or (ii) any such Losses arise from any Proceeding involving the Company or Operating Company or any Losses suffered or incurred by the Company or Operating Company in connection therewith.

Section 6.11  Insurance.  Purchaser acknowledges that all insurance coverage for the Intel Business under policies of the Company and its Subsidiaries (other than the Intel Companies) shall terminate as of the Closing and, following the Closing, no claims may be brought against any such policy (other than, if the events underlying such claim occurred prior to the Closing and to the extent not covered by the policies of the Intel Companies or their

Affiliates (after the Closing), under any occurrence based policy of the Company and its Subsidiaries (other than the Intel Companies) in respect of the Intel Business).

Section 6.12  Intel Business Cash, Indebtedness and Working Capital.

(a) Subject to Section 6.12(c), immediately prior to the Closing, the Company shall cause any cash and cash equivalents (as determined in accordance with GAAP) in the Transferred Companies to be transferred by dividend or otherwise to the Company or its Subsidiaries (other than the Intel Companies).

(b) At or prior to the Closing, (1) the Company shall cause to be terminated, paid in full or otherwise discharged all Liabilities of the Transferred Companies in respect of (i) Indebtedness for borrowed money (including all Indebtedness under the Bank of America Credit Facility), (ii) Indebtedness evidenced by notes, debentures or similar instruments, (iii) letters of credit or similar facilities and (iv) payments under interest rate or foreign currency swap or similar arrangements, (2) the Company shall cause all Liens against the Transferred Shares or any assets of the Transferred Companies securing any Indebtedness (including all Liens arising under the Bank of America Credit Facility) to be terminated and released, and (3) the Company shall deliver to Purchaser written evidence reasonably acceptable to Purchaser confirming the performance and completion of the matters set forth in clauses (1) — (2) of this sentence.

(c) Except as expressly contemplated by this Agreement, the Company shall, and shall cause its Subsidiaries to, during the period beginning on the date hereof through the Closing Date, manage the working capital of the Intel Business (other than the business of Patriot), including the collection of receivables or the payment of payables prior to the Closing, in the ordinary course of business consistent with past practices. From the date hereof until the earlier of the Closing and the date on which this Agreement is terminated in accordance with its terms, no later than twenty (20) days after the end of each calendar month, the Company shall deliver to Purchaser (i) an unaudited combined financial balance sheet for the Transferred Companies as of the last day of such month, (ii) unaudited combined statements of operations and cash flows for the Transferred Companies for such month and (iii) a statement setting forth a good faith estimate of Net Working Capital as of the last day of the prior calendar month. In addition, the Company shall prepare in good faith and deliver to Purchaser three (3) Business Days prior to the anticipated Closing Date, an estimated combined balance sheet of the Transferred Companies as of the Closing Date (the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail the Company’s good faith estimate of Net Working Capital as of the Closing Date (the “Estimated Net Working Capital Amount”) as derived from the Estimated Closing Balance Sheet, in each case determined without giving effect to the Closing but after giving effect to the disposition of Patriot pursuant to Section 6.17. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the accounting practices, policies and methodologies used in the preparation of the Audited Intel Financial Statements. If the Estimated Net Working Capital Amount is less than ninety percent (90%) of the Target Net Working Capital, then, notwithstanding Section 6.12(a), the parties will adjust the amount of cash to be retained by the Intel Companies on the Closing Date (and/or the Company will contribute cash to the Intel Companies) such that the Estimated Net Working Capital Amount together with such retained or contributed amount is equal to the Target Net Working Capital. If the Estimated Net Working Capital Amount is more than one hundred and ten percent (110%) of the Target Net Working Capital, then, the Purchase Price shall be increased by an amount equal to the amount by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital. Notwithstanding anything in this Agreement to the contrary, all payment obligations arising under the Special Employee Plan Term Sheet or the Special Employee Plan shall be excluded for the purposes of determining Net Working Capital and the Estimated Working Capital Amount.

Section 6.13  Identity Marks.  Purchaser hereby acknowledges and agrees that Purchaser is not acquiring, nor are the Intel Companies acquiring or retaining, any right, title or interest in or to the Identity Marks; and following the Closing, neither Purchaser nor any of the Intel Companies shall have any right, title or interest in or to, and Purchaser, on behalf of itself and the Intel Companies, covenants that they will not hereafter adopt, use, or register, or authorize others to adopt, use or register, any Trademarks (i) consisting of or incorporating the Identity Marks or (ii) that are confusingly similar to any of the Identity Marks; provided that, in accordance with applicable Law, the Intel Companies may, in the ongoing conduct of the Intel Business, transitionally utilize stationery, forms, business cards and other similar items that bear the Identity Marks as of the Closing Date for up to forty-five

(45) calendar days following the Closing Date (the “Trademark Transition Period”) in a manner substantially consistent with past practice and the applicable quality standards of the Identity Business, and such use shall be solely on an “as is” basis and at the sole risk of the Intel Companies. The Company hereby grants the Intel Companies, effective as of the Closing, a royalty-free, non-exclusive, nontransferable, non-sublicenseable license to use the Identity Marks during the Trademark Transition Period solely as set forth in this Section 6.13.

Section 6.14  Confidentiality.

(a) From and after the Closing, the Company shall, and shall cause its Affiliates and Representatives to, keep all information concerning the Intel Companies or the Intel Business (“Business Confidential Information”) strictly confidential and (except as required by applicable Law or legal process in the reasonable opinion of the Company’s or the Company’s applicable Representatives’ legal counsel, as applicable, and only after compliance with Section 6.14(c)) will not disclose any Business Confidential Information to any Person. Notwithstanding anything to the contrary set forth herein, the term “Business Confidential Information” does not include any information which (i) is generally known by the public (other than as a result of its disclosure by the Company or the Company’s Representatives), (ii) was or becomes available to the Company on a non-confidential basis from a Person (other than Purchaser, its Affiliates or their respective Representatives), to the Knowledge of the Company (after reasonable inquiry), not prohibited from transmitting the information to the Company by Law, contractual obligation, fiduciary duty or otherwise or (iii) was or is developed or discovered by the Company after the Closing without reference to Business Confidential Information.

(b) From and after the Closing, Purchaser shall, and shall cause its Affiliates and Representatives to, keep all non-public information concerning the Company and its Subsidiaries (other than the Intel Companies) and not directly related to the operation of the Intel Business (“Company Confidential Information”) strictly confidential and (except as required by applicable Law or legal process in the reasonable opinion of Purchaser’s or Purchaser’s applicable Representatives’ legal counsel, as applicable, and only after compliance with Section 6.14(c)) will not disclose any Company Confidential Information to any Person. Notwithstanding anything to the contrary set forth herein, the term “Company Confidential Information” does not include any information which (i) is generally known by the public (other than as a result of its disclosure by Purchaser or Purchaser’s Representatives), (ii) was or becomes available to Purchaser on a non-confidential basis from a Person (other than the Company, its Affiliates or their respective Representatives), to the Knowledge of Purchaser (after reasonable inquiry), not prohibited from transmitting the information to Purchaser by Law, contractual obligation, fiduciary duty or otherwise or (iii) was or is developed or discovered by Purchaser after the Closing without reference to Company Confidential Information.

(c) In the event that the Company or Purchaser or their respective Representatives are requested or required to disclose all or any part of the Business Confidential Information or Company Confidential Information, as applicable, pursuant to any Law or the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or Governmental Entity or pursuant to a civil investigative demand or similar judicial process or otherwise, the applicable party will, to the extent not prohibited by Law, and to the extent practicable without prejudicing any the Company’s, Purchaser’s or any of their respective Representatives’ contractual or legal obligations or any attorney client privilege (but provided that the Company or Purchaser, as applicable, and their respective Representatives shall use reasonable best efforts to narrow or limit the impact of such obligations or privilege), (i) promptly notify the other party in writing of the existence, terms and circumstances surrounding such request or requirement, (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow such request or requirement, (at the other party’s sole expense to the extent such steps are taken at the direction or with the consent of the other party), (iii) if disclosure of any such information is required, disclose only that portion of the information which, upon advice of such party’s legal counsel, it is legally required to disclose and give the other party written notice of the information to be so disclosed as far in advance of disclosure as reasonably practicable and (iv) exercise its reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such information (and, in any event, if applicable, such party will reasonably cooperate with the other party to obtain such a protective order or other assurance). For the avoidance of doubt, disclosures made to the extent permitted by and following compliance with this Section 6.14 will not constitute a breach of this Agreement.

Section 6.15  Intel Acquisition Agreements.  At the Closing, the Company shall execute, and where applicable, shall cause Operating Company to execute, assignment agreements in substantially the form attached hereto as Annex B with respect to the assignment to Purchaser of any and all indemnification rights of the Company or any Subsidiary of the Company under any of the Intel Acquisition Agreements in respect of matters relating to the Intel Companies (such agreements, the “Assignment Agreements”).

Section 6.16  OCI Mitigation.  Prior to the Closing, the Company shall, and shall cause McClendon to, with respect to the OCI Prime Contract, use commercially reasonable efforts either (a) to negotiate and enter into an organizational conflict of interest (“OCI”) mitigation plan with the contracting officer for such Government Contract that is in accordance with Clause(s) I.9 and I.10 of the OCI Prime Contract and is in form and substance acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned); or (b) if it is not possible or practicable to enter into such an OCI mitigation plan, to transfer all related assets and novate the OCI Prime Contract to a third party in accordance with FAR 42.1204 on terms and conditions acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned). In addition, prior to the Closing, the Company shall, and shall cause McClendon to, with respect to the OCI Subcontract, use commercially reasonably efforts to (i) take such actions and effect such arrangements as shall be necessary, after giving effect to Purchaser’s acquisition and ownership of McClendon and the McClendon Interests, to fully implement and comply with the OCI Subcontract Mitigation Plan (such actions and arrangements to include, as necessary, communicating and coordinating with the prime contractor and contracting officer for the OCI Subcontract and amending the OCI Subcontract Mitigation Plan to address requirements of such prime contractor and/or contracting officer), in each case in a manner acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned); or (ii) if it is not possible or practicable to fully implement and comply with the OCI Subcontract Mitigation Plan as provided in clause (i) of this sentence, negotiate and enter into an OCI mitigation plan with the prime contractor and/or contracting officer for the OCI Subcontract that is in form and substance acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, it shall be reasonable for Purchaser to withhold its acceptance of any proposed OCI mitigation plan or novation or any proposed arrangements and actions in relating to the OCI Subcontract Mitigation Plan that would not avoid, neutralize or mitigate all OCI issues for Purchaser and its Affiliates arising from the applicable Contract referenced in this Section 6.16.

Section 6.17  Divestiture of Patriot.  Prior to the Closing, the Company shall cause ACI to (a) transfer, assign and convey all of its right, title and interest in and to the Patriot Interests to a Person not Affiliated with the Company; (b) except as set forth in Section 6.17 of the Company Disclosure Schedule, terminate all Contracts and business arrangements between Patriot, on the one hand, and any of the Transferred Companies, on the other; and (c) cause all Indebtedness and other Liabilities owing between Patriot, on the one hand, and any of the Transferred Companies, on the other hand, to be fully satisfied and discharged or cancelled.

Section 6.18  Employee Equity Awards.  Prior to the Closing, the Company shall take any and all actions necessary or desirable to provide that options to purchase Company Common Stock, whether or not vested as of immediately prior to the Closing, and/or restricted shares of Company Common Stock that are held by those individuals who are employed by the Intel Companies immediately prior to the Closing (the “Continuing Employees”) and unvested as of immediately prior to the Closing (such stock options and restricted stock awards, the “Intel Company Awards”) shall, to the extent such actions will not cause any additional Tax to be payable pursuant to Section 409A of the Code with respect to such Intel Company Awards, continue to remain outstanding as of and after the Closing, and shall continue to vest in accordance with their original terms as though such Continuing Employee remained employed by the Company and its subsidiaries, until the earlier to occur of (i) consummation of the transactions contemplated by the Merger Agreement (the “Merger Date”) and (ii) termination of the Merger Agreement prior to consummation of the Merger Agreement (the “Merger Termination Date;” and the first to occur of such events, the “Intel Vesting Event”), upon which Intel Vesting Event any then outstanding Intel Company Awards shall become fully vested and/or exercisable, subject in the case of each Continuing Employee, to the Continuing Employee’s continued employment with the Intel Companies at such Intel Vesting Event; provided, that in the event that following the Closing and prior to the Intel Vesting Event, (x) such Continuing Employee’s employment with the Intel Companies is terminated by the Continuing Employee’s employer without Cause or by the Continuing Employee for Good Reason (each term as defined in the Special

Employee Plan Term Sheet), the Intel Company Awards held by such Continuing Employee shall continue to remain outstanding and eligible for vesting in accordance with this Section 6.18 and (y) such Continuing Employee’s employment with the Intel Companies is terminated by the Continuing Employee’s employer for Cause or by the Continuing Employee without Good Reason any unvested Intel Company Awards held by such Continuing Employee shall be cancelled and forfeited upon such termination of employment without consideration therefor. Intel Company Awards that are vested or become vested upon the Merger Date shall in accordance with the Merger Agreement be cancelled and the holders thereof shall be entitled to receive in respect thereof consideration calculated in accordance with the Merger Agreement. Intel Company Awards that are vested or become vested upon the Merger Termination Date shall remain outstanding following the Merger Termination Date in accordance with their terms. Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 6.18 shall be of no force and effect unless and until the Closing occurs. Prior to the Closing, the Company shall provide to Purchaser such evidence as Purchaser may reasonably request to evidence that the actions provided for in this Section 6.18 have been taken.

Section 6.19  Cooperation.  Purchaser shall cooperate as reasonably requested by the Company in connection the preparation and filing of the proxy statement (and any amendments thereto) in connection with the transactions contemplated by the Merger Agreement. The Company shall, and shall cause the Operating Company and its Subsidiaries (other than the Intel Companies), as applicable, to cooperate as reasonably requested by Purchaser to assist Purchaser in the transition and migration to Purchaser of the systems and technology of the Transferred Companies in a smooth and efficient manner.

Section 6.20  Intel Companies Special Employee Plan.  Prior to the Closing, the Company shall cause SpecTal and McClendon to (i) adopt and approve the Intel Companies Special Employee Plan in accordance with the Special Employee Plan Term Sheet and in a form acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned), and (ii) establish an escrow account (the “Special Plan Escrow Account”) with Wells Fargo National Bank N.A. (the “Special Plan Escrow Agent”) in accordance with Section 7 of the Special Employee Plan Term Sheet and pursuant to an escrow agreement in a form acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned). At the Closing, Purchaser shall cause the Transferred Companies to pay by wire transfer of immediately available funds an amount up to the Plan Funding Amount in accordance with the terms of the Intel Companies Special Employee Plan, representing the aggregate amount then required to be deposited in the Special Plan Escrow Account or paid to employees of the Transferred Companies under the Special Employee Plan Term Sheet (less applicable withholdings for Taxes); provided, however, that if, prior to Closing the first installment of the Long Term Cash Awards (as described in Exhibit A to the Special Employee Plan Term Sheet) has become vested and paid in accordance with the terms of such awards, then the amount of any such installment payment shall be paid by Purchaser to the Transferred Companies at the Closing (it being understood that such installment payment amount will be cash of the Transferred Companies subject to transfer to the Company pursuant to Section 6.12(a)).

Section 6.21  No Limitations on Claims, Legal Rights.

(a) For the avoidance of doubt, nothing in this Agreement or the master termination and release agreement contemplated by Section 6.10(c) shall (i) exonerate or release any Liabilities of any of the Transferred Companies that are owing to any Third Party (excluding Liabilities arising under the Bank of America Credit Facility or any other Indebtedness of the Identity Companies and except as set forth in Sections 6.9(b), 6.10(b) or 6.18), or (ii) exonerate or release any Liabilities of any of the Identity Companies that are owing to any Third Party (except as set forth in Section 6.9(b) or Section 6.10(a)).

(b) For the avoidance of doubt, following the Closing, (i) each Transferred Company shall be free to implead and/or seek contribution from any Identity Company in the event any Proceeding is asserted or commenced by a Third Party against such Transferred Company if and to the extent such Transferred Company believes that such Identity Company, in whole or in part, is legally responsible or liable to such Third Party in respect of the Liabilities addressed in such Proceeding; (ii) each Identity Company shall be free to implead or seek contribution from a Transferred Company in the event any Proceeding is asserted or commenced by a Third Party against such Identity Company if and to the extent such Identity Company believes that such Transferred Company, in whole or in part, is legally responsible or liable to such Third Party in respect of the Liabilities addressed in such Proceeding; and

(iii) each of the Transferred Companies and Identity Companies shall be free to defend against and refute any attempt to implead or seek contribution from it in connection with a Proceeding as described in clause (i) or (ii) of this sentence.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to the Obligations of Each Party.  The obligations of the Company and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company and Purchaser, if permissible under applicable Law) of the following conditions:

(a) HSR Waiting Period.  Any waiting period (and extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(b) CFIUS.  The parties shall have received written notice from CFIUS that review under said Section 721 of the transactions contemplated by this Agreement has been concluded and that there are no unresolved national security concerns with respect to such transactions.

(c) No Injunction.  No Governmental Entity having jurisdiction over the Company or Purchaser shall have issued a Judgment and no Law shall have been enacted which is then in effect which has the effect of enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement unless such Judgment or Law is vacated, terminated, withdrawn or repealed.

Section 7.2  Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained in Sections 4.2(a), 4.2(b), 4.3(a), 4.10(c), 4.10(d), 4.17(b), 4.17(c) and 4.19 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Business Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

(b) The representations and warranties of the Company contained in Sections 4.10(b) and 4.16 shall be true and correct, in all respects (without giving effect to any limitation as to materiality or Business Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date except where the failure of such representations and warranties to be true and correct have not resulted and would not reasonably be expected to result, individually or in the aggregate, in Losses to the Transferred Companies and/or Purchaser in excess of $15,000,000; provided, however, that any such representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, need only be so true and correct as of such date or with respect to such period.

(c) The representations and warranties of the Company contained in Article IV shall be true and correct in all respects (without giving effect to any limitation as to materiality or Business Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Business Material Adverse Effect; provided, however, that any such representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, need only be so true and correct as of such date or with respect to such period.

(d) The Company shall have performed in all material respects all its material obligations and covenants under this Agreement required to be performed by it on or prior to the Closing Date.

(e) The Company shall have delivered, or caused to be delivered, to Purchaser each of the deliverables specified in Section 3.2.

(f) Purchaser shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of the Company by an appropriate executive officer of the Company, certifying that, to the knowledge of such executive officer, the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(g) Since the date of this Agreement, no change, circumstance, or effect shall have occurred that has had a Business Material Adverse Effect (excluding clause (B) of the definition of Business Material Adverse Effect).

(h) An OCI mitigation plan shall have been entered into by McClendon with respect to the OCI Prime Contract or a novation of the OCI Prime Contract shall have been completed, and, in either case, found acceptable by Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned), all in accordance with Section 6.16.

(i) The OCI Subcontract Mitigation Plan shall have been fully implemented and complied with in a manner acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned) or an OCI mitigation plan shall have been entered into by McClendon with respect to the OCI Subcontract and found acceptable by Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned), all in accordance with Section 6.16.

Section 7.3  Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete, in all respects (without giving effect to any limitation as to materiality or Purchaser Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect; provided, however, that representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, need only be true, correct and complete in all or in all material respects (as applicable) as of such date or with respect to such period.

(b) Purchaser shall have performed in all material respects all its material obligations and covenants under this Agreement to be performed by it on or prior to the Closing Date.

(c) Purchaser shall have delivered, or caused to be delivered, to the Company each of the deliverables specified in Section 3.3.

(d) The Company shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of Purchaser by an appropriate executive officer of Purchaser, certifying that, to the knowledge of such executive officer, the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.

Section 7.4  Frustration of Conditions.  Neither party may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its best efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 6.7.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned as follows:

(a) at any time, by the mutual written agreement of the Company and Purchaser;

(b) by either Purchaser or the Company, if the transactions contemplated by this Agreement have not been consummated on or prior to the four (4) month anniversary of the date hereof (the “Intel Termination Date”); provided, however, that if (i), as of the Intel Termination Date any of the conditions to the Closing set forth in Section 7.1 have not been satisfied or waived, but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions which by their nature can only be satisfied at or immediately prior to the Closing, which conditions would be satisfied if the Closing Date were the Intel Termination Date), then either the Company or Purchaser may extend the Intel Termination Date for up to two (2) additional months by delivering written notice to the other prior to the four (4) month anniversary of the date hereof or (ii) as of the Intel Termination Date any of the conditions to the Closing set forth in Section 7.2(h) or Section 7.2(i) have not been satisfied or waived, but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than (A) those conditions which by their nature can only be satisfied at or immediately prior to the Closing, which conditions would be satisfied if the Closing Date were the Intel Termination Date and (B) Section 7.1), then the Company may extend the Intel Termination Date for up to two (2) additional months by delivering written notice to Purchaser prior to the four (4) month anniversary of the date hereof; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to be consummated on or prior to such date;

(c) by Purchaser, if the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Article VII and (ii) has not been waived by Purchaser and has not been cured (or is incapable of being cured) by the Company within forty-five (45) days following receipt of a written notice of such breach from Purchaser; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Purchaser if it has materially breached any of its material obligations under this Agreement;

(d) by the Company, if Purchaser shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Article VII and (ii) has not been waived by the Company and has not been cured (or is incapable of being cured) by Purchaser within forty-five (45) days following receipt of a written notice of such breach from the Company; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if it has materially breached any of its material obligations under this Agreement; or

(e) by either Purchaser or the Company, if any Governmental Entity having jurisdiction over the Company or Purchaser shall have issued a Judgment or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Judgment or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such Judgment or action, and provided, further, that the party seeking to terminate this Agreement under this Section 8.1(e) shall have used commercially reasonable efforts to cause any such Judgment or action to be vacated or lifted or to ameliorate the effects thereof.

Section 8.2  Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or such party’s Affiliates or its or their directors, officers, employees, Representatives or stockholders) to the other party hereto other than, with respect to Purchaser and the Company, the obligations pursuant to this Section 8.2 and Article X; provided, however, that no party shall be relieved or released from any Liabilities (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) arising out of any breach of its obligations under this Agreement or fraud.

ARTICLE IX

INDEMNIFICATION

Section 9.1  Nonsurvival of Company’s Representations and Warranties.  None of the representations and warranties of the Company and Purchaser in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing. This Section 9.1 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing.

Section 9.2  Indemnification of Purchaser.  Subject to the terms of this Article IX, from and after the Closing, the Company shall indemnify, defend, save and hold harmless Purchaser and its Affiliates (including the Intel Companies) and each of its and their respective officers, directors, managers, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of Losses arising out of or resulting from:

(a) subject to Section 9.2(b), the breach of any covenant or agreement of the Company contained in this Agreement occurring after the Closing or the breach of any covenant or agreement of the Company set forth in Section 6.9(b) (solely with respect to the filing of Tax Returns and the payment of the Taxes specified for payment therein), 6.12(b), 6.17, or 6.20 occurring prior to or at the Closing;

(b) the breach of any covenant or agreement contained in Section 6.18 (provided, that notwithstanding any other provision in this Agreement, no claims may be made under this Section 9.2(b) at any time after the Merger Date); or

(c) any Liability arising out of or relating to the options or awards described in the first sentence of Section 6.18.

Section 9.3  Indemnification of the Company.  Subject to the terms of this Article IX, from and after the Closing, Purchaser shall indemnify, defend, save and hold harmless the Company and its Affiliates (other than the Intel Companies) and each of its and their respective officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties,” and the party obligated to indemnify, defend, save and hold harmless any such Indemnified Party pursuant to this Agreement, the “Indemnifying Party”) from, against and in respect of Losses arising out of or resulting from the breach of any covenant or agreement of Purchaser contained in this Agreement occurring after the Closing or the breach of any covenant or agreement of Purchaser set forth in Section 6.9(b) (solely with respect to the filing of Tax Returns and the payment of the Taxes specified for payment therein) or Section 6.20.

Section 9.4  Claims.

(a) With respect to any claims for Losses made by third parties against an Indemnified Party (“Third-Party Claim”) which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Article IX, the following terms and conditions shall apply:

(i) The Indemnified Party shall give the Indemnifying Party prompt written notice of any such Third-Party Claim; provided, however, that (A) failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party demonstrates that it has been materially prejudiced as a result of such failure; and (B) the Indemnifying Party shall have the right, after it acknowledges in writing to the Indemnified Party its obligation to indemnify the Indemnified Party hereunder, to undertake the defense thereof by counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s sole expense; provided, that if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense;

(ii) Within thirty (30) Business Days following the receipt of notice of a Third-Party Claim, if the Indemnifying Party has not assumed the defense of such Third-Party Claim or has declined to assume the defense of such Third-Party Claim in writing, the Indemnified Party shall (upon further written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party subject to the right of the Indemnifying Party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof; and

(iii) Notwithstanding any provision in this Article IX to the contrary, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), the

Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (A) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written unconditional release from all Liability in respect of such Third-Party Claim and (B) provides solely for monetary relief as to which the Indemnified Party shall be indemnified in full (subject to the limitations set forth in Section 9.5) and does not otherwise involve or purport to bind or limit the Indemnified Party. In addition, if the Indemnifying Party shall have assumed the defense of the Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Indemnifying Party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to Judgment made by an Indemnified Party without such prior written consent of the Indemnifying Party.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 9.2 or Section 9.3 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the Indemnifying Party. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under Section 9.2 or Section 9.3, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure.

Section 9.5  Certain Limitations and Other Indemnification Provisions.

(a) Each of Purchaser and the Company acknowledges and agrees that, if the Closing occurs, their sole and exclusive monetary remedy (other than for fraud or knowing and intentional breach of this Agreement) following the Closing with respect to any and all claims (whether Third-Party Claims or otherwise) relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Article IX, Section 6.9 and Section 6.10; provided, however, that nothing contained herein shall prevent any party from pursuing non-monetary remedies as may be available to such party under applicable Law in the event of a party’s failure to comply with its obligations hereunder.

(b) Any indemnification payments under this Agreement for indemnifiable Losses shall be paid net of (i) any insurance proceeds actually recovered by the Indemnified Party or its Affiliates with respect to such Losses and (ii) any indemnity, contribution or other similar payment received by the Indemnified Party or its Affiliates from any third-party with respect to such Losses, minus the amount of reasonable out-of-pocket expenses actually incurred and necessary to recover such third-party payment. In the event that an applicable insurance or other recovery is received by any Indemnified Party or its Affiliates with respect to any indemnification payment for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of such applicable recovery with respect to such indemnification payment shall be made promptly to the Indemnifying Party.

Section 9.6  Characterization of Indemnification Payments; Exclusivity of Tax Provisions.  Unless otherwise required by Law, any payment made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the Purchase Price. Notwithstanding anything herein to the contrary, all matters relating to indemnification in respect of Taxes shall be governed by Section 6.9 (except with respect to Sections 9.2(a) and 9.3). With respect to Tax matters, any conflict between the terms of Section 6.9 and any other provision of this Agreement shall be resolved in favor of Section 6.9, unless such other provision expressly provides that it shall be given priority over such provisions.

ARTICLE X

MISCELLANEOUS

Section 10.1  Amendment and Modification.  At any time prior to the Closing, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 10.2  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission, addressed as follows:

(a) if to Purchaser:

BAE Systems Information Solutions Inc.
c/o BAE Systems, Inc.
1101 Wilson Boulevard
Suite 2000
Arlington, VA 22209
Facsimile: (703) 312-7584

Attention:	Jennifer H. Adams, Vice President
and Associate General Counsel

with a copy to:

Crowell & Moring LLP
1001 Pennsylvania Avenue, NW
Washington, DC 20004-2595
Attention: James R. Stuart, III
Facsimile: (202) 628-5116

if to the Company:

L-1 Identity Solutions, Inc.
177 Broad Street, 12th Floor
Stamford, Connecticut 06901
Facsimile: (203) 504-1140
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000
Attention: Peter Allan Atkins and Eric L. Cochran

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.

Section 10.3  Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Schedule or Purchaser Disclosure Schedule shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Sections of the Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, if it is reasonably apparent that such disclosure relates to one or more or all of such Sections. The inclusion of any item in the Company Disclosure

Schedule or Purchaser Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 10.4  Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement, and shall become effective when all such counterparts have been signed by each party and delivered to the other party. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.5  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule, the Purchaser Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto and their permitted successor and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights, remedies or claims hereunder; provided, however, that it is specifically intended that the D&O Indemnified Parties (with respect to Section 6.6 from and after the Closing) and the Indemnified Parties (with respect to Article IX from and after the Closing) are third-party beneficiaries.

Section 10.6  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a holding by a court of competent jurisdiction, the Company and Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be carried out and construed as originally contemplated by the parties to the greatest extent possible.

Section 10.7  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.8  Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware and (d) agrees that the other party shall have the right to bring any Proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware. Each of Purchaser and the Company agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 10.9  Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.10  Waiver of Jury Trial.  EACH OF PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF

PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 10.11  Specific Performance.  Notwithstanding anything in this Agreement, the parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Purchaser or the Company shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. Without limiting the foregoing, each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement shall not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief and agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Any such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.

Section 10.12  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such party) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 10.13  Expenses.  All costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, provided that Purchaser shall pay all costs and expenses in connection with the filings of the notification and report forms under the HSR Act in connection with the transactions contemplated by this Agreement and the notice to CFIUS of the transactions contemplated by this Agreement pursuant to Exon-Florio.

Section 10.14  Waivers.  Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

L-1 IDENTITY SOLUTIONS, INC.

By:	/s/ Robert V. LaPenta
Name:     Robert V. LaPenta

Title:	Chairman of the Board, President
and Chief Executive Officer

BAE SYSTEMS INFORMATION SOLUTIONS INC.

By:	/s/ Jennifer H. Adams
Name:     Jennifer H. Adams

Title:	Vice President and Associate
General Counsel

ANNEX A

FORM OF MASTER TERMINATION AND RELEASE AGREEMENT

THIS MASTER TERMINATION AND RELEASE AGREEMENT (this “Agreement”), dated as of [ • ], 2010, is by and among L-1 Identity Solutions, Inc., a Delaware Corporation (the “Company”), and L-1 Identity Solutions Operating Company, Inc., a Delaware Corporation (“Operating Company”), for and on behalf of themselves and the Ident Companies (as defined below), on the one hand, and Advanced Concepts, Inc. (“ACI”), a Maryland corporation, McClendon, LLC (“McClendon”), a Virginia limited liability company, and SpecTal, LLC (“SpecTal”), a Virginia limited liability company (collectively, the “Intel Companies”), on the other hand.

WHEREAS, there may exist certain Affiliate Agreements, arrangements, commitments, receivables, payables, claims, demands, rights, loans, Liabilities and Contracts (collectively, ‘‘Intercompany Arrangements”) between any one or more of the Intel Companies, on the one hand, and any of the Company, Operating Company and/or any of their Subsidiaries (other than the Intel Companies), on the other hand (collectively, the “Ident Companies”);

WHEREAS, on September 19, 2010, the Company and BAE Systems Information Solutions Inc. (“Purchaser”) entered into a Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”), pursuant to which Purchaser agreed to acquire from Operating Company and the Company agreed to cause to be sold to Purchaser, all of the issued and outstanding shares of capital stock or membership interests (as applicable) of the Intel Companies; and

WHEREAS, pursuant to Section 6.10(c) of the Purchase Agreement, the Company agreed to cause to be executed this Agreement effective as of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Definitions.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

Section 2.  Termination.  Effective as of the Closing, all Intercompany Arrangements, including any provisions that would otherwise survive the termination thereof pursuant to the terms thereof, shall be terminated and extinguished and be of no force or effect.

Section 3.  Mutual Release.  Effective as of the Closing, the Company and the Operating Company, for and on their own behalf and for and on behalf of each Ident Company, hereby fully, finally and irrevocably waive, release and discharge each Intel Company from and against any and all claims, causes of action, Losses, Liabilities or other rights that have arisen or may arise under the Intercompany Arrangements. Effective as of the Closing, the Intel Companies hereby fully, finally and irrevocably waive, release and discharge the Company, Operating Company and the Ident Companies from and against any and all claims, causes of action, Losses, Liabilities or other rights that have arisen or may arise under the Intercompany Arrangements. For the avoidance of any doubt, the Purchase Agreement is not an Intercompany Arrangement, and this Agreement is not intended to waive, release or discharge any rights or obligations of the Company or Purchaser under the Purchase Agreement.

Section 4.  Representations.

(a) Each of the Company and Operating Company hereby represents and warrants that it has all requisite corporate (or similar) power and authority to enter into this Agreement on its own behalf and on behalf of each of the Ident Companies. The execution, delivery and performance by each party of this Agreement has been duly authorized by all necessary corporate (or similar) action on the part of each of the Company and Operating Company on its own behalf and on behalf of each of the Ident Companies. This Agreement has been duly and validly executed and delivered by the Company and Operating Company and constitutes the valid and binding obligation of each of the Company and Operating Company on its own behalf and on behalf of each of the Ident Companies, enforceable against each such Person in accordance with its terms.

(b) Each of the Intel Companies hereby represents and warrants that it has all requisite corporate (or similar) power and authority to enter into this Agreement. The execution, delivery and performance by each of the Intel Companies of this Agreement have been duly authorized by all necessary corporate (or similar) action on the part of such Intel Company. This Agreement has been duly and validly executed and delivered by each Intel Company and constitutes the valid and binding obligation of such Intel Company, enforceable against it in accordance with its terms.

Section 5.  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.  Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such party) without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 7.  Entire Agreement; Amendments.  This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be amended and any term hereof may be amended or waived, only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 8.  Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement, and shall become effective when all such counterparts have been signed by each party and delivered to the other party. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a holding by a court of competent jurisdiction, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be carried out and construed as originally contemplated by the parties to the greatest extent possible.

Section 10.  Titles and Subtitles.  The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 11.  Waiver of Notice.  Each of the parties hereto hereby waives any notice required to be provided in connection with the amendment or termination of any of the Intercompany Agreements.

Section 12.  Cooperation.  After the Closing Date, each of the parties hereto shall use its commercially reasonable efforts from time to time to execute and deliver at the reasonable request of the other parties such additional documents and instruments as may be reasonably required to give effect to this Agreement and the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

L-1 IDENTITY SOLUTIONS, INC.

By:
Name:
Title:

L-1 IDENTITY SOLUTIONS
OPERATING COMPANY, INC.

By:
Name:
Title:

ADVANCED CONCEPTS, INC.

By:
Name:
Title:

MCCLENDON, LLC

By:
Name:
Title:

SPECTAL, LLC

By:
Name:
Title:

ANNEX B

Forms of Assignment Agreements

[Letterhead]

[Date]

BAE Systems Information Solutions Inc.
[Address]
Attention: [Name]

Re: Assignment of Certain Indemnification Rights

Ladies and Gentlemen:

Reference is made to the Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated September 19, 2010, by and between BAE Systems Information Solutions Inc. (“Purchaser”) and L-1 Identity Solutions, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

In connection with the Closing, and in accordance with Section 6.15 of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, L-1 Identity Solutions Operating Company (“Operating Company”), a wholly owned subsidiary of the Company, hereby assigns and transfers to Purchaser, any and all indemnification rights of Operating Company under that certain Stock Purchase Agreement, dated May 1, 2007, by and among Advanced Concepts, Inc., the Selling Stockholders signatory thereto, Operating Company and the Sellers Representative.

Operating Company shall, and shall cause the Subsidiaries of Operating Company to, without further consideration, perform such lawful acts, execute such other lawful documents, and provide to Purchaser, its successors, assigns and other legal representatives all other cooperation and assistance as Purchaser may reasonably request to effectuate fully this letter agreement.

Each party hereto represents and warrants that (i) it has the requisite corporate power and authority to execute and deliver this letter agreement, (ii) the execution, delivery and performance by such party of this letter agreement has been duly authorized by all necessary corporate action on the part of such party and (iii) this letter has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms. This letter agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

L-1 IDENTITY SOLUTIONS OPERATING COMPANY

By:
Name:
Title:

Accepted and Agreed

BAE SYSTEMS INFORMATION SOLUTIONS INC.

By:
Name:
Title:

[Letterhead]

[Date]

BAE Systems Information Solutions Inc.
[Address]
Attention:  [Name]

Re: Assignment of Certain Indemnification Rights

Ladies and Gentlemen:

Reference is made to the Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated September 19, 2010, by and between BAE Systems Information Solutions Inc. (“Purchaser”) and L-1 Identity Solutions, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

In connection with the Closing, and in accordance with Section 6.15 of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby assigns and transfers to Purchaser, any and all indemnification rights of the Company under that certain Agreement and Plan of Merger, dated June 18, 2007, by and among McClendon, LLC, the Selling Stockholders signatory thereto, the Company, L-1 Identity Solutions Operating Company, and the Stockholders Representative.

The Company shall, and shall cause the Subsidiaries of the Company to, without further consideration, perform such lawful acts, execute such other lawful documents, and provide to Purchaser, its successors, assigns and other legal representatives all other cooperation and assistance as Purchaser may reasonably request to effectuate fully this letter agreement.

Each party hereto represents and warrants that (i) it has the requisite corporate power and authority to execute and deliver this letter agreement, (ii) the execution, delivery and performance by such party of this letter agreement has been duly authorized by all necessary corporate action on the part of such party and (iii) this letter has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms. This letter agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

L-1 IDENTITY SOLUTIONS, INC.

By:
Name:
Title:

Accepted and Agreed

BAE SYSTEMS INFORMATION SOLUTIONS INC.

By:
Name:
Title:

[Letterhead]

[Date]

BAE Systems Information Solutions Inc.
[Address]
Attention: [Name]

Re: Assignment of Certain Indemnification Rights

Ladies and Gentlemen:

Reference is made to the Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated September 19, 2010, by and between BAE Systems Information Solutions Inc. (“Purchaser”) and L-1 Identity Solutions, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

In connection with the Closing, and in accordance with Section 6.15 of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, L-1 Identity Solutions Operating Company (“Operating Company”), a wholly owned subsidiary of the Company, hereby assigns and transfers to Purchaser, any and all indemnification rights of Operating Company under that certain Securities Purchase Agreement, dated September 11, 2006, by and among SpecTal, LLC, Operating Company and the Sellers Representative on behalf of the Members.

Operating Company shall, and shall cause the Subsidiaries of Operating Company to, without further consideration, perform such lawful acts, execute such other lawful documents, and provide to Purchaser, its successors, assigns and other legal representatives all other cooperation and assistance as Purchaser may reasonably request to effectuate fully this letter agreement.

Each party hereto represents and warrants that (i) it has the requisite corporate power and authority to execute and deliver this letter agreement, (ii) the execution, delivery and performance by such party of this letter agreement has been duly authorized by all necessary corporate action on the part of such party and (iii) this letter has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms. This letter agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

L-1 IDENTITY SOLUTIONS OPERATING COMPANY

By:
Name:
Title:

Accepted and Agreed

BAE SYSTEMS INFORMATION SOLUTIONS INC.

By:
Name:
Title:

Annex C

200 West Street New York, New York 10282
Tel: 212-902-1000 Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

September 19, 2010

Board of Directors
L-1 Identity Solutions, Inc.
177 Broad Street, 12th Floor
Stamford, CT 06901

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Safran SA (“Safran”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of L-1 Identity Solutions, Inc. (the “Company”) of the $12.00 per Share in cash (the “Consideration”) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 19, 2010 (the “Merger Agreement”), by and among Safran, Laser Acquisition Sub, Inc., a wholly owned subsidiary of Safran, and the Company. The Consideration is subject to adjustment as set forth in the definition of “Merger Consideration” contained in the Merger Agreement, as to which adjustment we express no opinion. We understand that, pursuant to the Purchase Agreement, dated as of September 19, 2010 (the “Intel Agreement” and, together with the Merger Agreement, the “Agreements”), by and between BAE Systems Information Solutions, Inc. (“BAE”) and the Company, prior to the Closing (as defined in the Merger Agreement), the Company will sell to BAE all of the issued and outstanding Transferred Shares (as defined in the Intel Agreement) (the “Intel Transaction”).

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Safran, any of their respective affiliates or third parties, including BAE and its affiliates, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement (the “Merger Transaction” and, together with the Intel Transaction, the “Transactions”) or the Intel Transaction for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, the principal portion of which is contingent upon consummation of the Merger Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to BAE and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunning manager with respect to the private placement of BAE’s 4.95% Guaranteed Bonds due June 2014 (aggregate principal amount $500,000,000) and BAE’s 6.375% Guaranteed Bonds due June 2019 (aggregate principal amount $1,000,000,000) in June 2009. We may in the future provide investment banking services to the Company, Safran, BAE and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreements; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other

Board of Directors
L-1 Identity Solutions, Inc.
September 19, 2010
Page Two

communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the defense industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the expected benefits of the Transactions in any way meaningful to our analysis. We also have assumed that the Transactions will be consummated on the terms set forth in the Agreements without the waiver or modification of any term or condition of the Agreements, the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders (other than Safran and its affiliates) of Shares of the Consideration to be paid to such holders pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements, the Transactions, or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, or the impact thereof on the Company, Safran or BAE Solutions or the fairness of the Intel Transaction, or the fairness of the Merger Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transactions, whether relative to the Consideration to be paid to the holders (other than Safran and its affiliates) of Shares pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the impact of the Transactions or any transaction entered into in connection therewith on the solvency or viability of the Company, Safran or BAE Solutions or the ability of the Company, Safran or BAE Solutions to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Merger Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors
L-1 Identity Solutions, Inc.
September 19, 2010
Page Three

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Safran and its affiliates) of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex D

September 18, 2010

The Board of Directors
L-1 Identity Solutions, Inc.
177 Broad Street, 12th Floor
Stamford, CT 06901

Ladies and Gentlemen:

We understand that L-1 Identity Solutions, Inc. (“L-1”) and Safran SA (“Safran”) intend to enter into an Agreement and Plan of Merger to be dated as of September 19, 2010 (the “Merger Agreement”), pursuant to which Laser Acquisition Sub Inc., a wholly owned subsidiary of Safran, will merge with and into L-1 and L-1 will become a wholly owned subsidiary of Safran (the “Merger”). Pursuant to the Merger Agreement, each of the issued and outstanding shares of the common stock, par value $0.001 per share, of L-1 (“L-1 Common Stock”), subject to the provisions of, and certain limitations set forth in, the Merger Agreement, will be converted into the right to receive $12.00 per share, in cash without interest (the “Merger Consideration”). In connection with the Merger Agreement, Safran will require certain stockholders of L-1 (the “Principal Stockholders”) to enter into a Voting and Support Agreement, to be dated as of September 19, 2010 (the “Support Agreement”), pursuant to which, among other things, the Principal Stockholders will agree to vote in favor of the adoption of the Merger Agreement and to take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Support Agreement. In addition, we have been advised that L-1 and BAE Systems Information Solutions Inc. (“BAE”) intend to enter into a Purchase Agreement, to be dated as of September 19, 2010 (the “Intel Purchase Agreement” and, together with the Merger Agreement and the Support Agreement, the “Transaction Documentation”), pursuant to which L-1 will cause L-1 Identity Solutions Operating Company, a wholly owned subsidiary of L-1 (the “Operating Company”), to sell to BAE, and BAE will purchase from Operating Company (the “Intel Transaction” and, together with the Merger, the “Transactions”), all of the issued and outstanding membership interests or shares of McClendon, LLC, SpecTal, LLC and Advanced Concepts, Inc., which together comprise the Intelligence Services business of L-1 (“Intel Services”), for a purchase price of approximately $295.8 million in cash and approximately $7.2 million of certain assumed obligations for a total value of $303.0 million, subject to adjustment to the extent set forth in the Intel Purchase Agreement (the “Intel Purchase Price”). We further understand that (i) the consummation of the Intel Transaction is expected to occur prior to the consummation of the Merger, (ii) the consummation of the Merger is conditioned upon the consummation of the Intel Transaction and (iii) the cash proceeds from the Intel Transaction will be applied to the reduction of L-1’s existing indebtedness. You have provided us with a copy of the Transaction Documentation in substantially final form.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of L-1.

In the course of performing our reviews and analyses for rendering this opinion, we have:

•	reviewed a draft (dated September 17, 2010) of the Merger Agreement, a draft (dated September 5, 2010) of the Support Agreement and a draft (dated September 17, 2010) of the Intel Purchase Agreement;

•	reviewed L-1’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2007, 2008 and 2009, its Quarterly Report on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010 and its Current Reports on Form 8-K filed since December 31, 2009;

Securities Services offered through Hudson Partners Securities LLC, Member of FINRA, SIPC

The Board of Directors
L-1 Identity Solutions, Inc.
September 18, 2010

•	reviewed certain operating and financial information relating to L-1’s business and prospects, including projections for L-1 for the five years ended December 31, 2014, all as prepared and provided to us by L-1’s management;

•	met with certain members of L-1’s senior management to discuss L-1’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the L-1 Common Stock;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to L-1;

•	reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to L-1;

•	performed discounted cash flow analyses based on the projections for L-1 furnished to us by L-1; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by L-1 or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of L-1 as to the expected future performance of L-1. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections; we express no view or opinion as to such projections and the assumptions upon which they are based; and we have further relied upon the assurances of the senior management of L-1 that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of L-1, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction involving L-1 and/or Intel Services, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Transaction Documentation without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on L-1. Moreover, as you are aware, the credit, financial and stock markets are experiencing unusual volatility; we express no opinion or view as to the effects of such volatility on the Merger or the parties thereto. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by L-1 and its advisors with respect to such issues.

We do not express any opinion as to the price or range of prices at which the L-1 Common Stock or L-1’s 3.75% Convertible Notes due 2027 may trade subsequent to the announcement of either of the Transactions.

We have acted as a financial advisor to L-1 in connection with the Merger and the Intel Transaction and will receive customary fees for such services, a substantial portion of which is contingent on successful consummation of the Transactions. A portion of our compensation is payable upon delivery of this letter and will be credited against the fees payable upon consummation of the Transactions. In addition, L-1 has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Stone Key Partners LLC and Hudson Partners Securities LLC (together, “Stone Key”) may seek to provide BAE, Safran and their respective affiliates with certain investment banking and other services unrelated to the Transactions in the future.

The Board of Directors
L-1 Identity Solutions, Inc.
September 18, 2010

As you are aware, Michael J. Urfirer and Denis A. Bovin, each a Co-Chairman and Co-Chief Executive Officer of Stone Key Partners LLC, hold personal investments, as minority limited partners, in Aston Capital Partners LP, a private investment fund that owns 8.25% of the outstanding L-1 Common Stock. Aston Capital Partners LP is controlled by certain of L-1’s executive officers, including Mr. Urfirer’s wife, Doni L. Fordyce, L-1’s Executive Vice President of Corporate Communications.

It is understood that this letter is intended for the benefit and use of the Board of Directors of L-1 in connection with its consideration of the Merger. This letter and our opinion are not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of L-1 Common Stock in connection with the Merger. This letter and our opinion do not constitute a recommendation to the Board of Directors of L-1 in connection with the Merger, nor do this letter and our opinion constitute a recommendation to any holders of L-1 Common Stock as to how to vote in connection with the Merger. Our opinion does not address L-1’s underlying business decision to pursue the Transactions, the relative merits of the Transactions as compared to any alternative business or financial strategies that might exist for L-1 or the effects of any other transaction in which L-1 might engage. In addition, we express no view or opinion with respect to the merits of the Merger to any holder of L-1 equity relative to any other holder of L-1 equity or as to the fairness of the Merger, from a financial point of view, to Safran and its affiliates. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of L-1’s officers, directors or employees, or any class of such persons, in connection with the Transactions relative to the Merger Consideration or the Intel Purchase Price.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Stone Key. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of L-1.

Very truly yours,

STONE KEY PARTNERS LLC

By:	/s/ Michael J. Urfirer
Co-Chairman & Co-Chief Executive Officer

HUDSON PARTNERS SECURITIES LLC

By:	/s/ Michael J. Urfirer
Senior Managing Director

Annex E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)

Form of Proxy Card
VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. L-1 Identity Solutions, Inc. 177 Broad Street VOTE BY PHONE — 1-800-690-6903 12TH Floor Use any touch-tone telephone to transmit your voting instructions up until 11:59 Stamford, CT 06901 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you call and then follow the instructions. 1 Investor Address Line 1 VOTE BY MAIL Investor Address Line 2 Mark, sign and date your proxy card and return it in the postage-paid envelope we Investor Address Line 3 1 1 OF have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Investor Address Line 4 Edgewood, NY 11717. Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 CONTROL # 000000000000 NAME THE COMPANY NAME INC. — COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 PAGE 1 OF 2 x VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR DETACH AND RETURN THIS PORTION THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposals For Against Abstain 1 Proposal to adopt the Agreement and Plan of Merger, dated as of September 19, 2010 (as may be amended from time to time), by 0 0 0 and among L-1 Identity Solutions, Inc., a Delaware corporation, Safran SA, a French société anonyme, and Laser Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Safran SA, and to approve the merger contemplated by the merger agreement. 2 Proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are 0 0 0 insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Form of Proxy Card
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . Proxy Solicited by the Board of Directors of L-1 Identity Solutions, Inc. for the Special Meeting of the Stockholders of L-1 Identity Solutions, Inc. to be held on *, 2011 The undersigned stockholder hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on *, 2011 and the proxy statement, and appoints Robert V. LaPenta and Mark S. Molina, and each of them or such other persons as the Board of Directors of L-1 Identity Solutions, Inc. (the “Company”) may designate, as attorneys and proxies, with full power of substitution. The undersigned hereby authorizes the above appointed proxies to vote all shares of common stock of the Company held of record by the undersigned as of *, on all matters which may properly come before the Special Meeting of Stockholders to be held on *, 2011 at *, local time, at *, and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified. Whether or not you expect to attend the Special Meeting, please complete, date and sign this proxy and return it prior to the Special Meeting in the enclosed envelope so that the shares may be represented at the Special Meeting. R2.09.05.010 2 0000078191 Continued and to be signed on reverse side